As filed with the Securities and Exchange Commission on September 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chain Bridge Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	20-4957796
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1445-A Laughlin Avenue

McLean, VA 22101

(703)-748-2005

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rachel G. Miller

Senior Vice President, Counsel & Corporate Secretary

Chain Bridge Bancorp, Inc.

1445-A Laughlin Avenue

McLean, VA 22101

(703)-748-2005

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Catherine M. Clarkin Stephen M. Salley Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000	Kevin M. Houlihan Mark R. Goldschmidt William H. Levay Holland & Knight LLP 800 17th Street N.W. Washington, DC 20006 Telephone: (202) 955-3000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated      , 2024

PROSPECTUS

   Shares

Chain Bridge Bancorp, Inc.

Class A Common Stock

This is the initial public offering of shares of Class A common stock, par value $0.01 per share, of Chain Bridge Bancorp, Inc. We are offering      shares of our Class A common stock.

Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share of our Class A common stock will be between $   and $   per share. We have applied to list our Class A common stock on The New York Stock Exchange (the “NYSE”) under the symbol “CBNA.”

Following this offering, we will have two classes of common stock, Class A common stock and Class B common stock. The rights of Class A common stock and Class B common stock will be identical, except voting and conversion rights. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to 10 votes and is convertible at any time into one share of Class A common stock. Prior to the completion of this offering, all of the shares of old common stock (as defined herein) held by our pre-IPO investors (as defined herein), including members of the Fitzgerald Family (as defined herein), will be reclassified into shares of Class B common stock. Immediately following this offering, holders of our outstanding Class B common stock are expected to hold in the aggregate approximately   % of the combined voting power of our common stock (with members of the Fitzgerald Family expected to beneficially own in the aggregate approximately   % of the combined voting power). The dual-class structure of our common stock will have the effect of concentrating voting power with the holders of our Class B common stock, including the members of the Fitzgerald Family. Accordingly, those owners, if voting in the same manner, would be able to control the election of our board of directors and therefore limit your ability to influence corporate matters. No member of the Fitzgerald Family or other pre-IPO investor is a party to any voting agreement or other arrangement or understanding regarding the voting of our shares. As a result, we do not believe we are a “controlled company” within the meaning of the NYSE corporate governance listing standards and have no present intention to be treated as a controlled company in the future. Our amended and restated certificate of incorporation will provide certain protections for the holders of Class A common stock. See “Description of Capital Stock.”

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Shares of our common stock are not saving accounts, deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Investing in our Class A common stock involves significant risks. See “Risk Factors” beginning on page 27 of this prospectus for a discussion of certain risks you should consider before deciding to invest in our Class A common stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, executive officers and employees. See “Underwriting — Directed Share Program.”

We have granted the underwriters an option to purchase up to an additional      shares of our Class A common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares of Class A common stock against payment on or about   , 2024.

Piper Sandler	Raymond James	Hovde Group

The date of this prospectus is      , 2024.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representation other than those contained in this prospectus or any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including     , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Market and Industry Data

Within this prospectus, we reference certain industry and sector information and statistics. We have obtained this information and these statistics from various independent, third-party sources. Nothing in the data used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the demographic, economic, employment, industry and trade association data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

i

Trademarks, Service Marks and Copyrights

We own or have rights to certain trademarks, trade names and service marks appearing in this prospectus that are used in our business. This prospectus also contains additional trademarks, trade names and service marks belonging to Chain Bridge or one of its affiliates or another third party. Solely for convenience, the trademarks, trade names and service marks appearing in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Basis of Presentation, Historical Performance

All consolidated financial statements presented in this prospectus have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All financial information presented in this prospectus is derived from the consolidated financial statements included elsewhere in this prospectus and has been presented in accordance with GAAP.

Any discrepancies included in this prospectus between totals and the sums of the percentages and dollar amounts presented are due to rounding.

Our historical performance is not a guarantee of future results or returns. We make no representation regarding future performance. See “Risk Factors.”

Certain Defined Terms

Unless we state otherwise or the context otherwise requires, references in this prospectus to:

•	the “Bank” and “Chain Bridge Bank, N.A.” refer to Chain Bridge Bank, National Association, a nationally chartered bank;
•	“BHC Act” refers to the U.S. Bank Holding Company Act of 1956, as amended;
•	our “Bylaws” refers to our amended and restated bylaws that will take effect prior to the completion of this offering;
•	“Call Report” refers to the Federal Financial Institutions Examination Council (“FFIEC”) Consolidated Reports of Condition and Income, which the Bank files with the FFIEC on a quarterly basis;
•

our “Charter” refers to our amended and restated certificate of incorporation that will take effect prior to the completion of this offering. The Charter will authorize the establishment of our Class A common stock and Class B common stock and effect the reclassification of each outstanding share of our common stock into 170 shares of Class B common stock;

•	“Class A common stock” refers to our Class A common stock, par value $0.01 per share;
•	“Class B common stock” refers to our Class B common stock, par value $0.01 per share;
•	our “common stock” refers to our Class A common stock and our Class B common stock;
•	“FDIC” means the Federal Deposit Insurance Corporation;
•	“Federal Reserve” refers to the Federal Reserve System, the Board of Governors of the Federal Reserve System, or the Federal Reserve Bank of Richmond, Virginia, as the context may require;
•

“Fitzgerald Family” refers collectively to the lineal descendants of Gerald Francis Fitzgerald, deceased, and Marjorie Gosselin Fitzgerald, their spouses or surviving spouses, children, and grandchildren, and the spouses of their children and grandchildren. These persons include, but are not limited to, Peter Gosselin Fitzgerald, Gerald Francis Fitzgerald, Jr., James Gosselin Fitzgerald, Thomas Gosselin Fitzgerald, Julie Fitzgerald Schauer, Thomas Gosselin Fitzgerald, Jr., and Andrew James Fitzgerald;

ii

•	“ICS®” refers to IntraFi Cash Service®;
•	“OCC” means the Office of the Comptroller of the Currency;
•	“old common stock” refers to our common stock, par value $1.00 per share, prior to the Reclassification;
•	“Pre-IPO investors” refers to the holders of our shares of old common stock immediately prior to the Reclassification;
•

the term “political organizations” means campaign committees, party committees, separate segregated funds (including trade association political action committees (“PACs”) and corporate PACs), non-connected committees (including independent expenditure-only committees (“Super PACs”), committees maintaining separate accounts for direct contributions and independent expenditures (“Hybrid PACs”), and committees other than authorized campaign committees, or those affiliated therewith, maintained or controlled by a candidate or federal officeholder (“Leadership PACs”)), and other tax-exempt 527 organizations;

•	the “Reclassification” refers to the reclassification of each outstanding share of our old common stock into 170 shares of Class B common stock;
•	“transaction accounts” have the meaning as defined in the instructions for the Call Report; and
•

“we,” “our,” “us,” “Chain Bridge,” “our company” and “the Company” refer to Chain Bridge Bancorp, Inc., a Delaware corporation, and its consolidated subsidiary, Chain Bridge Bank, National Association.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, before making an investment decision. This prospectus involves forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Our Company

Chain Bridge Bancorp, Inc. is a Delaware-chartered bank holding company and the parent of its wholly-owned subsidiary, Chain Bridge Bank, N.A., a nationally chartered commercial bank with fiduciary powers granted by the OCC. The Company was incorporated on May 26, 2006, and the Bank opened on August 6, 2007. The Company conducts substantially all of its operations through the Bank and has no other subsidiaries.

We offer a range of commercial and personal banking services, including deposits, treasury management, payments, loans, commercial lending, residential mortgage financing, consumer loans, trusts and estate administration, wealth management, and asset custody.

Our mission is to deliver exceptional banking and trust services nationwide, blending financial strength, personalized service, and advanced technology to offer tailored solutions to businesses, non-profit organizations, political organizations, individuals, and families. Our vision is to grow responsibly by adapting our personalized service and advanced technology solutions to our clients’ evolving needs while emphasizing strong liquidity, asset quality, and financial strength. We aim to be recognized for our “Strength, Service, Solutions: Your Bridge to Better Banking Nationwide.”

As of June 30, 2024, we held total assets of $1.4 billion, including $488.0 million in cash and cash equivalents, of which $471.2 million were interest-bearing reserves held at the Federal Reserve. Our portfolio included $604.0 million in securities, with $246.6 million or 40.6% of that in U.S. Treasury securities. Net loans held for investment, after accounting for deferred fees and costs and allowances, totaled $300.4 million. Our total deposits stood at $1.3 billion, with stockholders’ equity at $94.0 million. Approximately 94.2% of these deposits were held in transaction accounts. Our loan-to-deposit ratio was 23.4%.

Our Trust & Wealth Department reported total assets under administration of $364.0 million, consisting of $98.0 million of assets under management and $266.0 million of assets under custody as of June 30, 2024.

Additionally, as of June 30, 2024, we had $499.2 million in excess deposits sold one-way to other participating banks through the IntraFi Cash Service® (ICS®). For our clients that opt into the ICS® network, this service allows us to place their deposits in increments up to the FDIC insurance limits at other banks within the ICS® network. In exchange, we may elect to either receive reciprocal deposits from other banks within the ICS® network or place the deposits at other banks as “One-Way Sell®” deposits and receive a deposit placement fee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Deposits” for more information on ICS® deposits.

The Company aims to enhance stockholder value while managing risk. One of the metrics that we use to measure our performance is book value per share. The chart below shows that the Company has increased its book value per share at a compound annual growth rate (CAGR) of 8.5% from December 31, 2007 to June 30, 2024, 8.7% from December 31, 2013 to June 30, 2024 and 10.8% from December 31, 2018 to June 30, 2024.

Chain Bridge Bancorp, Inc.

Historical Book Value per Share

8.5% CAGR
December 31, 2007 -
June 30, 2024
8.7% CAGR
December 31, 2013 -
June 30, 2024
10.8% CAGR
December 31, 2018 -
June 30, 2024
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$911
$866
$958
$1,079
$1,335
$1,532
$1,450
$1,577
$1,629
$1,695
$1,872
$1,993
$2,433
$3,025
$2,974
$2,560
$3,105
$3,497
(5.0%)
10.7%
12.6%
23.7%
14.8%
(5.3%)
8.7%
3.3%
4.0%
10.4%
6.4%
22.1%
24.3%
(1.7%)
(13.9%)
21.3%
27.0%
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
6/30/24
As of December 31,
Annualized P-o-P Growth

The CAGRs in our book value per share since December 31, 2007, December 31, 2013, and December 31, 2018 were impacted by growth in our book value per share of $392 during the six months ended June 30, 2024. This growth was primarily driven by our $9.7 million in net income for the six months ended June 30, 2024, all of which was retained on our balance sheet as retained earnings. The increase in net income was primarily due to an increase in deposits from political organizations ahead of the 2024 federal elections, which increased our interest-earning assets, including our reserve balances at the Federal Reserve, and also increased our non-interest income from One-Way Sell® deposits in the ICS® program. For more information about our results of operations for the six months ended June 30, 2024, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.” As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025.

Our Regulatory Framework and Banking Philosophy

Chain Bridge Bank, N.A. operates under a national charter with full fiduciary powers granted by the OCC. As of June 30, 2024, only approximately 5.8% of insured depository institutions held this combination of charter and powers, as calculated using FDIC data.

Our national charter allows us to offer banking services across state lines without additional state banking licenses. The OCC serves as our primary federal regulator, overseeing our operations and compliance with applicable federal banking laws and regulations. Our national bank fiduciary powers enable us to offer trust services broadly.

The following chart shows the proportion of insured depository institutions with a national charter and trust powers as of June 30, 2024:

Source: Calculated using FDIC data.

Our operations under this regulatory framework reflect a banking philosophy that emphasizes liquidity, asset quality, and financial strength. This approach guides our asset allocation strategy, risk management practices, and deposit gathering efforts.

Deposit Composition and Strategy

We aim to attract transaction account deposits, particularly from commercial clients. Our investment approach for these funds is intended to be conservative, based on our interpretation of prudent banking practices and current regulatory guidelines.

As of June 30, 2024, we served deposit clients in 48 states, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. Approximately 38% of our total deposits and our One-Way Sell® deposits originated from the District of Columbia and approximately 32% originated from Virginia. A significant portion of our deposits are managed by, or referred by, firms providing treasury, legal or regulatory compliance services for political organizations. The following chart shows the distribution of the Bank’s total deposits and One-Way Sell® deposits by dollar amount across the United States as of June 30, 2024:

($ in thousands)

WA $2
MT $90
ND $239
MN $562
OR $106
ID $93
SD $2,284
WI $30,532
MI $2,017
NY $4,318
VT $242
NH $76
MA $249,958
RI $23
CT $54
WY $229
IA $219
NE $1,846
PA $2,443
NJ $2,531
DE $5,241
MD $28,710
DC $692,674
OH $7,762
IL $15,857
IN $46
NV $783
UT $11,770
CO $1,928
KS $1,716
MO $2,214
WV $1,729
VA $581,134
KY $8,184
CA $2,054
NC $1,487
TN $1,011
OK $145
SC $9,089
AZ $1,639
NM $512
GA $6,234
AL $40,962
MS $227
TX $39,485
LA $1,643
FL $33,684
AK $35
HI $130

To support our strategy of attracting commercial transaction account deposits, we emphasize services designed to attract commercial clients who manage high transaction volumes. These services include digital onboarding solutions, image cash letter (“ICL”) processing and treasury management offerings that accommodate multiple users with customizable approval hierarchies. This focus aligns with our goal of attracting and retaining commercial clients with complex transactional needs.

At June 30, 2024, 94.2% of our total deposits were transaction accounts. For the six months ended June 30, 2024, our cost of funds was 0.33% at an annualized rate.

The composition of our deposit base and the associated cost of funds are consistent with our focus on transaction accounts. Our experience suggests that clients with these types of accounts may interact more frequently with our banking services and relationship officers compared to those with other account types. This interaction may be associated with increased use of our services, which aligns with our approach to client relationships.

The following chart shows the Bank’s transaction deposits as a percentage of total deposits as of December 31, 2019 through 2023 and June 30, 2024:

Transaction Accounts / Total Deposits
75.5%
84.1%
90.4%
86.0%
89.9%
94.2%
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
6/30/24

Balance Sheet Strategy and Composition

Our balance sheet composition reflects our banking philosophy of emphasizing liquidity, asset quality, and financial strength. We aim to allocate a high proportion of our assets to interest-bearing reserves at the Federal Reserve and to securities that we believe qualify as investment grade. The following chart shows the Company’s asset composition as of December 31, 2019 through 2023 and June 30, 2024:

Asset Distribution
Investment Grade Securities
Cash & Cash Equivalents
Gross Loans
Other Assets
1.6%
32.0%
11.9%
54.4%
12/31/19
1.6%
39.3%
8.6%
50.5%
12/31/20
1.5%
23.3%
10.2%
65.0%
12/31/21
1.9%
31.1%
9.6%
57.5%
12/31/22
1.5%
25.2%
26.3%
47.0%
12/31/23
1.2%
21.6%
34.6%
42.6%
6/30/24

Our asset allocation strategy is designed to balance liquidity maintenance with income generation. We prioritize investments in securities that we believe qualify as investment grade, with a significant portion allocated to U.S. Treasury securities. This approach reflects our focus on managing credit risk while maintaining liquidity. The following chart shows the composition of the Company’s securities portfolio as of June 30, 2024:

Securities Composition[1] (as of June 30, 2024)

10.2%
40.6%
26.6%
18.0%
3.1%
1.5%
U.S. Treasury Securities
U.S. Federal Agency Securities
Mortgage Backed Securities
Corporate Bonds
Taxable Municipal Securities
Tax-Exempt Municipal Securities

1. Available for sale securities are reported at fair value, available for sale securities transferred to held to maturity are reported at carrying value, and other held to maturity securities are reported at amortized cost.

As of June 30, 2024, our liquidity ratio—calculated as the sum of cash and cash equivalents plus unpledged securities classified as investment grade, divided by total liabilities—was 82.64%. Due to recent interest rate increases, however, our net unrealized losses on our securities, net of tax, totaled $28.1 million as of June 30, 2024, which could constrain the actual liquidity of our securities portfolio. If interest rates decline, the unrealized losses on our securities would be expected to decrease, which could improve the actual liquidity of our securities available for sale.

We strive to maintain a low proportion of assets that we consider to be illiquid. This is evident by our loan-to-deposit ratio of 23.4% as of June 30, 2024. The following chart shows the Company’s loan-to-deposit ratio from December 31, 2019 through June 30, 2024:

Gross Loans / Deposits

34.8%
43.4%
24.9%
33.6%
27.4%
23.4%
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
6/30/24

Lending Approach and Credit Risk Management

Our lending policies are designed to manage credit risk. Owner-occupied and non-owner-occupied commercial real estate loans, including construction and development loans, represented 17.5% of our gross loans as of June 30, 2024. Our approach has historically resulted in what we consider to be low levels of non-performing loans and loan charge-offs. As of June 30, 2024, we have reported no non-performing assets since June 30, 2012. The Company has not incurred any loan charge-offs since the third quarter of 2017 and has incurred a cumulative of $265 thousand of net-loan charge-offs in its history.

The chart below shows the Bank’s asset and loan composition as of June 30, 2024:

Asset Composition (as of June 30, 2024)

Loan Composition (as of June 30, 2024)

34.6%
1.2%
21.6%
42.6%
Total Securities
Other Assets
Cash & Equivalents
Gross Loans

78.0%
15.9%
3.1%
1.1%
0.2%
1.7%
1-4 Family
Consumer
C&D[1]
C&I
Other Loans
CRE[1]

1. C&D loans include construction and development loans and CRE loans include other owner-occupied and non-owner-occupied commercial real estate loans.

Performance Considerations

The foregoing description reflects our banking philosophy and practices as of June 30, 2024. Our banking approach may lead to performance variations under different economic conditions. Our earnings and growth patterns may differ from banks with alternative strategies, particularly in low interest rate environments where our high liquidity may generate comparatively lower returns. The effectiveness of our approach is subject to various factors, including interest rate fluctuations, economic conditions, regulatory changes, and competitive pressures. As such, we may alter our strategies, practices, and asset composition in response to changing circumstances.

Operational Model and Technology Focus

Our model emphasizes attentive, relationship-based service enhanced by technology solutions. This strategy allows the Bank to serve clients efficiently across a wide geographic area while maintaining lower overhead costs compared to some branch-based banking models.

We believe our technology-driven approach allows us to deliver banking services efficiently, with a focus on meeting the needs of commercial clients who manage high transaction volumes and have complex organizational structures. Our treasury management system is designed to handle substantial transaction volumes and accommodate complex organizational structures often found in larger commercial entities. The system features multi-user access with customizable approval hierarchies, allowing clients to tailor the system to their specific operational needs. It also offers integration capabilities with popular accounting software and includes mobile batch check deposit functionality.

Our technology infrastructure is designed to process electronic transactions efficiently, including support for industry-standard formats commonly used for large-scale deposits. This infrastructure is intended to facilitate the handling of significant transaction volumes for our more active commercial clients, including political organizations, in a timely manner. While the technologies we employ are generally available in the banking industry, we believe our approach to implementing and customizing these solutions for specific client needs may distinguish us from many institutions of comparable size. We have developed capabilities in adapting our systems to address the particular requirements of clients with high transaction volumes. This allows us to offer banking solutions that we believe are comparable to those typically associated with larger financial institutions. As payment technologies continue to evolve, we strive to maintain our technological capabilities and adapt our services to meet the changing needs of our diverse commercial client base.

Our business model operates without a traditional branch network. As of June 30, 2024, we provide in-person banking services exclusively from our headquarters and do not operate additional physical banking locations. Based on our experience, we believe many of our clients prefer to conduct their banking transactions electronically through our digital platform, which offers services such as mobile deposit, ACH, wire transfers, and bill payment. This approach allows clients to manage their banking needs from anywhere, reducing the need to visit a physical branch.

We believe our technology-driven approach enables us to provide attentive, personalized service, despite our limited physical footprint. Our relationship officers are required to be directly accessible via phone, email, and video conferencing, which is intended to ensure that we meet the needs of our clients, particularly modern businesses. This service delivery model offers broad geographic reach and the potential for a competitive advantage by combining attentive personal service with the efficiency and convenience of remote access.

By operating without a branch network, we can direct resources toward enhancing our technology infrastructure and expanding our digital services. This approach is intended to ensure that our clients receive secure, efficient, and convenient banking solutions. However, our branch-less business model may limit our ability to expand our retail lending and deposit businesses beyond the Washington, D.C. metropolitan area, where we have a more concentrated presence.

For the six months ended June 30, 2024 (annualized), we reported an efficiency ratio of 49.70%, which is calculated as non-interest expense divided by the sum of net interest income and non-interest income, and a non-interest expense to average assets ratio of 1.98%. The following chart shows the Company’s efficiency ratio and ratio of non-interest expense to average assets for the years ended December 31, 2019 through December 31, 2023 and the six months ended June 30, 2024:

Efficiency Ratio
67.28%
67.79%
66.06%
62.39%
62.78%
49.68%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Non-Interest Expense / Average Assets
1.87%
1.64%
1.55%
1.42%
1.89%
1.98%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

Experience in Serving Political Organizations

We focus on clients and business segments where our experience may offer advantages, such as services for political organizations, tailored business, and residential lending and trust and wealth management. Our approach generally favors developing capabilities in less saturated sectors and avoiding highly competitive markets, like commercial real estate or mass-market consumer banking. We have historically grown organically and many of our new business opportunities have come through word-of-mouth referrals. We believe our client-focused approach has contributed to maintaining strong relationships.

As of June 30, 2024, we estimate that at least a majority of our deposit balances were sourced from political organizations. This estimate is subject to data limitations and identifying a client as a political organization sometimes requires judgment, and the actual number of our deposits represented by political organizations may differ from this estimate. See “Risk Factors — Operational Risks — Our reliance on estimates and risk management activities may not always prevent or mitigate risks effectively, leading to potential differences between actual results and our forecasts.”

We have experience providing deposit services to several different types of political organizations, including:

•	Campaign committees

•	Party committees (national, state, and local);

•	Corporate and trade association PACs;

•	Super PACs and Hybrid PACs;

•	Non-committee 527 organizations;

•	Leadership PACs;

•	Joint fundraising committees; and

•	Presidential inaugural committees.

In addition to political organizations, we also provide deposit accounts to a variety of businesses that support the campaigns and elections industry. These businesses include vendors involved in advertising, television advertisement buying, digital marketing, public opinion polling, opposition research firms, general consulting, fundraising, and services related to treasury, legal, and compliance matters.

Many of our relationship officers are experienced in servicing political organization clients. They offer personalized service and tailored solutions for account management, image cash letters, remote deposit capture, payment processing and treasury management.

Certain aspects of our deposits fluctuate seasonally. Most of this seasonality comes from commercial depositors, primarily political organizations and their vendors that generate and spend funds around federal election cycles. Federal elections in the United States occur every two years in the fourth quarter, on the first Tuesday after the first Monday in November. Primary elections for federal offices, determined by the state and political parties, typically occur in the first, second, or third quarter of the year. Historically, our total deposits have gradually increased in quarters leading up to a federal election, followed by a decline around the election. Deposit growth tends to be stronger leading up to presidential elections, which occur every four years, compared to biennial midterm elections.

Accordingly, federal election cycles significantly influence our deposit levels. Certain types of accounts, such as political party committee accounts, maintain funds throughout the election cycle. Other types of accounts, such as campaign committee accounts, are often established for a single campaign cycle and exhibit greater seasonality. In order to mitigate seasonality risk, we aim to maintain a relatively high level of cash reserve deposits at the Federal Reserve.

As of June 30, 2024, the Bank had increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. The precise amount and timing of such outflows remain uncertain and may differ from historical cycles.

The following graph illustrates the seasonality of the Company’s deposits from June 30, 2014 through June 30, 2024.

Total Deposit Seasonality

(dollars in billions)

Quarter-end immediately preceding a presidential or midterm election
18.1% CAGR
14.8% CAGR
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
$0.3 $0.3 $0.3 $0.4 $0.5 $0.4 $0.4 $0.4 $0.5 $0.6 $0.4 $0.4 $0.5 $0.5 $0.6 $0.6 $0.8 $0.7 $0.5 $0.6 $0.6 $0.7 $0.8 $0.9 $1.0 $1.0 $0.8 $0.9 $0.9 $1.0 $1.1 $1.3 $1.3 $1.3 $1.0 $1.0 $1.0 $1.1 $1.1 $1.1 $1.3
6/30/14 9/30/14 12/31/14 3/31/15 6/30/15 9/30/15 12/31/15 3/31/16 6/30/16 9/30/16 12/31/16 3/31/17 6/30/17 9/30/17 12/31/17 3/31/18 6/30/18 9/30/18 12/31/18 3/31/19 6/30/19 9/30/19 12/31/19 3/31/20 6/30/20 9/30/20 12/31/20 3/31/21 6/30/21 9/30/21 12/31/21 3/31/22 6/30/22 9/30/22 12/31/22 3/31/23 6/30/23 9/30/23 12/31/23 3/31/24 6/30/24

As demonstrated above, leading up to the November 2020 presidential election, our deposits increased from $0.5 billion as of December 31, 2018 to $1.0 billion as of September 30, 2020, and then decreased to $0.8 billion as of December 31, 2020. Similarly, leading up to the November 2022 midterm elections, our deposits increased to $1.3 billion as of September 30, 2022 before decreasing to $1.0 billion as of December 31, 2022.

Federal election cycles also impact revenue-generating activities, such as wire transfers, payments, check processing, debit card usage, and treasury management services, which also increase during this period until the end of the election cycle. Additionally, deposits from trade associations may exhibit seasonality. These associations typically bill their members annually for dues and spend the funds down over the course of the year.

Loan Portfolio and Credit Quality

As of June 30, 2024, the Bank’s non-owner occupied CRE represented 32.1% of the Bank’s total risk-based capital compared to the regulatory guidance threshold of 300% for CRE concentration limits. Additionally, the Bank’s acquisition, development, and construction (“ADC”) loans were 4.3% of our total risk-based capital, compared to the regulatory guidance threshold of 100%. The following chart shows the Bank’s CRE and ADC loans, each as a percentage of the Bank’s total risk-based capital from December 31, 2019 through June 30, 2024:

Commercial RE Loans / Total Risk-Based Capital
Chain Bridge Bancorp, Inc.
Regulatory Guidance
300.00%
69.60%
46.93%
57.53%
51.02%
45.38%
32.09%
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
6/30/24

Acquisition, Development and Construction Loans / Total Risk-Based Capital

Chain Bridge Bancorp, Inc.
Regulatory Guidance
100.00%
9.81%
4.42%
5.13%
9.36%
11.39%
4.25%
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
6/30/24

Our lending policies are designed to limit credit risk by evaluating borrower creditworthiness with a focus on equity, collateral, personal guarantees and capacity to service debt. This strategy has historically helped mitigate credit risk. The Company’s allowance for credit losses on loans as a percentage of gross loans was 1.42% at June 30, 2024. As of June 30, 2024, we have reported no non-performing loans since June 2012. The Company has not incurred any loan charge-offs since the third quarter of 2017 and has incurred a cumulative $265 thousand of net loan charge-offs in its history. The charts below show the ratio of the Company’s net loan charge-offs to average loans and the ratio of the Company’s allowance for credit losses on loans to gross loans for the years ended December 31, 2019 to 2023 and the six months ended June 30, 2024:

Allowance for Credit Losses /
Gross Loans
1.40%
1.21%
1.29%
1.40%
1.42%
1.42%
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
6/30/24

Net Loan Charge-Offs / Average Loans

0.00%
0.00%
0.00%
0.00%
0.00%
0.00%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

Profitability and Stockholder Returns

Our profits are largely a function of the size of our deposits, the gross rate of return earned from investing those deposits, and our costs. Our strategy focuses on increasing our transaction accounts, enhancing the return on our investments, and reducing costs, while mitigating risk and maintaining liquidity, asset quality, and capital strength. We believe we have developed an efficient operating platform by leveraging technology and providing personal service. Rising interest rates since March 2022 have positively impacted our net interest margin. Over the twelve months ended June 30, 2024, the Company earned net income of $15.9 million, or $591 per share.

Our branch-less strategy contributes to lower expense levels. For the six months ended June 30, 2024 (annualized), our non-interest expense as a percentage of average assets was 1.98%, and our efficiency ratio was 49.68% on an annualized basis. The Company’s net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity have increased during recent periods, as illustrated in the charts below.

Net Interest Margin

2.65%
2.28%
2.08%
2.05%
2.70%
3.30%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Return on Average Assets &
Return on Average Risk-Weighted Assets
Return on Avg. Assets
Return on Avg. Risk-Weighted Assets
1.69%
1.95%
2.02%
2.02%
2.06%
4.81%
0.73%
0.60%
0.70%
0.65%
0.86%
1.64%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Return on Average Equity

9.37%
9.02%
10.18%
12.79%
11.90%
22.20%
2019Y
2020Y
2021Y
2022Y
2023Y
6/30/24 YTD

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

As of June 2024, the Bank is experiencing increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. These outflows are expected to adversely affect our net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity. The precise amount and timing of such outflows, as well as the effect of such outflows on our net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity, remain uncertain and may differ from historical cycles.

In addition, as of June 30, 2024, we placed $499.2 million in excess deposits at other participating banks as One-Way Sell® deposits and we earned $3.2 million in deposit placement services income for the six months ended June 30, 2024. Any decision to convert these deposits into reciprocal deposits and bring them back onto our balance sheet will affect our interest income and reduce our deposit placement services income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Deposits” for more information on ICS® deposits.

Our Strategy

We aim to build on our established strengths while maintaining what we believe to be a conservative banking approach. Our strategy focuses on markets where we believe we can offer unique value, rather than competing in large, crowded sectors. At the core of our strategy is expanding our market share in specialized political organization deposit services. Political organizations constitute a significant portion of our client base, and the number of political organizations has grown in recent election cycles, according to Federal Election Commission data. We may explore expansion in related areas that align with our core strengths.

We focus on clients and business segments where our experience may offer advantages. Such segments include political organizations, customized business and residential lending, and trust and wealth management. We usually avoid highly competitive areas like commercial real estate lending or mass-market consumer banking.

Our large base of transaction account deposits assists us in managing our earning assets. During periods of high deposits due to seasonality, we have used the ICS® network to manage our Tier 1 leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Deposits” for more information on ICS® deposits. If we gain more capital to support balance sheet growth, we plan to focus on increasing our share in our target markets.

Our strategy depends on many factors, including market conditions, regulations, and how well we execute our plans. See “Risk Factors” for a discussion of these and other risks. Further, our strategy may change as circumstances shift, and we cannot guarantee future success. We regularly review our approach to balance growth opportunities with risk management.

Competition

The banking industry is highly competitive. We compete for loans, deposits, capital and fiduciary services with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources or are subject to less stringent regulations. We primarily compete for commercial deposit accounts with the country’s largest banks, which have national reach, and regional banks, some of which also have national reach and advanced technology and treasury management platforms for commercial clients. We also compete with other state, national and international financial institutions located in our market areas, as well as savings associations, savings banks and credit unions for loans and retail deposits. Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives, including fintech companies, which have grown significantly in recent years. The ability of nonbanking financial institutions to provide services previously limited to commercial banks has intensified competition. See “Risk Factors — Other Risks Related to Our Business — There is no assurance that the Bank will be able to compete successfully with others for its business.”

Our Potential Competitive Strengths

Our business model may offer the following potential competitive strengths. While we believe these aspects of our business model demonstrate competitive strengths, our business model also involves certain risks, as discussed in the “Risk Factors” section.

Regulatory Framework and Banking Philosophy

The Bank operates under a national bank charter with full fiduciary powers, a distinction shared by only a small percentage of U.S. commercial banks. As a national bank, the Bank is primarily regulated by the OCC, which provides us with a unified regulatory framework that may enhance operational efficiency and allow for consistent service delivery across state lines.

Our banking philosophy is reflected in our asset allocation, liquidity position, and risk management practices. Regular examinations by the OCC provide additional oversight of our operations and risk management processes. The combination of our national charter and our positioning may help create a strong foundation for our banking and fiduciary services.

Deposits and Proficiency in Serving Political Organizations

We provide deposit services to a wide range of political organizations, including campaign committees, party committees, PACs, Super PACs, and other tax-exempt 527 organizations. These entities operate within a unique regulatory environment and have specialized operational needs. We organize our associate teams based on their familiarity with specific political organizations and their unique requirements. This approach is designed to offer attentive relationship management that addresses the complex banking needs of political organizations, such as multi-fund deposit capabilities and managing cyclical cash flow patterns. Our teams work to understand and anticipate the specific challenges faced by political organizations in their banking activities, aiming to provide efficient and effective solutions to our clients. We believe our experience in serving political organizations may contribute to our competitive position in the banking industry.

Technology-Oriented Approach

Since our founding, we have prioritized the use of digital technologies in our operations. This approach has allowed us to expand without relying on a costly branch network. As of June 30, 2024, approximately 29% of our total deposits and One-Way Sell® deposits originated from outside the District of Columbia and Virginia.

Our technology-oriented strategy is designed to provide commercial clients with convenient access to banking services while contributing to operational efficiencies. We have developed experience in implementing and customizing banking technologies to meet the unique needs of our clients, particularly those with high transaction volumes. Our systems are designed to efficiently process large-scale electronic deposits and payments, a capability that we believe is beneficial for our transaction-intensive clients, such as political organizations.

We emphasize digital onboarding processes and have invested in treasury management systems that can accommodate complex organizational structures and high transaction volumes. We believe these technological capabilities allow us to offer banking solutions typically associated with larger financial institutions, while maintaining attentive personalized service.

We strive to stay informed about developments in financial technology and to adapt our services to meet evolving client needs. We believe our commitment to technological advancement may enable us to serve clients efficiently across a wide geographic area while maintaining lower overhead costs compared to some traditional branch-based banking models.

While we believe this technology-oriented approach offers certain competitive advantages, the effectiveness and implementation of any banking strategy can vary based on numerous factors, including market conditions, regulatory changes, and competitive pressures.

Client Service Approach

We focus on providing attentive personal service and enhanced accessibility to our clients. Our approach centers on offering direct access to dedicated relationship teams who strive to understand each client’s specific needs and industry context. We assign specialized teams to serve specific client segments, aiming to provide knowledgeable and contextual support. These teams endeavor to offer multiple channels for client communication and work towards prompt responses to inquiries. Our goal is to understand individual client needs and tailor our services accordingly, within the scope of our offerings. We believe this approach may enhance the banking experience for many of our clients.

Experienced Leadership

Our executive management team comprises banking professionals with extensive industry experience. Peter G. Fitzgerald, our Chairman, founded the Company in May 2006, drawing on his family’s multi-generational background in banking. John J. Brough, our Chief Executive Officer, and David M. Evinger, our President, have been with the Company since July 2006 and have overseen the Bank’s operations since its inception on August 6, 2007.

Our board of directors (our “Board”) includes individuals with diverse professional backgrounds, bringing expertise in areas such as auditing, risk management, information technology, cybersecurity, governance, credit risk management, and trusts and estates.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or to seek stockholder approval of any golden parachute payments not previously approved; and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an “emerging growth company,” and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an “emerging growth company” until the earliest to occur of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Summary Risk Factors

An investment in shares of our Class A common stock involves substantial risks and uncertainties. Some of the more significant challenges and risks relating to an investment in our Company include, among other things, the following:

•	Changes in interest rates may adversely affect our earnings and financial condition.
•	Increases in interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.
•	If the average interest rate we pay on our deposits increases, our cost of funds would rise.
•	Increases in interest rates could result in a decrease in the market value of our loans.
•	Liquidity risks could adversely affect our business, financial condition and results of operations.
•	Loss of deposits could increase our funding costs or require us to sell assets or borrow.
•	Our deposits are concentrated in political organizations, which can vary significantly in volume due to seasonality or changes in political activity or campaign finance laws.
•	Our deposit base is concentrated among a small number of clients.
•	Our deposit base is highly concentrated among entities affiliated with the U.S. Republican Party.
•	Our deposits are concentrated in uninsured deposits.
•	Chain Bridge Bancorp, Inc.’s liquidity is dependent on dividends from the Bank.
•	We may need to raise additional capital in the future, and such capital may not be available when needed or at all.
•	Our results of operations and financial condition would be adversely affected if the Bank’s allowance for credit losses is insufficient to absorb actual losses or needs to be increased.
•	Losses related to a single large loan could have a significant impact on the Bank’s financial condition and results of operations.
•

The Bank relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans, and the values indicated by such appraisals may not be realizable if the Bank is compelled to foreclose upon such loans.

•	Our business may be adversely affected by conditions in the financial markets and economic conditions generally.
•

The geographic concentration of our business in the Washington, D.C. metropolitan area makes our business highly susceptible to local economic conditions and reductions or changes in government spending.

•	Our investment securities portfolio exposes us to risks beyond our market area.
•	Our significant investment in securities held to maturity exposes us to risks that may adversely affect our business, financial condition or results of operations.
•	There can be no assurance that we will be able to maintain or increase our current levels of transaction accounts, non-interest-bearing demand deposits, and level of profitability or growth.
•

We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.

•	Our Trust & Wealth Department exposes us to certain risks and there can be no assurance the department will contribute meaningfully to our revenues or become profitable on a standalone basis.
•	We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.
•	There is no assurance that the Bank will be able to compete successfully with others for its business.
•	We could fail to attract, retain or motivate skilled and qualified personnel, including our senior management, other key employees or directors, which could adversely affect our business.
•	Certain clients, including our political organization clients, may be subject to, and are particularly sensitive to, negative publicity, which may subject us to enhanced reputational risk.
•	Fulfilling our public company financial reporting and other regulatory obligations and transitioning to a public company will be expensive and time consuming and may strain our resources.
•	We are subject to operational risk, which could adversely affect our business and reputation and create material legal and financial exposure.
•	Operational risks associated with funds transfer activities could adversely affect our business and financial condition.
•

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations.

•	We also face risks related to cyberattacks and other security breaches involving external, third-party vendors and counterparties.

•	Our operations rely on certain external vendors, and our use of these vendors is subject to increasing regulatory requirements and attention.
•	The development and use of artificial intelligence present risks and challenges that may adversely impact our business.
•	We depend on the accuracy and completeness of information about clients and counterparties.
•	Our reliance on estimates and risk management activities may not always prevent or mitigate risks effectively, leading to potential differences between actual results and our forecasts.
•	Government regulation significantly affects our business and may result in higher costs and lower stockholder returns.
•	Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments, restrictions on our business activities or reputational harm.
•	The Bank’s primary regulator has broad powers to place limitations on the conduct of a bank’s business, or to close an institution.
•	The Bank is subject to extensive and evolving requirements under anti-money laundering and sanctions laws.
•

The Bank is subject to numerous “fair and responsible banking” laws and regulations designed to protect consumers, which increase our compliance costs and subject us to potential legal liability or reputational damage.

•	We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to potential costs, risks and consumer protection laws.
•

Any violation of laws regarding, or incidents involving, the privacy, information security and protection of personal, confidential or proprietary information could damage our reputation and otherwise adversely affect our business.

•	Increases in FDIC insurance premiums could adversely affect our earnings and results of operations.
•

The Federal Reserve may require the Company to commit capital resources to support the Bank at a time when our resources are limited, which may require us to borrow funds or raise capital on unfavorable terms.

•	Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.
•	The dual-class structure of our common stock has the effect of limiting your ability to influence corporate matters.
•	Members of the Fitzgerald Family and other holders of Class B common stock could aggregate their holdings and sell a controlling interest in us to a third party in a private transaction.
•	Conflicts of interest and other disputes may arise between the members of the Fitzgerald Family and us that may be resolved in a manner unfavorable to us and our other stockholders.
•	The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.
•	No prior public market exists for our Class A common stock, and one may not develop.
•	The market price of shares of our common stock may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline.
•	Investors in this offering will experience immediate and substantial dilution of $ per share.
•	The proceeds from this offering may lead to overcapitalization, potentially lowering our return on equity.
•	We have broad discretion in the use of the net proceeds to us from this offering, and our use of these proceeds may not yield a favorable return on your investment.
•	We may issue shares of preferred stock in the future, which could adversely affect holders of our common stock and depress the price of our common stock.
•	An investment in our Class A common stock is not an insured deposit.
•	If the Bank fails or is put into receivership or conservatorship by the FDIC and its primary regulator, investors will likely lose their entire investment in the Company.
•

Future sales of our Class A common stock in the public market, including any sales by members of the Fitzgerald Family, could lower our stock price, and any increase in shares may dilute your ownership in us.

In addition, an investment in shares of our Class A common stock involves certain risks related to our Class A common stock, including related to the lack of a prior public market, the market price, dilution, our use of the net proceeds from this offering, our ability to issue preferred stock, our dividend policy, our status as an “emerging growth company” and “smaller reporting company,” analyst research and recommendations, factors that may discourage or delay acquisition attempts for us, and the exclusive forum provisions in our Charter and Bylaws. Please see “Risk Factors” for a discussion of these and other factors you should consider before making an investment in shares of our Class A common stock.

Dual-Class Structure and Implications for Voting Rights

Prior to the completion of this offering, we will implement a dual-class structure, which will authorize the establishment of two classes of common stock: Class A common stock and Class B common stock. The rights of Class A common stock and Class B common stock will be identical in all respects, except for voting and conversion rights. Each share of Class A common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes, in each case on all matters which the Company’s stockholders are entitled to vote generally. Each share of Class B common stock will be convertible at any time, at the option of the holder, into one share of Class A common stock and will automatically convert into one share of Class A common stock in connection with certain transfers and other events. Holders of outstanding shares of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise provided by law or our Charter. See “Description of Capital Stock.” Upon the effectiveness of the Charter, each outstanding share of our old common stock held by pre-IPO investors will be reclassified into 170 shares of Class B common stock (the “Reclassification”) and no shares of Class A common stock will be outstanding.

As of the date of this prospectus, members of the Fitzgerald Family, in the aggregate, beneficially own 50.69% of the outstanding shares of our old common stock. Following the Reclassification and the completion of this offering, assuming no conversions of shares of Class B common stock into shares of Class A common stock and without giving effect to any purchases that may be made through our directed share program or otherwise in this offering, holders of our outstanding Class B common stock are expected to hold in the aggregate approximately   % (or approximately   % assuming the underwriters exercise their option to purchase additional shares of our Class A common stock from us in full) of the combined voting power with respect to all of the outstanding shares of our common stock, with members of the Fitzgerald Family expected to beneficially own in the aggregate approximately   % (or approximately   % assuming the underwriters exercise their option to purchase additional shares of our Class A common stock from us in full) of the combined voting power. The dual-class structure of our common stock will have the effect of concentrating voting power with the holders of our Class B common stock, including members of the Fitzgerald Family. Accordingly, those owners, if voting in the same manner, would be able to control the election of our Board and therefore limit your ability to influence corporate matters. No member of the Fitzgerald Family or other pre-IPO investor is a party to any voting agreement or other arrangement or understanding regarding the voting of our shares. As a result, we do not believe we are a “controlled company” within the meaning of the NYSE corporate governance listing standards and have no present intention to be treated as a controlled company in the future. For so long as the Class A common stock is listed for trading on the NYSE, our Charter will require that our Board be comprised of at least a majority of independent directors. In addition, our Charter will provide for a separate class vote for the holders of Class A common stock under certain circumstances as described under “Description of Capital Stock — Voting Rights.” See also “Risk Factors — Risks Related to Our Dual-Class Common Stock Structure.”

Our Corporate Information

Our principal executive office is located at 1445-A Laughlin Avenue, McLean, Virginia 22101. Our telephone number is (703) 748-2005, and our website address is http://chainbridgebank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

The Offering

Class A common stock outstanding before this offering	No shares of Class A common stock

Class A common stock offered by us	shares of Class A common stock

Option to purchase additional shares	We have granted the underwriters the right to purchase up to an additional shares of our Class A common stock within 30 days from the date of this prospectus.

Class A common stock to be outstanding immediately following this offering	shares of Class A common stock (or shares if the underwriters exercise their option to purchase additional shares in full)

Class B common stock to be outstanding immediately following this offering	4,568,920 shares of Class B common stock

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters elect to exercise in full their option to purchase additional shares from us), after deducting underwriting discounts and commissions and estimated offering expenses, based on an assumed initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). We intend to use the net proceeds from this offering to repay the outstanding balance on our unsecured line of credit and for general corporate purposes, which may include supporting continued organic deposit growth and funding potential strategic expansion. See “Use of Proceeds.”

Voting rights	Each share of our Class A common stock entitles its holder to one vote per share, representing an aggregate of % (or % if the underwriters elect to exercise in full their option to purchase additional shares from us) of the combined voting power of our outstanding shares of common stock upon the completion of this offering (and assuming no conversion of outstanding shares of our Class B common stock).

Each share of our Class B common stock entitles its holder to 10 votes per share, representing an aggregate of % (or % if the underwriters elect to exercise in full their option to purchase additional shares from us) of the combined voting power of our outstanding shares of common stock upon the completion of this offering (and assuming no conversion of outstanding shares of our Class B common stock).

See “Description of Capital Stock.”

Dividend policy	We do not currently intend to pay dividends on our common stock, including our Class A common stock, in the foreseeable future. Any determination to change our dividend policy will be at the discretion of our Board and will depend on many factors, including the financial condition, earnings and liquidity requirements of the Company and the Bank, regulatory constraints, corporate law and contractual restrictions, and any other factors that our Board deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws, regulations and policies established by the Federal Reserve. In addition, dividends from the Bank are the principal source of funds for the payment of dividends on our stock. The Bank is subject to certain restrictions under banking laws, regulations and policies of the OCC that may limit its ability to pay dividends to us. See “Dividend Policy and Dividends” for more information.

Preemptive and other rights	Purchasers of our Class A common stock sold in this offering will not have any preemptive rights.

Listing	We have applied to list our Class A common stock on The New York Stock Exchange (the “NYSE”) under the symbol “CBNA.”

Directed Share Program	At our request, the underwriters have reserved up to 5% of the shares of our Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, executive officers and employees. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. See “Underwriting — Directed Share Program.”

Risk factors	Investing in our Class A common stock involves significant risks. See “Risk Factors” beginning on page 27 for a discussion of certain risks that you should consider before deciding to invest in our Class A common stock.

Unless we state otherwise or the context otherwise requires, all information in this prospectus:

•	gives effect to the Reclassification described above under “Prospectus Summary — Dual-Class Structure and Implications for Voting Rights”;
•	assumes no conversions of shares of our Class B common stock into shares of our Class A common stock prior to or immediately following the completion of this offering;
•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of Class A common stock from us; and
•

assumes that the Class A common stock to be sold in this offering is sold at an initial public offering price of $   per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

Selected Financial Data

The tables below summarize Chain Bridge Bancorp, Inc.’s financial information for the periods indicated. The selected financial information included herein at or for the six months ended June 30, 2024 and 2023 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2023 and 2022 and the selected historical income statement data for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2021, 2020 and 2019 and the selected historical income statement data for the years ended December 31, 2021, 2020 and 2019 have been derived from our audited consolidated financial statements not included in this prospectus. You should read the following selected historical consolidated financial and other data in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2024	2023	2023	2022	2021	2020	2019
	(Dollars in thousands except per share data)
Statement of Operations Data:
Interest and dividend income	$21,190	$14,939	$31,789	$27,384	$20,689	$23,125	$20,540
Interest expense	1,824	2,149	4,046	1,283	301	1,078	3,349

Net interest income	19,366	12,790	27,743	26,101	20,388	22,047	17,191

(Recapture of) provision for credit losses	(292)	715	641	822	(530)	473	74
Non-interest income	4,278	721	3,281	3,110	3,277	2,036	1,270
Non-interest expense	11,746	9,561	19,477	18,226	15,634	16,325	12,420

Net income before taxes	12,190	3,235	10,906	10,163	8,561	7,285	5,967
Income tax expense	2,468	561	2,075	1,882	1,512	1,285	1,081

Net income	$9,722	2,674	$8,831	$8,281	$7,049	$6,000	$4,886

Per Share Data and Shares Outstanding:
Earnings per common share, basic and diluted(1)	$361.73	$99.54	$328.64	$324.26	$301.59	$256.74	$209.07
Book value per common share at period end	$3,497.30	$2,718.23	$3,104.98	$2,559.65	$2,973.63	$3,025.30	$2,433.27
Weighted average common shares (basic and diluted)(1)	26,875	26,872	26,872	25,539	23,372	23,372	23,372
Common shares outstanding at period end	26,876	26,872	26,872	26,872	23,372	23,372	23,372
Balance Sheet Data:
Assets	$1,412,017	$1,094,738	$1,205,202	$1,030,684	$1,218,154	$881,507	$829,186
Cash and cash equivalents	488,025	184,031	316,767	98,663	123,877	76,221	99,059
Loans, net of allowance for credit losses	300,378	309,850	299,825	315,711	280,260	338,486	261,823
Securities available for sale, at fair value	292,770	266,430	258,114	279,596	791,246	444,274	450,878

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2024	2023	2023	2022	2021	2020	2019
	(Dollars in thousands except per share data)
Securities held to maturity, at carrying value, net of allowance for credit losses	307,969	311,013	308,058	312,567	—	—	—
Goodwill	—	—	—	—	—	—	—
Identifiable intangible assets	—	—	—	—	—	—	—
Liabilities	$1,318,024	$1,021,694	$1,121,765	$961,901	$1,148,654	$810,800	$772,316
Deposits	1,303,340	1,013,524	1,112,025	952,954	1,140,872	797,750	762,376
Short-term borrowings	10,000	5,000	5,000	5,000	5,000	9,000	7,300
Stockholders’ equity	93,993	73,044	83,437	68,783	69,500	70,707	56,870
Common Stock, $1.00 par value	27	27	27	27	23	23	23
Additional paid-in-capital	38,295	38,283	38,283	38,283	27,787	27,787	27,787
Retained earnings	66,414	50,466	56,692	48,121	39,839	32,790	26,790
Accumulated other comprehensive (loss) income	(10,743)	(15,732)	(11,565)	(17,648)	1,851	10,107	2,270
Performance Ratios:
Return on average equity(2)	22.20%	7.48%	11.90%	12.79%	10.18%	9.02%	9.37%
Return on average assets(2)	1.64%	0.53%	0.86%	0.65%	0.70%	0.60%	0.73%
Return on average risk-weighted assets(2)(3)	4.81%	1.23%	2.06%	2.02%	2.02%	1.95%	1.69%
Yield on average interest-earning assets(2)(4)	3.61%	2.99%	3.10%	2.15%	2.11%	2.39%	3.17%
Yield on cash(2)(5)	5.49%	4.90%	5.26%	1.41%	0.14%	0.38%	2.06%
Yield on securities portfolio(2)(6)	2.20%	2.08%	2.07%	1.79%	1.82%	2.09%	2.37%
Yield on loan portfolio(2)(7)	4.43%	4.24%	4.26%	3.87%	3.94%	3.73%	4.42%
Cost of funds(2)(8)	0.33%	0.46%	0.42%	0.11%	0.03%	0.12%	0.55%
Cost of interest-bearing liabilities(2)(9)	1.48%	1.32%	1.31%	0.56%	0.14%	0.44%	1.34%
Net interest margin(2)(10)	3.30%	2.56%	2.70%	2.05%	2.08%	2.28%	2.65%
Non-interest income as a percentage of average assets(2)	0.72%	0.14%	0.32%	0.24%	0.33%	0.20%	0.19%
Non-interest expense as a percentage of average assets(2)	1.98%	1.90%	1.89%	1.42%	1.55%	1.64%	1.87%
Efficiency ratio(2)(11)	49.68%	70.76%	62.78%	62.39%	66.06%	67.79%	67.28%
Liquidity & Asset Quality Ratios:
Liquidity ratio(12)	82.64%	74.58%	78.75%	70.74%	78.75%	62.89%	70.26%
Loan-to-deposit ratio	23.42%	31.01%	27.35%	33.60%	24.89%	43.43%	34.83%
Nonaccrual loans	$—	$—	$—	$—	$—	$—	$—
Loans 90 days past due and still accruing	$—	$—	$—	$—	$—	$—	$—
Other real estate owned	$—	$—	$—	$—	$—	$—	$—
Non-performing assets	$—	$—	$—	$—	$—	$—	$—

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2024	2023	2023	2022	2021	2020	2019
	(Dollars in thousands except per share data)
Non-performing assets to total assets	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses to total loans outstanding(13)	1.42%	1.40%	1.42%	1.40%	1.29%	1.21%	1.40%
Allowance for credit losses on held to maturity securities/ gross held to maturity securities(13)	0.08%	0.11%	0.11%	N/A	N/A	N/A	N/A
Net loan charge-offs	$—	$—	$—	$—	$—	$—	$—
Net loan charge-offs (recoveries) to average loans outstanding	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Capital Information (Chain Bridge Bancorp, Inc.):(14)
Tangible common equity to tangible total assets ratio(15)	6.66%	6.67%	6.92%	6.67%	5.71%	8.02%	6.86%
Tier 1 capital	$104,736	$88,777	$95,002	$86,430	$67,649	$60,601	$54,600
Total regulatory capital	$109,321	$93,518	$99,669	$90,912	$71,309	$64,597	$58,179
Tier 1 leverage ratio	8.30%	8.61%	8.77%	7.64%	5.98%	6.36%	7.09%
Common equity tier 1 capital ratio	26.27%	20.71%	23.12%	19.35%	18.03%	18.97%	19.08%
Tier 1 risk-based capital ratio	26.27%	20.71%	23.12%	19.35%	18.03%	18.97%	19.08%
Total risk-based capital ratio	27.42%	21.82%	24.26%	20.36%	19.00%	20.22%	20.33%
Capital Information (Chain Bridge Bank, N.A.):(14)
Tier 1 capital	$114,665	$93,885	$99,856	$91,374	$72,647	$69,513	$65,396
Total regulatory capital	$119,250	$98,626	$104,523	$95,856	$76,307	$73,509	$61,817
Tier 1 leverage ratio	9.09%	9.11%	9.21%	8.08%	6.42%	7.30%	8.02%
Common equity tier 1 capital ratio	28.76%	21.91%	24.30%	20.46%	19.36%	21.76%	21.60%
Tier 1 risk-based capital ratio	28.76%	21.91%	24.30%	20.46%	19.36%	21.76%	21.60%
Total risk-based capital ratio	29.91%	23.01%	25.44%	21.46%	20.33%	23.01%	22.85%
Commercial real estate loans to total risk-based capital(16)	32.09%	48.06%	45.38%	51.02%	57.53%	46.93%	69.60%
Acquisition, development and construction loans to total risk-based capital(17)	4.25%	10.47%	11.39%	9.36%	5.13%	4.42%	9.81%

(1)	The number of basic and diluted shares are the same because there are no potentially dilutive instruments.
(2)	Ratios for the six-month periods are presented at an annualized basis.
(3)

Return on average risk-weighted assets is calculated as net income divided by average risk-weighted assets. Average risk-weighted assets is calculated using the last three quarter ends with respect to the interim period presented and using the last five quarter ends with respect to the annual periods presented.

(4)	Yield on average interest-earning assets is calculated as total interest and dividend income divided by average total interest-earning assets.

(5)

Yield on cash is calculated as interest earned on interest-bearing deposits in other banks divided by average interest-bearing deposits in other banks. Interest-bearing deposits in other banks primarily consist of reserves held at the Federal Reserve, which are included in cash and cash equivalents on our balance sheets.

(6)	Yield on securities portfolio is calculated as interest earned on investment securities divided by average investment securities.
(7)	Yield on loan portfolio is calculated as interest earned on loans divided average loans.
(8)	Cost of funds is calculated as total interest expense divided by the sum of average total interest-bearing liabilities and average demand deposits.
(9)	Cost of interest-bearing liabilities is calculated as interest paid on total interest-bearing liabilities divided by average total interest-bearing liabilities.
(10)	Net interest margin is net interest income expressed as a percentage of average interest-earning assets.
(11)	Efficiency ratio is calculated as non-interest expense divided by the sum of net interest income and non-interest income.
(12)	Liquidity ratio is calculated as the sum of cash and cash equivalents and unpledged investment grade securities, expressed as a percentage of total liabilities.
(13)

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326),” which shifts credit loss accounting to an expected loss model, requiring the up-front estimation of expected credit loss, for all in-scope instruments including the held to maturity securities portfolio.

(14)	Capital information is calculated in accordance with regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.
(15)

The ratio of tangible common equity to tangible total assets is calculated in accordance with GAAP and represents the ratio of common equity to total assets. The Company did not have any intangible assets or goodwill for the periods presented.

(16)

Commercial real estate loans to total risk-based capital is calculated as the sum of non-owner occupied, nonfarm, nonresidential property loans, multifamily property loans, and construction and land development loans divided by total regulatory capital, in accordance with regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.

(17)	Acquisition, development and construction loans to total risk-based capital is calculated as acquisition, development and construction loans divided by total regulatory capital.

RISK FACTORS

Investing in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in our common stock, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus. Any of the following risks, as well as risks that we do not know or that we currently deem immaterial, could have a material adverse effect on our business, financial condition and results of operations. As a result, the trading price of our Class A common stock could decline, and you could lose some or all of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”

Interest Rate Risk

Changes in interest rates may adversely affect our earnings and financial condition.

Changes in interest rates may adversely affect our earnings and financial condition. Interest rates are highly sensitive to many factors beyond our control, including inflation, unemployment, changes in the money supply, international events, events in world financial markets, competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve.

Our operating income and net income depend to a great extent on net interest margin (i.e., the difference between the interest yields earned on cash, loans, securities and other interest-bearing assets and the interest rates paid on interest-bearing deposits, borrowings and other liabilities). Net interest margin is affected by changes in market interest rates because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. In addition, because a significant majority of our funding consists of non-interest-bearing deposits and a substantial amount of our assets are invested in cash and cash equivalents, a decrease in short-term interest rates would be expected to immediately reduce our interest income without a corresponding reduction in our interest expense, which would reduce our net interest income. While we have recently benefitted from high short-term rates, the Federal Reserve has indicated that it may begin reducing its target federal funds rate in 2024. To the extent short-term rates decline, our net interest income would be adversely affected. Any of these conditions would be expected to adversely affect our business, results of operations and financial condition.

A substantial portion of our assets are invested in interest-bearing reserves at the Federal Reserve. If the Federal Reserve decreases the interest it pays on these reserves, or ceases to pay interest on these reserves entirely, our net interest income could be adversely affected. This risk may be exacerbated if the Federal Reserve requires banks to maintain minimum levels of reserves. Further, a reduction in the interest rate paid on these reserves or in the accessibility of these reserves could compel us to seek alternative, potentially higher-risk investments to generate interest income, which could adversely affect our business, results of operations and financial condition.

Increases in interest rates will likely also adversely affect the market value of our investment and loan portfolios. If we are required to sell securities at a discount prior to their maturity, our unrealized losses would then turn into realized losses. See “Interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.” Decreases in the market value of our loan portfolio could become realized losses if we were to sell loans or if our bank were to be acquired. See “Increases in interest rates could result in a decrease in the market value of our loans.”

We attempt to manage risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Market interest rates for types of products and services in our market also may vary significantly over time based upon competition and local or regional economic factors. Our interest rate risk management process depends upon a number of assumptions which may prove to be inaccurate. There can be no assurance that we will be able to successfully manage our interest rate risk.

Increases in interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.

We invest a significant portion of assets in investment securities. As of June 30, 2024, we held approximately 43% of our assets in an investment securities portfolio containing primarily U.S. government, municipal, and corporate bonds that are sensitive to broad economic conditions, especially interest rates. Interest rate increases have recently resulted in, and could in the future result in, unrealized losses in our investment securities portfolio, as increases in interest rates ordinarily decrease the estimated fair value of fixed income securities and result in decreased unrealized gains or increased unrealized losses on fixed income securities. We recognize the accumulated change in estimated fair value of these fixed income securities in net income when we realize a gain or loss upon the sale of the security. As of June 30, 2024, our net unrealized losses on securities available for sale, net of tax, totaled $7.6 million and our net unrealized losses on securities held to maturity, net of tax, totaled $20.5 million, which collectively equaled 26.84% of our Tier 1 capital. If we were required to sell all or a material portion of our investment securities portfolio, we may recognize significant losses that would adversely affect our business, results of operations or financial condition and reduce our regulatory capital ratios.

If the average interest rate we pay on our deposits increases, our cost of funds would rise.

A significant majority of our funding consists of non-interest-bearing deposits. As of June 30, 2024, over 80% of our liabilities consisted of non-interest-bearing deposits. During periods of high or increasing interest rates, our clients have in the past shifted, and may in the future shift, their funds to accounts or financial institutions that offer higher interest rates. Such movements increase our cost of funds and adversely affect our business, financial condition or results of operations and could cause our current business strategy to become unprofitable. Further, to the extent clients withdraw their deposits and move their funds to competitors or alternative investments, we would lose a lower-cost source of funding, which would be expected to adversely affect our business, financial condition or results of operations. See “— Liquidity Risk — Loss of deposits could increase our funding costs or require us to sell assets or borrow.”

Increases in interest rates could result in a decrease in the market value of our loans.

As of June 30, 2024, variable rate loans, which include floating and adjustable rate structures, comprised 69.1% of our loan portfolio. Our variable rate loans primarily consist of residential real estate loans that adjust every five, seven or ten years, and so a substantial part of our loan portfolio remains sensitive to interest rate changes for extended periods.

When interest rates rise, the market value of loans with longer fixed-rate periods decreases. Unlike our available-for-sale investment securities, our loans are carried at amortized cost on our balance sheet. As a result, increases in interest rates create unrealized losses in our loan portfolio that are not immediately reflected in our financial statements.

These unrealized losses could become realized if we were to sell loans or if the Bank were to be acquired. Additionally, the reduced market value of our loan portfolio in a rising rate environment could negatively impact the economic value of our equity, even if not immediately apparent from our reported financial results. This could potentially affect our ability to raise capital or impact our valuation in a merger or acquisition. See Note 6, “Fair Value Measurements” to our unaudited consolidated financial statements included elsewhere in this prospectus for further information regarding the estimated fair value of our loan portfolio as of June 30, 2024.

Liquidity Risk

Liquidity risks could adversely affect our business, financial condition and results of operations.

Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due and is inherent in our operations. An inability to raise funds through deposits, borrowings, the sale of investment securities and from other sources could have a substantial negative effect on our liquidity.

Our most important source of funds consists of our clients’ deposits. Deposit balances can decrease for a variety of reasons, and if clients move money out of deposits for any reason, we could lose a relatively low-cost source of funds, or we may need to sell assets or borrow for liquidity. See “Loss of deposits could increase our funding costs or require us to sell assets or borrow.” Further, we estimate that at least a majority of our deposit balances were sourced from political organizations as of June 30, 2024, which cause our deposit balances to fluctuate due to the seasonality of fundraising and spending around elections. See “Our deposits are concentrated in political organizations, which can vary significantly in volume due to seasonality or changes in political activity or campaign finance laws.”

Our primary source of liquidity is our account at the Federal Reserve, which held $471.2 million at June 30, 2024, which supports our daily and ongoing activities. We also maintain secured lines of credit with the Federal Home Loan Bank (the “FHLB”) and the Federal Reserve’s discount window, which require us to pledge collateral to establish credit availability. Because we have no collateral pledged to support borrowings under our secured line of credit with the FHLB or the Federal Reserve’s discount window, we would need to identify and pledge collateral before we could use the FHLB or the Federal Reserve’s discount window as a source of additional liquidity, and our access to additional liquidity may be delayed or unavailable when needed. Another source of liquidity is the principal and interest payments we receive on our loans and investment securities. Cash on hand, cash at third-party banks and available-for-sale debt securities are our most liquid assets. Our investment portfolio is composed of investment-grade securities. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings and borrowings from the discount window of the Federal Reserve.

Any decline in available funding, or inability to access our available funding in a timely manner, could adversely impact our ability to continue to implement our business plan, including originating loans, investing in securities, meeting our expenses or fulfilling obligations such as repaying our borrowings and meeting deposit withdrawal demands, any of which could have a material adverse effect on our business, financial condition and results of operations.

Loss of deposits could increase our funding costs or require us to sell assets or borrow.

Like many banking companies, we rely on client deposits to provide a considerable portion of our funding, and we continue to seek client deposits to maintain this funding base. We accept deposits directly from consumer and commercial clients and, as of June 30, 2024, we had $1.3 billion in total deposits. If we are unable to sufficiently maintain or grow our deposits to meet liquidity objectives, we may be subject to paying higher funding costs or unable to satisfy our funding needs.

Our deposits may be subject to dramatic fluctuations in availability or price due to certain factors outside our control, such as a loss of confidence by clients in us or the banking sector generally, client perceptions of our financial health and general reputation, increasing competitive pressures from other financial services firms for consumer or commercial client deposits, changes in interest rates and returns on other investment classes, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current client deposits or attract additional deposits. Notably, we estimate our deposits received from political organizations constituted at least a majority of our total deposits as of June 30, 2024, and these deposits are generally more seasonal than typical commercial or consumer deposits, aligning with the cycle of federal election campaigns. See “Our deposits are concentrated in political organizations, which can vary significantly in volume due to seasonality or changes in political activity or campaign finance laws.” Further, as of June 30, 2024, we estimate that approximately 78.3% of our total deposits were not insured by the FDIC, and these uninsured deposits may be more likely to be withdrawn if we experience, or are perceived to experience, financial distress or during periods of real or perceived stress or instability in financial markets more generally. See “Our deposits are concentrated in uninsured deposits.” In addition, if our competitors raise the rates they pay on deposits, our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Also, clients typically move money from bank deposits to alternative investments during high or rising interest rate environments. Checking and savings account balances and other forms of client deposits may decrease when clients perceive alternative investments as providing a better risk/return trade-off. Our clients could take their money out of the Bank and put it in alternative investments, causing us to lose a lower-cost source of funding. Clients may also move non-interest-bearing deposits to interest-bearing accounts, increasing the cost of those deposits. Obtaining adequate funding to meet our deposit obligations may be more challenging during periods of elevated prevailing interest rates, such as the present, and our ability to attract depositors during a time of actual or perceived distress or instability in the marketplace may be limited. Higher funding costs could reduce our net interest margin and net interest income and could have a material adverse effect on our business, financial condition and results of operations.

Our deposits are concentrated in political organizations, which can vary significantly in volume due to seasonality or changes in political activity or campaign finance laws.

As of June 30, 2024, we estimate that at least a majority of our deposit balances were sourced from political organizations, and 11 of our 12 clients with individual deposit balances exceeding 1.0% of our total deposits were political organization clients, representing 35.9% of our total deposits. These deposits exhibit more seasonality than typical commercial or consumer deposits. Federal election cycles influence our deposit levels and revenues. In the quarters leading up to federal elections, especially presidential elections, our deposits, net interest income, and non-interest income generally increase. Conversely, in the quarters immediately before, during, and after a federal election, we usually experience an outflow of political organization deposits, causing revenue to decline until clients resume fundraising for the next election cycle. The precise amount and timing of these outflows remain uncertain and may differ from historical patterns. Post-election fundraising activities are generally influenced by the outcome of the federal elections, and will likely be influenced by the 2024 presidential election and by which party controls the Senate and House afterward. Even within our classification of political organizations, some types may exhibit more seasonality. For instance, certain party committee accounts may maintain funds throughout election cycles, while some campaign committees may have accounts that are only established for a single campaign. During periods of high interest rates this seasonality may be exacerbated. We may underestimate the proportion of our deposits subject to seasonality, potentially leading to greater than expected deposit outflows. If our deposit levels decline due to seasonality and we replace them with higher-cost deposits or borrowings, sell investment securities at a discount before maturity, or reduce our interest-bearing assets, our net interest margin, earnings, and earnings per share could be adversely affected.

Due to our concentration in political organizations deposits that exhibit seasonality, the Bank typically maintains a higher proportion of its assets in highly liquid investments, such as reserve balances at the Federal Reserve or U.S. Treasury securities, to fund withdrawals associated with seasonal demand deposits and to minimize the risk of principal loss. These highly liquid, zero-risk-weighted investments generally have lower yields than fully risk-weighted and less liquid assets such as commercial or consumer loans.

During periods of growth in deposits due to seasonality, assets could reach a level that would require the Bank to control the level of these deposits, which could constrain the Bank’s earnings or growth, or require the Company to obtain additional capital, which could dilute existing stockholders, to maintain a satisfactory Tier 1 leverage ratio. In the past, we have managed our Tier 1 leverage ratio by moving certain deposit accounts off our balance sheet by placing the deposits at other banks as One-Way Sell® deposits through the ICS® network. However, there is no assurance that we could continue to do so in the future. See “— Other Risks Related to Our Business — We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.” If we are unable to manage our Tier 1 leverage ratio by using the ICS® network, we may need to limit our growth or raise additional capital.

Our ability to raise additional capital will depend on conditions in the capital markets, economic factors, and other external factors, many of which are outside our control. Accordingly, there can be no assurances that we will be able to raise additional capital, whether through the issuance of common stock or by borrowing, on acceptable terms. See “— We may need to raise additional capital in the future, and such capital may not be available when needed or at all.” If we are required to limit our growth, or if we cannot raise additional capital when needed or on acceptable terms, it could materially affect our financial condition, results of operations and future prospects. See “— Legal, Regulatory and Compliance Risks — Government regulation significantly affects our business and may result in higher costs and lower stockholder returns.” As of June 30, 2024, the Bank’s Tier 1 leverage ratio was 9.09% and our One-Way Sell® deposits totaled $499.2 million. If these deposits were included on our balance sheet as of June 30, 2024, we estimate that the Bank’s Tier 1 leverage ratio would have been 6.77%, which exceeds the 5.00% Tier 1 leverage ratio required to be considered “well capitalized” under applicable federal banking regulations.

The level of deposits by political organizations may also be adversely affected by changes in political activity or campaign finance laws. For example, following the U.S. Supreme Court’s decision in Citizens United v. Federal Election Commission in 2010, we have experienced significant deposit inflows from Super PACs that are permitted to accept unlimited contributions for the purpose of making independent expenditures. Any changes in political contributions or spending, including as a result of a change in campaign finance laws that restrict our clients’ ability to accept contributions or spend funds, could reduce our deposit inflows and adversely affect our business, financial condition, or results of operations.

Our deposit base is concentrated among a small number of clients.

A significant portion of our total deposits are attributable to a fraction of our deposit accounts, particularly during periods of high deposits due to seasonality. As of June 30, 2024, there were two clients with individual deposit balances exceeding 5.0% of our total deposits, accounting for 17.2% of our total deposits, and there were 12 clients with individual deposit balances exceeding 1.0% of our total deposits, accounting for 37.2% of our total deposits.

Approximately 92% of our total deposit balances were from commercial entities, including businesses, political organizations, trade associations, and nonprofit organizations. These deposit clients are typically intermediated by personal relationships between Bank officers and the commercial client account signers, and therefore can require significant investments of time and resources to maintain. Any deterioration in such relationships, particularly those associated with significant deposit size, could lead to an outflow of deposits and compel us to liquidate interest-earning assets, which could lead to a decline in our earnings. Changes in personnel in these relationships, whether at the Bank or on the part of the client, could cause the relationship to deteriorate and the depositor to leave the Bank.

Further, a concentrated number of firms provide treasury, legal or regulatory compliance services for political organizations. As part of their advisory services, these firms often open deposit accounts with the Bank on behalf of their client or recommend that their clients open up their deposit account with the Bank. These firms are a significant source of our deposits, including through deposit referrals. As of June 30, 2024, of our 12 clients with individual deposit balances exceeding 1.0% of our total deposits, five clients representing 22.6% of our total deposits opened their deposit accounts through firms that provide these services for political organizations. The concentration of deposits associated with these firms may be higher than the figures provided suggest, as our method of tracking these relationships may not capture all relevant connections. If our relationships with these firms deteriorate or if our reputation among these firms suffers and they no longer recommend us, we could experience a reduction in new clients from these firms, potentially leading to an outflow of deposits from existing clients and a failure to acquire new clients through these firms in the future. Additionally, we are not very well known outside of the commercial sectors we primarily serve, especially political organizations, and have little consumer brand recognition in the Washington, D.C. metropolitan area market and no consumer brand recognition in other markets. As a result, our deposit base and earnings may continue to be heavily dependent on our commercial deposit clients for the foreseeable future. The loss of even one of these key relationships could have a material adverse effect on our deposit base and financial condition.

Our deposit base is highly concentrated among entities affiliated with the U.S. Republican Party.

Our deposit base is highly concentrated among organizations affiliated with the U.S. Republican Party. We have been the depository bank for every Republican presidential nominee since the 2008 federal election cycle, and substantially all of our political organization deposits, which we estimate represented at least a majority of our deposit balances as of June 30, 2024, come from entities affiliated with the Republican Party. This concentration exposes us to certain risks that could adversely affect business, financial condition, or reputation.

Our deposit base is vulnerable to changes in the Republican Party’s candidates, political fortunes, strategies, or fundraising. Any event that negatively impacts the Republican Party, including its ability to raise funds or its popular support, could lead to significant deposit outflows. For example, controversies, leadership changes, or shifts in party strategy affecting the Republican Party could adversely affect our deposit levels. Changes in campaign finance laws or regulations that affect the Republican Party or its fundraising methods could also adversely impact our deposit levels. Further, our political organization deposits exhibit seasonality based on election cycles, and our concentration in Republican-affiliated organizations, particularly our involvement with presidential campaigns, may exacerbate this effect, as we may experience more pronounced deposit inflows and outflows based on Republican primary and general election timelines or outcomes. In addition, while we have previously provided banking services to certain key Republican political organizations during election cycles in the past, there is no assurance that we will be selected to provide such services in the future. Any significant reduction in deposits from Republican-affiliated organizations could materially and adversely affect our liquidity, financial condition, and results of operations. Our ability to replace these deposits with alternative sources, if necessary, may be limited and could result in higher funding costs or require us to sell securities prior to maturity, potentially at a loss.

Our association with Republican-affiliated organizations may impact our ability to attract or retain clients with different political affiliations. It could also expose us to public relations challenges, including negative media coverage, social media criticism or potential boycotts from supporters of other political viewpoints. Our focus on serving Republican-affiliated organizations may also limit our ability to diversify our political organization deposit base, as Democratic-affiliated organizations have generally established, and may in the future establish, banking relationships elsewhere. Our high concentration of deposits from Republican-affiliated organizations may also attract increased regulatory scrutiny, potentially leading to additional compliance burdens or restrictions on our activities.

Under campaign finance laws and regulations, including Federal Election Commission (“FEC”) regulations, our political organization clients that are registered with the FEC must regularly disclose their financial activities, including details of their deposits and loans with us. This mandated transparency means that our banking relationships with these clients, including deposit levels, loan amounts, and transaction patterns, may be publicly accessible. Such visibility could make our deposit base more susceptible to fluctuations based on public scrutiny, political events, or changes in campaign finance laws. Competitors, journalists, watchdog groups, and opposing political entities can easily monitor and analyze these disclosures, potentially using this information to our disadvantage. Given our concentration in Republican-affiliated organizations, we may become a particular target for activist groups or politically motivated campaigns. These groups may use the publicly available information to pressure us, our clients, or our business partners, potentially through boycotts, negative publicity campaigns, or other means. Sudden changes in deposit levels could signal shifts in political fortunes or campaign strategies, attracting unwanted attention or speculation.

As a public company, we may also face a heightened risk of being targeted by politically motivated groups or activist investors seeking to influence our business practices or client relationships. Such groups or activists may attempt to use stockholder resolutions, proxy contests, public campaigns, media pressure, or other means to force changes in our operations or governance. For example, they may pressure us to alter our business model, sever relationships with certain Republican candidates or committees, adopt specific political stances, or increase disclosures beyond regulatory requirements. While our dual-class stock structure is designed in part to mitigate certain risks, there can be no assurances that our dual-class stock structure will provide complete protection against potential pressures by such groups or activists. Further, even if these efforts are not successful, they could still result in significant legal expenses, consume management’s time and attention, and potentially alienate some of our depositors, employees, or business partners, and could result in negative publicity or reputational damage.

Our deposits are concentrated in uninsured deposits.

As of June 30, 2024, we estimate that approximately $1.0 billion, or approximately 78.3% of our total deposits, were not insured by the FDIC. These uninsured deposits may be more likely to be withdrawn if we experience, or are perceived to experience, financial distress or during periods of real or perceived stress or instability in financial markets more generally. For example, bank failures have caused ongoing concerns about the liquidity of the financial services industry, which could increase deposit outflows due to concerns that deposits held at the Bank exceed the FDIC’s $250,000 per client insurance limit. These concerns may be exacerbated by negative media attention and the rapid spread of rumors, concerns and information, including misinformation on social media, that could cause panic among investors, depositors, clients and the general public. If many clients withdraw their deposits, it could have a material adverse effect on our business, financial condition and results of operations. See “Loss of deposits could increase our funding costs or require us to sell assets or borrow.”

We do not have policies or internal limits regarding our concentration in uninsured deposits. Our estimated uninsured deposits increased to approximately $1.0 billion, or 78.3% of our total deposits, as of June 30, 2024 from approximately $648.0 million, or approximately 58.3% of our total deposits, as of December 31, 2023. Although we have implemented policies and employ strategies to manage our liquidity, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Management — Liquidity Management,” there can be no assurances that we will be able to successfully manage our liquidity risk, including the risk that our concentration in uninsured deposits may expose us to an increased risk of deposit outflows.

We participate in the ICS® network to provide our clients with additional FDIC insurance coverage for their uninsured balances. For our clients that opt into the ICS® network, this service allows us to place their deposits in increments up to the FDIC insurance limits at other banks within the ICS® network. However, there can be no assurance that the availability of the ICS® network will limit outflows of our uninsured deposits or that the network will continue to exist. See “— We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.”

Chain Bridge Bancorp, Inc.’s liquidity is dependent on dividends from the Bank.

Chain Bridge Bancorp, Inc. is a legal entity separate and distinct from our bank subsidiary, Chain Bridge Bank, N.A. Dividends from the Bank provide virtually all of Chain Bridge Bancorp, Inc.’s cash flow. Various federal and state laws and regulations limit the amount of dividends that our Bank may pay to Chain Bridge Bancorp, Inc. For example, under applicable regulations, the Bank may not, without prior regulatory approval, declare dividends in excess of the sum of the current year’s net profits plus the retained net profits from the prior two years or in excess of the sum of the Bank’s retained earnings and current period net income. See “— Risks Related to Our Class A Common Stock — We do not intend to pay dividends on our Class A common stock for the foreseeable future, and our future ability to pay dividends is subject to restrictions.” Also, Chain Bridge Bancorp, Inc.’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to Chain Bridge Bancorp, Inc., we may not be able to service any debt we may incur, pay obligations or pay dividends on our common stock. The inability to receive dividends from the Bank could affect Chain Bridge Bancorp, Inc.’s liquidity and have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital in the future, and such capital may not be available when needed or at all.

We may need to raise additional capital, in the form of additional debt or equity, in the future to have sufficient capital resources and liquidity to meet our commitments and fund our business needs and future growth. In addition, during periods of growth in deposits due to seasonality, assets could reach a level that would require the Bank to control the level of its deposits, which could constrain the Bank’s earnings or growth, or require the Company to obtain additional capital to maintain a satisfactory Tier 1 leverage ratio. For example, in June 2024, we borrowed an additional $5.0 million under our $10.0 million unsecured line of credit with a third-party commercial bank and used the proceeds to purchase stock in the Bank to increase the Bank’s regulatory capital. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial condition. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve. We may not be able to obtain capital on acceptable terms, or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of the Bank or counterparties participating in the capital markets or other disruption in capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Further, if we need to raise additional capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition and results of operations.

In addition, an inability to raise capital when needed may subject us to increased regulatory supervision and the imposition of restrictions on our growth and business. These restrictions could negatively affect our ability to operate or further expand our operations through loan growth, acquisitions or otherwise. These restrictions may also result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our business, financial condition and results of operations.

If we raise additional capital by incurring debt at the holding company level, including to fund capital contributions to the Bank, it could reduce the returns on our Class A common stock or put our ownership of the Bank at risk. For example, our $10.0 million unsecured line of credit matures in December 2024, and we intend to use the net proceeds from this offering to repay the outstanding balance on the line of credit. After it matures, we may not be able to replace the line of credit in the future, or if we are able to replace this line of credit, we may only be able to do so on less favorable terms. We could also elect to incur additional debt at the holding company in order to provide additional capital to the Bank, or other secured lending, which could be secured by a pledge of all, or a majority, of the stock of the Bank through the issuance of notes or debentures, or similar securities or instruments. While the line of credit is currently unsecured, we could take these actions, including pledging the stock of the Bank, without any shareholder approval. While the use of leverage at the holding company level may limit the dilution of our earnings and book value, the interest we accrue and pay on our current or future debt could adversely affect our earnings, equity, stockholder returns and the value of the Class A common stock. In addition, if the debt is secured by the Bank’s stock then the failure to make regular payments on the debt on interest payment dates or at maturity, or the failure to comply with financial covenants or other conditions of the borrowing, could result in the sale of the Bank in order to pay the debt, and such sale may not be in a manner which would maximize stockholder value.

Credit Risk

Our results of operations and financial condition would be adversely affected if the Bank’s allowance for credit losses is insufficient to absorb actual losses or needs to be increased.

Our financial results and condition could be negatively impacted if our allowance for credit losses isn’t enough to cover actual losses or if we need to increase this allowance. While we have historically maintained low levels of non-performing loans and net loan charge-offs, there is no guarantee this trend will continue. Banking regulations, specifically those set forth by the OCC and the FDIC, require that the securities we hold must be investment grade. However, no similar regulation applies to our loan portfolio. Risks associated with our loan portfolio include: (1) the geographic concentration of our loans in the Washington, D.C. area; (2) our exposure to certain categories of loans with relatively higher credit risk, including commercial real estate and commercial and industrial loans; (3) the relatively large size of some residential mortgage loans; and (4) the newness of certain loans made later in the economic cycle. Even though we believe that our allowance for credit losses is reasonably sufficient to cover expected losses, estimating loan losses involves judgment and inherent uncertainties. Despite our efforts to monitor credit quality and identify problem loans early, we may not always succeed in detecting deteriorating loans before they become non-performing, nor can we guarantee that we will be able to limit losses. As a result, we may need to significantly and unexpectedly increase our allowance for credit losses in the future, which could materially affect our financial performance and condition.

Losses related to a single large loan could have a significant impact on the Bank’s financial condition and results of operations.

As a result of the Bank’s concentrations of single-family residential jumbo mortgage loans and large commercial loans, one of which has a balance in excess of 5.0% of our total stockholders’ equity as of June 30, 2024, a loss on any single large loan or multiple loans could negatively impact our results of operations. As of June 30, 2024, the Bank held 58 non-conforming single-family residential jumbo mortgage loans with an aggregate balance of $100.5 million, representing 47.3% of the Bank’s total single-family residential mortgage portfolio. Additionally, commercial and industrial loans not primarily secured by real estate are typically made based on the ability of the borrower to make payment on the loan from the cash flow of the business, and are collateralized primarily by business assets such as equipment and accounts receivable. These assets are often subject to depreciation over time and may be more difficult than real estate collateral to evaluate, and the value of such assets may be more difficult to realize upon liquidation. As a result, the availability of funds for repayment of such loans is often contingent on the success of the business itself.

Although the Bank officers strive to rigorously underwrite and structure loans and diligently monitor the financial condition of borrowers in an effort to avoid or minimize losses, unexpected reversals in the business of an individual borrower can occur, and the resulting decline in the quality of loans to such borrowers, and related provisions for credit losses, could have a material adverse effect on our results of operations and financial condition. Despite our best efforts, it is not always possible to predict or prevent every potential financial issue that borrowers may face.

The Bank relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans, and the values indicated by such appraisals may not be realizable if the Bank is compelled to foreclose upon such loans.

A significant portion of our Bank’s loan portfolio is secured by residential and commercial real estate. To determine the value of the real estate that secures these loans, we rely on independent appraisals. These appraisals are estimates of value at a specific point in time, and while they are an important tool in our lending process, they are not guarantees of future market value. The independent appraisers we use may make errors in judgment or overlook factors that could affect the reliability of the appraisals, despite our efforts to mitigate such risks.

While the Bank utilizes appraisal management companies to order appraisals and employs a third-party appraisal review process to evaluate the accuracy and reliability of the appraisals before they are used in our lending decisions, there can be no assurances that these practices will prevent losses if the Bank is compelled to foreclose on loans secured by residential and commercial real estate. Even with these measures in place, the value of real estate can change due to market conditions or events that occur after the appraisal, which are beyond our control. If we are compelled to foreclose on a property, there is a risk that the real estate may be worth less than the appraised value, which could result in the Bank not recovering the full amount of the loan. In such cases, we could incur losses that may adversely affect our financial condition.

Other Risks Related to Our Business

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

Our financial performance generally is dependent upon the business environment in the markets in which we operate and in the United States as a whole, and may be adversely affected by conditions in the financial markets and economic conditions. Unfavorable or uncertain economic and market conditions can be caused by, among other factors, declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; changes in inflation, interest rates or monetary policy; increases in real estate and other state and local taxes; high unemployment; natural disasters; geopolitical issues, conflicts and uncertainty; public health emergencies or pandemics; and other external factors or a combination of these or other factors.

Unfavorable economic or market conditions can result in a deterioration in the credit quality of our borrowers, the value of collateral securing our loans and leases and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for credit losses and an overall material adverse effect on the quality of our loan portfolio, each of which could adversely affect our business, results of operations or financial condition. Our deposit balances and earning assets may also be impacted by economic and market factors such as output, inflation, interest rates, wages, asset values, and government spending. In addition to any impact on our balance sheet, inflation can increase our operating costs primarily through labor and technology overhead. Political fundraising comprises a large share of our deposit base and is dependent on contributions from high-net-worth and small-dollar donors across the United States, which may decline during periods of unfavorable economic or market conditions. High-earning professionals in fields such as public affairs, law, government contracting, and consulting are a substantial source of our deposits and loans, and to the extent such professionals are adversely affected by unfavorable economic or market conditions, they may withdraw some or all of their deposits or become unable to repay their loans. We also have a significant portion of our assets in an investment securities portfolio containing U.S. government, municipal, and corporate bonds that are sensitive to broad economic conditions, especially interest rates.

The geographic concentration of our business in the Washington, D.C. metropolitan area makes our business highly susceptible to local economic conditions and reductions or changes in government spending.

Our operations are concentrated in the Washington, D.C. metropolitan area market, where our banking office is located. For example, our mortgage financing portfolio contains mostly single-family home loans within the Washington, D.C. metropolitan area, and a significant portion of our lending portfolio is secured by single-family home mortgages in this geographic region. Further, a majority of our consumer deposit clients are located in the Washington, D.C. metropolitan area. Our branch-less business model may limit our ability to expand our retail lending and deposit businesses beyond the Washington, D.C. metropolitan area.

The Washington, D.C. metropolitan area’s economy is heavily dependent on federal government spending, as a significant number of businesses in the area are federal government contractors or subcontractors, or depend on such businesses for a significant portion of their revenues. If the U.S. federal government were to cut or slow its spending on employment, government contracts, and real estate leases, that would adversely impact the Washington, D.C. metropolitan area’s economy. If economic conditions in the region deteriorate, or there is significant volatility or weakness in the Washington, D.C. metropolitan area’s economy, or any significant sector of the area’s economy, our ability to maintain or develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, the value of collateral securing our loans may decline, loan demand may be reduced, and we may experience consumer deposit withdrawals. These developments could negatively impact our business, results of operations and financial condition.

While we do not have a significant level of loans to federal government contractors or their subcontractors, the impact of a decline in federal government spending, a reallocation of government spending to different industries or different areas of the country, or a delay in payments to such contractors could adversely affect our clients. Temporary layoffs, staffing freezes, salary reductions, or shutdown and furloughs of government employees or government contractors could have adverse impacts on other businesses in our market and the general economy of the greater Washington, D.C. metropolitan area, and may indirectly lead to a loss of revenues by our clients, including vendors and lessors to the federal government and government contractors or to their employees, as well as a wide variety of commercial and retail businesses. Accordingly, such actions by the federal government could lead to increases in loan delinquencies, defaults, and charge-offs, or a decline in liquidity.

Our investment securities portfolio exposes us to risks beyond our market area.

As of June 30, 2024, 42.77% of our assets were invested in securities. The size and composition of the investment securities portfolio depends on the seasonality of deposits from political organization depositors, the concomitant need to maintain a higher degree of liquidity to meet the withdrawal needs of these depositors, and the demand for loans that meet our underwriting criteria.

We invest in a wide variety of securities, including U.S. government and agency obligations, taxable and non-taxable municipal bonds, including general obligation and revenue bonds, and investment grade corporate bonds. Under national banking laws, all bank-owned securities must be investment grade at the time of purchase. Investments in municipal and corporate bonds, in particular, expose us to the economic risks of communities and businesses across the country. If the economy were to enter a recession, the financial condition of many states and municipalities and of many corporations would likely weaken. Lower tax revenues could impair the ability of states and localities to repay their bond indebtedness. Similarly, lower corporate sales could impair the ability even of investment grade corporations to repay their indebtedness. Furthermore, although the Bank only purchases investment grade securities, it is possible that some of the corporate bonds it has purchased could be downgraded to below investment grade after the bank purchases them. The Bank seeks to broadly diversify its investment securities and to limit its exposure to any one bond issue, issuer or project, but there can be no assurance that we will not incur losses related to its investment activities.

Our significant investment in securities held to maturity exposes us to risks that may adversely affect our business, financial condition or results of operations.

As of June 30, 2024, 21.81% of our assets were invested in securities held to maturity (measured at amortized cost, net of allowance for credit losses), which subject us to certain risks that may adversely affect our business, financial condition or results of operations, including the following:

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Securities held to maturity are carried at amortized cost, and their fair value is not adjusted for changes in interest rates. Consequently, if interest rates rise, the fair value of our securities held to maturity would be expected to decline, but this decrease would not be immediately reflected in our net income or stockholders’ equity. However, this could result in significant unrealized losses, which could impact our ability to borrow from correspondent banks. Further, if we were required to sell all or a material portion of our securities held to maturity, we may recognize significant losses that would adversely affect our business, results of operations or financial condition. As of June 30, 2024, our net unrealized losses on securities available for sale, net of tax, totaled $7.6 million and our net unrealized losses on securities held to maturity, net of tax, totaled $20.5 million. See “— Interest Rate Risk — Interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.” As of June 30, 2024, the carrying value (net of allowance for credit losses) of our securities held to maturity was $308.0 million, compared to a fair value of $282.2 million.

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In general, we cannot sell any of our securities held to maturity without potentially triggering a reclassification of our entire held to maturity securities portfolio to available for sale, except under specific circumstances permitted by accounting standards, causing all unrealized losses, marked to market and net of taxes, to be reflected in the accumulated other comprehensive loss component of our total stockholders’ equity and a decline in our tangible book value. This constraint would limit our ability to quickly reallocate our investment portfolio in response to changes in market conditions or liquidity needs. If we are required to sell securities held to maturity, including to meet liquidity needs, we may realize significant losses that would adversely affect our business, results of operations or financial condition.

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Changes in accounting standards or regulatory guidance could require us to reclassify our securities held to maturity, which would adversely affect our stockholders’ equity and could lead to increased volatility in our reported earnings and capital ratios. Additionally, future regulatory requirements may impose higher capital charges on securities held to maturity.

Any of these risks related to our securities held to maturity may be exacerbated by negative market perceptions or investor confidence. In particular, adverse changes, or perceptions of adverse changes, in market conditions or the financial health of the issuers of our securities held to maturity could lead to concerns about our financial condition or risk management practices.

There can be no assurance that we will be able to maintain or increase our current levels of transaction accounts, non-interest-bearing demand deposits, and levels of profitability or growth.

As of June 30, 2024, a substantial portion of our deposits were held in transaction accounts, most of which are non-interest-bearing accounts that offer an earnings credit to offset service charges in lieu of interest. Transaction accounts have comprised over 50% of the Bank’s total deposits at each year-end since 2014. As of June 30, 2024, 94.2% and 82.7% of the Company’s deposits were in transaction accounts and non-interest-bearing accounts, respectively. There can be no assurance that the high levels of transaction accounts or non-interest-bearing demand deposits will continue to be held by the Bank, or that they will not decline, and there can be no assurance that the Bank will be able to replace any such deposits at a similar cost, or increase its lending business on a profitable basis. There can be no assurance that we will be able to maintain profitability, continue to grow in a profitable manner, or increase our book value per share, which is one of the metrics we use to measure our performance.

We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.

We participate in the ICS® network to provide our clients with additional FDIC insurance coverage for their uninsured balances. For our clients that opt into the ICS® network, this service allows us to place their deposits in increments up to the FDIC insurance limits at other banks within the ICS® network. In exchange, we may elect to either receive reciprocal deposits from other banks within the ICS® network or place the deposits at other banks as One-Way Sell® deposits and receive a deposit placement fee. If we elect to receive reciprocal deposits from other banks, the amount of deposits on our balance sheet does not decrease and we earn interest income on these reciprocal balances. Conversely, if we elect to receive a deposit placement fee instead of receiving reciprocal deposits, the deposits are placed at other banks as One-Way Sell® deposits, which reduces the amount of deposits on our balance sheet. This reduction allows us to better manage the size of our balance sheet, and the deposit placement fee increases our non-interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Deposits” for more information on ICS® deposits.

As of June 30, 2024, we placed $499.5 million of deposits at other banks through the ICS® network, of which $499.2 million were placed as One-Way Sell® deposits and $300 thousand were retained as reciprocal deposits. Our deposit placement services income totaled $3.2 million for the six months ended June 30, 2024. If we were to convert some or all of these One-Way Sell® deposits into reciprocal deposits, bringing them back onto our balance sheet, we would likely gain interest income by investing these deposits, which could increase our net interest income. However, this conversion would result in the loss of deposit placement services income, reducing our non-interest income. Furthermore, we would incur interest expense on the reciprocal deposits, which could increase our cost of interest-bearing liabilities and overall cost of funds, and could lower our net interest margin. Additionally, bringing these deposits onto our balance sheet would lead to higher regulatory assessments from both the OCC and the FDIC. The increase in our total assets would raise the base on which these assessments are calculated, and the additional deposits could also impact our risk profile, potentially resulting in higher FDIC risk-based assessments. Additionally, we would be required to pay IntraFi’s fee for the reciprocal feature, which as of June 30, 2024 is 0.125% annualized on the reciprocal deposits balance. While increased interest expense might reduce our net interest margin, the additional interest income could still lead to higher net interest income. Despite this potential benefit, there remains a risk of pressure on our margins and regulatory capital ratios, which could impact our business, financial condition, or results of operations. Additionally, if more than 20% of our total liabilities are classified as reciprocal deposits, the FDIC may categorize the excess over 20% as “brokered deposits.” As a result of the foregoing, our use of the ICS® network exposes us to potential costs and risks that are not incurred with traditional deposit accounts, and if we fail to adequately manage these costs and risks, our business, financial condition, or results of operations could be adversely affected.

If we or our clients are no longer able to participate in the ICS® network, including because IntraFi terminates our participation in the ICS® network, the ICS® network ceases or because of regulatory changes, we may experience deposit withdrawals, lose revenue from deposit placement fees, or experience a sudden increase in our balance sheet that could adversely affect our regulatory capital ratios. In order to sell a client’s deposits through the ICS® network, the client must first opt into the ICS® network, and not all of our clients have opted into the ICS® network, nor can all of our clients be expected to opt into the ICS® network in the future. Further, our ability to provide our clients with deposit placement services through the ICS® network depends on the participation of other banks within the ICS® network, and any issues affecting these banks, including concerns related to participating banks’ financial stability, could disrupt our ability to provide these services to our clients. Participation in the ICS® network is also subject to certain terms and conditions, which include limitations on the amount of each participating client’s ICS® deposits that may be placed at other banks within the ICS® network, on the maximum amount of deposits that a bank may place at other banks as reciprocal deposits, on the maximum amount of deposits that a bank may place at other banks as One-Way Sell® deposits, and limitations on a bank’s ability to receive reciprocal deposits, place One-Way Sell® deposits, or receive One-Way Buy® deposits if the bank is not “well capitalized” under the applicable federal banking regulations. In addition, our ability to move additional deposits from existing accounts off our balance sheet by converting reciprocal deposits into One-Way Sell® deposits is limited to the amount of such deposits that are placed at other banks as reciprocal deposits. As of June 30, 2024, we held $300 thousand in reciprocal deposits that could be converted into One-Way Sell® deposits, compared to the $499.2 million that had already been placed at other participating banks as One-Way Sell® deposits. Any of these conditions could adversely affect our business, financial condition or results of operations.

Our Trust & Wealth Department exposes us to certain risks and there can be no assurance the department will contribute meaningfully to our revenues or become profitable on a standalone basis.

Our Trust & Wealth Department exposes us to certain risks. The department, which began operations in the third quarter of 2020 after receiving approval from the OCC for fiduciary powers, manages a variety of trusts, including special needs trusts. The products and services provided by the department include trustee services, investment management, financial planning, estate administration, and custody. Risks specifically related to our Trust & Wealth Department include:

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Fiduciary Duty Compliance: We have a legal obligation to act in the best interests of our clients, which includes the duty to manage trust assets prudently. Failure to comply with these fiduciary duties can result in legal claims and significant financial liability.

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Litigation Risks: Trust and estate matters often involve disputes among beneficiaries or between beneficiaries and trustees. These disputes can lead to litigation, which can be costly and time consuming, potentially resulting in substantial legal expenses and damages.

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Regulatory Compliance: The Trust & Wealth Department is subject to stringent regulatory oversight by federal and state authorities. Non-compliance with fiduciary regulations can lead to enforcement actions, fines, and other regulatory sanctions that could adversely affect our operations and reputation.

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Market Risks: Investment management services provided by the Trust & Wealth Department are exposed to market risks. Poor investment performance can result in claims of mismanagement or breach of fiduciary duty, leading to potential legal liabilities.

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Personnel Risks: The success of our Trust & Wealth Department heavily relies on retaining specialized trust and wealth management personnel. The market for such skilled professionals is highly competitive. Losing key personnel could adversely impact our ability to manage trust accounts effectively and meet client expectations.

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Risks Specific to Special Needs Trusts: Managing special needs trusts exposes us to additional risks. These trusts are designed to provide financial support to individuals with disabilities without affecting their eligibility for government benefits like Medicaid and Supplemental Security Income (SSI). However, the rules governing these trusts are complex and state-specific. Failure to adhere to these rules can disqualify the trust, leading to the loss of benefits for the beneficiary and potential legal liabilities for the trustee.

In addition, the service charges we receive for assets under management are subject to fluctuations in the value of the underlying assets. These values can vary with changes in the stock market and bond yields. Consequently, any significant market volatility or changes in interest rates could impact the valuation of the assets we manage, thereby affecting the service charges we collect and potentially influencing our overall revenue from these accounts. Further, the growth in assets under custody during recent periods has been largely driven by clients seeking higher interest rates. If interest rates were to decline materially, we may experience a corresponding decline in custody balances, which would negatively impact our revenue from these accounts. In addition, a substantial portion of these custody accounts balances are related to political organizations, and these balances are considered to be seasonal and are likely to decline as a result of the spending around federal elections. Any of these conditions could adversely affect our business, financial condition or results of operations.

Our Trust & Wealth Department’s assets under management are concentrated among a small number of clients. As of June 30, 2024, we had four clients with accounts that each exceeded 5.0% of our total assets under administration, all within the custody segment. These four clients collectively accounted for 46% of our total assets under administration. If we experience outflows of our assets under management, particularly those associated with significant account sizes, our services charges would decline, which would negatively impact our Trust & Wealth Department revenue.

Our Trust & Wealth Department generated revenues of approximately $426 thousand for the six months ended June 30, 2024 and $565 thousand for the year ended December 31, 2023, but has not achieved standalone profitability. There can be no assurance that the Trust & Wealth Department will contribute meaningfully to our revenues or become profitable on a standalone basis. The unpredictability of assets under management and associated revenue further complicates our financial planning. Additionally, the highly competitive and commoditized nature of the wealth management industry poses ongoing challenges to our trust and asset management business.

We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

Financial services institutions may be interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Within the financial services industry, loss of public confidence, including through default by any one institution, could lead to liquidity challenges or to defaults by other institutions. Concerns about, or a default by or failure of, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions is closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries, such as clearing agencies, banks and exchanges with which we interact on a daily basis or key funding providers such as the FHLB, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition and results of operations.

In addition, our securities portfolio includes investments in other financial institutions. As of June 30, 2024, we held $4.5 million principal amount of subordinated debt issued by other bank holding companies. Any changes to the actual or perceived soundness of other financial institutions could adversely affect the value of these securities, which could cause us to incur losses.

There is no assurance that the Bank will be able to compete successfully with others for its business.

The Bank competes for loans, deposits, fiduciary services and capital with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources or are subject to less stringent regulations. The differences in resources and regulations may make it more difficult for the Bank to compete profitably, including because the Bank may be required to reduce the rates that it charges on loans and investments or increase the rates it offers on deposits in order to compete, which would adversely affect the Bank’s business, financial condition and results of operations. Further, the Bank’s profitability, in large part, results from its ability to maintain high levels of non-interest-bearing demand deposits, which are provided by campaigns and elections industry clients. There can be no assurance that the Bank will be able to effectively compete to maintain or grow its current share of deposits from these businesses and organizations.

We could fail to attract, retain or motivate skilled and qualified personnel, including our senior management, other key employees or directors, which could adversely affect our business.

Our ability to implement our strategic plan depends on our ability to attract, retain and motivate skilled and qualified personnel, including our senior management and other key employees and directors. The marketplace for skilled personnel is becoming more competitive, and the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. The failure to attract or retain, including as a result of an untimely death or illness of key personnel, or replace a sufficient number of appropriately skilled and key personnel could place us at a competitive disadvantage and prevent us from successfully implementing our strategy. In addition, high employee turnover rates or inadequate training could lead to operational inefficiencies, loss of critical knowledge, and increased susceptibility to errors and misconduct. The ongoing shortage of skilled cybersecurity professionals poses a risk to our ability to effectively defend against and respond to cyber threats. Difficulty in attracting or retaining skilled cybersecurity professionals could also weaken our ability to defend against and respond to cyber threats, increasing the likelihood of successful cyberattacks. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business is service-oriented and depends to a large extent upon the client relationships that our senior officers, relationship officers, and operations department team members develop and maintain, particularly with clients that maintain high levels of transaction account deposits. Any deterioration in such relationships, particularly those associated with significant deposit size, could lead to an outflow of deposits. See “— Liquidity Risk — Our deposit base is concentrated among a small number of clients.”

Accordingly, if we are unable to retain any of our executive officers, including our Chairman, Peter G. Fitzgerald, our Chief Executive Officer John J. Brough, our President, David M. Evinger, our Chief Financial Officer, Joanna R. Williamson, other senior officers, relationship officers, or operations department team members, our business, results of operations, and financial condition could be adversely affected.

Certain clients, including our political organization clients, may be subject to, and are particularly sensitive to, negative publicity, which may subject us to enhanced reputational risk.

Certain clients, including political organizations may be sensitive to public opinion and if we are not able to effectively manage negative publicity regarding the Bank or our client relationships, our relationships with these clients could suffer, which could lead to deposit withdrawals. As a public company, we and our relationships with our clients may be subject to increased public scrutiny, and certain of our clients may move their deposit accounts to other nonpublic institutions that they perceive as providing greater privacy. Further, if our clients are subject to negative publicity, our association with such clients may, in turn, cause us to be subject to negative publicity, which could harm our reputation and the public perception of our business. Any of these conditions could adversely affect our business, financial condition and results of operations.

Fulfilling our public company financial reporting and other regulatory obligations and transitioning to a public company will be expensive and time consuming and may strain our resources.

As a public company, we will be subject to the reporting requirements of the Exchange Act and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act and the related rules and regulations of the SEC, as well as the rules of NYSE. The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these requirements will place additional demands on our legal, accounting, finance, operations and investor relations staff and on our accounting, financial and information systems, and will increase our legal and accounting compliance costs as well as our compensation expense as we expect to hire additional legal, accounting, tax, finance and investor relations staff. As a public company we may need to enhance our investor relations and corporate communications functions and attract additional qualified board members. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We expect to incur additional incremental ongoing and one-time expenses in connection with our transition to a public company. The actual amount of the incremental expenses we will incur may be higher, perhaps significantly, from our current estimates for a number of reasons, including, among others, additional costs we may incur that we have not currently anticipated.

In accordance with Section 404 of the Sarbanes-Oxley Act, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls until we are no longer an emerging growth company and no longer a non-accelerated filer. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our accounting staff and our outside independent registered public accounting firm and testing of our internal control over financial reporting by our accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

We have not performed an evaluation of our internal control over financial reporting nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting, in each case as contemplated by Section 404 of the Sarbanes-Oxley Act, as of any balance sheet date reported in our financial statements. Had we performed such an evaluation of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies, including material weaknesses and significant deficiencies, may have been identified.

If we are unable to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the time frames required by law or stock exchange regulations. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, or suspension or delisting of our Class A common stock from NYSE and could have a material adverse effect on our business, results of operations and financial condition. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

Operational Risks

We are subject to operational risk, which could adversely affect our business and reputation and create material legal and financial exposure.

Like all businesses, we are subject to operational risk, which represents the risk of loss resulting from human error or misconduct, inadequate or failed internal processes and systems, and external events, including the risk of loss resulting from fraud by employees or persons outside the Bank, and breaches in data security. For example, because the Bank engages in a high volume of funds transfer activity, we may be subject to a greater degree of payment risk than other similarly-sized banks.

See “Operational risks associated with funds transfer activities could adversely affect our business and financial condition.” We are also exposed to operational risks through outsourcing arrangements, as such outsourcing vendors, which are exposed to operational risks themselves, as well as the effects that changes in circumstances or capabilities of our outsourcing vendors can have on our ability to continue to perform operational functions necessary to our business. Prolonged or significant failures or disruptions in our information technology systems, including due to hardware malfunctions, software errors, or natural disasters, could disrupt our business operations and impact customer service which could lead to a loss of business, reduced customer satisfaction, damage to our reputation and regulatory scrutiny. For example, in July 2024 there was a widely publicized information technology outage as a result of a faulty update to a cybersecurity software product that affected many businesses worldwide.

Although we seek to mitigate operational risk through a system of internal controls and risk management practices that are reviewed and updated, no system of controls or practices, however well designed and maintained, are infallible. Control weaknesses or failures or other operational risks could result in charges, increased operational costs, business continuity deficiencies, harm to our reputation or foregone business opportunities.

Operational risks associated with funds transfer activities could adversely affect our business and financial condition.

Because the Bank engages in a high volume of funds transfer activity, we may be subject to a greater degree of payment risk than other similarly-sized banks. Our political organization clients use our payment services heavily leading up to elections, and the payment size for such payments is typically much larger than for retail banking payment services. The Bank frequently receives or sends payment orders that are a high percentage of its total capital, and on a few occasions in the past it has sent and received, and in the future it may send and receive, payment orders that exceed the Bank’s total capital. Risks specifically related to our funds transfer activities include:

•	Processing Errors: Errors in processing payment orders could result in funds being transferred to incorrect accounts or delayed.
•	Regulatory Violations: Non-compliance with regulations applicable to our funds transfer activities could lead to regulatory action, including fines and penalties.
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System Failures: Our funds transfer operations rely on information technology systems and third-party service providers. System outages, cyberattacks, or other failures could disrupt our ability to process funds transfers.

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Fraud and Security Breaches: We are exposed to risks of fraud and unauthorized access to client accounts. Further, applicable law specifies the responsibilities of banks in verifying payment orders and the conditions under which a bank can be held liable for unauthorized or erroneous transfers, and we may fail to adhere to these responsibilities.

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Client Dependency: We experience high demand for funds transfers from our political organization clients leading up to elections, which can create operational stress. Any failure to process these high-value transactions accurately and timely could result in client dissatisfaction and loss of business.

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Funds Transfer Cancellation Risks: Cancelling a funds transfer can involve risks and potential liabilities. For example, if we cancel a funds transfer, we may be subject to claims that the funds transfer was cancelled wrongly. Moreover, under applicable law, if we request cancellation of a payment order after it has been accepted by the receiving bank, we may be obligated to indemnify the receiving bank for any loss or expense, including reasonable attorney’s fees, resulting from the cancellation or from any action taken by the receiving bank in reliance on the payment order. This indemnification obligation could result in substantial financial liability for the Bank, especially given the high-value transactions we often process for our political organization and other clients.

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Automatic Acceptance of Payment Orders: Under applicable law, once a payment order is received by the Bank within its cut-off times, we are deemed to have accepted the order. As a result, we may automatically become subject to certain obligations under applicable law, including the obligation to process and settle the payment, and any failure to satisfy these obligations could subject us to liability.

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Timing and Finality of Payments: Under applicable law, payment orders must be executed in a timely manner, and once a payment is accepted, it is final and irrevocable, even if the payment was made in error or if there were insufficient funds in the account.

•	Credit Risk: When acting as an intermediary or beneficiary’s bank, we are exposed to the risk that other parties in the funds transfer chain default.
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Reliance on Intermediaries: We rely on intermediary banks for processing international wire transfers, and any issues at these intermediaries could affect our ability to process transactions smoothly and efficiently.

Although we have implemented controls, policies, and procedures designed to address these risks, including security procedures as required by applicable law, as well as authentication protocols, transaction monitoring, and employee training, these controls, policies, and procedures may not be effective in mitigating all risks associated with our funds transfer activities. The occurrence of any of these risks could result in financial losses, legal liability, regulatory actions, or loss of client business, which could adversely affect our business, financial condition, or results of operations.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition, results of operations, and reputation.

As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us, our service providers or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us, our service providers or our clients, denial or degradation of service attacks, ransomware, malware or other cyberattacks, physical damage to our facilities and infrastructure or human error. In recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information but also sensitive financial and other personal information of their clients and employees, potentially subjecting them to fraudulent activity. Our clients are subject to risks related to identity theft, credit and debit card fraud and other fraudulent activity that could involve their accounts with us. We have in the past been, and may in the future be, the target of attempted electronic fraudulent activity, security breaches and cybersecurity-related attacks. Our use of mobile and cloud technologies, as well as remote work arrangements, can heighten these and other operational risks, and because we do not maintain a branch network and instead rely more heavily on our mobile and desktop applications to provide services to our clients, the consequences of fraudulent activity, information security breaches and cybersecurity-related incidents may be more severe for us compared to other banks that have multiple branch locations or rely less heavily on mobile and desktop applications to provide services. Rapid advances in technology also require continuous updates and integration, which poses risks related to system compatibility and cybersecurity and increases the costs of maintaining our information technology systems and platforms. Increasing legal or regulatory requirements or expectations related to cybersecurity and technology risk management may also subject us to significant compliance costs, and the failure to comply with such requirements or expectations could result in in fines or enforcement actions. All of this could have a material adverse effect on our business, financial condition, results of operations, and reputation.

In addition, increases in criminal activity levels and sophistication, cyberattacks by state actors, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions, as well as the technology used by our employees, third-party service providers and clients to access our systems. For example, we are exposed to risks arising from the use of artificial intelligence (“AI”) technologies by bad actors to commit fraud and misappropriate funds and to facilitate cyberattacks.

Further, because some of our clients are high-profile political organizations, we may face a heightened risk of targeted cyberattacks aimed at compromising our clients’ data and disrupting their operations. If these attacks are successful, it could adversely affect our clients operations or our ability to attract or retain clients, including political organization clients, and adversely affect our business, financial condition, results of operations, and reputation.

Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyberattacks, our inability to anticipate, or failure to timely discover and adequately mitigate, breaches of security could result in: losses to us or our clients; our loss of business and/or clients; damage to our reputation; the incurrence of additional expenses; disruption to our business; our inability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or our exposure to civil litigation and possible financial liability. Any such costs, losses or claims may not be covered by our insurance or could exceed the amount of insurance coverage available to us, or our cybersecurity insurance premiums may increase, which could have a material adverse effect on our business, financial condition and results of operations.

More generally, publicized information concerning information security and cybersecurity-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to our reputation as a financial institution. All of this could have a material adverse effect on our business, financial condition, results of operations, and reputation.

We also face risks related to cyberattacks and other security breaches involving external, third-party vendors and counterparties.

Information pertaining to us and our clients is maintained, and transactions are executed, on networks and systems maintained by us, our clients and certain of our third-party vendors, such as our online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our clients against fraud and security breaches and to maintain our clients’ confidence. Our use of cloud computing services and associated reliance on third-party cloud providers could limit our ability to control or effectively audit our data and systems, potentially leading to operational vulnerabilities, including exposing us to the risk of service outages. There have been a number of widely publicized cases of outages in connection with access to cloud computing providers. Some of these parties have in the past been, and may in the future be, the target of security breaches and cyberattacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyberattacks affecting any of these third parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for material breaches or attacks relating to them. Although we are not aware of any material losses relating to cybersecurity incidents, there can be no assurance that unauthorized access or cybersecurity incidents will not become known or occur or that we will not suffer such losses in the future.

Additionally, we may not be able to ensure that our third-party vendors have appropriate controls in place to protect the confidentiality of the information they receive from us and our business, financial condition and results of operations could be adversely affected by a material breach of, or disruption to, the security of any of our or our vendors’ systems.

Our operations rely on certain external vendors, and our use of these vendors is subject to increasing regulatory requirements and attention.

Our business model of a single banking office serving a nationwide client base is dependent on relationships with third-party service providers that provide services, primarily information technology services, that are critical to our operations. We use external vendors to provide products and services necessary to maintain our day-to-day operations, including core banking services such as online banking, loan servicing, debit and credit card services, trust accounting and wealth management and other key components of our business infrastructure, including data processing and storage, internet connection and network access and various information technology services and services complementary to our banking products. In particular, we rely on a core technology provider for the banking software used by our clients and operations personnel. Accordingly, our operations are exposed to the risk that these vendors, including our core technology provider, will not perform in accordance with the contracted arrangements or under service-level agreements. We are also subject to the risk that these vendors, including our core technology provider, become unable or unwilling to provide the same products or services on terms that are acceptable to us.

We are also exposed to the risk that a cyberattack, security breach, other information technology incident or other operational disruption at a common vendor to our third-party service providers, including our core technology provider, could impede their ability to provide services to us. See “We also face risks related to cyberattacks and other security breaches involving external, third-party vendors and counterparties.”

We may not be able to effectively monitor or mitigate operational risks relating to the use of common vendors by third-party service providers, including our core technology provider. If any of our third-party service providers experience difficulties in providing services or terminate their services and we are unable to replace our service providers with other service providers, our operations could be interrupted. It may be difficult for us to replace some of our third-party vendors, particularly vendors providing our core banking, mortgage-servicing and debit card services and information services, in a timely manner if they are unwilling or unable to provide us with these services in the future for any reason. If an interruption were to continue for a significant period, it could have a material adverse effect on our business, financial condition and results of operations. Even if we are able to replace them, it may be at higher cost to us, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if a third-party provider fails to provide the services we require, fails to meet contractual requirements, such as compliance with applicable laws and regulations, or suffers a cyberattack or other security breach, our business could suffer economic and reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, recent regulation requires us to enhance our due diligence, ongoing monitoring and control over our third-party vendors and other ongoing third-party business relationships. In certain cases, we may be required to renegotiate our agreements with these vendors to meet these enhanced requirements, which could increase our costs. We expect that our regulators would hold us responsible for deficiencies in our oversight and control of our third-party relationships and in the performance of the parties with which we have these relationships, including in connection with the improper use or disclosure of confidential information, which could also harm our reputation, financial position and current and future business relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third-party vendors or other ongoing third-party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines, as well as requirements for client remediation, any of which could have a material adverse effect our business, financial condition and results of operations. In June 2023, the U.S. federal banking agencies issued an interagency guidance, which requires banks, such as us, to analyze the risk associated with each third-party relationship and to calibrate its risk management processes. Any future changes in requirements or standards applicable to our third-party relationships could negatively affect us in substantial and unpredictable ways, and increase our costs. All of which could have a material adverse effect on our business, financial condition and results of operations.

The development and use of artificial intelligence present risks and challenges that may adversely impact our business.

We have incorporated, and may in the future further incorporate, AI technology in certain business processes, services or products, including technologies that process sensitive financial and/or personal data. For example, we currently employ AI technology to assist in drafting documents and communications and to search for information on the internet. Furthermore, our third-party vendors, clients or counterparties may develop or incorporate AI technology in their business processes, services or products.

The development and use of AI present a number of risks and challenges to our business. The legal and regulatory environment relating to AI is uncertain and rapidly evolving and includes regulation targeted specifically at AI as well as provisions in intellectual property, privacy, consumer protection, employment and other laws applicable to the use of AI. These evolving laws and regulations could require changes in our implementation of AI technology and increase our compliance costs and the risk of non-compliance, including in relation to data privacy and security requirements under laws such as the Gramm-Leach-Bliley-Act (“GLBA”), which mandates the protection of consumer financial information.

AI models, particularly generative AI models, may produce output or take action that is incorrect, that results in the release of private, confidential or proprietary information, that reflects biases included in the data on which they are trained, that produces output that is, or is perceived to be, discriminatory or unfair, that infringes on the intellectual property rights of others, or that is otherwise harmful.

While we have policies in place that require our employees to review any AI output that they generate, including to verify the accuracy, relevance, and completeness of the output, and that prohibit the use of personally identifiable or nonpublic information with AI technologies, unless the AI tools are authorized for such use, there can be no assurances that our employees will adhere to these policies or that such policies will be effective in mitigating the risks associated with using AI technology.

Although the Company has not authorized the use of any AI tools with personally identifiable or nonpublic information, employees may intentionally or inadvertently violate our policy by using personally identifiable or nonpublic information, including sensitive client information, with our AI technologies. In addition, we currently employ certain AI technologies that may use personally identifiable or nonpublic information, such as software that reads emails in order to provide certain functionality, including AI-assisted responses, and such emails may contain personally identifiable or nonpublic information. Because personally identifiable or nonpublic information may be used with such technologies, there is a risk that these technologies generate output that improperly discloses such personally identifiable or nonpublic information. The use of personally identifiable or nonpublic information could result in a violation of certain laws, including data privacy laws and the data privacy and security requirements of the GLBA, exposing us to legal liability or regulatory penalties. In addition, the complexity of many AI models makes it challenging to understand why they are generating particular outputs. This limited transparency increases the challenges associated with assessing the proper operation of AI models, understanding and monitoring the capabilities of the AI models, ensuring adherence to our privacy policies, reducing erroneous output, eliminating bias and discrimination and complying with regulations that require documentation or explanation of the basis on which decisions are made. Further, we may rely on AI models developed by third parties, and, to that extent, would be dependent in part on the manner in which those third parties develop and train their models, including risks arising from the inclusion of any unauthorized material in the training data for their models, and the effectiveness of the steps these third parties have taken to limit the risks associated with the output of their models, matters over which we may have limited visibility.

Any of these risks could expose us to liability or adverse legal or regulatory consequences and harm our reputation and the public perception of our business or the effectiveness of our security measures, which could adversely affect our business, results of operations or financial condition.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions, and in evaluating and monitoring our loan and lease portfolio on an ongoing basis, we typically rely on information furnished by or on behalf of clients and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those clients or counterparties, or of other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate, incomplete, unaudited, fraudulent or misleading financial statements, credit reports or other financial or business information, or the failure to receive such information on a timely basis, could result in loan and lease losses, reputational damage or other effects that could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on estimates and risk management activities may not always prevent or mitigate risks effectively, leading to potential differences between actual results and our forecasts.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include the allowance for credit losses, revenue and expense recognition, goodwill, fair value measurements and income taxes. Because of the uncertainty of estimates involved in these matters, we may be required to significantly increase the allowance for credit losses or sustain losses that are significantly higher than the reserve provided or reduce the carrying value of an asset measured at fair value. Any of these could have a material adverse effect on our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

Our internal controls, disclosure controls, processes and procedures and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny.

We have established policies and procedures intended to identify and manage the types of risk to which we are subject, including credit risk, interest rate risk, liquidity risk, price risk, operational risk, cyber risk, compliance risk, strategic risk and reputation risk. There are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that were not appropriately anticipated or identified. In addition, we rely on both qualitative and quantitative factors, including models, to monitor, measure and analyze certain risks and to estimate certain financial values, which are subject to error. For example, we estimate the proportion of our deposits that are represented by political organizations, in part to manage the risks related to such deposits. See “— Liquidity Risk — Our deposits are concentrated in political organizations, which can vary significantly in volume due to seasonality or changes in political activity or campaign finance laws.” Our estimates of the proportion of our deposits that are represented by political organizations are subject to data limitations and identifying a client as a political organization sometimes requires judgment. If our risk management activities prove ineffective, including due to inaccurate estimates, we could suffer unexpected losses or become subject to litigation or negative regulatory action, any of which could affect our business, financial condition, results of operations, or reputation.

Legal, Regulatory and Compliance Risks

Government regulation significantly affects our business and may result in higher costs and lower stockholder returns.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance fund (“DIF”), depositors, and consumers, but not stockholders. The Bank is regulated and supervised by the OCC and the FDIC. The Company is regulated by the Federal Reserve. The burden imposed by federal regulations puts banks at a competitive disadvantage compared to less regulated competitors such as nonbank finance companies, mortgage-banking companies, digital fin-tech lenders, and leasing companies. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase the costs of doing business or otherwise adversely affect the Bank and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on profitability or financial condition. In addition, changes to other laws or regulations, such as tax laws, could also have a disproportionate impact on us, based on the way those laws or regulations are applied to financial services and financial firms or due to our corporate structure or where or how we provide these services.

Changes in federal and state legislation and regulation may affect our operations. New and modified regulations, such as the regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and revisions to the capital and liquidity rules adopted by the federal banking agencies, including revisions to the 2013 Basel III Rules, may have unforeseen or unintended consequences on the banking industry. The Dodd-Frank Act implemented significant changes to the U.S. financial system, including new regulatory agencies (such as the Financial Stability Oversight Committee to oversee systemic risk and the Consumer Financial Protection Board (“CFPB”), to develop and enforce rules for consumer financial products), changes in retail banking regulations, and changes to deposit insurance assessments.

The Basel III Rules introduced new risk-based and leverage capital requirements and also limit capital distributions and certain discretionary bonuses if a banking organization does not satisfy its “capital conservation buffer” requirement in full. See “Supervision and Regulation — Capital Requirements” for more information about our regulatory capital requirements. While the Company, as a bank holding company with less than $3 billion in total consolidated assets, is currently treated as a “small bank holding company” under Federal Reserve policy and is not subject to the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level, the Bank is subject to the Basel III Rules’ risk-based and leverage capital requirements. This additional regulation increases the Bank’s compliance costs and may otherwise adversely affect operations, including by limiting our growth or requiring the Company to raise additional capital in the future so that the Company could contribute capital to the Bank. For example, during periods of growth in deposits due to seasonality, our assets could reach a level that would require the Bank to control the level of these deposits in order to maintain a satisfactory Tier 1 leverage ratio. In the past, we have managed the Bank’s Tier 1 leverage ratio by moving certain deposit accounts off our balance sheet by placing the deposits at other banks as One-Way Sell® deposits through the ICS® network, but there is no assurance we could do so in the future. See “— Other Risks Related to Our Business — We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.” If we are required to raise additional capital, our ability to do so will depend on our performance, financial condition and prospects as well as conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, there can be no assurances we will be able to raise additional capital if needed on terms acceptable to us or at all. If we cannot raise additional capital when needed, or cannot raise additional capital on acceptable terms, it could have a material adverse effect on our financial condition, results of operations and prospects. Further, if the Company becomes subject to the Federal Reserve’s consolidated capital rules applicable to bank holding companies in the future, it could increase our compliance costs or otherwise adversely affect our operations.

Although we do not believe the Bank’s deposits, including those from political organizations, are “brokered deposits”, the definition of “brokered deposit” is subject to ongoing rulemaking, including a recent proposal by the FDIC. The FDIC’s proposed definition would significantly expand the scope of deposits that would be considered brokered. The FDIC’s rulemaking is not yet final and may change and the FDIC’s ultimate application of the proposal to various facts and circumstances is not yet known. If a significant portion of the Bank’s deposits, whether political organization deposits, commercial deposits or retail deposits, were classified as brokered deposits, it would increase our FDIC deposit insurance assessments and could result in increased regulatory scrutiny and operational restrictions. For example, if the Bank were not considered “well capitalized” it could be prohibited from accepting such deposits. The reclassification of our deposits as brokered deposits could also require us to adjust our deposit-gathering strategies, increase our cost of funds, and impose additional operational or liquidity constraints. Any of these conditions could materially adversely affect our business, financial condition, and results of operations.

The potential also exists for additional federal or state laws or regulations, or changes in policy or interpretations, to affect operations, including capital levels, lending and funding practices, insurance assessments, and liquidity standards. The effect of any such changes and their interpretation and application by regulatory authorities cannot be predicted, may increase the Company’s cost of doing business and otherwise affect operations, may significantly affect the markets in which the Company does business, and could have a material adverse effect on the Company.

In addition, in response to the recent bank failures and loss of public confidence in the banking sector, the government has increased its scrutiny of financial institutions. State and federal lawmakers and regulators have proposed new measures and regulations regarding capital levels, deposit concentrations, liquidity, risk management and deposit insurance. Such legal and regulatory changes could materially and adversely affect our business, results of operations or financial condition. The government’s response to the condition of the global financial markets and the banking industry has also increased costs and may further increase costs for items such as federal deposit insurance. The FDIC insures deposits at FDIC-insured institutions, such as the Bank, up to applicable limits. The FDIC charges the insured financial institutions premiums to maintain the DIF at a minimum of 2% of total estimated insured deposits. Increases in deposit insurance premiums to increase the coverage ratio to required levels, to meet revised rules to measure risk or to pay depositors of additional failed institutions could adversely affect the Company’s financial condition and results of operations.

We are also exposed to risks resulting from changes in public policy, laws and regulations, or market and public perceptions and preferences in connection with the transition to a less carbon-dependent economy. These changes could adversely affect our business, financial condition, results of operations and reputation. For example, our reputation and client relationships may be damaged as a result of our or our clients’ involvement in certain industries or projects perceived to be associated with causing or exacerbating climate change.

The failure to fully comply with applicable laws and regulations, particularly those related to consumer compliance and lending, could result in additional regulatory scrutiny being placed on the Bank, the Company or the Bank being subjected to informal or formal enforcement actions, or the imposition of civil money penalties against the Company, the Bank, and/or their respective officers or directors. Even if the Company or the Bank avoided such enforcement actions following a compliance lapse, expenses required to come into compliance and maintain such compliance, and to avoid any threatened enforcement action, could have an adverse effect on earnings, divert management attention from other opportunities and otherwise adversely affect stockholder returns.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments, restrictions on our business activities or reputational harm.

We have in the past been, and may in the future be, named as a defendant in legal actions in connection with our activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. For example, in 2020, Blue Flame Medical LLC (“Blue Flame”) filed a lawsuit alleging that the Bank improperly returned a wire transfer in the amount of $456.9 million and remained obligated to pay that sum to Blue Flame. While the lawsuit was dismissed in our favor, we incurred significant legal expenses in connection with the lawsuit. In addition, we can be subject to reputational harm resulting from legal actions or related activities arising therefrom. For example, the co-founder of Blue Flame has reportedly filed a complaint with the OCC requesting the OCC to investigate the Bank’s actions with respect to the return of the $456.9 million wire transfer, and on May 31, 2024, three members of the U.S. House of Representatives signed a letter requesting the OCC to conduct such an investigation.

The Bank’s Trust & Wealth Department is particularly subject to the risk that clients or others may sue us, claiming that we or third parties for whom they say we are responsible have failed to perform under a contract or otherwise failed to carry out a duty perceived to be owed to them. This risk is heightened when we act as a fiduciary for our clients and may be further heightened during periods when credit, equity or other financial markets are deteriorating in value or are particularly volatile, or when clients or investors are experiencing losses.

Further, our Trust & Wealth Department offers certain specialized trust services, such as special needs trusts, that may subject us to an increased risk of legal liability. See “— Risks Related to Our Business — Our Trust & Wealth Department exposes us to certain risks and there can be no assurances the department will contribute meaningfully to our revenues or become profitable on a standalone basis.”

Further, our regulators may impose consent orders, civil money penalties, matters requiring attention, or similar types of supervisory criticism. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our activities.

Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements, resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have an adverse effect on our business, results of operations or financial condition.

The Bank’s primary regulator has broad powers to place limitations on the conduct of a bank’s business, or to close an institution.

The OCC has broad supervisory powers to limit a bank’s conduct of its business in the event that its capital position or financial condition decline, or if it engages in unsafe or unsound practices. Such powers include the ability to limit distributions of dividends. As a result of capital insufficiency, including but not limited to if a bank’s level of Tier 1 capital falls below 2.0%, becoming undercapitalized with no reasonable prospect of becoming adequately capitalized, liquidity issues or other regulatory concerns, including engaging in unsafe or unsound banking practices or being in an unsafe or unsound condition, a bank could be subject to the imposition of additional restrictions or conditions on its operation, or to being closed by its regulators without compensation to the bank’s stockholders, including its bank holding company. Furthermore, the OCC’s regulatory expectations may exceed these minimum capital requirements, which could result in higher compliance costs or require additional capital resources to be committed to a bank. If the OCC were to require us to commit additional capital resources to support the Bank, we could be required to borrow funds or raise capital on unfavorable terms. If the Bank were to be closed by its regulators, there can be no assurance that the Company would be able to find a buyer for the Company or the Bank in the event that it is unable to continue as an independent entity.

Generally, a conservator or receiver may be appointed for an insured depository institution where: (1) its obligations exceed its assets; (2) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (3) the institution is in an unsafe or unsound condition; (4) there is a willful violation of a cease-and-desist order; (5) the institution is unable to pay its obligations in the ordinary course of business; (6) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (7) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (8) an institution ceases to be insured; (9) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (10) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

The Bank is subject to extensive and evolving requirements under anti-money laundering and sanctions laws.

The Bank is subject to stringent regulations under the Bank Secrecy Act of 1970 (“BSA”), the USA PATRIOT Act of 2001, the Anti-Money Laundering Act of 2020, and regulations administered by the Office of Foreign Assets Control (“OFAC”). These laws require us to maintain a comprehensive anti-money laundering (“AML”) and sanctions compliance program, which includes client due diligence, enhanced due diligence for high-risk clients, ongoing monitoring of transactions, and the timely filing of Suspicious Activity Reports (SARs) and Currency Transaction Reports (CTRs).

The Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the BSA, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and the Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by OFAC. Further, OFAC may impose civil penalties for sanctions violations based on strict liability, meaning we could be held liable for sanctions violations even if we did not know or have reason to know we were engaging in a violation.

Anti-money laundering and sanctions laws and regulations are complex, and regulatory expectations are constantly evolving. The complexity of our operations, particularly with respect to our concentration in political organization deposits and our participation in IntraFi’s ICS® program, may increase our exposure to regulatory scrutiny. Accordingly, maintaining compliance with anti-money laundering and sanctions laws and regulations involves significant investments in technology, personnel, and internal processes, and as regulatory requirements evolve and regulatory expectations heighten, we have in the past incurred, and may in the future incur, increased costs, and may face operational challenges to maintain and improve our compliance programs. Further, there can be no assurances that we will identify all suspicious activity or high-risk transactions our clients engage in or prevent all instances of fraud or other financial crimes that our clients may commit. Additionally, our compliance program is reliant on the accuracy of information provided to us by our clients and other external sources, and, although we take steps that we believe are reasonably designed to verify and monitor client activities, we may not always detect or prevent fraudulent activities or non-compliance by clients. Failure to comply with anti-money laundering and sanctions laws or regulations, or to meet evolving regulatory expectations, may expose us to penalties, fines, operational restrictions, or reputational damage, which could adversely affect our business, financial condition, or results of operations.

The Bank is subject to numerous “fair and responsible banking” laws and regulations designed to protect consumers, which increase our compliance costs and subject us to potential legal liability or reputational damage.

The Bank is subject to numerous “fair and responsible banking” laws and regulations designed to protect consumers. For example, the Community Reinvestment Act (“CRA”), the Equal Credit Opportunity Act (“ECOA”), the Fair Housing Act (“FHA”) and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act and the Dodd-Frank Act prohibit unfair, deceptive, or abusive acts or practices by financial institutions. These laws and regulations increase our compliance costs and a failure to comply with these laws and regulations could result in a wide variety of sanctions. The U.S. Department of Justice, federal banking agencies, and other federal and state agencies are responsible for enforcing these fair and responsible banking laws and regulations. A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on the Bank’s reputation, business, financial condition and results of operations.

On October 24, 2023, the federal bank regulatory agencies issued a final rule to modernize their respective CRA regulations. The revised rules substantially alter the methodology for assessing compliance with the CRA, with material aspects taking effect January 1, 2026 and revised data reporting requirements taking effect January 1, 2027. The final rules are likely to make it more challenging or costly for the Bank to maintain its current rating of “outstanding” or receive a rating of at least “satisfactory” on its CRA evaluation. For example, the revised rules may require the Bank to increase its lending and investment activities in areas where it does not currently have branches or significant operations, which could lead to higher compliance costs and operational complexities. A failure to maintain a rating of “outstanding” or “satisfactory” could limit our ability to expand through acquisitions or new branch openings and could subject us to increased scrutiny from regulators and community groups. Additionally, a lower CRA rating could damage our reputation, making it more difficult to attract and retain clients who value our community commitment. These factors could materially and adversely affect our business, financial condition, and results of operations. See “Supervision and Regulation — Community Reinvestment Act” for more information about the CRA.

We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to potential costs, risks and consumer protection laws.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property. The amount that we, as a mortgagee, may realize after a foreclosure may depend on a variety of factors, including, but not limited to, general or local economic conditions, assessments, interest rates, real estate tax rates, condition of the collateral property, operating expenses of the mortgaged properties, our ability to effectively operate the properties, our ability to obtain and maintain adequate occupancy of the properties, zoning laws, environmental cleanup liabilities, governmental and regulatory rules and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of our other real estate owned, could have a material adverse effect on our business, financial condition and results of operations.

Consumer protection initiatives or changes in state or federal law may substantially increase the time and expenses associated with the foreclosure process or prevent us from foreclosing at all. A number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default. Additionally, federal and state regulators have prosecuted or pursued enforcement action against a number of mortgage-servicing companies for alleged consumer law violations. If new federal or state laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers to foreclosure, they could have a material adverse effect on our business, financial condition and results of operations.

Additionally, if the Bank forecloses on, and takes title to, real estate, it may become subject to environmental liabilities associated with such properties, which could adversely affect our business, financial condition and results of operations. We may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected the property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability, and we may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties.

Any violation of laws regarding, or incidents involving, the privacy, information security and protection of personal, confidential or proprietary information could damage our reputation and otherwise adversely affect our business.

The Bank’s business requires the collection and retention of large volumes of client data, including personally identifiable information (“PII”) in various information systems that it maintains and in those maintained by third-party service providers. It also maintains important internal company data such as PII about employees and information relating to operations. The Bank is subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including clients, employees, and other third parties). These include the Gramm-Leach-Bliley Act, which, among other things: (1) imposes certain limitations on the Bank’s ability to share nonpublic PII about clients with nonaffiliated third parties; (2) requires that it provide certain disclosures to clients about its information collection, sharing and security practices and afford clients the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (3) requires that it develop, implement, and maintain a written comprehensive information security program containing appropriate safeguards based on size and complexity, the nature and scope of activities, and the sensitivity of client information the Bank processes, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that the collection, use, transfer, and storage of PII complies with all applicable laws and regulations can increase costs. Furthermore, the Bank may not be able to ensure that clients and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of clients or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), the Bank could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of measures to safeguard PII, or even the perception that such measures are inadequate, could cause the Bank to lose clients or potential clients and thereby reduce revenues. Accordingly, any failure, or perceived failure to comply with applicable privacy or data protection laws and regulations may subject the Bank to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage its reputation and otherwise adversely affect its operations, financial condition and results of operations.

Increases in FDIC insurance premiums could adversely affect our earnings and results of operations.

The Bank is a member of the FDIC and the deposits of each of its depositors are insured to the maximum amount provided by the Federal Deposit Insurance Act (“FDIA”), subject to the Bank’s payment of deposit insurance premiums to the FDIC. The FDIC calculates assessment rates applicable to the Bank based on a variety of factors, including capital adequacy, asset quality, management practices, earnings performance, liquidity, and sensitivity to market risk. Any deterioration of these factors could result in an increase in the Bank’s FDIC assessment rate. In addition, to maintain a strong funding position and restore the reserve ratios of the DIF following the financial crisis, the FDIC increased deposit insurance assessment rates generally and, in response to recent bank failures, charged special assessments applicable to certain FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

The Federal Reserve may require the Company to commit capital resources to support the Bank at a time when our resources are limited, which may require us to borrow funds or raise capital on unfavorable terms.

The Company is required by the Federal Reserve to act as a source of financial and managerial strength to the Bank and may be required to commit capital and financial resources to support the Bank. Such support may be required at times when, absent this requirement, the Company otherwise might determine not to provide it, including because our resources may be limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by the Company to the Bank would be subordinate in right of repayment to payments to depositors and certain other creditors of the Bank. In the event of the Company’s bankruptcy, the bankruptcy trustee will assume any commitment by the Company to a federal bank regulatory agency to maintain the capital of the Bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the Company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by the Company for making a capital injection to the Bank may be more difficult and expensive relative to other corporate borrowings. Borrowing funds or raising capital on unfavorable terms for such a capital injection may have a material adverse effect on our business, financial condition and results of operations.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

From time to time, the accounting standard setters, including the Financial Accounting Standards Board (“FASB”) and the SEC, change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. As a result of changes to financial accounting or reporting standards, we could be required to change certain of the assumptions or estimates we have previously used in preparing our financial statements, which could negatively impact how we record and report our results of operations and financial condition generally. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

Risks Related to Our Dual-Class Common Stock Structure

The dual-class structure of our common stock has the effect of limiting your ability to influence corporate matters.

Upon the completion of the offering, we will have two classes of common stock:

•	Class A common stock, par value $0.01 per share, which is entitled to one vote per share; and
•	Class B common stock, par value $0.01 per share, which is entitled to 10 votes per share.

As of the date of this prospectus, members of the Fitzgerald Family, in the aggregate, beneficially own 50.69% of the outstanding shares of our old common stock. Following the Reclassification and the completion of this offering, assuming no conversions of shares of Class B common stock into shares of Class A common stock and without giving effect to any purchases that may be made through our directed share program or otherwise in this offering, holders of our outstanding Class B common stock are expected to hold in the aggregate approximately   % (or approximately   % assuming the underwriters exercise their option to purchase additional shares of our Class A common stock from us in full) of the combined voting power with respect to all of the outstanding shares of our common stock, with members of the Fitzgerald Family expected to beneficially own in the aggregate approximately   % (or approximately   % assuming the underwriters exercise their option to purchase additional shares of our Class A common stock from us in full) of the combined voting power of our outstanding common stock. The dual-class structure of our common stock will have the effect of concentrating voting power with the holders of our Class B common stock, including members of the Fitzgerald Family. Accordingly, those owners, if voting in the same manner, would be able to control the election of our Board and therefore limit your ability to influence corporate matters. No member of the Fitzgerald Family or other pre-IPO investor is a party to any voting agreement or other arrangement or understanding regarding the voting of our shares. As a result, we do not believe we are a “controlled company” within the meaning of the NYSE corporate governance listing standards and have no present intention to be treated as a controlled company in the future. However, members of the Fitzgerald Family and pre-IPO investors may in the future decide to act as a group, and this concentration of voting power could cause us to become a “controlled company,” in which case we would be able to elect not to comply with certain corporate governance requirements of the NYSE. A “controlled company” may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of the board of directors consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that each of the compensation and nominating and corporate governance committees be composed entirely of independent directors; and
•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Although our Charter requires that, so long as our Class A common stock is listed for trading on a national securities exchange, such as the NYSE, a majority of directors must be independent in accordance with and as defined by the rules and regulations of such exchange, if we were to become a “controlled company” in the future we could elect not to comply with the NYSE requirements to maintain independent compensation and nominating and corporate governance committees. Further, if our Charter is also amended in the future to no longer require a majority of independent directors, we could elect not to comply with the NYSE requirements to maintain a majority of independent directors. Accordingly, if we become a “controlled company,” you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, pursuant to the terms of our Charter, some stockholders may over time voluntarily convert shares of Class B common stock to Class A common stock and some shares of Class B common stock may automatically convert into shares of Class A common stock under certain circumstances, including upon certain transfers (such as a transfer in connection with a sale). As such conversions occur, the converted shares of Class B common stock with 10 votes per share will be converted into shares of Class A common stock carrying only one vote per share. Accordingly, stockholders who continue to hold Class B common stock will, by virtue of the reduction of the number of outstanding shares of Class B common stock and the consequent reduction in the total number of votes, realize an increase in their relative voting power. As a result, there is a possibility that the degree of voting control of our Chairman, Peter G. Fitzgerald, and the other members of the Fitzgerald Family, may substantially increase over time.

Members of the Fitzgerald Family and other holders of Class B common stock could aggregate their holdings and sell a controlling interest in us to a third party in a private transaction.

Following the completion of this offering, members of the Fitzgerald Family are expected to beneficially own in the aggregate shares of our common stock representing a substantial proportion, which may constitute a majority, of the voting power with respect to all of the outstanding shares of our common stock. Currently, the members of the Fitzgerald Family are not party to any voting agreement or other arrangement or understanding regarding the voting of our shares and have no present intention to act together for any purpose. However, in the future, should they choose to do so, the members of the Fitzgerald Family and other holders of Class B common stock could aggregate their holdings, subject to the limitations set forth in the Change in Bank Control Act of 1978 (the “CIBC Act”) and the Charter, to sell some or all of their shares of our common stock, including our Class A common stock, in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company. However, subject to certain exceptions, any transfer of Class B common stock to a third party would cause, or require the optional conversion, of such shares into Class A common stock. Shares of Class A common stock are entitled to one vote per share, compared to 10 votes per share of Class B common stock. Accordingly, any acquirer of our common stock from members of the Fitzgerald Family and other holders of Class B common stock may not be able to exercise the same aggregate amount of voting power with respect to such shares.

The ability of the members of the Fitzgerald Family and other holders of Class B common stock to aggregate their shares and privately sell them, with no requirement for a concurrent offer to be made to acquire all of the shares of our outstanding common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may accrue to members of the Fitzgerald Family and other holders of Class B common stock in such private sale of our common stock. In addition, if the members of the Fitzgerald Family and other holders of Class B common stock were to privately sell a significant equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have interests that conflict with those of other stockholders. If there were to be such a change of control, it may adversely affect our ability to run our business as described in this prospectus and could have a material adverse effect on our business, financial condition and results of operations.

Conflicts of interest and other disputes may arise between the members of the Fitzgerald Family and us that may be resolved in a manner unfavorable to us and our other stockholders.

Conflicts of interest and other disputes may arise between the members of the Fitzgerald Family and us in connection with our past and ongoing relationships, and any future relationships we may establish in a number of areas, including, but not limited to, the following:

•

Competing Business Activities. Members of the Fitzgerald Family may also engage in activities where their interests conflict or are competitive with our or our other stockholders’ interests. These activities may include a Fitzgerald Family member’s interests in any transaction it may conduct with us, any sale by a Fitzgerald Family member of a substantial interest in us to a third party or any investments by the Fitzgerald Family member in, or business activities conducted by the Fitzgerald Family member for, one or more of our competitors. Any of these disputes or conflicts of interests that arise may be resolved in a manner adverse to us or to our stockholders other than the Fitzgerald Family member and their affiliates. As a result, our future competitive position and growth potential could be adversely affected.

•

Business Opportunities. Members of the Fitzgerald Family or their affiliates may engage in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or otherwise compete with us or our affiliates. As a result of competition, our future competitive position and growth potential could be adversely affected.

While our Charter will provide certain protections for the holders of Class A common stock, these and other conflicts of interest and potential disputes could have a material adverse effect on our business, financial condition, results of operations, or the market price of our Class A common stock. See “Description of Capital Stock” and “Certain Relationships and Other Related Party Transactions.”

The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.

Our dual-class structure may result in a lower or more volatile market price of our Class A common stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of a company’s voting rights in the hands of public stockholders. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Previously, S&P Dow Jones also excluded companies utilizing dual or multi-class capital structures from its indices, including the S&P 500, the S&P MidCap 400, and the S&P SmallCap 600, which together make up the S&P Composite 1500. However, in April 2023, it reversed this policy and announced that companies with dual or multi-class capital structures will again be eligible for inclusion on its indices. Under such announced policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may adversely affect valuations as compared to similar companies that are included. Because of the dual-class structure of our common stock, we will likely be excluded from certain indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, the trading price of our Class A common stock could be adversely affected.

In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors or other investors from purchasing shares of our Class A common stock. These actions could make our Class A common stock less attractive to other investors and may result in a less active trading market for our Class A common stock.

Risks Related to Our Class A Common Stock

No prior public market exists for our Class A common stock, and one may not develop.

Before this offering, there has not been a public trading market for our Class A common stock, and an active trading market may not develop or be sustained after this offering. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price—or at all. The initial public offering price for our Class A common stock sold in this offering will be determined by negotiations among us and the underwriters. This price may not be indicative of the price at which our Class A common stock will trade after this offering. The market price of our Class A common stock may decline below the initial offering price, and you may not be able to sell your Class A common stock at or above the price you paid in this offering—or at all. Although we have applied to list our Class A common stock on the NYSE, there can be no assurances that our Class A common stock will be listed on the NYSE or, if it is listed on the NYSE, that it will continue to be listed on the NYSE.

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Stock markets and the price of our shares of Class A common stock may experience extreme price and volume fluctuations. Some, but certainly not all, of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	general market conditions;
•	domestic and international economic factors unrelated to our performance;
•	variations in our quarterly operating results or failure to meet the market’s earnings expectations;
•	publication of research reports about us or the financial services industry in general;
•	the failure of securities analysts to cover our Class A common stock after this offering;
•	additions to or departures of our key personnel;
•	adverse market reactions to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	the expiration of contractual lock-up agreements;
•	the operating and securities price performance of companies that investors consider to be comparable to us;
•	changes or proposed changes in laws or regulations affecting our business; and
•	actual or potential litigation and governmental investigations.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of the Class A common stock could decline for reasons unrelated to our business, financial conditions or results of operations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Investors in this offering will experience immediate and substantial dilution of $   per share.

Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of Class A common stock for accounting purposes. After giving effect to the Reclassification and sale of      shares of Class A common stock that we are offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $   per share (the midpoint of the range set forth on the cover of this prospectus), the deduction of underwriting discounts and commissions and estimated offering expenses payable by us and the use of the net proceeds as described under “Use of Proceeds,” our pro forma as adjusted net tangible book value at June 30, 2024 would have been $    million, or $   per share of Class A common stock.

This represents an immediate increase in the pro forma as adjusted net tangible book value of $   per share to our existing owners and immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares of Class A common stock in this offering of $   per share. See “Dilution.”

The proceeds from this offering may lead to overcapitalization, potentially lowering our return on equity

As a result of this offering, our equity capital will increase significantly. While this capital will enhance our financial strength and support growth, it may also lead to overcapitalization. Overcapitalization occurs when the amount of equity capital exceeds the level needed to efficiently support our operations, which could lower our return on equity. If the proceeds from this offering substantially increase our equity without a corresponding increase in net income, our return on equity would decrease. A lower return on equity may make our Company less attractive to investors who focus on efficiency and profitability metrics, which could adversely affect the market price of our common stock.

We have broad discretion in the use of the net proceeds to us from this offering, and our use of these proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds from this offering to repay the outstanding balance on our unsecured line of credit and for general corporate purposes, which may include supporting continued organic deposit growth and funding potential strategic expansion. We have not specifically allocated the amount of net proceeds to us that will be used for such general corporate purposes and our management will have broad discretion over how these proceeds are used and could spend these proceeds in ways with which you may not agree. In addition, we may not use the net proceeds to us from this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the net proceeds to us, and we cannot predict how long it will take to deploy these proceeds. Investing the net proceeds to us in securities until we can deploy these proceeds will provide lower yields than we generally earn on loans, which may have a material adverse effect on our profitability. Although we may, from time to time in the ordinary course of business, evaluate potential acquisition opportunities that we believe provide attractive risk-adjusted returns, we do not have any immediate plans, arrangements or understandings relating to any acquisitions, nor are we engaged in negotiations with any potential acquisition targets.

We may issue shares of preferred stock in the future, which adversely affect holders of our common stock and depress the price of our common stock.

Our Charter will authorize us to issue up to 10,000,000 shares of one or more series of preferred stock. Our Board will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

We do not intend to pay dividends on our Class A common stock for the foreseeable future, and our future ability to pay dividends is subject to restrictions.

Holders of our Class A common stock are only entitled to receive dividends when, as and if declared by our Board out of funds legally available for dividends. We currently do not intend to pay dividends on our common stock, including our Class A common stock, in the foreseeable future. Any declaration and payment of dividends on our Class A common stock in the future will depend on regulatory restrictions, our earnings and financial condition, our liquidity and capital requirements, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Class A common stock and other factors deemed relevant by our Board. Furthermore, consistent with our strategic plans, business objectives, capital availability, projected liquidity needs and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely affect the amount of dividends, if any, paid to our common stockholders. See “Dividend Policy and Dividends.”

The Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, current and prospective earnings and level, composition and quality of capital. The guidance provides that we inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to our capital structure, including interest on the senior promissory note, the subordinated debt obligations, the subordinated debentures underlying our trust preferred securities and our other debt obligations. If required payments on our debt obligations are not made, or dividends on any preferred stock we may issue are not paid, we will be prohibited from paying dividends on our common stock. Among other considerations, our ability to pay dividends further depends on the following factors:

•

Because the Company is a legal entity separate and distinct from the Bank and does not have any stand-alone operations, our ability to pay dividends depends on the ability of the Bank to pay dividends to us, and the OCC and Delaware state law may, under certain circumstances, restrict the payment of dividends to us from the Bank;

•

Federal Reserve policy states that bank holding companies should not maintain cash dividends on common shares at a rate that would be in excess of net income available over the past year or that would result in prospective earnings retention being inconsistent with the organization’s expected future needs and financial condition; and

•

Our Board may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is necessary or appropriate in light of our business plan and objectives.

An investment in our Class A common stock is not an insured deposit.

An investment in our Class A common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other DIF, or any other public or private entity. Investment in our Class A common stock is inherently risky, including for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our Class A common stock, you could lose some or all of your investment.

If the Bank fails or is put into receivership or conservatorship by the FDIC and its primary regulator, investors will likely lose their entire investment in the Company.

The Class A common stock of the Company is effectively subordinate to the claims of all creditors, including depositors, of the Bank. Based on the history of the FDIC in resolving failed institutions, if the Bank fails, or is placed into receivership, it is expected that the FDIC would incur a loss on the payout of the Bank’s insured deposits, uninsured deposits and sale of assets. As such, it is extremely unlikely that there would be any remaining funds available for payment to the Company as the sole stockholder of the Bank, or to its creditors or stockholders. The Class A common stock is an investment in the Company only, and is not a deposit, savings account, or other liability of the Bank, and is not insured by the FDIC or any other governmental agency. As the Bank is the principal asset of the Company, its receivership will likely result in the Company’s bankruptcy, and the loss of stockholders’ investments in their entirety.

We qualify as an “emerging growth company” and “smaller reporting company,” and the reduced public company reporting requirements applicable to emerging growth companies and smaller reporting companies may make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an “emerging growth company,” and thus the level of information we provide may be different from that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile.

As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an “emerging growth company” until the earliest to occur of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings and the market price of our securities may be more volatile.

Future sales of our Class A common stock in the public market, including any sales by members of the Fitzgerald Family, could lower our stock price, and any increase in shares may dilute your ownership in us.

The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have      shares of Class A common stock outstanding (or      shares if the underwriters elect to exercise in full their option to purchase additional shares from us), all of which will be sold in this offering. These will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased or held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

Our remaining shares outstanding will be restricted securities as defined under Rule 144 subject to certain restrictions on resale. However, federal securities laws permit stockholders who are not our affiliates and have held our securities, including our Class A common stock, for least one year to sell such securities without regard to the restrictions Rule 144.

Upon completion of this offering, we will have      shares of Class B common stock outstanding. All of these shares will be “restricted securities” as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Our Charter will provide that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Shares of our Class A common stock issuable to our stockholders upon conversion of shares of Class B common stock would be considered “restricted securities,” as that term is defined under Rule 144.

We have agreed with the underwriters not to offer, pledge, sell or otherwise dispose of or hedge any shares of our Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior consent of Piper Sandler & Co. on behalf of the underwriters. In addition, members of the Fitzgerald Family, our directors and executive officers and holders of more than   % of our common stock have entered into similar lock-up agreements with the underwriters. The underwriters may, at any time, release us, the members of the Fitzgerald Family or any of our executive officers, directors or holders of more than   % of our common stock from this lock-up agreement. The remaining shares of Class B common stock that are not subject to the contractual lock-up, upon conversion to shares of Class A common stock, may be sold in the public market if they qualify for an exemption from registration under Rule 144.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 or registration under the Securities Act. As restrictions on resale end, the market price of our shares of Class A common stock could drop significantly. We have no control over the timing and manner of the sale by our principal stockholders, including any member of the Fitzgerald Family. Generally speaking, public resales by members of the Fitzgerald Family will be subject to the volume limitations under Rule 144 absent registration under the Securities Act. Members of the Fitzgerald Family could also sell all or a significant tranche of their shares to a single third-party purchaser. Any such sales could impact the price of our shares of Class A common stock and may be at prices below the current trading price of our Class A common stock.

We cannot predict the size of future issuances or sales of our Class A common stock or the effect, if any, that future issuances or sales of shares of our Class A common stock may have on the market price of our

Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these securities analysts, and they may not cover our Class A common stock. If securities analysts do not cover our Class A common stock, the lack of research coverage may adversely affect our market price. If we are covered by securities analysts and if any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline and our Class A common stock to be less liquid.

Certain banking laws, certain provisions of our organizational documents and Delaware law may discourage or delay acquisition attempts for us that you might consider favorable.

Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. Acquisition of ten percent (10%) or more of any class of voting stock of a bank holding company or depository institution, individually or as part of a group acting in concert, including shares of our Class A common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution, which, unless rebutted, would require prior approval of a federal banking agency, under the CIBC Act. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than five percent (5%) of the voting shares of any bank, including the Bank, under the BHC Act. See “Supervision and Regulation — Banking Acquisitions; Changes in Control” for more information.

In addition, our Charter and Bylaws will contain provisions that may make a merger or acquisition of the Company more difficult. These provisions will include, among others:

•

a dual-class common stock structure, which provides for concentrated voting power in the holders of our Class B common stock, including members of the Fitzgerald Family, which provides significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•

a class vote of the holders of a majority of the outstanding shares of any affected class of common stock, voting together as a separate class, to approve any amendment to our Charter that would adversely affect the rights or preferences of the Class A common stock or the Class B common stock;

•

the affirmative vote of the holders of a majority of voting power of the outstanding shares held by stockholders other than the Founders (as defined in our Charter), voting together as a separate class, to approve any amendment to our Charter that would disproportionately benefit the Founders relative to stockholders other than the Founders;

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authorization to issue shares of one or more series of preferred stock, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of Class A common stock;

•	no stockholders action by written consent;

•

special stockholder meetings may be called at any time by the Board, the chairman of our Board or the chief executive officer or our secretary upon the written request of the record holders of at least fifteen percent (15%) or more of the total voting power of the then-outstanding shares of common stock;

•	advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and
•

a class vote of the holders of Class A common stock, voting as a separate class, to approve any merger, consolidation or business combination of us into another corporation, in which any Founder, or an affiliate thereof, is part of the purchaser group.

These anti-takeover provisions and other provisions under the DGCL could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock — Anti-Takeover Provisions.”

Our Charter and Bylaws will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders.

Our Charter and Bylaws will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our Charter or our Bylaws; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law, the forum selection clauses that will be in our Charter and Bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, this choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with us or our directors, officers, other stockholders or employees, which may discourage such lawsuits even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which involve risks and uncertainties. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology and expressions. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategies, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and include, among other things, statements relating to:

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Changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, including the effects of United States federal government spending;

•	The level of, or changes in the level of, interest rates and inflation, including the effects on our net interest income and the market value of our investment and loan portfolios;
•	The level and composition of our deposits, including our ability to attract and retain, and the seasonality of, client deposits;
•	The level and composition of our loan portfolio, including our ability to maintain the credit quality of our loan portfolio;
•	Current and future business, economic and market conditions in the United States generally or in the Washington, D.C. metropolitan area in particular;
•

The effects of disruptions or instability in the financial system, including as a result of the failure of a financial institution or other participants in it, or geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters;

•	The impact of, and changes, in applicable laws, regulations, regulatory expectations and accounting standards and policies;
•	Our likelihood of success in, and the impact of, legal, regulatory or other actions, investigations or proceedings related to our business;
•	Adverse publicity or reputational harm to us, our senior officers, directors, employees or clients;
•	Our ability to effectively execute our growth plans or other initiatives;
•	Changes in demand for our products and services;
•	Our levels of, and access to, sources of liquidity and capital;
•	The ability to attract and retain essential personnel or changes in our essential personnel;
•	Our ability to effectively compete with banks, nonbank financial institutions, and financial technology firms and the effects of competition in the financial services industry on our business;
•	The effectiveness of our risk management and internal disclosure controls and procedures;
•	Any failure or interruption of our information and technology systems, including any components provided by a third party;
•	Our ability to identify and address cybersecurity threats and breaches;
•	Our ability to keep pace with technological changes;
•	Our ability to receive dividends from the Bank and satisfy our obligations as they become due;
•	The one-time and incremental costs of operating as a public company;
•	Our ability to meet our obligations as a public company, including our obligation under Section 404 of Sarbanes-Oxley;

•	The effect of our dual-class structure and the concentrated ownership of our Class B common stock, including beneficial ownership of our shares by members of the Fitzgerald Family; and
•	The number of shares of our Class B common stock converted into shares of Class A common stock.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus. And while we believe such information provides a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $    million (or approximately $    million if the underwriters elect to exercise in full their option to purchase additional shares of Class A common stock from us) after deducting underwriting discounts and commissions and estimated offering expenses, based on an assumed initial public offering price of $   per share (the midpoint of the estimated price range set forth on the cover page of this prospectus).

A $1.00 increase (decrease) in the assumed initial public offering price of $   per share would increase (decrease) the amount of net proceeds to us from this offering by $    million (or approximately $    million if the underwriters elect to exercise in full their option to purchase additional shares from us), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering (i) to repay all of the borrowings outstanding under our unsecured line of credit with a correspondent bank which, as of June 30, 2024, was scheduled to mature on December 5, 2024 and had an outstanding balance of $10 million in aggregate principal amount with a weighted average interest rate of 7.91% and (ii) for general corporate purposes, which may include supporting continued organic deposit growth and funding potential strategic expansion. The proceeds of our unsecured line of credit were used to purchase stock in the Bank to increase the Bank’s regulatory capital.

Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in short-term investments.

DIVIDEND POLICY AND DIVIDENDS

We do not currently intend to pay dividends on our common stock, including our Class A common stock, in the foreseeable future. Instead, we currently anticipate that we will retain all of our earnings to support our continued organic growth, including growth in our transaction deposit accounts. We have not declared or paid any dividends to our stockholders since 2019, opting to retain all earnings to support our growth. Any future declarations of dividends will be at the discretion of our Board. In determining the amount of any future dividends, our Board will take into account: (1) our financial results; (2) our available cash, as well as anticipated cash requirements (including debt servicing); (3) our capital requirements and the capital requirements of Chain Bridge Bank, N.A.; (4) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by Chain Bridge Bank, N.A. to us; (5) general economic and business conditions; and (6) any other factors that our Board may deem relevant. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Risk Factors — Risks Related to Our Class A Common Stock — We do not intend to pay dividends on our Class A common stock for the foreseeable future, and our future ability to pay dividends is subject to restrictions” and “Material United States Tax Consequences To Non-U.S. Holders Of Common Stock — Dividends.”

Our ability to declare and pay dividends on our stock is also subject to numerous limitations applicable to bank holding companies and banks under federal banking laws, regulations and policies. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

In addition, under the Delaware General Corporation Law (the “DGCL”), we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Surplus is generally defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the aggregate par value of our issued and outstanding capital stock.

Because we are a holding company and do not engage directly in other business activities of a material nature, our ability to pay dividends on our stock depends primarily upon our receipt of dividends from Chain Bridge Bank, N.A., the payment of which is subject to numerous limitations under applicable banking laws, regulations and policies. Under the National Bank Act and OCC regulations, a national bank, such as the Bank, may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year’s net profits plus the retained net profits from the prior two years or in excess of the sum of the bank’s retained earnings and current period net income. The federal banking agencies’ regulatory capital rules further limit the amount of dividends that may be paid by the Bank if it does not satisfy its minimum capital requirements and buffer requirement in full. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the Bank may not pay any dividend if it is undercapitalized or if payment would cause it to become undercapitalized. In addition, the federal bank regulatory agencies have issued policy statements providing that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of their current operating earnings. See “Supervision and Regulation — Dividends” for more information on applicable banking laws, regulations and policies limiting our and the Banks’s ability to declare and pay dividends.

The Bank’s current and future dividend policy is also subject to the discretion of its board of directors. The Bank is not obligated to pay dividends to us. See “Risk Factors — Risks Related to Our Class A Common Stock — We do not intend to pay dividends on our Class A common stock for the foreseeable future, and our future ability to pay dividends is subject to restrictions.”

CAPITALIZATION

The following table sets forth our capitalization and capital ratios on a consolidated basis as of June 30, 2024:

•	on an actual basis;
•	on a pro forma basis, giving effect to the Reclassification transactions described under “Prospectus Summary — Dual-Class Structure and Implications for Voting Rights”; and
•

on a pro forma as adjusted basis, after giving effect to (1) the pro forma adjustments set forth above and (2) the net proceeds from the sale by us of shares of Class A common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock from us) at an initial public offering price of $   per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses.

A $1.00 increase (decrease) in the assumed initial public offering price of $   per share would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $    million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, the as adjusted amount of each of cash and cash equivalents additional paid-in capital, total stockholders’ equity and total capitalization by approximately $    million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses as described under “Use of Proceeds” above.

You should read the following table in conjunction with the sections titled “Prospectus Summary — Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$488,025	$488,025	$

Debt:
Short-term borrowings	$10,000	$10,000	$
Long-term borrowings	—	—

Total borrowings	10,000	10,000
Stockholder’s Equity:
Preferred stock, no par value; 100,000 shares authorized, none issued and outstanding, actual; preferred stock; no par value, 10,000,000 shares authorized, none issued and outstanding, pro forma	—	—
Old common stock, $1.00 par value; 200,000 shares authorized, 26,876 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	27	—
Class A common stock, $0.01 par value; no shares authorized, no shares issued and outstanding, actual; 20,000,000 shares authorized, no shares issued and outstanding, pro forma; 20,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—	—

	As of June 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Class B common stock, $0.01 par value; no shares authorized, no shares issued and outstanding, actual; 10,000,000 shares authorized, 4,568,920 shares issued and outstanding, pro forma; 10,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—	46
Additional paid-in capital	38,295	38,277
Retained earnings	66,414	66,414
Accumulated other comprehensive loss	(10,743)	(10,743)

Total stockholder’s equity	93,993	93,993

Total capitalization	$103,993	$103,993	$

Capital Ratios:
Tangible common equity to tangible total assets ratio(1)	6.66%	6.66%		%
Common equity Tier 1 capital ratio	26.27%	26.27%		%
Tier 1 capital ratio	26.27%	26.27%		%
Total risk-based capital ratio	27.42%	27.42%		%
Tier 1 leverage ratio	8.30%	8.30%		%

(1)

The ratio of tangible common equity to tangible total assets is calculated in accordance with GAAP and represents the ratio of common equity to total asset. The Company did not have any intangible assets or goodwill as of June 30, 2024.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our pro forma net tangible book value as of June 30, 2024 was $   million, or $   per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of our shares of Class A common stock and Class B common stock outstanding as of June 30, 2024, after giving effect to the Reclassification and the filing and effectiveness of our Charter, which will be in effect prior to the completion of this offering.

After giving effect to (1) the pro forma adjustments set forth above and (2) the sale by us of      shares of our Class A common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $   per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been $   million, or $   per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $   per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $   per share to new investors purchasing our Class A common stock in this offering.

The following table illustrates the calculation of the amount of dilution per share that a purchaser of our Class A common stock in this offering will incur given the assumptions above:

Initial public offering price per share	$
Pro forma net tangible book value per share at June 30, 2024
Increase in pro forma as adjusted net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share upon completion of the offering

Dilution in pro forma as adjusted net tangible book value per share to new investors from offering	$

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $   per share of Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $   per share and increase (decrease) the dilution to new investors by $   per share, in each case assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $   per share and decrease (increase) the dilution to new investors by approximately $   per share, in each case assuming the assumed initial public offering price of $   per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, the pro forma net tangible book value per share, as adjusted to give effect to this offering, would be $   per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $   per share.

The following table summarizes, as of June 30, 2024, on a pro forma as adjusted basis as described above, the number of shares of Class A common stock purchased from us, the total consideration and the average price per share (1) paid to us by existing stockholders, and (2) to be paid by new investors acquiring our Class A common stock in this offering at an assumed initial public offering price of $   per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
Existing stockholders			%	$		%	$
New investors in this offering			%	$		%	$

Total		100%		$	100%		$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Prospectus Summary — Selected Financial Data” and our consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Factors that could cause such differences are discussed in the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements except to the extent required by law.

The following discussion relates to our historical results, on a consolidated basis. Because we conduct all our material business operations through our wholly owned subsidiary, Chain Bridge Bank, N.A., the discussion and analysis primarily focus on activities conducted at the subsidiary level.

Introduction

Chain Bridge Bancorp, Inc. is a Delaware-chartered bank holding company and the parent of its wholly-owned subsidiary, Chain Bridge Bank, N.A., a nationally chartered commercial bank with fiduciary powers granted by the OCC. The Company was incorporated on May 26, 2006, and the Bank opened on August 6, 2007. The Company conducts substantially all of its operations through the Bank and has no other subsidiaries.

We offer a range of commercial and personal banking services, including deposits, treasury management, payments, loans, commercial lending, residential mortgage financing, consumer loans, trusts and estate administration, wealth management, and asset custody.

Our mission is to deliver exceptional banking and trust services nationwide, blending financial strength, personalized service, and advanced technology to offer tailored solutions to businesses, non-profit organizations, political organizations, individuals, and families. We aspire to grow responsibly by adapting our personalized service and advanced technology solutions to our clients’ evolving needs while emphasizing strong liquidity, asset quality, and financial strength. We aim to be recognized for our “Strength, Service, Solutions: Your Bridge to Better Banking Nationwide.”

Six Months ended June 30, 2024 Highlights

Highlights of our results of operations and financial condition as of and for the six months ended June 30, 2024 are provided below.

Financial Performance

•

Consolidated net income was $9.7 million for the six months ended June 30, 2024, compared to $2.7 million for the six months ended June 30, 2023. Earnings per share for the six months ended June 30, 2024 was $361.73, compared to $99.54 for the six months ended June 30, 2023.

•

Net interest income, before recapture of, or provision for, credit losses, was $19.4 million for the six months ended June 30, 2024, compared to $12.8 million for the six months ended June 30, 2023. Net interest income, after recapture of, or provision for, credit losses was $19.7 million for the six months ended June 30, 2024, compared to $12.1 million for the six months ended June 30, 2023.

•

Return on average equity was 22.20% for the six months ended June 30, 2024, compared to 7.48% for the six months ended June 30, 2023. Return on average assets for the six months ended June 30, 2024 was 1.64%, compared to 0.53% for the six months ended June 30, 2023.

•

Yield on average earning assets was 3.61% for the six months ended June 30, 2024, compared to 2.99% for the six months ended June 30, 2023. Cost of funds decreased to 0.33% for the six months ended June 30, 2024 from 0.46% for the six months ended June 30, 2023.

Balance Sheet

•

Total assets were $1.4 billion as of June 30, 2024, compared to $1.2 billion as of December 31, 2023 and $1.1 billion as of June 30, 2023. Total deposits were $1.3 billion as of June 30, 2024, compared to $1.1 billion as of December 31, 2023 and $1.0 billion as of June 30, 2023. Excluded from these totals are One-Way Sell® deposits, which were placed at other banks through the IntraFi Cash Service® (“ICS®”) network. These One-Way Sell® deposits amounted to $499.2 million as of June 30, 2024, compared to $130.1 million as of December 31, 2023, and $96.1 million as of June 30, 2023.

•	No non-performing assets or other real estate owned (“OREO”) were reported as of June 30, 2024, December 31, 2023 or June 30, 2023.
•	Cash balances held at the Federal Reserve were $471.2 million as of June 30, 2024, compared to $309.8 million as of December 31, 2023 and $174.0 million as of June 30, 2023.
•	As of June 30, 2024, the Bank’s total investment securities portfolio balance was $601.2 million, compared to $566.7 million as of December 31, 2023 and $577.9 million as of June 30, 2023.
•	Book value per share was $3,497.30 as of June 30, 2024, compared to $3,104.98 as of December 31, 2023 and $2,718.23 as of June 30, 2023.
•

As of June 30, 2024, the Bank exceeded the minimum requirements to be well-capitalized for bank regulatory purposes, with a total risk-based capital ratio of 29.91% and a tier 1 risk-based capital ratio of 28.76%.

•	As of June 30, 2024, our liquidity ratio was 82.64%, compared to 78.75% as of December 31, 2023 and 74.58% as of June 30, 2023.

Significant Factors Impacting Our Business, Financial Condition and Results of Operations

Several key factors impact our financial performance:

Short-term interest rates: The cyclical nature of our balance sheet and our focus on liquidity cause our primary revenue source, net interest income, to be highly correlated to short-term interest rates. We strive to maintain high liquidity and low loan-to-deposit ratios. Higher rates generally increase our net interest income because of our high levels of liquid interest-earning assets and low levels of interest-bearing deposits and loans. Conversely, if short-term interest rates fall, our net interest income would likely decrease due to our high levels of cash. The Federal Reserve has indicated that it may begin reducing its target federal funds rate in 2024, and to the extent short-term rates decline, our net interest income would be adversely affected. This relationship between our revenue and the yield curve may differ from that of banks that have lower levels of cash and liquidity and higher loan-to-deposit ratios.

Political organizations and federal election cycles: We provide deposit services to political organizations, which we estimate represented at least a majority of our deposits as of June 30, 2024. These accounts are often associated with firms that provide treasury, legal or regulatory compliance services for political organizations who are familiar with our experience in this sector.

Federal election cycles significantly affect our deposit levels. These cycles also impact revenue-generating activities, such as wire transfers, payments, check processing, debit card usage, and treasury management services. In the United States, federal elections occur every two years in the fourth quarter, on the first Tuesday after the first Monday in November. Primary elections for federal offices, determined by the state and political parties, typically occur in the first, second, or third quarter of the year. Historically, in the quarters leading up to federal elections, especially presidential elections, our deposits, net interest income, and non-interest income generally increase. Campaign-related deposits, which increase during federal election years before they are spent, depend almost exclusively on political fundraising. Deposit growth tends to be stronger leading up to presidential elections, which occur every four years, compared to midterm elections, which occur two years after each presidential election. In the quarters immediately before, during, and after a federal election, we usually experience an outflow of our political organization deposits, causing our balance sheet and revenue to decline until clients resume fundraising for the next election cycle. As of June 30, 2024, the Bank experienced increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. The precise amount and timing of such outflows remain uncertain and may differ from historical cycles. In addition, post-election fundraising activities are likely to be influenced by the outcome of the federal elections, including the presidential election and the composition of the majorities in both the House and Senate, which could materially affect our clients’ fundraising abilities. Our political organization clients are overwhelmingly affiliated with the Republican Party. Should the Republican Party secure majorities of the House or Senate, such result may enhance their fundraising capacity, potentially leading to a more rapid replenishment of deposits. Conversely, a less favorable outcome for the Republican Party could result in prolonged lower fundraising activity. While we have previously provided banking services to certain key political organizations during election cycles, there is no assurance that we will be selected to provide such services in the future. This cyclical pattern, coupled with the potential for extended periods of reduced fundraising following an unfavorable election outcome, could materially impact our financial condition and results of operations, as discussed in the “Risk Factors” section. To mitigate the risks associated with seasonality, we aim to maintain a relatively high level of cash reserve deposits at the Federal Reserve.

Lending approach: Our lending policies are designed to manage credit risk. We seek borrowers with a strong capacity to repay, who have good financial habits, are generally debt averse, and prefer to repay loans quickly. We aim to mitigate credit risk on commercial loans with appropriate structuring, reasonably margined collateral, personal guarantees, a primary deposit relationship, and sometimes compensating balances. Our lending policies typically attract borrowers who may qualify for lower borrowing rates, which may result in lower yields for us.

Economic conditions: General economic conditions, including conditions in the Washington, D.C. metropolitan area, and government spending influence our deposit levels and earnings. As of June 30, 2024, we estimate that at least a majority of our deposit balances were sourced from political organizations, which we believe makes us less dependent on the broader economy. However, if the economy worsens, some political donors may contribute less, negatively impacting our deposit levels and income. In addition, a national or regional recession could increase the risk of loan defaults and negatively affect our municipal and corporate bonds, potentially leading to defaults. In particular, significant changes in government spending, particularly federal budget cuts, could adversely affect the Washington, D.C. metropolitan area economy and, consequently, our loan performance and deposit levels. Such changes may also impact the value of our investment securities portfolio, which includes U.S. government, municipal, and corporate bonds. Finally, rising inflation can increase our operational costs, including labor and technology expenses, while also potentially diminishing the purchasing power of our clients, further impacting our deposit and loan levels.

Monetary Policy: We rely on the Federal Reserve’s payment of interest on reserve balances as a source of interest income. The rate of interest on reserve balances is determined by the Federal Reserve. The Federal Reserve has historically adjusted its interest on reserves rate in conjunction with the federal funds rate. Because this rate affects other money market yields, it can have a significant impact on our interest income. We are most exposed to monetary policy during federal election years such as in 2024 when campaign-related deposits rise and we match those liabilities with short-term assets such as Federal Reserve cash balances, which reprice immediately, and Treasury bills. Although higher interest rates decrease the value of our investment securities portfolio, they increase our interest income. While we have recently benefitted from high short-term rates, the Federal Reserve has indicated that it may begin reducing its target federal funds rate in 2024. To the extent short-term rates decline, our net interest income would be adversely affected. The Federal Reserve has additional monetary tools that can impact our interest income through changes in rates, such as the overnight reverse repo rate and open market operations.

Regulatory and Supervisory Environment: We incur significant costs due to our regulation and supervision by the federal government. As a bank holding company, we are subject to comprehensive supervision and regulatory oversight by the Federal Reserve. The Bank’s primary regulator and supervisor is the OCC, which through regular examinations oversees our operations, risk management, compliance, and corporate governance. The Bank is also subject to FDIC secondary regulatory oversight that focuses on insurance standards, risk management practices, and overall regulatory compliance. We pay assessments to the FDIC and the OCC for their insurance and supervision. In addition, we manage our balance sheet to meet regulatory standards, such as capital ratio requirements. Failure to meet these standards may result in corrective actions, restrictions, and increased scrutiny from federal regulators. By adhering to these requirements, we aim to maintain our financial health and strengthen our market position. See “Supervision and Regulation.”

Uninsured Deposits: Most of our deposits come from commercial clients rather than retail clients, resulting in a relatively high level of account balances exceeding the FDIC coverage limits. As of June 30, 2024, we estimate that approximately 78.3% of our total deposits were not insured by the FDIC. To manage the associated risks, we aim to maintain high levels of liquidity, asset quality, and financial strength.

For clients with uninsured balances, we offer access to additional FDIC insurance coverage by placing their deposits in increments within the insurance limits at other banks through the ICS® network. We typically earn fee income from ICS® for deposits that are placed at other banks as One-Way Sell® deposits, or we earn interest income when we choose to receive reciprocal deposits through ICS®. Using the ICS® program helps us to manage the size of our balance sheet. See “— Financial Condition — Deposits” below.

Public Company Costs: In preparation for, and following the completion of, this offering, we have incurred, and expect to continue to incur, additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently not applicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time consuming and costly.

Primary Factors Used to Evaluate Our Business

The most significant factors we use to evaluate our business and results of operations are net income, return on average equity, return on average assets and return on average risk-weighted assets. We also use net interest income, non-interest income and non-interest expense.

Net Income. Our net income depends substantially on net interest income, which is the difference between interest earned on interest-earning assets (usually interest-bearing cash, investment securities and loans) and the interest expense incurred in connection with interest-bearing liabilities (usually interest-bearing deposits and borrowings). Our net income also depends on non-interest income, which is income generated other than by our interest-earning assets. Other factors that influence our net income include our provisions for credit losses, income taxes, and non-interest expenses, which include our fixed and variable overhead costs and other miscellaneous operating expenses.

Return on Average Equity. We use return on average equity to assess our effectiveness in utilizing stockholders’ equity to generate net income. In determining return on average equity for a given period, net income is divided by the average stockholders’ equity for that period.

Return on Average Assets. We monitor return on average assets to measure our operating performance and to determine how efficiently our assets are being used to generate net income. In determining return on average assets for a given period, net income is divided by the average total assets for that period.

Return on Average Risk-Weighted Assets. We use return on average risk-weighted assets, which are computed and reported on the quarterly Call Report, to measure how efficiently our assets are being used to generate net income on a risk-adjusted basis. Return on average risk-weighted assets is calculated as net income divided by average risk-weighted assets.

Net Interest Income. Net interest income, representing interest income less interest expense, is the largest component of our net income. The level of net interest income is primarily a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the realized yield on such assets and the cost of such liabilities. Net interest income is impacted by the relative mix of interest-earning assets and interest-bearing liabilities and movements in market interest rates. Net interest income and net interest margin in any one period can be significantly affected by a variety of factors, including the mix and overall size of our earning assets portfolio and the cost of funding those assets.

Non-Interest Income. Non-interest income consists primarily of service charge income earned from deposit placement services, service charges on accounts, revenue from trust and wealth management services, gains on sale of mortgage loans, net gains or losses on sales of securities and other income. The Company records as non-interest income deposit placement services income for One-Way Sell® deposits which are sold into the ICS® network. See “— Financial Condition — Deposits” for more information on these deposits. Service charges on deposit accounts include fees earned from monthly service charges, account analysis charges and interchange fee income. It also includes fees charged for transaction activities such as wire transfers, cash letters and overdrafts. Trust and wealth management income represents monthly service charges due from clients for managing and administering clients’ assets. Services include investment management and advisory services, custody of assets, trust services, and financial planning. Other income primarily relates to rental income and other minor items.

Non-Interest Expense. Non-interest expense relates to fixed and variable overhead costs, the largest component of which is personnel expenses, including salaries and employee benefits. Certain expenses tend to vary based on the volume of activity and other factors, including data processing and communication expenses, occupancy, equipment expense, regulatory assessments and fees, marketing and business development costs, insurance expenses and other operating expenses.

Data processing and communication expenses primarily relate to expenses paid to third party providers of core processing, cloud computing and cybersecurity, a substantial component of which is paid to a core technology provider we rely on for the banking software used by our clients and back office functions. Professional services expenses include internal and external audit, legal, loan review, compliance audit and compliance monitoring fees. Occupancy and equipment expenses include depreciation for buildings and improvements, fixtures and furniture, equipment, and technology related items as well as building related expenses such as utilities and maintenance costs. The Commonwealth of Virginia levies a capital-based franchise tax on banks operating within the state, replacing the state income tax. FDIC and regulatory assessments represent costs incurred to cover quarterly or semi-annual payments to the FDIC or OCC for their insurance or supervision. FDIC assessments are based on a complicated matrix of factors to form an assessment rate, which is then applied to a base of quarterly average assets less quarterly tangible equity. Directors’ fees represent fees paid to our directors for board or committee meetings. Marketing and business development costs include sponsorships, membership dues, as well as marketing and advertising costs, which are subject to normal variability based on the volume and cost of sponsorship and business development activities. Insurance expenses include costs for coverage of fidelity bond, professional liability, property and casualty, workers compensation and cyber liability policies. Other operating costs include other operating and administrative costs such as other vendor and employee costs, postage and printing, office supplies, and subscriptions.

As discussed above, we expect our non-interest expenses to increase as a result of the additional costs associated with being a public company.

Primary Factors Used to Evaluate Our Financial Condition

The most significant factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity. Maintaining an adequate level of liquidity depends on our ability to efficiently meet both expected and unexpected cash flows and collateral needs without adversely affecting our daily operations or the financial condition of the Bank. Because transaction account deposits form a primary source of our funding, and generally can be withdrawn on demand, managing our liquidity is a top priority. Our account at the Federal Reserve, which held $471.2 million as of June 30, 2024, is a primary source of our liquidity for daily and ongoing activities.

Asset Quality. We monitor the quality of our assets based upon several factors, including the level and severity of deterioration in borrower cash flows and asset quality. We aim to adjust the allowance for credit losses to reflect loan volumes, identified credit and collateral conditions, economic conditions and other qualitative factors.

Capital. We manage capital to comply with our internal planning targets and regulatory capital standards. We monitor capital levels on an ongoing basis, perform periodic evaluations under stress scenarios and project capital levels in connection with our strategic goals to ensure appropriate capital levels. We evaluate a number of capital ratios, including Tier 1 capital to total quarterly average assets (the leverage ratio) and total Tier 1 capital to risk weighted assets.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements according to generally accepted accounting principles in the United States (“GAAP”). Preparing these statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities on the balance sheet and the reported amounts of revenues and expenses during the reporting period. We believe that the estimates most susceptible to significant change in the near term relate to determining the allowance for credit losses on loans and held-to-maturity securities. Our significant accounting policies and the effects of new accounting pronouncements are detailed in Note 1, “Organization and Summary of Significant Accounting Policies,” to our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Results of Operations

Net Income

The following table sets forth the principal components of net income for the periods indicated.

	For Six Months Ended June 30,				For Years Ended December 31,
(dollars in thousands)	2024	2023	$ Change	% Change	2023	2022	$ Change	% Change
Interest and dividend income	$21,190	$14,939	$6,251	41.8%	$31,789	$27,384	$4,405	16.1%
Interest expense	1,824	2,149	(325)	(15.1%)	4,046	1,283	2,763	215.4%

Net interest income	19,366	12,790	6,576	51.4%	27,743	26,101	1,642	6.3%
(Recapture of) provision for credit losses	(292)	715	(1,007)	NM	641	822	(181)	(22.0%)

Net interest income after (recapture of) provision for credit losses	19,658	12,075	7,583	62.8%	27,102	25,279	1,823	7.2%
Non-interest income	4,278	721	3,557	493.3%	3,281	3,110	171	5.5%
Non-interest expense	11,746	9,561	2,185	22.9%	19,477	18,226	1,251	6.9%

Net income before taxes	12,190	3,235	8,955	276.8%	10,906	10,163	743	7.3%
Income tax expense	2,468	561	1,907	339.9%	2,075	1,882	193	10.3%

Net income	$9,722	$2,674	$7,048	263.6%	$8,831	$8,281	$550	6.6%

NM — Comparisons from positive to negative values or to zero values are considered not meaningful.

For the six months ended June 30, 2024, our net income increased by $7.0 million compared to the six months ended June 30, 2023, primarily due to a $6.6 million, or 51.4%, increase in net interest income. Earnings also benefited from a $3.6 million increase in non-interest income, derived primarily from fee income earned from One-Way Sell® deposit accounts, and a $1.0 million reduction of the credit loss provision, primarily resulting from the partial recovery of a bond in the first quarter of 2024 that was charged off during the first quarter of 2023, and a recapture of the provision for bond credit losses as shorter maturity periods result in a lower credit risk rating. An increase of $2.2 million in non-interest expense, driven most notably by increases in employment and professional services costs, partially offset these positive earnings components.

For the year ended December 31, 2023, our net income increased by $550 thousand, or 6.6%, compared to the prior year primarily due to a $1.6 million, or 6.3%, increase in net interest income, partially offset by an increase of $1.3 million, or 6.9%, in non-interest expenses driven by growing employee compensation and data processing costs.

Net Interest Income Analysis

Our operating results depend primarily on our net interest income, which is calculated as the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest and dividend income consists of interest and fees on loans, interest and dividends on taxable and tax-exempt securities, and interest on interest-bearing deposits in banks. Interest expense consists of interest we pay on deposits and short-term borrowings.

	For Six Months Ended, June 30,				For Years Ended December 31,
(dollars in thousands)	2024	2023	$ Change	% Change	2023	2022	$ Change	% Change
Interest and dividend income Interest and fees on loans	$6,671	$6,707	$(36)	(0.5%)	$13,402	$11,311	$2,091	18.5%
Interest and dividends on securities, taxable	5,738	5,619	119	2.1%	11,112	9,190	1,922	20.9%
Interest on securities, tax exempt	579	614	(35)	(5.7%)	1,219	1,294	(75)	(5.8%)
Interest on interest-bearing deposits in banks	8,202	1,999	6,203	310.3%	6,056	5,589	467	8.4%

Total interest and dividend income	21,190	14,939	6,251	41.8%	31,789	27,384	4,405	16.1%

Interest expense Interest on deposits	1,623	1,961	(338)	(17.2%)	3,664	1,082	2,582	238.6%
Interest on short-term borrowings	201	188	13	6.9%	382	201	181	90.0%

Total interest expense	1,824	2,149	(325)	(15.1%)	4,046	1,283	2,763	215.4%

Net interest income	$19,366	$12,790	$6,576	51.4%	$27,743	$26,101	$1,642	6.3%

Interest income and expense are affected by fluctuations in interest rates, by changes in the volume of earning assets and interest-bearing liabilities, and by the interaction of these rate and volume factors. The following table presents an analysis of net interest income and net interest margin for the periods indicated. We divide each asset or liability segment’s income or expense by its average daily balance to calculate the average yield or cost.

	Six months ended June 30,
	2024			2023
(dollars in thousands)	Average balance	Interest	Average yield/cost	Average balance	Interest	Average yield/cost
Assets
Interest-earning assets:
Interest-bearing deposits in other banks	$300,347	$8,202	5.49%	$82,235	$1,999	4.90%
Investment securities, taxable[1]	512,174	5,738	2.25%	537,909	5,619	2.11%
Investment securities, tax exempt[1]	64,106	579	1.82%	67,719	614	1.83%
Loans	303,022	6,671	4.43%	319,088	6,707	4.24%

Total interest-earning assets	1,179,649	21,190	3.61%	1,006,951	14,939	2.99%
Less allowance for credit losses	(4,676)			(4,833)

Non-interest-earning assets	15,445			10,718

Total assets	$1,190,418			$1,012,836

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings, interest-bearing checking and money market accounts	$228,616	$1,406	1.24%	$304,960	$1,699	1.12%
Time deposits	14,934	217	2.92%	18,826	262	2.81%
Short-term borrowings	5,110	201	7.91%	5,331	188	7.11%

Total interest-bearing liabilities	248,660	1,824	1.48%	329,117	2,149	1.32%
Non-interest bearing liabilities Demand deposits	848,719			608,157
Other liabilities	4,976			3,466

Total liabilities	1,102,355			940,740
Stockholders’ equity	88,063			72,096

Total liabilities and stockholders’ equity	$1,190,418			$1,012,836

Net interest income		$19,366			$12,790

Net interest spread			2.14%			1.68%

Net interest margin			3.30%			2.56%

[1]	Average balances for securities transferred from AFS to HTM at fair value are shown at carrying value. Average balances for AFS and all other HTM bonds are shown at amortized cost.

	Year ended December 31,
	2023			2022
(dollars in thousands)	Average balance	Interest	Average yield/cost	Average balance	Interest	Average yield/cost
Assets
Interest-earning assets:
Interest-bearing deposits in other banks	$115,059	$6,056	5.26%	$395,144	$5,589	1.41%
Investment securities, taxable[1]	529,075	11,112	2.10%	514,328	9,190	1.79%
Investment securities, tax exempt[1]	67,055	1,219	1.82%	70,605	1,294	1.83%
Loans	314,444	13,402	4.26%	292,170	11,311	3.87%

Total interest-earning assets	1,025,633	31,789	3.10%	1,272,247	27,384	2.15%
Less allowance for credit losses	(4,792)			(3,904)

Non-interest-earning assets	10,571			13,752

Total assets	$1,031,412			$1,282,095

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings, interest-bearing checking and money market accounts	$284,705	$3,147	1.11%	$211,451	$1,014	0.48%
Time deposits	18,037	517	2.87%	11,716	68	0.58%
Short-term borrowings	5,167	382	7.39%	5,002	201	4.02%

Total interest-bearing liabilities	307,909	4,046	1.31%	228,169	1,283	0.56%
Non-interest bearing liabilities:
Demand deposits	645,418			986,118
Other liabilities	3,875			3,043

Total liabilities	957,202			1,217,330
Stockholders’ equity	74,210			64,765

Total liabilities and stockholders’ equity	$1,031,412			$1,282,095

Net interest income		$27,743			$26,101

Net interest spread			1.79%			1.59%

Net interest margin			2.70%			2.05%

[1]	Average balances for securities transferred from AFS to HTM at fair value are shown at carrying value. Average balances for AFS and all other HTM bonds are shown at amortized cost.

The rate/volume table below presents the composition of the change in net interest income for the periods indicated, as allocated between the change in net interest income due to a change in the volume of average earning assets and interest-bearing liabilities, and the changes in net interest income that are due to changes in average rates. Volume and rate changes are allocated on a consistent basis using the respective percentage changes in average balances and average rates.

	For the six months ended June 30, 2024 compared to 2023			For the year ended December 31, 2023 compared to 2022
	Increase (decrease) due to change in:
(dollars in thousands)	Average volume	Average rate	Total	Average volume	Average rate	Total
Interest-earning assets
Interest-bearing deposits in other banks	$5,320	$883	$6,203	$(3,962)	$4,429	$467
Taxable investment securities	(255)	374	119	263	1,659	1,922
Non-taxable investment securities	(31)	(4)	(35)	(65)	(10)	(75)
Loans	(321)	285	(36)	862	1,229	2,091

Total increase (decrease) in interest income	$4,713	$1,538	$6,251	$(2,902)	$7,307	$4,405

Interest-bearing liabilities
Savings, interest-bearing checking and money market accounts	$(422)	$129	$(293)	$351	$1,782	$2,133
Time deposits	(53)	9	(44)	37	412	449
Short-term borrowings	(8)	20	12	7	174	181

Total increase (decrease) in interest expense	$(483)	$158	$(325)	$395	$2,368	$2,763

Increase (decrease) in net interest income	$5,196	$1,380	$6,576	$(3,297)	$4,939	$1,642

For the six months ended June 30, 2024, our net interest income increased by $6.6 million, or 51.4%, compared to the six months ended June 30, 2023, primarily driven by a $218.1 million increase in the average volume of interest-bearing deposits in other banks, principally at the Federal Reserve. This increase was primarily due to seasonal inflows of deposits from political organizations ahead of the 2024 federal elections, which started building in the second half of 2023 and were invested in interest-earning assets, such as reserves at the Federal Reserve. As a result, our net interest margin increased to 3.30% for the six months ended

June 30, 2024, from 2.56% for the first six months of 2023.

For the year ended December 31, 2023, our net interest income increased by 6.3% to $27.7 million from the prior year, primarily driven by rate increases across all segments of interest-earning assets. Our net interest margin increased to 2.70% for the year ended December 31, 2023, from 2.05% for the year ended December 31, 2022. These positive earnings components were partially offset by increases in the rates paid and average balances for the Company’s interest-bearing deposits segment.

Interest Income

Interest and fees on loans. Loan interest income is comprised of fixed and adjustable-rate structures related to residential and commercial real estate loan products, commercial loans and other consumer loan products. Deferred loan origination fees, net of deferred loan origination costs, accrete to the loan’s yield over the life of the loan. For the six months ended June 30, 2024, our interest and fees on loans decreased 0.5% to $6.7 million compared to the six months ended June 30, 2023 primarily driven by a reduction of the average total loan balance of $16.1 million. The six-month period following a general election, such as the first six months of 2023, often experiences high outstanding commercial and industrial loan balances because political organizations typically draw upon their lines of credit surrounding a general election and repay the lines over the following six-to-twelve-month period. In addition, rising interest rates caused a reduction in demand for consumer loans during the time between interim periods, and management has strategically allowed a decline in the commercial real estate portfolio. Rising interest rates have increased the cost of borrowing and remote work trends continue to be a concern for this portfolio. These factors negatively impact the value of commercial properties, making commercial real estate loans less attractive.

For the year ended December 31, 2023, our interest and fees on loans increased 18.5% to $13.4 million from $11.3 million for the year ended December 31, 2022. The income improvement was primarily driven by an increase of $22.3 million in average total loan balances, which is largely attributable to higher outstanding balances among our residential mortgage products. Consumer demand for residential mortgages was steady during 2022 and through March 31, 2023, although it has somewhat tapered off in periods thereafter as a result of rising interest rates.

See “— Financial Condition — Loan Portfolio” below for an analysis of the composition of our loan portfolio.

Interest and dividends on securities, taxable. For the six months ended June 30, 2024, our interest and dividends on taxable securities increased 2.1% to $5.7 million from $5.6 million for the six months ended June 30, 2023. The average balance for all taxable securities decreased $25.7 million when comparing the periods, although the decline was fully offset by a 15 basis point increase in yield. As portions of maturing bonds have been reinvested, we have observed a steady increase in the average yield for the taxable securities portfolio. For the year ended December 31, 2023, our interest and dividends on taxable securities was $11.1 million, a 20.9% increase, compared to $9.2 million for the prior year primarily driven by an $14.7 million increase in average balances coupled with a 31 basis point increase in the average yield for the portfolio.

Interest on securities, tax-exempt. For the six months ended June 30, 2024, our interest on tax-exempt securities decreased 5.7% from the prior period due primarily to a $3.6 million decline in the average balance of tax-exempt securities. In recent years, the attainable yields for any new investment in this segment and the investment landscape have left tax-exempt securities less attractive than their taxable counterparts. Accordingly, as tax-exempt securities have matured, those proceeds have been invested into taxable municipal securities. For the year ended December 31, 2023, our interest on tax exempt securities decreased 5.8% from the prior period primarily driven by a $3.6 million decrease in the average balance of tax-exempt securities.

See “— Financial Condition — Securities” below for an analysis of the composition of the securities portfolio, including taxable and tax-exempt securities.

Interest on interest-bearing deposits in banks. Chain Bridge earns interest for accounts held at certain correspondent banks, which are primarily reserves held at the Federal Reserve. The Federal Reserve has historically adjusted its interest on reserves rate in conjunction with the federal funds rate. As of June 30, 2024 and December 31, 2023, the interest rate paid by the Federal Reserve was 5.40%, compared to 5.15% as of June 30, 2023 and 4.40% as of December 31, 2022. For the six months ended June 30, 2024, our interest on interest-bearing deposits in banks increased by $6.2 million compared to the prior period, primarily driven by a $218.1 million increase in average balances in combination with a 60 basis point increase in the average rate earned. For the year ended December 31, 2023, our interest on interest-bearing deposits in banks increased 8.4% compared to the prior period primarily driven by a 385 basis point increase in the average rate, partially offset by a $280.1 million decrease in average balances.

Interest Expense

Interest on deposits. The Bank pays a variable interest rate to depositors for their non-maturing savings, interest-bearing checking, and money market accounts. In addition, the Bank issues time deposits that pay a fixed rate of interest until the instrument matures. For the six months ended June 30, 2024, our interest expense on deposits decreased 17.2% compared to the prior period. The decrease was primarily driven by an $80.5 million decrease in average interest-bearing deposit balances, partially offset by a 16 basis point increase in the average rate. For the year ended December 31, 2023, our interest expense on deposits increased by $2.6 million compared to the prior period, driven by a 73 basis point increase in the average rate combined with a $79.6 million increase in the average balance. As of June 30, 2024 and December 31, 2023, approximately 82.7% and 69.0%, respectively, of our deposits were non-interest bearing.

See “— Financial Condition — Deposits” for an analysis of the composition of the deposits portfolio, including its interest-bearing and non-interest-bearing components.

Interest on short-term borrowings. As of June 30, 2024, the Company had an outstanding balance of $10.0 million on its $10.0 million unsecured line of credit with a correspondent bank. The interest rate applicable to advances under this unsecured line of credit is determined by the reference rate the Company elects to have applied to the advance, which may be the correspondent bank’s base rate, the daily Secured Overnight Financing Rate (“SOFR”) or a term SOFR rate, plus a credit spread adjustment. This line of credit is held by the Company, not the Bank. Substantially all interest on short-term borrowings is related to this line of credit. The Bank currently has no borrowings, and there are no outstanding draws on its lines of credit with the FHLB, the Federal Reserve, or other third-party institutions. For the six months ended June 30, 2024, interest on short-term borrowings increased by 6.9% compared to the prior period, primarily due to a rise in the average interest rate on the Company’s unsecured line of credit with the correspondent bank, which increased from 7.11% to 7.91%, partially offset by a decline in the average balance outstanding. This increase was primarily driven by an increase in the credit spread adjustment from 2.35% to 2.60% on December 31, 2023 and an increase in SOFR. For the year ended December 31, 2023, interest expense on short-term borrowings rose by 90.0%, primarily driven by an increase in the average interest rate on the Company’s unsecured line of credit with the correspondent bank, which increased from 4.02% to 7.39%. This increase was primarily driven by an increase in SOFR.

Provision for Credit Losses

The allowance for credit losses (“ACL”) represents an amount which, in management’s judgment, is adequate to absorb the lifetime expected credit losses that may be sustained on outstanding loans and investments at the balance sheet date. The provision for credit losses represents the amount of expense charged to current earnings to fund an increase in the ACL. Conversely, a recapture of credit loss is recorded to earnings when the ACL is reduced. Our provisions for or recaptures of credit losses arising from within the loan and securities portfolios were as follows:

	For the six months ended June 30,				For the years ended December 31,
(dollars in thousands)	2024	2023	$ Change	% Change	2023	2022	$ Change	% Change
(Recapture of) provision for credit losses
Provision for (recapture of) loan credit losses	$18	$(83)	$101	NM	$(163)	$822	$(985)	NM
(Recapture of) provision for securities credit losses	(310)	798	(1,108)	NM	804	—	804	NM

Total (recapture of) provision for credit losses	$(292)	$715	$(1,007)	NM	$641	$822	$(181)	(22.0%)

NM — Comparisons from positive to negative values or to zero values are considered not meaningful.

For the six months ended June 30, 2024, our provision for credit losses consisted of a net recapture of $292 thousand, compared to a net provision of $715 thousand for the six months ended June 30, 2023. During the six months ended June 30, 2024, we received proceeds totaling $210 thousand for a bond we wrote off in its entirety during the six months ended June 30, 2023 related to a single corporate issuer whose business was ultimately closed by a regulatory authority. In addition, we recaptured provisions totaling $100 thousand because the shortening time to maturity of our held to maturity securities portfolio resulted in a lower required reserve in accordance with our ACL methodology. For the year ended December 31, 2023, our provision for credit losses decreased 22.0% from the prior period due primarily to the recapture of $163 thousand in credit losses in 2023 driven by a reduction in our loan portfolio, which was $16.0 million lower as of December 31, 2023 compared to December 31, 2022. The $804 thousand provision for securities credit losses recorded in 2023 pertains to a single corporate bond discussed above. The $822 thousand credit loss provision for loans recorded in 2022 was primarily driven by growth in the loan portfolio. The Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326) on January 1, 2023. ASC 326 replaced the incurred loss allowance methodology with an expected loss methodology that is referred to as current expected credit losses (CECL) methodology. The adoption of the CECL methodology did not require a material cumulative-effect adjustment to the existing allowance for loan losses, but did result in the establishment of the allowance for credit losses on HTM bonds.

Non-Interest Income

Non-interest income consists of deposit placement services income, service charges on deposit accounts, trust and wealth management income, gains on sale of mortgage loans, net gains or losses on sales of securities and other income.

	Six months ended June 30,				Year ended December 31,
(dollars in thousands)	2024	2023	$ Change	% Change	2023	2022	$ Change	% Change
Non-interest income
Deposit placement services income	$3,153	$247	$2,906	1,176.5%	$1,974	$1,543	$431	27.9%
Service charges on accounts	632	425	207	48.7%	918	1,154	(236)	(20.5%)
Trust and wealth management income	426	258	168	65.1%	565	335	230	68.7%
Gain on sale of mortgage loans	12	—	12	NM	12	18	(6)	(33.3%)
Loss on sale of securities	—	(282)	282	NM	(389)	—	(389)	NM
Other income	55	73	(18)	(24.7%)	201	60	141	235.0%

Total non-interest income	$4,278	$721	$3,557	493.3%	$3,281	$3,110	$171	5.5%

NM — Comparisons from positive to negative values or to zero values are considered not meaningful.

For the six months ended June 30, 2024, our non-interest income increased by $3.6 million to $4.3 million compared to the six months ended June 30, 2023 primarily driven by an increase in deposit placement services income, which is fee income we earn on One-Way Sell® deposits sold through the ICS® network. For the year ended December 31, 2023, our non-interest income increased by 5.5% to $3.3 million compared to the prior period primarily driven by an increase in fee income on One-Way Sell® deposits sold through the ICS® network, and partially offset by a loss on the sale of corporate bonds.

Deposit placement services income. As of June 30, 2024, December 31, 2023, and June 30, 2023, One-Way Sell® deposits totaled $499.2 million, $130.1 million and $96.1 million, respectively. There were no One-Way Sell® deposits as of December 31, 2022. For the six months ended June 30, 2024 and June 30, 2023, our average One-Way Sell® deposits were $345.6 million and $18.6 million, respectively, and for the years ended December 31, 2023 and December 31, 2022, our average One-Way Sell® deposits were $106.0 million and $172.1 million, respectively. For the six months ended June 30, 2024, our deposit placement services income increased by $2.9 million compared to the six months ended June 30, 2023. For the year ended December 31, 2023, our deposit placement services income increased by 27.9% to $2.0 million compared to the prior year. During both comparative periods, the increase in deposit placement services income is a direct result of the increase in the volume of One-Way Sell® deposits, and changes in the rate paid by ICS® for those deposits which typically adjust in a manner parallel to federal funds rate adjustments. Accounts enrolled in the ICS® network are further discussed under “— Financial Condition — Deposits” below.

Service charges on accounts. For the six months ended June 30, 2024, our service charges on accounts increased by $207 thousand, or 48.7%, compared to the six months ended June 30, 2023 primarily driven by higher transaction volume, particularly among wire transfers and debit card usage. Our fee income is typically higher during the fiscal quarters prior to the general election as political organization deposit account activity causes an increase in bank transactions. For the year ended December 31, 2023, our service charges on accounts decreased 20.5% compared to the prior year as 2022 was a general election year with higher transaction activity such as wire transfers, cash letters, and debit card purchases among political organization deposit accounts compared to 2023.

Trust and wealth management income. For the six months ended June 30, 2024 and the year ended December 31, 2023, our trust and wealth management income increased by $168 thousand, or 65.1%, and $230 thousand, or 68.7%, respectively, compared to the corresponding periods in the prior year. These increases were primarily due to a rise in the volume of total assets under administration, which grew by 110.8% and 69.8% during the respective periods.

Our trust and wealth management services utilize service charge structures for assets under management (“AUM”) and assets under custody (“AUC”) that are distinct with respect to the level and range of services used. Service charges for AUM are calculated as a percentage of the assets managed, with the rate varying based on the type of service provided, such as investment management or fiduciary services, and tiered based on the value of the assets under management. These service charges are not performance-based. Service charges for AUC are also tiered based on the value of the assets under custody, and are generally lower than the service charges for AUM, reflecting the more limited services provided, such as safekeeping and administrative functions.

During the respective periods, the weighted average service charge rate for AUM was 0.68% for the six months ended June 30, 2024, and 0.64% for the year ended December 31, 2023, compared to 0.64% and 0.56%, respectively, for the corresponding periods in the prior year. The weighted average service charge rate for AUC was 0.10% for the six months ended June 30, 2024 and 0.11% for the year ended December 31, 2023, compared to 0.10% and 0.06%, respectively, for the corresponding periods in the prior year. The changes in these service charges were driven primarily by shifts in the distribution of assets under management across pricing tiers and changes in client demand for different types of services.

The service charges we collect for AUM are subject to fluctuations in the total value of assets managed, which can vary with changes in market conditions, including stock prices and bond yields. Therefore, any significant market volatility or changes in interest rates could impact the valuation of the assets we manage, thereby affecting the service fees we collect.

The growth in AUC during the periods was largely driven by clients seeking higher interest rates. A material decline in interest rates could result in a reduction of custody balances, negatively impacting our revenue from these accounts. Additionally, a substantial portion of our custody account balances are related to political organizations, which are seasonal and are expected to decline following periods of high spending around federal elections.

Gain on sale of mortgage loans. For the six months ended June 30, 2024, the gain on sale of mortgages increased by $12 thousand compared to the six months ended June 30, 2023, which had no gains from sales of mortgage loans because there was no sales activity during the 2023 period. For the year ended December 31, 2023, our gain on sale of mortgage loans decreased by $6 thousand compared to the prior year. The volume of loans sales was minimal during 2022 and 2023 causing the related income to be similarly low.

Loss on sale of securities. Because Chain Bridge historically has not actively engaged in bond sales, gains and losses from sales of securities are irregular. For the six months ended June 30, 2024, we had no loss (or gain) on sales of securities compared to a $282 thousand loss for the six months ended June 30, 2023. For the year ended December 31, 2023, our loss on sale of securities was $389 thousand, compared to no loss (or gain) for the year ended December 31, 2022. Sales for the six months ended June 30, 2023 and the year ended December 31, 2023 were a result of decisions to divest of specific corporate issuers.

Other income. For the six months ended June 30, 2024, our other income decreased slightly compared to the six months ended June 30, 2023. For the year ended December 31, 2023, our other income increased by

$141 thousand compared to the prior year. Other income for the year ended December 31, 2023 benefitted from a favorable legal ruling which enabled the Bank to recover $58 thousand of legal expenses incurred in a prior year, and other income during the year ended December 31, 2022 was impacted by a $63 thousand decline in the fair value of an equity security.

Non-Interest Expense

Non-interest expense consists of salaries and employee benefits, data processing and communication expenses, professional services, occupancy and equipment expenses, Virginia bank franchise tax, FDIC and regulatory assessments, directors’ fees, marketing and business development costs, insurance expenses, and other operating expenses.

	Six Months Ended June 30,				Year Ended December 31,
(dollars in thousands)	2024	2023	$ Change	% Change	2023	2022	$ Change	% Change
Non-interest expenses
Salaries and employee benefits	$7,273	$6,121	$1,152	18.8%	$12,359	$11,173	$1,186	10.6%
Data processing and communication expenses	1,259	1,114	145	13.0%	2,276	1,965	311	15.8%
Professional services	948	416	532	127.9%	909	1,367	(458)	(33.5%)
Occupancy and equipment expenses	512	463	49	10.6%	936	932	4	0.4%
Virginia bank franchise tax	351	376	(25)	(6.6%)	739	627	112	17.9%
FDIC and regulatory assessments	348	284	64	22.5%	585	848	(263)	(31.0%)
Directors fees	332	186	146	78.5%	367	371	(4)	(1.1%)
Marketing and business development costs	122	122	—	—	239	189	50	26.5%
Insurance expenses	120	112	8	7.1%	225	126	99	78.6%
Other operating expenses	481	367	114	31.1%	842	628	214	34.1%

Total non-interest expenses	$11,746	$9,561	$2,185	22.9%	$19,477	$18,226	$1,251	6.9%

For the six months ended June 30, 2024, our non-interest expense increased by $2.2 million, or 22.9%, compared to the six months ended June 30, 2023, primarily driven by increases in salaries and benefits and professional service expenses. For the year ended December 31, 2023, our non-interest expense increased by $1.3 million, or 6.9%, compared to the prior year, primarily driven by increases in salaries and employee benefit costs, as well as an increase in data processing costs, partially offset by a decrease in professional services costs.

Salaries and employee benefits. For the six months ended June 30, 2024, our salaries and employee benefits increased by $1.2 million, or 18.8%, compared to the six months ended June 30, 2023 resulting from higher headcount and salary increases. During the year ended December 31, 2023, our salaries and employee benefits increased $1.2 million, or 10.6%, compared to the prior year driven by salary increases and higher employee benefits plan costs and a reduction of $142 thousand in the amount of loan origination costs deferred during the year. Deferred loan origination costs have the effect of reducing salaries expense during the period when a loan is originated. When loan origination volume declines, so too does the amount of deferred loan origination costs.

Data processing and communication expenses. For the six months ended June 30, 2024, our data processing and communication expenses increased $145 thousand, or 13.0%, compared to the six months ended June 30, 2023, driven by higher data processing expenses charged by our core provider, the installation of a new financial reporting tool, and increased costs associated with enhanced information technology (“IT”) functionality. For the year ended December 31, 2023, our data processing and communication expenses increased $311 thousand, or 15.8%, compared to the prior year, primarily driven by increased data processing fees charged by our core provider arising from periodic rate increases and purchases of new products, increased cloud computing and cybersecurity costs incurred with our IT-managed services provider, and an increase in core processing expenses incurred by the Trust & Wealth Department on account of growth in managed assets and custody accounts.

Professional services. For the six months ended June 30, 2024, our professional services expense increased $532 thousand compared to the six months ended June 30, 2023, primarily driven by legal and consulting expenses incurred in connection with the Reclassification. For the year ended December 31, 2023, our professional services expense decreased $458 thousand, or 33.5%, compared to the prior year due to higher legal expenses during the year ended December 31, 2022, when the Bank was a defendant in a lawsuit that was ultimately decided in the Bank’s favor. In addition, the Bank incurred significant legal costs during 2022 to re-evaluate and renegotiate new insurance contracts.

Occupancy and equipment expenses. For the six months ended June 30, 2024, our occupancy and equipment expenses increased $49 thousand, or 10.6%, compared to the six months ended June 30, 2023, primarily driven by building maintenance costs. For the year ended December 31, 2023, our occupancy and equipment expenses were essentially unchanged from the prior year.

Virginia bank franchise tax. For the six months ended June 30, 2024, our Virginia bank franchise tax decreased $25 thousand, or 6.6%, compared to the six months ended June 30, 2023. The franchise tax expense is based on estimated accruals throughout the year and was relatively stable compared to the prior period. Our Virginia bank franchise tax increased 17.9% for the year ended December 31, 2023, compared to the corresponding period in the prior year, primarily driven by the growth in the Bank’s capital through retained earnings.

FDIC and regulatory assessments. For the six months ended June 30, 2024, our FDIC and regulatory assessments expense increased $64 thousand, or 22.5%, due to the growth in the Bank’s assets between the comparative periods. For the year ended December 31, 2023, our FDIC and regulatory assessments decreased $263 thousand, or 31.0%, compared to the prior year, primarily driven by an elevated 2022 FDIC assessment which resulted from high year-over-year asset growth and a declining leverage ratio. Fiscal year 2023, a non-election year, did not experience similar growth.

Directors’ fees. For the six months ended June 30, 2024, our directors’ fees increased $146 thousand compared to the six months ended June 30, 2023, primarily driven by an increase in the number of committee meetings and training for newly appointed members. For the year ended December 31, 2023, our directors’ fees were essentially unchanged from the prior year.

Marketing and business development costs. For the six months ended June 30, 2024, our marketing and business development was unchanged compared to the six months ended June 30, 2023. For the year ended December 31, 2023, our marketing and business development costs increased $50 thousand, or 26.5%, compared to the prior year primarily driven by an increase in sponsored events, and related business development expenses, and partially offset by a decline in advertising costs.

Insurance expenses. For the six months ended June 30, 2024, our insurance expenses increased by $8 thousand, or 7.1%, compared to the six months ended June 30, 2023. For the year ended December 31, 2023, our insurance expenses increased by $99 thousand, or 78.6%, compared to the year ended December 31, 2022. For both comparative periods discussed, the increased expense was the result of enhanced coverage combined with growth in the Bank’s size and transaction volume.

Other operating costs. This segment includes other operating and administrative costs such as other vendor and employee costs, postage and printing, office supplies and subscriptions. None of the components or fluctuations are individually significant, and the increase in our other operating costs during both periods were driven primarily by increased administrative costs.

Income Tax Expense

Income tax expense incurred is based upon our pre-tax income adjusted for tax exempt income and temporary deferred tax assets or liabilities. For the six months ended June 30, 2024, our income tax expense was $2.5 million, representing an increase of $1.9 million, compared to $561 thousand for the six months ended June 30, 2023. The increase was driven by the increase in pre-tax earnings, which increased to $12.2 million for the six months ended June 30, 2024 from $3.2 million for the six months ended June 30, 2023. For the year ended December 31, 2023, our income tax expense was $2.1 million, representing an increase of $193 thousand, or 10.3%, compared to $1.9 million for the year ended December 31, 2022. This increase was also driven by an increase in pre-tax earnings which increased 7.3% during the comparable period.

Our effective income tax rate was 20.25% for the six months ended June 30, 2024, an increase of 2.91% from 17.34% for the six months ended June 30, 2023. For the year ended December 31, 2023, our effective income tax rate was 19.03%, an increase of 0.51% compared to 18.52% for the year ended December 31, 2022. During 2024, the effective income tax rate increased compared to the corresponding prior period because pre-tax income increased while tax-exempt income decreased, causing tax-exempt income to comprise a lower proportion of income before taxes.

Financial Condition

Securities

Our securities portfolio is used to provide liquidity, manage risk, meet capital requirements, and generate interest income. Our securities portfolio consists of U.S. government and federal agencies, mortgage backed securities, corporate bonds, and state and municipal securities. Securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” (“HTM”) and recorded at amortized cost. Securities not classified as held to maturity or trading are classified as “available for sale” (“AFS”) and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive loss. We do not hold trading securities.

The following table summarizes the amortized cost and weighted average yield of securities as of June 30, 2024 by contractual maturities.

	Balance as of June 30, 2024
	Available-for-Sale		Held-to-Maturity
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. government and federal agencies
Due in one year or less	$114,811	4.07%	$4,984	1.51%
Due after one year through five years	20,376	2.75%	86,742	1.85%
Due after five years through ten years	5,928	1.32%	29,644	1.76%
Due after ten years	—	—	2,574	1.77%

	141,115	3.76%	123,944	1.82%

Mortgage backed securities
Due in one year or less	1,306	2.47%	—	—
Due after one year through five years	3,033	2.10%	—	—
Due after five through ten years	—	—	—	—
Due after ten years	4,504	2.96%	1,178	4.62%

	8,843	2.59%	1,178	4.62%

	Balance as of June 30, 2024
	Available-for-Sale		Held-to-Maturity
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Corporate bonds
Due in one year or less	27,429	3.32%	4,902	2.15%
Due after one year through five years	21,592	2.47%	54,085	2.58%
Due after five years through ten years	501	1.34%	507	2.83%
Due after ten years	497	8.29%	—	—

	50,019	2.98%	59,494	2.55%

State and municipal securities
Due in one year or less	20,749	2.99%	4,665	2.08%
Due after one year through five years	53,654	2.39%	48,066	2.29%
Due after five years through ten years	27,461	2.06%	70,288	2.27%
Due after ten years	500	3.55%	582	2.59%

	102,364	2.43%	123,601	2.27%

Total securities	$302,341	3.15%	$308,217	2.15%

The weighted average yield is calculated using the amortized cost and yield on each security. Each security’s amortized cost is multiplied by its yield and then divided by the respective category total. The resulting values are summed to arrive at the weighted average yield. The yields on tax-exempt securities have not been calculated on a fully tax equivalent basis.

The following table summarizes our securities portfolio by the type of securities as of the dates indicated:

	As of June 30,
	2024		2023		Change
(dollars in thousands)	Amount*	% of total securities	Amount*	% of total securities	$	%
U.S. government treasuries	$244,246	40.6%	$193,576	33.5%	$50,670	26.2%
U.S. federal agencies securities	18,411	3.1%	24,724	4.3%	(6,313)	(25.5%)
Mortgage backed securities	9,331	1.5%	10,623	1.8%	(1,292)	(12.2%)
Corporate bonds	108,131	18.0%	121,154	21.0%	(13,023)	(10.7%)
State and municipal securities	220,868	36.8%	227,708	39.4%	(6,840)	(3.0%)

Total securities	$600,987	100.0%	$577,785	100.0%	$23,202	4.0%

	As of December 31,
	2023		2022		Change
(dollars in thousands)	Amount*	% of total securities	Amount*	% of total securities	$	%
U.S. government treasuries	$195,364	34.5%	$200,078	33.8%	$(4,714)	(2.4%)
U.S. federal agencies securities	20,871	3.7%	24,751	4.2%	(3,880)	(15.7%)
Mortgage backed securities	9,839	1.7%	11,851	2.0%	(2,012)	(17.0%)
Corporate bonds	115,101	20.3%	125,072	21.1%	(9,971)	(8.0%)
State and municipal securities	225,345	39.8%	230,411	38.9%	(5,066)	(2.2%)

Total securities	$566,520	100.0%	$592,163	100.0%	$(25,643)	(4.3%)

*	Available for sale securities are reported at fair value and held to maturity securities are reported at amortized cost.

Total securities. As of June 30, 2024, our total debt securities were $601.0 million excluding the allowance for credit loss, representing an increase of $23.2 million, or 4.0%, compared to $577.8 million as of June 30, 2023. The increase was primarily driven by bond maturities being reinvested into U.S. government treasuries, as well as a decrease in gross unrealized losses within the available for sale securities portfolio. As of December 31, 2023, our total securities were $566.5 million, representing a decrease of $25.6 million, or 4.3%, compared to $592.2 million as of December 31, 2022. This decrease reflected our strategic decision to selectively reinvest proceeds from matured securities and maintain a higher cash reserve, aligning with our goal to enhance liquidity and support anticipated needs.

U.S. government treasuries. U.S. government treasuries represent debt securities backed by the U.S. Treasury or the full faith and credit of the U.S. government and are guaranteed as to the timely payment of interest and principal when held to maturity. As of June 30, 2024, our U.S. government treasuries increased by $50.7 million, or 26.2%, compared to June 30, 2023. As of December 31, 2023, our U.S. government treasuries decreased by $4.7 million, or 2.4%, compared to the prior year.

U.S. federal agencies securities. U.S. federal agencies securities represent obligations issued by U.S. federal government agencies or government-sponsored enterprises that guarantee repayment of principal at maturity. As of June 30, 2024, our U.S. federal agencies securities decreased by $6.3 million, or 25.5%, compared to June 30, 2023. As of December 31, 2023, our U.S. federal agencies securities decreased by $3.9 million, or 15.7%, compared to the prior year.

Mortgage backed securities. Our mortgage backed securities portfolio consists of pass through and agency-issued collateralized mortgage obligations. As of June 30, 2024, our mortgage backed securities decreased by $1.3 million, or 12.2%, compared to June 30, 2023. As of December 31, 2023, our mortgage backed securities decreased by $2.0 million, or 17.0%, compared to December 31, 2022. During both periods, mortgage backed securities represented less than 2.0% of our securities portfolio.

Corporate bonds. Corporate bonds are debt obligations issued by companies to raise capital and refinance obligations of the issuer. As of June 30, 2024, our corporate bonds decreased by $13.0 million, or 10.7%, compared to June 30, 2023. As of December 31, 2023, our corporate bonds decreased by $10.0 million, or 8.0%, compared to December 31, 2022.

State and municipal securities. State and municipal securities are debt obligations issued by state and local governments. As of June 30, 2024, our state and municipal securities decreased by $6.8 million, or 3.0%, compared to June 30, 2023. As of December 31, 2023, our state and municipal securities decreased by $5.1 million, or 2.2%, compared to December 31, 2022.

Allowance for Credit Losses — Securities

Management measures expected credit losses on HTM debt securities on a collective basis by major security type (U.S. government and federal agencies, agency mortgage backed securities, corporate bonds and state and municipal securities). We estimate expected credit losses based on our historical credit loss information as adjusted for current conditions and reasonable and supportable forecasts. Securities issued by the U.S. Treasury or government agencies are not considered to be credit sensitive as they are explicitly or implicitly guaranteed by the U.S. government, and result in expectations of zero credit loss. Accordingly, management’s analysis of credit loss considers only the corporate and municipal segments. Accrued interest receivable on HTM debt securities totaled $1.6 million as of June 30, 2024 and as of December 31, 2023 and is excluded from the estimate of credit losses.

For AFS debt securities in an unrealized loss position, management first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, management evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists, and an allowance for credit loss is recorded for the credit loss, limited by the amount by which the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit loss is recognized in other comprehensive income (loss).

The following table presents an analysis of the allowance for credit losses on securities:

Held to Maturity:	As of and for the six months ended June 30,		As of and for the twelve months ended December 31,
(dollars in thousands)	2024	2023	2023	2022
Average HTM debt securities outstanding	$308,311	$311,953	$311,209	$247,347
Total outstanding HTM debt securities at end of each period	308,217	311,355	308,406	312,567
Allowance for credit losses at the beginning of period	348	—	—	—
Impact of adopting ASC 326	—	329	329	—
(Recapture of) provision for credit losses	(100)	13	19	—

Total charge-offs	—	—	—	—

Total recoveries	—	—	—	—

Net (charge-offs) recoveries	—	—	—	—

Allowance for credit losses at end of period	248	342	348	—
Ratio of allowance to total HTM debt securities outstanding at period end	0.08%	0.11%	0.11%	0.00%
Ratio of nonaccrual HTM securities to total HTM securities outstanding at period end	—	—	—	—
Ratio of allowance to nonaccrual debt securities at period end	—	—	—	—

Available-for-Sale:	As of and for the six months ended June 30,		As of and for the twelve months ended December 31,
(dollars in thousands)	2024	2023	2023	2022
Average AFS debt securities outstanding	$254,388	$276,426	$267,281	$323,690
Total outstanding AFS debt securities at end of each period	292,770	266,430	258,114	279,596
Allowance for credit losses at the beginning of period	—	—	—	—
(Recapture of) provision for credit losses	(210)	785	785	—
Charge-offs:
Corporate	—	(785)	(785)	—

Total charge-offs	—	(785)	(785)	—

Recoveries:
Corporate	210	—	—	—

Total recoveries	210	—	—	—

Net (charge-offs) recoveries	210	(785)	(785)	—

Allowance for credit losses at end of period	—	—	—	—
Ratio of allowance to total AFS debt securities outstanding at period end	—%	—%	—%	—%
Ratio of nonaccrual AFS securities to total AFS securities outstanding at period end	—	—	—	—
Ratio of allowance to nonaccrual debt securities at period end	—	—	—	—

During the first quarter of 2022, the Bank transferred AFS securities with an amortized cost of $288.2 million to the HTM classification at the fair value of $281.5 million. The timing of this transaction caused the average balance of AFS securities during the 12 months ended December 31, 2022 to be higher than comparable periods presented. It also caused the average balance of HTM securities during the 12 months ended December 31, 2022 to be lower than comparable periods presented.

In 2023, we recorded a charge-off related to a credit loss on a specific bond due to regulatory actions against the issuer. This bond, initially classified as HTM, was reclassified to AFS based on significant credit deterioration. The bond was partially sold at a loss, with the remainder written off. During the six months ended June 30, 2024, we received proceeds totaling $210 thousand for the bond and recorded a recovery of credit loss.

The following table presents the allocation of the allowance for credit losses on our HTM securities portfolios by segment. There was no ACL established for the AFS portfolio as of the indicated period ends.

	As of June 30,				As of December 31,
	2024		2023		2023		2022
Balance at the end of each period (dollars in thousands)	Amount	% to total HTM bonds	Amount	% to total HTM bonds	Amount	% to total HTM bonds	Amount	% to total HTM bonds
U.S. government and federal agencies	$—	—%	$—	—%	$—	—%	$—	—%
Mortgage backed securities	—	—%	—	—%	—	—%	—	—%
Corporate	215	0.07%	316	0.10%	322	0.10%	—	—%
State and municipal	33	0.01%	26	0.01%	26	0.01%	—	—%

Total	$248	0.08%	$342	0.11%	$348	0.11%	$—	—%

The following tables present the allocation of the net charge offs within the AFS securities portfolio by segment. There were no charge offs or recoveries of HTM bonds during the indicated periods.

	Six months ended of June 30,
	2024			2023
Available-for-Sale: (dollars in thousands)	Net (charge-offs) recoveries	Average AFS securities outstanding	Ratio of net (charge-offs) recoveries to average total bonds outstanding	Net (charge-offs) recoveries	Average AFS securities outstanding	Ratio of net (charge-offs) recoveries to average total bonds outstanding
U.S. government and federal agencies	$—	$93,879	—%	$—	$97,005	—%
Mortgage backed securities	—	8,344	—%	—	10,225	—%
Corporate	210	52,894	0.08%	(785)	61,888	(0.28%)
State and municipal	—	99,271	—%	—	107,309	—%

	Twelve months ended of December 31,
	2023			2022
(dollars in thousands)	Net (charge-offs) recoveries	Average AFS securities outstanding	Ratio of net (charge-offs) recoveries to average total bonds outstanding	Net (charge-offs) recoveries	Average AFS securities outstanding	Ratio of net (charge-offs) recoveries to average total bonds outstanding
U.S. government and federal agencies	$—	$94,072	—%	$—	$115,426	—%
Mortgage backed securities	—	9,562	—%	—	10,512	—%
Corporate	(785)	59,611	(0.29%)	—	68,547	—%
State and municipal	—	104,036	—%	—	129,205	—%

Loan Portfolio

Our loan portfolio consists of mortgage, commercial, and consumer loans to clients. A substantial portion of our loan portfolio is primarily represented by residential real estate and commercial real estate loans throughout the Washington, D.C. metropolitan area. The ability of our debtors to honor their contracts is dependent upon a number of factors, including the real estate and general economic conditions in this area.

The following table summarizes our loan portfolio by the type of loans as of the dates indicated:

	As of June 30,
	2024		2023		Change
(dollars in thousands)	Amount	% of total loans	Amount	% of total loans	$	%
Commercial real estate	$52,134	17.1%	$60,352	19.2%	$(8,218)	(13.6%)
Commercial	10,070	3.3%	15,216	4.8%	(5,146)	(33.8%)
Residential real estate, closed-end	220,039	72.2%	217,328	69.2%	2,711	1.2%
Other consumer loans	22,472	7.4%	21,353	6.8%	1,119	5.2%

Total	$304,715	100.0%	$314,249	100.0%	$(9,534)	(3.0%)

	As of December 31,
	2023		2022		Change
(dollars in thousands)	Amount	% of total loans	Amount	% of total loans	$	%
Commercial real estate	$60,138	19.77%	$62,258	19.44%	$(2,120)	(3.4%)
Commercial	12,438	4.09%	31,814	9.94%	(19,376)	(60.9%)
Residential real estate, closed-end	210,358	69.16%	202,972	63.39%	7,386	3.6%
Other consumer loans	21,210	6.97%	23,149	7.23%	(1,939)	(8.4%)

Total	$304,144	100.0%	$320,193	100.0%	$(16,049)	(5.0%)

As of June 30, 2024, our total loans decreased by $9.5 million or 3.0%, compared to June 30, 2023. The decrease reflects the repayment of lines of credit by clients following their utilization in early 2023, as well as reduced demand for residential real estate loans due to higher interest rates in the latter half of 2023. Additionally, we have strategically reduced our commercial real estate lending to reduce our exposure to this sector.

As of December 31, 2023, our total loans decreased by $16.0 million, or 5.0%, compared to December 31, 2022. In 2023, we reduced lending in the commercial real estate segment, which was partially offset by steady consumer demand for residential mortgages through June 30, 2023, although the demand somewhat tapered off in subsequent quarters in 2023. In 2022, the commercial loan portfolio benefited from higher outstanding loan balances consistent with the cadence of borrowing and repayment of loans by political organizations surrounding a general election.

Residential real estate loans, closed-end. Single family (1-4 units) residential mortgage loans are primarily secured by owner-occupied primary and secondary residences and are “closed-end” mortgage loans, which means that the loan amount is fixed at the outset and repaid over a set term without the ability to re-borrow. As of June 30, 2024, our residential real estate loans increased by $2.7 million, or 1.2%, compared to June 30, 2023. As of December 31, 2023, our residential real estate loans increased by $7.4 million, or 3.6%, compared to December 31, 2022.

Commercial real estate loans. Commercial real estate loans are generally long-term loans secured by a commercial property that is either owner-occupied or investor owned. This category also includes commercial construction loans and multifamily residential property loans. Management has strategically allowed a decline in the commercial real estate portfolio. Rising interest rates have increased the cost of borrowing and remote work trends continue to be a concern. These factors negatively impact the value of commercial properties, making commercial real estate loans less attractive. As of June 30, 2024, our commercial real estate loans decreased by $8.2 million, or 13.6%, compared to June 30, 2023. As of December 31, 2023, our commercial real estate loans decreased by $2.1 million, or 3.4%, compared to December 31, 2022.

As of June 30, 2024, our commercial real estate portfolio included owner-occupied and non-owner-occupied commercial real estate loans and were concentrated in certain sectors and in the Washington, D.C. metropolitan area:

•

Owner-Occupied vs. Non-Owner-Occupied Properties: Our commercial real estate loans include both owner-occupied and non-owner-occupied properties. As of June 30, 2024 and June 30, 2023, we had $15.4 million and $18.2 million, respectively, in owner-occupied loans and $33.2 million and $37.1 million, respectively, in non-owner-occupied loans. As of December 31, 2023 and December 31, 2022, we had $16.2 million and $19.4 million, respectively, in owner-occupied loans and $35.5 million and $39.9 million, respectively, in non-owner-occupied loans. Non-owner-occupied properties depend on rental income for repayment. Factors such as market conditions, tenant defaults, and vacancies could reduce cash flow from these properties, leading to increased delinquencies and potential losses.

•

Sector Concentration: Our commercial real estate loan portfolio is concentrated in the office, retail, multifamily, and hotels sectors. As of June 30, 2024, our non-owner-occupied office loans totaled $6.6 million, retail loans totaled $13.1 million, multifamily loans totaled $5.0 million, and hotel loans totaled $4.1 million.

•

Geographic Concentration: Our commercial real estate loan portfolio is concentrated in the Washington, D.C. metropolitan area. This exposes us to risks tied to local economic conditions, property market trends, and regulatory changes. See “Risk Factors — Other Risks Related to Our Business — The geographic concentration of our business in the Washington, D.C. metropolitan area makes our business highly susceptible to local economic conditions and reductions or changes in government spending.”

Commercial. Commercial loans are commercial and industrial (C&I) term loans or lines of credit and, due to the participation of political organizations in this segment, exhibit cyclicality when measured as a percentage of our loan portfolio. C&I loans include unsecured or UCC secured lending, accounts receivable, inventory or equipment financing loans or working capital loans. As of June 30, 2024, our commercial loans decreased by $5.1 million, or 33.8%, compared to June 30, 2023. As of December 31, 2023, our commercial loans were $12.4 million, representing a decrease of $19.4 million, or 60.9%, compared to $31.8 million as of December 31, 2022.

Other consumer loans. Other consumer loans include residential construction loans, revolving loans secured by residential properties, commonly known as home equity lines of credit (“HELOCs”), and loans made directly to individuals for non-business purposes which may be secured or unsecured. As of June 30, 2024, other consumer loans increased by $1.2 million, or 5.2%, from June 30, 2023. For the period ending December 31, 2023, the portfolio decreased by $1.9 million, or 8.4%, compared to December 31, 2022. The following table presents the components of other consumer loans:

	Six Months Ended June 30,		Year Ended December 31,
(dollars in thousands)	2024	2023	2023	2022
Residential construction loans	$1,494	$5,726	$3,445	$6,017
HELOCs	17,569	12,550	14,664	13,616
Consumer secured	2,758	2,456	2,527	2,713
Consumer unsecured	651	621	574	803

Total consumer loans	$22,472	$21,353	$21,210	$23,149

Loan Maturity and Sensitivity to Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of the loans may differ from the maturities reflected below because consumer borrowers and some commercial borrowers have the right to prepay obligations with or without prepayment penalties. As of June 30, 2024, variable rate loans, which include floating and adjustable rate structures, comprised 69.1% of our loan portfolio. Our variable rate loans primarily consist of residential real estate loans that adjust every five, seven or ten years. Variable rate loans provide a better match against our deposit liabilities and reduce our interest rate risk.

The following table details maturities and sensitivity to interest rate changes for our loan portfolio as of June 30, 2024, and the contractual maturity and interest-rate profile of our loan portfolio:

At June 30, 2024	Remaining contractual maturity held for investment
(dollars in thousands)	One year or less	After one year through five years	After five years and through fifteen years	After fifteen years	Total
Fixed rate loans:
Commercial real estate	$60	$15,854	$27,036	$—	$42,950
Commercial	116	280	1,251	—	1,647
Residential real estate, closed-end	266	1,127	37,591	8,055	47,039
Other consumer loans	470	2,031	—	—	2,501

Total fixed rate loans	$912	$19,292	$65,878	$8,055	$94,137
Variable rate loans:
Commercial real estate	$—	$2,777	$5,824	$583	$9,184
Commercial	7,924	—	500	—	8,424
Residential real estate, closed-end	—	2,170	2,495	168,334	172,999
Other consumer loans	4,225	7,756	6,636	1,354	19,971

Total variable rate loans	$12,149	$12,703	$15,455	$170,271	$210,578

Total loans	$13,061	$31,995	$81,333	$178,326	$304,715

Credit Policies and Procedures

Management employs a multi-pronged approach to address credit risk, guided by a defined risk appetite. The approach includes underwriting policies, loan risk classification grading, and an internal and external loan review process. In addition, it involves strategic portfolio management to address loan concentration and oversight by our Board. These policies and guidelines are designed with the intention of maintaining the quality of our loan portfolio while aiming to generate a return commensurate with the associated risks. However, it is important to recognize that all risk management strategies have inherent limitations.

The commercial underwriting process involves an evaluation of the borrower’s ability to repay, the quality of the available collateral (if applicable), the financial character of the borrower and the nature of the credit. It also includes an analysis of the borrower’s needs and an industry analysis to understand relevant external factors that might affect the borrower’s financial stability and repayment capacity. Commercial borrowers are often asked to maintain their primary banking relationship with the Bank to attract both loans and transaction deposits. Residential mortgage loans and consumer loans are underwritten based on an evaluation of the borrower’s repayment ability, which typically includes a review of documentation to verify income and assets. Consumers are encouraged to maintain deposit accounts with the Bank, and pricing incentives may be offered.

During the underwriting process, loans are assigned a loan risk classification grade. The risk rating scale is intended to provide a framework for analyzing risk across various credit exposures, regardless of their nature, type or location.

The internal loan review process, performed by our credit administration staff, aims to verify that basic requirements for loan origination have been met. Ongoing internal loan review processes monitor commercial borrower performance using a risk-based approach, which may result in grade confirmations or change recommendations. Certain scenarios such as delinquent payments, overdue taxes, overdrafts, lack of borrower cooperation, delayed financial statements, or significant changes to the borrower’s financial position may be considered potential indicators of problem loans. In such cases, the loan risk classification may be re-evaluated.

An external loan review is conducted annually by a third-party firm. This review examines a sample of the loan portfolio, focusing on areas such as underwriting practices, adherence to loan policies and banking regulations, loan documentation, watch list, and portfolio concentration.

Credit concentration policies are designed to address risk relative to our regulatory capital. Concentration limits are established for various categories including loans to individual borrowers or industries, specific loan types, collateral types, commercial real estate concentrations, and total real estate loans, among others.

We have exposures to certain categories of loans that we believe represent relatively higher credit risk, such as commercial real estate loans. To manage our exposures to these loans, our policy is to require low loan-to-value ratios and high debt service coverage ratios, and to conduct borrower credit assessments. To manage our exposure to commercial real estate, we have set specific concentration limits for commercial real estate loans by property type, and our policy is to monitor these limits quarterly. Our risk management practices include annual internal reviews of commercial mortgages with balances over $500 thousand, focusing on early warning signs like payment delinquencies, property performance, and borrower financial condition. We also engage a third party to conduct an external loan review audit of the entire loan portfolio annually. Additionally, we perform quarterly stress tests on our loan portfolio, including the commercial real estate segment, to assess the potential impact of adverse economic conditions. In response to the inherent risks in higher-risk segments like commercial real estate, we may increase our loan loss reserves to mitigate potential losses due to changing market conditions.

Asset Quality

We seek to maintain a prudent lending approach, which has historically been associated with our asset quality performance. Our loan underwriters employ underwriting guidelines, and we assign a loan risk classification grade at origination. These practices are designed to help us evaluate potential risks throughout the life of the loan. The Bank’s risk classification system utilizes a 10-grade risk-rating scale. The four lowest grade categories (7-10) correspond to the regulatory categories special mention, substandard, doubtful and loss.

The risk classification grade is a key component of our risk management process. Certain grades may result in a loan being added to the watch list report, which is a tool used in monitoring loans or commitments that may present elevated risks. This report is overseen by our Chief Credit Officer and presented to the Board monthly. Loan officers are responsible for managing credit risk within their loan portfolios and are encouraged to be proactive in considering whether to add a loan to the watch list report.

Management uses internal and external review processes, as described under “— Credit Policies and Procedures,” to monitor adherence to loan and credit policies, evaluate the loan portfolio, and identify areas that may require additional attention.

Non-performing Assets

An asset is classified as non-performing when it ceases to yield interest or principal repayments for a specified period, usually 90 days or more. This classification includes loans that are 90 days or more past due on scheduled payments, or assets where full repayment of principal and interest is in doubt due to the borrower’s financial difficulties. Additionally, assets that have been restructured due to the borrower’s financial difficulties may also be classified as non-performing if the restructuring does not restore the asset to a performing status.

A loan is considered non-performing when the borrower is 90 days or more past due on the scheduled payment of principal and interest, or if the loan’s terms have been restricted due to the borrower’s financial difficulties. Additionally, a loan may be classified as non-performing even if it is less than 90 days past due if there is a reasonable doubt about the collectability of the loan’s principal or interest.

Loans are generally considered delinquent when the required principal and interest payments have not been received by the assigned due date. Loans are typically placed on non-accrual status when a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. Management may, at its discretion, place loans on non-accrual status prior to 90 days delinquency if it determines that interest may be uncollectible. Loans determined to be non-performing or potentially uncollectible may be placed in non-accrual status pending further collection efforts or charged off if collection of principal or interest is deemed doubtful.

For loans placed in non-accrual status, all interest previously accrued but not collected is generally reversed against interest income. The interest on loans in non-accrual status is typically accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

As of June 30, 2024 and 2023, and December 31, 2023 and 2022, based on our internal classifications, we did not identify any assets that met our criteria for classification as non-performing assets or OREO.

Allowance for Credit Losses — Loans

The ACL represents an amount that is intended to absorb the lifetime expected credit losses that may be sustained on outstanding loans at the balance sheet date. Additional information regarding the ACL evaluation can be found in Note 1 and Note 3 to our audited consolidated financial statements for the year ended December 31, 2023 and the notes thereto included elsewhere in this prospectus.

The estimate for expected credit losses is based on an evaluation of the various factors, including, but not limited to, size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions, and prepayment experience as related to credit contractual term information. The ACL is generally measured on a collective (pool) basis when similar risk characteristics exist and is typically recorded upon the initial recognition of a financial asset.

The ACL may be adjusted by charge-offs, net of recoveries of previous losses, and may be increased or decreased by a provision for or recapture of credit losses, which is recorded in the consolidated statements of income. Management estimates the allowance balance using various information sources, both internal and external, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience typically provides a basis for the estimation of expected credit losses. Adjustments to historical loss information may be made for differences in current loan-specific risk characteristics and changes in environmental conditions. Expected credit losses are typically estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term generally excludes expected extensions, renewals, and modifications.

For loans that do not share risk characteristics with a pool of other loans, expected credit losses are measured on an individual loan basis. Management individually evaluates the expected credit loss for certain loans, such as those that are collateral-dependent, are graded substandard or doubtful, or are identified as having risk characteristics dissimilar to those of the established loan pools.

For loans considered collateral-dependent, the Company has adopted a practical expedient to the ACL, which allows for recording an ACL based on the fair value of the collateral rather than by estimating expected losses over the life of the loan.

While the ACL on loans follows these guidelines, and management believes the allowance is appropriate based on current information, the judgmental nature of the calculation could lead to fluctuations due to ongoing evaluations of the loan portfolio. These evaluations may be influenced by economic conditions in the Washington, D.C. metropolitan area, changes in asset quality, or loan portfolio growth, among other factors, which could potentially require additional provisions for the allowance for credit losses.

The quality of the loan portfolio and the adequacy of the allowance are subject to review by our internal and external auditors as well as our regulators.

The following table presents an analysis of the allowance for credit losses:

	As of and for the six months ended June 30,		As of and for the twelve months ended December 31,
(dollars in thousands)	2024	2023	2023	2022
Average loans outstanding	$302,951	$319,090	$314,409	$292,116
Total loans outstanding at end of each period	304,715	314,249	304,144	320,193
Allowance for credit losses at the beginning of period	4,319	4,482	4,482	3,660
Provision for (recapture of) credit losses	18	(83)	(163)	822

Charge-offs
Commercial real estate	—	—	—	—
Commercial non-real estate	—	—	—	—
Residential real estate	—	—	—	—
Other consumer loans	—	—	—	—
Total charge-offs	—	—	—	—
Recoveries
Commercial real estate	—	—	—	—
Commercial non-real estate	—	—	—	—
Residential real estate	—	—	—	—
Other consumer loans	—	—	—	—
Total recoveries	—	—	—	—

Net (charge-offs) recoveries	—	—	—	—

Allowance for credit losses at end of period	4,337	4,399	4,319	4,482
Ratio of allowance to total loans outstanding at period end	1.42%	1.40%	1.42%	1.40%
Ratio of nonaccrual loans to total loans outstanding at period end	—	—	—	—
Ratio of allowance to nonaccrual loans at period end	—	—	—	—

The following table presents the allocation of the allowance for credit losses:

	As of June 30,				As of December 31,
	2024		2023		2023		2022
Balance at the end of each period (dollars in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial real estate	$1,136	0.37%	$1,142	0.36%	$1,233	0.41%	$905	0.28%
Commercial non-real estate	167	0.05%	239	0.08%	189	0.06%	573	0.18%
Residential real estate	2,756	0.90%	2,793	0.89%	2,668	0.88%	2,650	0.83%
Other consumer loans	278	0.09%	225	0.07%	229	0.08%	354	0.11%

Total	$4,337	1.42%	$4,399	1.40%	$4,319	1.42%	$4,482	1.40%

The allocations of the allowance between loan segments did not vary significantly during the periods presented. However, we note a modest migration of applied allowances from the commercial segment as of December 31, 2022 to the commercial real estate segment as of December 31, 2023. The change is driven by the qualitative components of our calculation, which portrayed increasingly unstable economic conditions in the commercial real estate market and an increase of delinquency rates among our peers. The impact of the increasing loss rate applied to the commercial real estate segment was partially offset by the reduction in the overall loan portfolio.

There were no loan charge-offs for the interim periods ended June 30, 2024 and 2023, or the years ended December 31, 2023 and 2022. As a result, the ratio of loan charge-offs to average loans outstanding is 0.00% for all reported periods.

Deposits

We provide a wide range of commercial and personal deposit services. The deposit products we offer include non-interest-bearing and interest-bearing checking accounts, savings accounts, and money market accounts. We aim to attract transaction account deposits, particularly from commercial clients. Our deposit base is largely composed of funds from commercial entities, specifically federal political organizations, trade associations, non-profit organizations and business enterprises. As of June 30, 2024, we estimate that at least a majority of our deposit balances were sourced from political organizations. Deposits received from federal political organizations exhibit seasonality, aligning with the cycle of federal election campaigns.

We are a member of the IntraFi® Cash Services network, which allows our deposit clients to enroll in the ICS® program. This program is designed to provide our clients with access to FDIC insurance beyond the standard maximum deposit insurance amount at a single insured depository institution. For accounts enrolled in this service, we select whether each account should be in a reciprocal position or a one-way sell position. A reciprocal position means that we receive an equal amount of network deposits for our enrolled accounts, and those deposits are reflected on our balance sheet. If we elect to receive reciprocal deposits, we are required to pay a fee to IntraFi® equal to our reciprocal deposits balances multiplied by an annualized rate of 0.125% as of June 30, 2024. Conversely, we do not receive reciprocal network funding when accounts are positioned as one-way sell, and therefore the deposits are not reported on the balance sheet. For deposits placed at other participating banks as One-Way Sell® deposits, we receive deposit placement services income, which is inversely related to the interest rate on the deposit account, meaning that we receive less deposit placement services income for placing deposits with a higher interest rate.

During periods of increased political organization deposits, which typically occur in connection with election cycles, we may adjust the positioning of certain accounts enrolled in the ICS® program. These adjustments can include changing some accounts from a reciprocal position to a One-Way Sell® position, which affects whether and how these deposits are reflected on our balance sheet. These adjustments are part of our overall asset and liability management strategy, which aims to maintain appropriate balance sheet metrics in accordance with regulatory guidelines and our risk management policies. As of June 30, 2024, our balance sheet reflected $300 thousand in reciprocal ICS® deposits. Excess deposits totaling $499.2 million as of June 30, 2024 were placed at other participating banks as One-Way Sell® deposits. Our deposit placement services income was $3.2 million for the six months ended June 30, 2024. If we were to convert some or all of these deposits into reciprocal deposits, bringing them back onto our balance sheet, we would expect to receive interest income by investing these deposits, but our deposit placement services income would decline and our interest on deposits, FDIC and regulatory assessments and the fee we pay to IntraFi® would increase.

Our participation in the ICS® network is subject to certain terms and conditions, and there can be no assurances that we will be able to participate in the ICS® network in the future. See “Risk Factors — We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.” As of June 30, 2024, the terms and conditions for participation in the ICS® network include a $250.0 million limit on the amount of each participating client’s ICS® deposits that may be placed at other banks within the ICS® network, a $3.5 billion and $6.5 billion limit on the maximum amount of savings account deposits and demand account deposits, respectively, that a bank may place at other banks as reciprocal deposits, and a $10.0 billion limit on the maximum amount of deposits that a bank may place at other banks as One-Way Sell® deposits. The terms and conditions also include limitations on a bank’s ability to receive reciprocal deposits, place One-Way Sell® deposits, or receive One-Way Buy® deposits if the bank is not “well capitalized” under the applicable federal banking regulations.

We are subject to various fees associated with the placement and management of deposits within the ICS® network, as outlined in the IntraFi Participating Institution Agreement. When we elect to receive reciprocal deposits, which are network deposits that are matched with equivalent funds placed by other participating institutions, we incur an “IntraFi Placement Fee.” This fee is calculated as a percentage of the reciprocal deposits balance that we receive. As of June 30, 2024, the annualized rate for this fee was 0.125% of the reciprocal deposits balance. This fee increases our overall operating expenses, impacting our net income.

The fees associated with our participation in the ICS® network require careful management. The IntraFi Placement Fee represents an additional cost that is not incurred with traditional deposit accounts. As such, this fee is factored into our overall asset and liability management strategy with the aim of ensuring that our participation in the ICS® network remains financially advantageous.

During periods of increased political organization deposits, which typically coincide with election cycles, the impact of these fees can be more pronounced due to the higher volume of deposits being managed through the ICS® network. The fees incurred as part of our ICS® participation have been incorporated into our financial models to assess the impact on our net interest margin, liquidity management, and overall profitability.

These fees, together with our interest expense on deposits and other operational costs, contribute to the overall cost structure associated with our deposit services.

As of June 30, 2024, our total deposits were $1.3 billion, representing an increase of $289.8 million, or 28.6%, compared to $1.0 billion as of June 30, 2023, primarily driven by an increase in political organization deposits. As of December 31, 2023, our total deposits were $1.1 billion, representing an increase of $159.1 million, or 16.7%, compared to $953.0 million as of December 31, 2022, primarily driven by an increase in political organization deposits. However, the growth in political organization and other client deposit accounts during both comparative periods was dampened by the volume of deposits sold one-way through ICS® as of June 30, 2024 and December 31, 2023. As of June 30, 2024, the Bank experienced increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025.

The following table presents the types of deposits compared to total deposits for the periods indicated:

	As of June 30,
	2024		2023		Change
(dollars in thousands)	Amount	% of total deposits	Amount	% of total deposits	$	%
Non-interest-bearing	$1,078,145	82.7%	$626,521	61.8%	$451,624	72.1%
Savings, interest-bearing and money market accounts	213,124	16.4%	369,734	36.5%	(156,610)	(42.4%)
Time, $250 and over	6,559	0.5%	9,203	0.9%	(2,644)	(28.7%)
Other time	5,512	0.4%	8,066	0.8%	(2,554)	(31.7%)

Total	$1,303,340	100.0%	$1,013,524	100.0%	$289,816	28.6%

	As of December 31,
	2023		2022		Change
(dollars in thousands)	Amount	% of total deposits	Amount	% of total deposits	$	%
Non-interest-bearing	$766,933	69.0%	$666,493	69.9%	$100,440	15.1%
Savings, interest-bearing and money market accounts	328,350	29.5%	273,888	28.7%	54,462	19.9%
Time, $250 and over	9,385	0.8%	5,374	0.6%	4,011	74.6%
Other time	7,357	0.7%	7,199	0.8%	158	2.2%

Total	$1,112,025	100.0%	$952,954	100.0%	$159,071	16.7%

The following table presents the average balances and average rates paid for the periods indicated:

	Six months ended June 30,				Twelve months ended December 31,
	2024		2023		2023		2022
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing	$848,719	0.00%	$608,157	0.00%	$645,418	0.00%	$986,118	0.00%
Savings, interest-bearing checking and money market accounts	228,616	1.24%	304,960	1.12%	284,705	1.11%	211,451	0.48%
Time, $250 and over	8,664	2.93%	7,015	2.18%	8,263	2.74%	4,830	0.48%
Other time	6,270	2.93%	11,812	3.18%	9,775	2.98%	6,885	0.65%

Total average deposits	$1,092,269	0.30%	$931,944	0.42%	$948,161	1.45%	$1,209,284	0.36%

FDIC deposit insurance covers $250 thousand per depositor, per FDIC-insured bank, for each account ownership category. We estimate total uninsured deposits were $1.0 billion and $540.0 million as of June 30, 2024 and 2023, respectively, and $648.0 million and $612.2 million as of December 31, 2023 and 2022, respectively, representing approximately 78.3% and 53.3% of our deposit portfolio as of June 30, 2024 and June 30, 2023, respectively, and approximately 58.3% and 64.2% of our deposit portfolio as of December 31, 2023 and 2022, respectively.

The maturity profiles of our uninsured time deposits, those deposits that exceed the FDIC insurance limit, as of June 30, 2024 are as follows:

(dollars in thousands)	Three months or less	More than three months to twelve months	More than twelve months to three years	More than three years	Total
Time deposits, uninsured	$2,571	$3,732	$256	$—	$6,559

Borrowings

The Bank has several supplementary funding sources, including a secured line of credit with the FHLB and various available secured and unsecured lines of credit with correspondent banks.

Federal Home Loan Bank Advance. The Bank has a secured line of credit with the FHLB, which is renewed annually in December, and which requires the Bank to pledge collateral to establish credit availability. The Bank has historically pledged single-family residential real estate loans within the Bank’s loan portfolio to establish credit availability. As of June 30, 2024 and December 31, 2023, the secured line of credit had no collateral pledged and therefore no available or outstanding balance. As of December 31, 2022, for the same secured line, the Bank had pledged collateral to provide credit availability of $1.5 million with no outstanding balance.

Short-Term Borrowings. As of June 30, 2024, December 31, 2023 and December 31, 2022, the Company had an unsecured line of credit from a correspondent bank totaling $10.0 million with an outstanding balance of $10.0 million as of June 30, 2024 and $5.0 million as of December 31, 2023 and December 31, 2022, respectively. The line matures December 5, 2024 and contains certain covenants regarding our return on average assets, risk-based capital, and level of non-performing assets. We were in compliance with all financial covenants as of June 30, 2024. We intend to use the net proceeds from this offering to repay the outstanding balance on the unsecured line of credit. After it matures, we may not be able to replace the line of credit in the future, or if we are able to replace this line of credit, we may only be able to do so on less favorable terms.

The Bank also maintains federal funds lines of credit agreements with three correspondent banks totaling $68.0 million, which renew annually, are offered on an unsecured basis, and may remain outstanding for periods of up to 10 to 90 consecutive days. The three federal funds purchase lines of credit are for $8.0 million, expiring on March 12, 2025, $10.0 million, expiring on June 30, 2025, and $50.0 million, expiring on June 30, 2025, and the Bank’s use of the facilities is subject to certain terms and conditions, including those related to the Bank’s financial condition. There were no outstanding federal funds purchased balances as of June 30, 2024, December 31, 2023 or December 31, 2022.

Off-Balance Sheet Arrangements

We are party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our clients. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, in varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Our exposure to credit loss is represented by the contractual amount of these commitments. We follow the same credit policies in making commitments as we do for on-balance sheet instruments.

The contractual amounts of financial instruments with off-balance sheet commitments are as follows:

	As of June 30,		As of December 31,
(dollars in thousands)	2024	2023	2023	2022
Commitments to grant loans	$1,576	$10	$—	$7,738
Unfunded commitments under lines of credit	20,014	27,800	22,947	29,159
Standby letters of credit	3,909	3,631	3,598	3,274

For information regarding the arrangement related to the ICS® network and related One-Way Sell® deposits, see “— Deposits” above.

Liquidity and Capital Management

Liquidity Management

Liquidity refers to our capacity to meet cash and collateral obligations in a timely manner. Maintaining appropriate levels of liquidity depends on our ability to address both expected and unexpected cash flows and collateral needs while aiming to avoid adverse effects on our daily operations or the financial condition of the Bank. Effective liquidity management is considered essential to our business model, as deposits, which can generally be withdrawn on demand, form a primary source of our funding. We employ various strategies intended to manage liquidity. Our account at the Federal Reserve, which held approximately $471.2 million as of June 30, 2024, serves as a primary source of liquidity for daily and ongoing activities. We also maintain additional supplemental sources of liquidity, as discussed below. For regulatory reporting purposes, the liquidity ratio is typically calculated as the sum of our cash and cash equivalents plus unpledged securities classified as investment grade divided by total liabilities. Based on this calculation method, as of June 30, 2024 and December 31, 2023, our reported liquidity ratios were 82.64% and 78.75%, respectively. As of the same date, we had $499.2 million in One-Way Sell® deposit accounts through the ICS® platform that could be converted to a reciprocal position in order to provide additional near-term liquidity. It is important to note that these ratios and amounts are point-in-time measurements and may not be indicative of future liquidity positions.

Deposit account balances received from federal political organizations fluctuate due to the seasonality of fundraising and spending around federal elections. Historically, in the quarters leading up to federal elections, especially presidential elections, our deposits generally increase, and in the quarters immediately before, during, and after a federal election, we usually experience an outflow of our political deposits. As of June 30, 2024, the Bank experienced increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. The precise amount and timing of such outflows remain uncertain and may differ from historical cycles.

Management seeks to address liquidity needs related to seasonal outflows by identifying political organization accounts, tracking activity, communicating with clients and retaining high cash balances at the Federal Reserve to fund deposit outflows.

In addition to traditional sources of liquidity, such as reciprocal deposits and lines of credit, we also utilize the ICS® network for both One-Way Buy® deposits and One-Way Sell® deposits, each serving distinct roles in our liquidity management strategy. One-Way Sell® deposits and reciprocal deposits involve placing deposits from our own clients with other participating banks through the ICS® network. One-Way Sell® deposits help us manage excess deposits by moving them off our balance sheet, while reciprocal deposits allow us to exchange deposit balances with other banks, ensuring those deposits remain insured. Both strategies help us to optimize our liquidity position while earning deposit placement fees, which contribute to our non-interest income. Conversely, One-Way Buy® deposits involve receiving deposits from other banks’ customers through the ICS® network. This mechanism can provide an additional source of liquidity by allowing us to increase our deposits without reciprocating. These transactions involve certain expenses, which include interest on the deposits and any associated fees, which we consider within our broader liquidity planning.

Management estimates that up to 78.3% of deposits were uninsured as of June 30, 2024. To obtain FDIC insurance for deposits exceeding the $250 thousand threshold, some clients enroll in the ICS®, which is described in greater detail under “— Deposits” above. As of June 30, 2024, deposit balances totaling $499.5 million were enrolled in the ICS® program. Of the total, $499.2 million were One-Way Sell® deposits and therefore not reflected on the balance sheet. The Bank has the flexibility to convert these One-Way Sell® deposits into reciprocal deposits, which would then appear on the balance sheet. To fund the outflow of deposits during phases of the federal election cycle when campaigns and committees are actively spending, management will rely on the Bank’s cash balances at the Federal Reserve and conversion of One-Way Sell® accounts to reciprocal as its primary sources of liquidity. Our ability to convert One-Way Sell® deposits to reciprocal deposits for liquidity depends on the deposits not being withdrawn. Similar to other deposits, depositors may withdraw their One-Way Sell® deposits at any time, and so One-Way Sell® deposits may be a less reliable source of liquidity.

In addition to the primary sources of liquidity discussed above, we maintain secured lines of credit with the FHLB and the Federal Reserve Discount Window, for which we can borrow up to the allowable amount of pledged collateral. The Bank can advance FHLB funds of up to 25% of assets as reported in its latest Call Report, using pledged collateral such as qualifying mortgages and investment securities. Based on the June 30, 2024 call report, 25% of total assets equates to credit availability of $353.0 million. As of June 30, 2024, we had no collateral pledged or outstanding balance with the FHLB or Federal Reserve.

The Bank has access to additional unsecured funding through its account with ICS®. The Bank can request funding of up to ten percent (10%) of total assets ($141.2 million as of the Bank’s June 30, 2024 Call Report) in a One-Way Buy® of daily maturing or term deposit products. Requesting One-Way Buy® deposits requires us to submit a bid including the rate we are willing to pay for the deposits, and such request may be fulfilled in whole, in part, or not at all. If demand for One-Way Buy® deposits is high, then the rate required to successfully bid for One-Way Buy® deposits would be expected to increase, and so One-Way Buy® deposits may be a less reliable source of liquidity. As of June 30, 2024, there was no outstanding balance.

The Bank maintains unsecured lines of credit with three correspondent banks that provide combined availability of $68.0 million. There were no outstanding balances as of June 30, 2024.

As an intermediate source of liquidity, we may sell AFS securities or allow AFS and HTM securities to mature without reinvestment in the securities portfolio. As of June 30, 2024, our AFS securities portfolio had a fair value of $292.8 million, and our total AFS and HTM securities portfolio had a carrying value of $610.6 million, including $178.8 million of bonds maturing within a year and $287.5 million of bonds maturing between one and five years. Our bond portfolio is structured to provide liquidity when management anticipates it will be needed, and a portion of our AFS bonds are invested in liquid investments like U.S. Treasury securities. In the event liquidity is needed from the bond portfolio, management will take into consideration a number of factors when determining which investments to sell. Variables include the marketability of the bonds, current prices and estimated losses, and other factors.

Liquidity Risk Management

Liquidity risk refers to the potential that the Bank’s financial condition or overall safety and soundness could be adversely affected by a real or perceived inability to meet contractual obligations. This risk category includes potential challenges in managing unplanned decreases or changes in funding sources. Liquidity risk management involves efforts to identify, measure, monitor and control liquidity events.

The Bank’s Asset/Liability Committee (ALCO) of the Board typically reviews current and projected liquidity scenarios, including stressed scenarios, at its quarterly meetings. The ALCO seeks to ensure that measurement systems are designed to identify and quantify the Bank’s liquidity exposure, and that reporting systems and practices are intended to communicate relevant information about the level and sources of that exposure. Management is responsible for implementing board-approved policies, strategies, and procedures, and for monitoring liquidity on both a daily and long-term basis.

Capital Resources

Capital adequacy is generally considered an important indicator of financial stability and performance. Our objectives include maintaining capitalization at levels that we believe are sufficient to support asset growth and to promote confidence among our depositors, investors, and regulators. We recognize that robust capital management practices are integral to addressing various financial and operational challenges, which may include managing credit risk, liquidity risk, balance sheet growth, new products, regulatory changes and competitive pressures.

Stockholders’ equity as of June 30, 2024 was $94.0 million, an increase of $10.6 million compared to $83.4 million as of December 31, 2023. Net income for the six months ended June 30, 2024 contributed $9.7 million to the increase in stockholders’ equity. Forming the remaining balance of the change, accumulated other comprehensive loss decreased $822 thousand during the six months ended June 30, 2024, which is primarily related to the improvement in the market value of the AFS securities portfolio.

Stockholders’ equity as of December 31, 2023 was $83.4 million, an increase of $14.7 million, compared to $68.8 million as of December 31, 2022. Net income for the year ended December 31, 2023 contributed $8.8 million to the increase in stockholders’ equity. Accumulated other comprehensive loss, another driver of the change, decreased $6.1 million during the same period as a result of an improvement in the market value of the AFS securities portfolio.

The Company has a $10.0 million line of credit from a correspondent bank that it uses to provide capital to the Bank. As of June 30, 2024, $10.0 million was outstanding on this line of credit. We intend to use the net proceeds from this offering to repay the outstanding balance on the unsecured line of credit and do not expect to extend this line of credit. After it matures, we may not be able to replace the line of credit in the future, or if we are able to replace this line of credit, we may only be able to do so on less favorable terms.

Book value per share as of June 30, 2024 and December 31, 2023 was $3,497.30 and $3,104.98, respectively. The increase between periods is primarily the result of earnings, which were $361.73 per share during the six months ended June 30, 2024.

Because total assets on a consolidated basis are less than $3.0 billion, we are not subject to the consolidated capital requirements imposed by federal regulations. However, the Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Certain regulatory measurements of capital adequacy are “risk based,” meaning they utilize a formula that considers the individual risk profile of the financial institution’s assets. For example, certain assets, such as cash at the Federal Reserve and investments in U.S. Treasury securities, are deemed to carry zero risk by the regulators because of explicit or implied federal government guarantees. As of June 30, 2024 and December 31, 2023, respectively, 51.3% and 42.5% of the Bank’s total assets were invested in such zero-risk assets. The tier 1 leverage ratio, another regulatory capital measurement, does not consider the riskiness of assets. The leverage ratio is computed as tier 1 capital divided by total average assets for the quarter.

The Bank’s capital level is characterized as “well capitalized” under the Basel III Capital Rules. A summary of the Bank’s regulatory capital ratios, and minimum requirement to be considered “well capitalized” are presented below:

	June 30,				December 31,				Well- capitalized requirement
	2024		2023		2023		2022
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Ratio
Total risk-based capital ratio	$119,250	29.91%	$98,626	23.01%	$104,523	25.44%	$95,856	21.46%	10.00%
Tier 1 risk-based capital ratio	114,665	28.76%	93,885	21.91%	99,856	24.30%	91,374	20.46%	8.00%
Common equity tier one risk-based capital ratio	114,665	28.76%	93,885	21.91%	99,856	24.30%	91,374	20.46%	6.50%
Tier 1 leverage ratio	114,665	9.09%	93,885	9.11%	99,856	9.21%	91,374	8.08%	5.00%

During periods of growth in deposits due to seasonality, our assets could reach a level that would require the Bank to control the level of these deposits or require the Company to obtain additional capital to maintain a Tier 1 leverage ratio that exceeds our internal regulatory capital policies or targets and satisfies regulatory requirements. We use the ICS® network to help manage our Tier 1 leverage ratio by moving certain deposit accounts off our balance sheet by placing the deposits at other banks as One-Way Sell® deposits. There is no assurance we could use the ICS® network to help manage our Tier 1 leverage ratio in the future. See “Risk Factors — Other Risks Related to Our Business — We place a significant portion of our clients’ deposits with other banks through the ICS® network, which exposes us to risks that may adversely affect our business, financial condition or results of operations.”

As of June 30, 2024, our One-Way Sell® deposits totaled $499.2 million. If these deposits were included on our balance sheet as of June 30, 2024, we estimate the Bank’s Tier 1 leverage ratio would have been 6.77%. Further, our ability to move additional deposits from existing accounts off our balance sheet by converting reciprocal deposits into One-Way Sell® deposits is limited to the amount of such deposits that are placed at other banks as reciprocal deposits. As of June 30, 2024, we held $300 thousand in reciprocal deposits that could be converted into One-Way Sell® deposits, compared to the $499.2 million that had already been placed at other participating banks as One-Way Sell® deposits. If we are unable to manage our Tier 1 leverage ratio by using the ICS® network, we could be required to limit our growth or to raise additional capital to maintain a Tier 1 leverage ratio that exceeds our internal regulatory capital policies or targets and satisfies regulatory requirements. See “Risk Factors — Legal, Regulatory and Compliance Risks — Government regulation significantly affects our business and may result in higher costs and lower stockholder returns.”

Interest Rate Sensitivity and Market Risk

Our business activities include attracting deposits and using those deposits to invest in cash, securities, and loans. These activities involve interest rate risk, which arises from factors such as timing and volume differences in the repricing of our rate-sensitive assets and liabilities, changes in credit spreads, fluctuations in the general level of market interest rates, and shifts in the shape and level of market yield curves. Changes in interest rates affects our current and future earnings by impacting our net interest income and the level of other interest-sensitive income and operating expenses. Interest rate fluctuations also influence the underlying economic value of our assets, liabilities and off-balance sheet items. This is because the present value of future cash flows, and in some cases the cash flows themselves, may change when interest rates vary.

Interest rate risk is generally considered a significant market risk for financial institutions. We have developed an interest rate risk policy that aims to provide management with guidelines for funds management. We have also established a system for monitoring our net interest rate sensitivity position. However, it’s important to note that despite these measures, significant changes in interest rates could potentially impact our earnings, liquidity and capital positions.

We had a total one-year cumulative gap in rate-sensitive assets and rate-sensitive liabilities of $621.1 million, $319.4 million, and $76.5 million as of June 30, 2024, December 31, 2023 and December 31, 2022, respectively, indicating that, overall, our assets will reprice before our liabilities. Generally, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, decreasing interest rates could reduce net interest income and increasing interest rates could increase net interest income.

Our ALCO is composed of our CEO and at least two independent directors and meets at least quarterly to manage interest rate risk in accordance with policies approved by the Bank’s board of directors. Members of management from various departments also participate in the ALCO meetings. The board of directors receives monthly interest rate risk measurement results. The ALCO monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use interest rate risk models and rate shock simulations to assess the interest rate risk (“IRR”) sensitivity of net interest income and the economic value of equity over a variety of parallel and non-parallel rate scenarios. Many assumptions are used to calculate the impact of interest rate fluctuations on our net interest income, such as asset prepayments, non-maturity deposit price sensitivity and decay rates, and rate drivers. Due to the inherent use of estimates and assumptions in the model, our actual results may, and most likely will, differ from our simulated results. Management reviews the assumptions on an as-needed basis and at least annually through a thorough examination. Key changes are presented to the ALCO.

The table below summarizes the results of our IRR analysis in simulating the change in net interest income over a 12-month horizon as of the indicated dates. The “ramped” scenario below presents the anticipated percentage change in net interest income when rates are increased or decreased in a parallel manner evenly over the 12-month time horizon, and the “immediate” scenario assumes that the parallel rate shift occurs immediately.

Change in interest rates (ramped)	-400 bps	-300 bps	-200 bps	-100 bps	+100 bps	+200 bps	+300 bps	+400 bps
June 30, 2024	(20.04%)	(15.00%)	(9.98%)	(4.97%)	5.00%	10.02%	15.04%	20.02%
December 31, 2023	(16.22%)	(12.11%)	(8.06%)	(4.04%)	4.00%	8.02%	12.14%	16.11%
December 31, 2022	(6.87%)	(5.10%)	(3.33%)	(1.69%)	1.69%	3.28%	4.96%	6.61%

Change in interest rates (immediate)	-400 bps	-300 bps	-200 bps	-100 bps	+100 bps	+200 bps	+300 bps	+400 bps
June 30, 2024	(45.28%)	(33.72%)	(22.26%)	(11.09%)	11.09%	22.12%	33.18%	44.27%
December 31, 2023	(34.76%)	(25.74%)	(16.98%)	(8.41%)	8.34%	16.54%	24.88%	33.27%
December 31, 2022	(17.59%)	(13.42%)	(8.52%)	(3.92%)	3.76%	7.39%	11.10%	14.94%

The results show that we are asset-sensitive, further indicating that we can expect net interest income to increase as rates rise and to decrease as rates decline. See “Risk Factors — Changes in interest rates may adversely affect our earnings and financial condition.” Interest rates do not normally move all at once or evenly over time, but this analysis assists in our understanding of the potential direction and magnitude of net interest income changes due to changing interest rates.

The following table illustrates the results of our interest rate risk analysis in simulating the change in fair value of equity as of the indicated dates.

Change in interest rates	-400 bps	-300 bps	-200 bps	-100 bps	+100 bps	+200 bps	+300 bps	+400 bps
June 30, 2024	(1.83%)	0.21%	0.37%	0.52%	0.72%	0.69%	1.00%	1.53%
December 31, 2023	14.25%	12.33%	8.27%	3.21%	(4.81%)	(8.85%)	(12.35%)	(15.45%)
December 31, 2022	39.97%	34.32%	23.99%	12.34%	(10.22%)	(21.76%)	(32.01%)	(41.37%)

Due to the nature of our client base, and the resulting balance sheet cyclicality, we will sometimes hold high volumes of immediately repricing assets (i.e., cash) to fund impending political organization deposit outflows. The changes in our balance sheet over the course of a two-year election cycle causes a degree of variability among our interest rate risk results over time.

BUSINESS

Our Company

Chain Bridge Bancorp, Inc. is a Delaware-chartered bank holding company and the parent of its wholly-owned subsidiary, Chain Bridge Bank, N.A., a nationally chartered commercial bank with fiduciary powers granted by the OCC. The Company was incorporated on May 26, 2006, and the Bank opened on August 6, 2007. The Company conducts substantially all of its operations through the Bank and has no other subsidiaries.

We offer a range of commercial and personal banking services, including deposits, treasury management, payments, loans, commercial lending, residential mortgage financing, consumer loans, trusts and estate administration, wealth management, and asset custody.

Our mission is to deliver exceptional banking and trust services nationwide, blending financial strength, personalized service, and advanced technology to offer tailored solutions to businesses, non-profit organizations, political organizations, individuals, and families. Our vision is to grow responsibly by adapting our personalized service and advanced technology solutions to our clients’ evolving needs while emphasizing strong liquidity, asset quality, and financial strength. We aim to be recognized for our “Strength, Service, Solutions: Your Bridge to Better Banking Nationwide.”

As of June 30, 2024, we held total assets of $1.4 billion, including $488.0 million in cash and cash equivalents, of which $471.2 million were interest-bearing reserves held at the Federal Reserve. Our portfolio included $604.0 million in securities, with $246.6 million or 40.6% of that in U.S. Treasury securities. Net loans held for investment, after accounting for deferred fees and costs and allowances, totaled $300.4 million. Our total deposits stood at $1.3 billion, with stockholders’ equity at $94.0 million. Approximately 94.2% of these deposits were held in transaction accounts. Our loan-to-deposit ratio was 23.4%.

Our Trust & Wealth Department reported total assets under administration of $364.0 million, consisting of $98.0 million of assets under management and $266.0 million of assets under custody as of June 30, 2024.

Additionally, as of June 30, 2024, we had $499.2 million in excess deposits sold one-way to other participating banks through the IntraFi Cash Service® (ICS®). For our clients that opt into the ICS® network, this service allows us to place their deposits in increments up to the FDIC insurance limits at other banks within the ICS® network. In exchange, we may elect to either receive reciprocal deposits from other banks within the ICS® network or place the deposits at other banks as “One-Way Sell®” deposits and receive a deposit placement fee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Deposits” for more information on ICS® deposits.

The Company aims to enhance stockholder value while managing risk. One of the metrics that we use to measure our performance is book value per share. The chart below shows that the Company has increased its book value per share at a compound annual growth rate (CAGR) of 8.5% from December 31, 2007 to June 30, 2024, 8.7% from December 31, 2013 to June 30, 2024 and 10.8% from December 31, 2018 to June 30, 2024.

Chain Bridge Bancorp, Inc.

Historical Book Value per Share

The CAGRs in our book value per share since December 31, 2007, December 31, 2013, and December 31, 2018 were impacted by growth in our book value per share of $392 during the six months ended June 30, 2024. This growth was primarily driven by our $9.7 million in net income for the six months ended June 30, 2024, all of which was retained on our balance sheet as retained earnings. The increase in net income was primarily due to an increase in deposits from political organizations ahead of the 2024 federal elections, which increased our interest-earning assets, including our reserve balances at the Federal Reserve, and also increased our non-interest income from One-Way Sell® deposits in the ICS® program. For more information about our results of operations for the six months ended June 30, 2024, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.” As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025.

Our Regulatory Framework and Banking Philosophy

Chain Bridge Bank, N.A. operates under a national charter with full fiduciary powers granted by the OCC. As of June 30, 2024, only approximately 5.8% of insured depository institutions held this combination of charter and powers, as calculated using FDIC data.

Our national charter allows us to offer banking services across state lines without additional state banking licenses. The OCC serves as our primary federal regulator, overseeing our operations and compliance with applicable federal banking laws and regulations. Our national bank fiduciary powers enable us to offer trust services broadly.

The following chart shows the proportion of insured depository institutions with a national charter and trust powers as of June 30, 2024:

Source: Calculated using FDIC data.

Our operations under this regulatory framework reflect a banking philosophy that emphasizes liquidity, asset quality, and financial strength. This approach guides our asset allocation strategy, risk management practices, and deposit gathering efforts.

Deposit Composition and Strategy

We aim to attract transaction account deposits, particularly from commercial clients. Our investment approach for these funds is intended to be conservative, based on our interpretation of prudent banking practices and current regulatory guidelines.

As of June 30, 2024, we served deposit clients in 48 states, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. Approximately 38% of our total deposits and our One-Way Sell® deposits originated from the District of Columbia and approximately 32% originated from Virginia. A significant portion of our deposits are managed by, or referred by, firms providing treasury, legal or regulatory compliance services for political organizations. The following chart shows the distribution of the Bank’s total deposits and One-Way Sell® deposits by dollar amount across the United States as of June 30, 2024:

($ in thousands)

To support our strategy of attracting commercial transaction account deposits, we emphasize services designed to attract commercial clients who manage high transaction volumes. These services include digital onboarding solutions, image cash letter (“ICL”) processing and treasury management offerings that accommodate multiple users with customizable approval hierarchies. This focus aligns with our goal of attracting and retaining commercial clients with complex transactional needs.

At June 30, 2024, 94.2% of our total deposits were transaction accounts. For the six months ended June 30, 2024, our cost of funds was 0.33% at an annualized rate.

The composition of our deposit base and the associated cost of funds are consistent with our focus on transaction accounts. Our experience suggests that clients with these types of accounts may interact more frequently with our banking services and relationship officers compared to those with other account types. This interaction may be associated with increased use of our services, which aligns with our approach to client relationships.

The following chart shows the Bank’s transaction deposits as a percentage of total deposits as of December 31, 2019 through 2023 and June 30, 2024:

Balance Sheet Strategy and Composition

Our balance sheet composition reflects our banking philosophy of emphasizing liquidity, asset quality, and financial strength. We aim to allocate a high proportion of our assets to interest-bearing reserves at the Federal Reserve and to securities that we believe qualify as investment grade. The following chart shows the Company’s asset composition as of December 31, 2019 through 2023 and June 30, 2024:

Our asset allocation strategy is designed to balance liquidity maintenance with income generation. We prioritize investments in securities that we believe qualify as investment grade, with a significant portion allocated to U.S. Treasury securities. This approach reflects our focus on managing credit risk while maintaining liquidity. The following chart shows the composition of the Company’s securities portfolio as of June 30, 2024:

1. Available for sale securities are reported at fair value, available for sale securities transferred to held to maturity are reported at carrying value, and other held to maturity securities are reported at amortized cost.

As of June 30, 2024, our liquidity ratio—calculated as the sum of cash and cash equivalents plus unpledged securities classified as investment grade, divided by total liabilities—was 82.64%. Due to recent interest rate increases, however, our net unrealized losses on our securities, net of tax, totaled $28.1 million as of June 30, 2024, which could constrain the actual liquidity of our securities portfolio. If interest rates decline, the unrealized losses on our securities would be expected to decrease, which could improve the actual liquidity of our securities available for sale.

As of June 30, 2024, our securities portfolio had a weighted average life of 2 years 11 months and a modified duration, adjusted for calls and prepayments, of 2.60. Weighted-average life and modified duration measure how sensitive our portfolio’s value is to changes in interest rates. Weighted-average life is the weighted-average time until the cash flows of the securities in a portfolio are repaid. A modified duration of 2.60 indicates that for every 1% increase (decrease) in interest rates, we would expect our portfolio’s value to decrease (increase) by approximately 2.60%. This measure takes into account potential early redemptions and prepayments on securities.

The following table shows the net unrealized losses and weighted-average life of our securities held for sale and securities held to maturity portfolio as of June 30, 2024:

	As of June 30, 2024
(dollars in thousands)	Net Unrealized Losses	Weighted Average Life (Years)
Securities available for sale:
U.S. government and federal agencies	$(2,402)	0.8
Mortgage backed securities	(690)	6.0
Corporate bonds	(1,382)	1.4
State and municipal securities	(5,097)	3.1

Total securities available for sale	$(9,571)	1.8

Securities held to maturity:
U.S. government and federal agencies	$(11,047)	3.7
Mortgage backed securities	(48)	16.2
Corporate bonds	(2,954)	2.2
State and municipal securities	(11,960)	5.0

Total securities held to maturity	$(26,009)	4.0

Total securities	$(35,580)	2.9

We strive to maintain a low proportion of assets that we consider to be illiquid. This is evident by our loan-to-deposit ratio of 23.4% as of June 30, 2024. The following chart shows the Company’s loan-to-deposit ratio from December 31, 2019 through June 30, 2024:

Lending Approach and Credit Risk Management

Our lending policies are designed to manage credit risk. Owner-occupied and non-owner-occupied commercial real estate loans, including construction and development loans, represented 17.5% of our gross loans as of June 30, 2024. Our approach has historically resulted in what we consider to be low levels of non-performing loans and loan charge-offs. As of June 30, 2024, we have reported no non-performing assets since June 30, 2012. The Company has not incurred any loan charge-offs since the third quarter of 2017 and has incurred a cumulative of $265 thousand of net-loan charge-offs in its history.

The chart below shows the Bank’s asset and loan composition as of June 30, 2024:

1.  C&D loans include construction and development loans and CRE loans include other owner-occupied and non-owner-occupied commercial real estate loans.

Performance Considerations

The foregoing description reflects our banking philosophy and practices as of June 30, 2024. Our banking approach may lead to performance variations under different economic conditions. Our earnings and growth patterns may differ from banks with alternative strategies, particularly in low interest rate environments where our high liquidity may generate comparatively lower returns. The effectiveness of our approach is subject to various factors, including interest rate fluctuations, economic conditions, regulatory changes, and competitive pressures. As such, we may alter our strategies, practices, and asset composition in response to changing circumstances.

Operational Model and Technology Focus

Our model emphasizes attentive, relationship-based service enhanced by technology solutions. This strategy allows the Bank to serve clients efficiently across a wide geographic area while maintaining lower overhead costs compared to some branch-based banking models.

We believe our technology-driven approach allows us to deliver banking services efficiently, with a focus on meeting the needs of commercial clients who manage high transaction volumes and have complex organizational structures. Our treasury management system is designed to handle substantial transaction volumes and accommodate complex organizational structures often found in larger commercial entities. The system features multi-user access with customizable approval hierarchies, allowing clients to tailor the system to their specific operational needs. It also offers integration capabilities with popular accounting software and includes mobile batch check deposit functionality.

Our technology infrastructure is designed to process electronic transactions efficiently, including support for industry-standard formats commonly used for large-scale deposits. This infrastructure is intended to facilitate the handling of significant transaction volumes for our more active commercial clients, including political organizations, in a timely manner. While the technologies we employ are generally available in the banking industry, we believe our approach to implementing and customizing these solutions for specific client needs may distinguish us from many institutions of comparable size. We have developed capabilities in adapting our systems to address the particular requirements of clients with high transaction volumes. This allows us to offer banking solutions that we believe are comparable to those typically associated with larger financial institutions. As payment technologies continue to evolve, we strive to maintain our technological capabilities and adapt our services to meet the changing needs of our diverse commercial client base.

Our business model operates without a traditional branch network. As of June 30, 2024, we provide in-person banking services exclusively from our headquarters and do not operate additional physical banking locations. Based on our experience, we believe many of our clients prefer to conduct their banking transactions electronically through our digital platform, which offers services such as mobile deposit, ACH, wire transfers, and bill payment. This approach allows clients to manage their banking needs from anywhere, reducing the need to visit a physical branch.

We believe our technology-driven approach enables us to provide attentive, personalized service, despite our limited physical footprint. Our relationship officers are required to be directly accessible via phone, email, and video conferencing, which is intended to ensure that we meet the needs of our clients, particularly modern businesses. This service delivery model offers broad geographic reach and the potential for a competitive advantage by combining attentive personal service with the efficiency and convenience of remote access.

By operating without a branch network, we can direct resources toward enhancing our technology infrastructure and expanding our digital services. This approach is intended to ensure that our clients receive secure, efficient, and convenient banking solutions. However, our branch-less business model may limit our ability to expand our retail lending and deposit businesses beyond the Washington, D.C. metropolitan area, where we have a more concentrated presence.

For the six months ended June 30, 2024 (annualized), we reported an efficiency ratio of 49.70%, which is calculated as non-interest expense divided by the sum of net interest income and non-interest income, and a non-interest expense to average assets ratio of 1.98%. The following chart shows the Company’s efficiency ratio and ratio of non-interest expense to average assets for the years ended December 31, 2019 through December 31, 2023 and the six months ended June 30, 2024:

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

Experience in Serving Political Organizations

We focus on clients and business segments where our experience may offer advantages, such as services for political organizations, tailored business, and residential lending and trust and wealth management. Our approach generally favors developing capabilities in less saturated sectors and avoiding highly competitive markets, like commercial real estate or mass-market consumer banking. We have historically grown organically and many of our new business opportunities have come through word-of-mouth referrals. We believe our client-focused approach has contributed to maintaining strong relationships.

As of June 30, 2024, we estimate that at least a majority of our deposit balances were sourced from political organizations. This estimate is subject to data limitations and identifying a client as a political organization sometimes requires judgment, and the actual number of our deposits represented by political organizations may differ from this estimate. See “Risk Factors — Operational Risks — Our reliance on estimates and risk management activities may not always prevent or mitigate risks effectively, leading to potential differences between actual results and our forecasts.”

We have experience providing deposit services to several different types of political organizations, including:

•	Campaign committees
•	Party committees (national, state, and local);
•	Corporate and trade association PACs;
•	Super PACs and Hybrid PACs;
•	Non-committee 527 organizations;
•	Leadership PACs;
•	Joint fundraising committees; and
•	Presidential inaugural committees.

In addition to political organizations, we also provide deposit accounts to a variety of businesses that support the campaigns and elections industry. These businesses include vendors involved in advertising, television advertisement buying, digital marketing, public opinion polling, opposition research firms, general consulting, fundraising, and services related to treasury, legal, and compliance matters.

Many of our relationship officers are experienced in servicing political organization clients. They offer personalized service and tailored solutions for account management, image cash letters, remote deposit capture, payment processing and treasury management.

Certain aspects of our deposits fluctuate seasonally. Most of this seasonality comes from commercial depositors, primarily political organizations and their vendors that generate and spend funds around federal election cycles. Federal elections in the United States occur every two years in the fourth quarter, on the first Tuesday after the first Monday in November. Primary elections for federal offices, determined by the state and political parties, typically occur in the first, second, or third quarter of the year. Historically, our total deposits have gradually increased in quarters leading up to a federal election, followed by a decline around the election. Deposit growth tends to be stronger leading up to presidential elections, which occur every four years, compared to biennial midterm elections.

Accordingly, federal election cycles significantly influence our deposit levels. Certain types of accounts, such as political party committee accounts, maintain funds throughout the election cycle. Other types of accounts, such as campaign committee accounts, are often established for a single campaign cycle and exhibit greater seasonality. In order to mitigate seasonality risk, we aim to maintain a relatively high level of cash reserve deposits at the Federal Reserve.

As of June 30, 2024, the Bank had increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. The precise amount and timing of such outflows remain uncertain and may differ from historical cycles.

The following graph illustrates the seasonality of the Company’s deposits from June 30, 2014 through June 30, 2024.

Total Deposit Seasonality

(dollars in billions)

As demonstrated above, leading up to the November 2020 presidential election, our deposits increased from $0.5 billion as of December 31, 2018 to $1.0 billion as of September 30, 2020, and then decreased to $0.8 billion as of December 31, 2020. Similarly, leading up to the November 2022 midterm elections, our deposits increased to $1.3 billion as of September 30, 2022 before decreasing to $1.0 billion as of December 31, 2022.

Federal election cycles also impact revenue-generating activities, such as wire transfers, payments, check processing, debit card usage, and treasury management services, which also increase during this period until the end of the election cycle. Additionally, deposits from trade associations may exhibit seasonality. These associations typically bill their members annually for dues and spend the funds down over the course of the year.

Loan Portfolio and Credit Quality

As of June 30, 2024, the Bank’s non-owner occupied CRE represented 32.1% of the Bank’s total risk-based capital compared to the regulatory guidance threshold of 300% for CRE concentration limits. Additionally, the Bank’s acquisition, development, and construction (“ADC”) loans were 4.3% of our total risk-based capital, compared to the regulatory guidance threshold of 100%. The following chart shows the Bank’s CRE and ADC loans, each as a percentage of the Bank’s total risk-based capital from December 31, 2019 through June 30, 2024:

Our lending policies are designed to limit credit risk by evaluating borrower creditworthiness with a focus on equity, collateral, personal guarantees and capacity to service debt. This strategy has historically helped mitigate credit risk. The Company’s allowance for credit losses on loans as a percentage of gross loans was 1.42% at June 30, 2024. As of June 30, 2024, we have reported no non-performing loans since June 2012. The Company has not incurred any loan charge-offs since the third quarter of 2017 and has incurred a cumulative $265 thousand of net loan charge-offs in its history. The charts below show the ratio of the Company’s net loan charge-offs to average loans and the ratio of the Company’s allowance for credit losses on loans to gross loans for the years ended December 31, 2019 to 2023 and the six months ended June 30, 2024:

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

Profitability and Stockholder Returns

Our profits are largely a function of the size of our deposits, the gross rate of return earned from investing those deposits, and our costs. Our strategy focuses on increasing our transaction accounts, enhancing the return on our investments, and reducing costs, while mitigating risk and maintaining liquidity, asset quality, and capital strength. We believe we have developed an efficient operating platform by leveraging technology and providing personal service. Rising interest rates since March 2022 have positively impacted our net interest margin. Over the twelve months ended June 30, 2024, the Company earned net income of $15.9 million, or $591 per share.

Our branch-less strategy contributes to lower expense levels. For the six months ended June 30, 2024 (annualized), our non-interest expense as a percentage of average assets was 1.98%, and our efficiency ratio was 49.68% on an annualized basis. The Company’s net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity have increased during recent periods, as illustrated in the charts below.

Note: Ratios for the six months ended June 30, 2024 are presented on an annualized basis.

As of June 2024, the Bank is experiencing increased deposit levels ahead of the November 2024 presidential election, consistent with patterns observed in previous election cycles. As a result of the 2024 presidential election, we expect deposit outflows during the third and fourth quarters of 2024, with the possibility of some outflows extending into early 2025. These outflows are expected to adversely affect our net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity. The precise amount and timing of such outflows, as well as the effect of such outflows on our net interest margin, return on average assets, return on average risk-weighted assets, and return on average equity, remain uncertain and may differ from historical cycles.

In addition, as of June 30, 2024, we placed $499.2 million in excess deposits at other participating banks as One-Way Sell® deposits and we earned $3.2 million in deposit placement services income for the six months ended June 30, 2024. Any decision to convert these deposits into reciprocal deposits and bring them back onto our balance sheet will affect our interest income and reduce our deposit placement services income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Deposits” for more information on ICS® deposits.

Our Strategy

We aim to build on our established strengths while maintaining what we believe to be a conservative banking approach. Our strategy focuses on markets where we believe we can offer unique value, rather than competing in large, crowded sectors. At the core of our strategy is expanding our market share in specialized political organization deposit services. Political organizations constitute a significant portion of our client base, and the number of political organizations has grown in recent election cycles, according to Federal Election Commission data. We may explore expansion in related areas that align with our core strengths.

We focus on clients and business segments where our experience may offer advantages. Such segments include political organizations, customized business and residential lending, and trust and wealth management. We usually avoid highly competitive areas like commercial real estate lending or mass-market consumer banking.

Our large base of transaction account deposits assists us in managing our earning assets. During periods of high deposits due to seasonality, we have used the ICS® network to manage our Tier 1 leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Deposits” for more information on ICS® deposits. If we gain more capital to support balance sheet growth, we plan to focus on increasing our share in our target markets.

Our strategy depends on many factors, including market conditions, regulations, and how well we execute our plans. See “Risk Factors” for a discussion of these and other risks. Further, our strategy may change as circumstances shift, and we cannot guarantee future success. We regularly review our approach to balance growth opportunities with risk management.

Competition

The banking industry is highly competitive. We compete for loans, deposits, capital and fiduciary services with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources or are subject to less stringent regulations. We primarily compete for commercial deposit accounts with the country’s largest banks, which have national reach, and regional banks, some of which also have national reach and advanced technology and treasury management platforms for commercial clients. We also compete with other state, national and international financial institutions located in our market areas, as well as savings associations, savings banks and credit unions for loans and retail deposits. Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives, including fintech companies, which have grown significantly in recent years. The ability of nonbanking financial institutions to provide services previously limited to commercial banks has intensified competition. See “Risk Factors — Other Risks Related to Our Business — There is no assurance that the Bank will be able to compete successfully with others for its business.”

Our Potential Competitive Strengths

Our business model may offer the following potential competitive strengths. While we believe these aspects of our business model demonstrate competitive strengths, our business model also involves certain risks, as discussed in the “Risk Factors” section.

Regulatory Framework and Banking Philosophy

The Bank operates under a national bank charter with full fiduciary powers, a distinction shared by only a small percentage of U.S. commercial banks. As a national bank, the Bank is primarily regulated by the OCC, which provides us with a unified regulatory framework that may enhance operational efficiency and allow for consistent service delivery across state lines.

Our banking philosophy is reflected in our asset allocation, liquidity position, and risk management practices. Regular examinations by the OCC provide additional oversight of our operations and risk management processes. The combination of our national charter and our positioning may help create a strong foundation for our banking and fiduciary services.

Deposits and Proficiency in Serving Political Organizations

We provide deposit services to a wide range of political organizations, including campaign committees, party committees, PACs, Super PACs, and other tax-exempt 527 organizations. These entities operate within a unique regulatory environment and have specialized operational needs. We organize our associate teams based on their familiarity with specific political organizations and their unique requirements. This approach is designed to offer attentive relationship management that addresses the complex banking needs of political organizations, such as multi-fund deposit capabilities and managing cyclical cash flow patterns. Our teams work to understand and anticipate the specific challenges faced by political organizations in their banking activities, aiming to provide efficient and effective solutions to our clients. We believe our experience in serving political organizations may contribute to our competitive position in the banking industry.

Technology-Oriented Approach

Since our founding, we have prioritized the use of digital technologies in our operations. This approach has allowed us to expand without relying on a costly branch network. As of June 30, 2024, approximately 29% of our total deposits and One-Way Sell® deposits originated from outside the District of Columbia and Virginia.

Our technology-oriented strategy is designed to provide commercial clients with convenient access to banking services while contributing to operational efficiencies. We have developed experience in implementing and customizing banking technologies to meet the unique needs of our clients, particularly those with high transaction volumes. Our systems are designed to efficiently process large-scale electronic deposits and payments, a capability that we believe is beneficial for our transaction-intensive clients, such as political organizations.

We emphasize digital onboarding processes and have invested in treasury management systems that can accommodate complex organizational structures and high transaction volumes. We believe these technological capabilities allow us to offer banking solutions typically associated with larger financial institutions, while maintaining attentive personalized service.

We strive to stay informed about developments in financial technology and to adapt our services to meet evolving client needs. We believe our commitment to technological advancement may enable us to serve clients efficiently across a wide geographic area while maintaining lower overhead costs compared to some traditional branch-based banking models.

While we believe this technology-oriented approach offers certain competitive advantages, the effectiveness and implementation of any banking strategy can vary based on numerous factors, including market conditions, regulatory changes, and competitive pressures.

Client Service Approach

We focus on providing attentive personal service and enhanced accessibility to our clients. Our approach centers on offering direct access to dedicated relationship teams who strive to understand each client’s specific needs and industry context. We assign specialized teams to serve specific client segments, aiming to provide knowledgeable and contextual support. These teams endeavor to offer multiple channels for client communication and work towards prompt responses to inquiries. Our goal is to understand individual client needs and tailor our services accordingly, within the scope of our offerings. We believe this approach may enhance the banking experience for many of our clients.

Experienced Leadership

Our executive management team comprises banking professionals with extensive industry experience. Peter G. Fitzgerald, our Chairman, founded the Company in May 2006, drawing on his family’s multi-generational background in banking. John J. Brough, our Chief Executive Officer, and David M. Evinger, our President, have been with the Company since July 2006 and have overseen the Bank’s operations since its inception on August 6, 2007.

Our Board includes individuals with diverse professional backgrounds, bringing expertise in areas such as auditing, risk management, information technology, cybersecurity, governance, credit risk management, and trusts and estates.

Our Principal Products, Services and Markets

We offer a range of banking and trust services, including deposits, treasury management, payments, commercial lending, residential loans, mortgage financing, consumer loans, trust and estate administration, and wealth management. While our deposits come from across the United States, the majority of our loans and trust services are concentrated in the Washington, D.C. metropolitan area.

Deposit Services

As of June 30, 2024, transaction account deposit balances made up 94.2% of our total deposits. We provide a variety of commercial and personal deposit services to commercial and individual clients.

Commercial Deposit Services. We offer a suite of deposit accounts designed to meet the needs of businesses:

•

Business Checking Accounts: These accounts are designed for startups, sole proprietorships, and organizations with limited check-writing and deposit activity, featuring online and mobile banking capabilities.

•

Commercial Analysis Checking: These accounts are designed for businesses with high transaction volumes and substantial balances, offering an earnings credit in lieu of interest to offset item processing and service charges.

•	Commercial Money Market Accounts: These accounts provide competitive interest rates that increase with higher deposit balances, which is an attractive option for clients managing excess cash reserves.

Personal Banking Services. For individual clients, we offer a variety of checking and savings accounts. These accounts offer online and mobile banking, debit card controls, electronic statements and digital wallet capabilities.

We provide deposit services electronically, which allows us to avoid the costs associated with maintaining a traditional branch network, allowing us to invest more in people and technology and provide our deposit services to clients nationwide. We are also a member of the IntraFi® network of institutions, which allows our deposit clients to enroll in the ICS® program to achieve full FDIC insurance. For a discussion of the ICS® program, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As of June 30, 2024, we held deposits from clients across 48 states, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, with approximately 38% of total deposits and One-Way Sell® deposits from the District of Columbia and approximately 32% from Virginia.

We have experience in providing deposit services to political organizations. A substantial portion of our deposit business is derived from federal and, to a lesser extent, state political organizations. We have developed a familiarity with the particular banking needs of these entities, many of which are highly regulated under federal or state law, and the compliance professionals who serve them. Our experience in processing transactions for these organizations allows us to offer services designed to meet the needs of our clients in this sector. For example, we serve our deposit clients through experienced relationship officers and seek to offer personal service and tailored solutions for account management, image cash letters, remote deposit capture, payment processing, and treasury management.

Lending

We provide lending services to consumers and commercial borrowers primarily located in the Washington, D.C. metropolitan area. As of June 30, 2024, our loan portfolio consisted of 78.0% in residential real estate loans, 15.9% in commercial real estate loans, 3.1% in commercial loans, and 1.1% in consumer loans, and approximately 85% of our loans were to borrowers located in the Washington, D.C. metropolitan area.

Consumer Lending. Our consumer lending primarily consists of residential mortgage financing, with a primary focus on adjustable rate mortgages. Long-term fixed-rate mortgages exceeding fifteen years are generally not retained on our balance sheet. We specialize in non-conforming jumbo mortgages designed for individuals with sophisticated financial profiles and diverse income streams, as well as construction loans for building or renovating a primary residence. As of June 30, 2024, the Bank held 58 non-conforming single-family residential jumbo mortgage loans with an aggregate balance of $100.5 million, representing 47.3% of the Bank’s total single-family residential mortgage portfolio. We also provide co-op financing, a service typically not offered by mass retail lenders.

A portion of our residential mortgage borrowers also maintain consumer deposit accounts with us. We believe this overlap is an important aspect of our strategy to deepen client relationships by offering a broad range of banking services. For certain residential mortgage clients, the ability to access both lending and deposit services within our institution may enhance their overall banking experience and support the development of long-term relationships. Our ability to serve as both a lender and a depository institution for our residential mortgage clients is a component of our service offering.

Commercial Lending. We provide commercial real estate loans and commercial loans to businesses primarily located in the Washington, D.C. area. We also provide commercial real estate loans secured by income-producing properties or owner-occupied properties. We also provide commercial loans to finance a range of business needs, including expansion, equipment purchases and working capital. In the fourth quarter of 2023, we launched our own branded business credit card program, offering both secured and unsecured credit lines, helping us reduce our reliance on third-party product providers. Our secured business credit card provides businesses with a credit line backed by collateral. Our unsecured business credit card offers a line of credit without collateral, suitable for established businesses with strong credit histories. This initiative was designed to meet the needs of our commercial clients. As of June 30, 2024, the outstanding balance on our business credit cards was immaterial.

Many of our commercial borrowers maintain deposit accounts with us as part of their loan agreements, which supports our strategy of offering integrated financial services. However, our depositors and our borrowers are typically distinct client groups. Large depositors generally use their available cash to avoid incurring significant loan balances, while large borrowers tend to have minimal deposits as they focus on repaying their loans.

The deposit accounts maintained by our commercial borrowers tend to be relatively small and transactional in nature, and we believe the loss of these deposits would not materially affect our financial condition. As such, while there may be limited overlap between loan clients and depositors, we do not consider this overlap to be a significant risk to the Bank’s operations or liquidity.

We actively monitor these relationships as part of our broader risk management efforts, but we believe that any overlap in deposit and loan clients is not material and does not pose a material risk to our business.

FEC-Compliant Lending to Political Organizations

Our lending practices for political organizations are designed to comply with the regulations set forth by the FEC. These regulations require that loans to political committees be made on commercially reasonable terms and be secured by collateral owned by the borrower or the political committee itself. These requirements are intended to ensure that loans are legitimate commercial transactions and not improperly structured as contributions to political campaigns.

We occasionally extend loans to candidate committees, though such committees do not frequently borrow from us. When loans are made to candidate committees, they are structured in accordance with FEC regulations, including requiring appropriate collateral to secure the loan and mitigate repayment risks.

In addition to loans, we offer secured credit cards to a range of political committees, including authorized committees, PACs, and party committees. These credit cards are typically secured by cash deposits, which helps ensure compliance with applicable FEC regulations.

Lines of credit may be extended to national party committees. These lines of credit are generally secured by collateral, such as contributor lists, which we arrange to have appraised by independent third-party appraisers to assess whether the value of the collateral is sufficient to cover the loan amounts. In accordance with FEC requirements, the terms offered for loans to political committees are intended to align with those available to non-political clients, with the goal of ensuring that these transactions are conducted on a commercially reasonable basis.

We also provide letters of credit to our commercial borrowers, including political organizations, to assist them in meeting the security deposit requirements for their office leases. These letters of credit are issued in accordance with our standard lending practices and are typically supported by collateral or other security arrangements consistent with commercial lending norms.

Trust and Wealth Management Services

Our Trust & Wealth Department commenced operations in the third quarter of 2020 after the approval by the OCC of the Bank’s application for full fiduciary powers. Our trust offerings serve individuals, families, charitable organizations, and businesses. Our Trust & Wealth Department offers a range of fiduciary services, including:

•

Serving as trustee, investment manager with sole or joint discretion, executor, administrator, registrar of stocks and bonds, and guardian of estates, management of hard-to-value assets such as real estate, closely held businesses, mineral interests, loans and notes, life insurance, and tangible assets like collectibles, and offering specialized trusts such as special needs trusts, settlement protection trusts, land trusts, and charitable trusts.

•	Providing wealth management services, including investment management, financial planning, and personalized strategies integrating investments, cash flow, risk management, and estate planning.
•	Providing custodial services for both publicly traded and unique and hard-to-value assets to individual investors, trust administrators, nonprofits, and retirement account holders.

In 2023, we initiated a pilot of the Black Diamond Wealth Platform, which is designed to enhance client experiences by providing a dashboard that integrates information from our trust accounting system and financial planning software. The platform allows clients to access more detailed information about their financial status, such as asset allocation, account activity, portfolio performance, and projected income, for both individual accounts and consolidated portfolios. We have completed the initial rollout of the platform to our current clients, but work continues throughout 2024 as we incorporate additional features.

Although we primarily provide trust and wealth management services to clients in the Washington, D.C. area, our national banking charter and fiduciary powers enable us to provide these services in the majority of states, differentiating us from many other financial institutions. However, some states have physical presence requirements for trust services, and the interplay between federal and state regulations in this area continues to evolve. We consider these factors as we serve clients across jurisdictions. As of June 30, 2024, 55.52% of the assets under custody and management from our trust and wealth management services were derived from clients located in Virginia, Maryland, and Washington, D.C.

Our Trust & Wealth Department is subject to the supervision, examination and regulation of the OCC, which requires us to adhere to federal regulations and industry standards pertinent to fiduciary activities. In addition, our fiduciary activities are governed by the National Bank Act, which creates a statutory lien for funds our clients hold in trust and custodial accounts, and prohibits the use of trust and custodial assets for the Bank’s business activities.

Risk Management

We believe that effective risk management and control processes are essential to the Bank’s safety and soundness, our ability to address the challenges that we face and, ultimately, our long-term corporate success. Generally speaking, risk is the potential that events, expected or unanticipated, may have an adverse effect on our current or projected earnings or financial condition or on our franchise value. Consistent with the risk assessment system used by the OCC, we evaluate and monitor the following categories of risk:

•

Credit risk. Credit risk refers to the risk arising from an obligor’s failure to perform as agreed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Credit Policies and Procedures” for a discussion of how we seek to manage credit risk.

•

Interest rate risk. Interest rate risk refers to the risk arising from movements in interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Sensitivity and Market Risk” for a discussion of how we seek to manage interest rate risk.

•

Liquidity risk. Liquidity risk refers to the risk arising from our inability to meet our obligations when they come due. Liquidity risk also includes the risk of being unable to access funding sources or manage funding levels, or failing to recognize or address changes in market conditions that affect our ability to liquidate assets quickly and with minimal loss in value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Management—Liquidity Risk Management” for a discussion of how we seek to manage liquidity risk.

•

Price risk. Price risk refers to the risk arising from changes in the value of assets or liabilities accounted for on a mark-to-market basis. To manage price risk, we monitor our investment portfolio and generally attempt to avoid activities that would incur additional price risk, such as market-making, dealing, trading, or otherwise taking positions in futures, foreign exchange, equities, commodities, or other speculative markets.

•

Operational risk. Operational risk refers to the risk arising from inadequate or failed internal processes or systems, the misconduct or errors of people or adverse external events. We seek to mitigate operational risks by expanding our operations team and training; working with our vendors to use antifraud protections; establishing security procedures for our clients; and engaging in periodic independent audits of our operations and operating controls. We also seek to mitigate operational risks related to misconduct by employees or contractors by implementing internal controls, including dual authorization for monetary transactions, conducting background and credit checks for new hires, screening contractors and third parties providing critical services using a vendor management process, and offering whistleblower protections to our employees to encourage the reporting of misconduct.

•

Compliance risk. Compliance risk refers to the risk arising from violations of, or nonconformance with, laws, rules, regulations, prescribed practices, policies and procedures, or ethical standards. We have implemented a compliance training program for our employees that includes policies, training, monitoring and change management. We engage an outside firm to monitor our compliance functions on a quarterly basis.

•

Strategic risk. Strategic risk refers to the risk arising from adverse business decisions, improper implementation of decisions, or lack of responsiveness to changes in the banking industry and operating environment. Our Board is charged with overseeing our corporate strategy, and our Risk Committee performs strategic risk assessments.

We also seek to monitor our exposure to cyber risk, which generally refers to the risk arising from inadequate or failed information technology systems, vulnerabilities to internal information technology networks, engineered breaches of client information or inadequate information technology policies and procedures. Given the rapidly changing cybersecurity landscape, we evaluate our cyber risk management practices regularly, which may include testing the security of our information technology infrastructure, incident response planning, employee training, engaging third parties to conduct independent reviews and audits, scanning for internal vulnerabilities and adopting measures designed to help our clients stay protected against cybersecurity threats.

Our Board, both directly and through its committees, is responsible for overseeing our risk management processes. In particular, our Risk Committee oversees our enterprise-wide risk management activities, our financial and operational risks (including, without limitation, capital adequacy, compliance, credit, liquidity, market, operational, strategic and asset risks and the control processes with respect to such risks), and our risk appetite and tolerance. See “Management — Board Oversight of Risk Management.” In addition, the Bank’s Information Technology Committee oversees the Bank’s cybersecurity initiatives and strives to ensure that the Bank’s information technology infrastructure aligns with strategic goals while managing related risks, particularly cybersecurity threats. The Information Technology Committee also reviews and updates the Bank’s cybersecurity policies, evaluates information technology controls, and monitors the performance of internal and third-party IT service providers as part of its efforts to enhance the Bank’s defense mechanisms.

Intellectual Property

Our intellectual property is important to the success of our business. We own a variety of trademarks, service marks, trade names, logos and other intellectual property, including the trademarks “Chain Bridge Bank,” “Chain Bridge Bank, N.A.,” “Chain Bridge Bank, N.A. Trust & Wealth,” and “Chain Bridge Bank, N.A. Mortgage,” which we have registered with the United States Patent and Trademark Office. We intend to protect the use of our trademarks and other intellectual property nationwide.

Human Resources

As of June 30, 2024, we employed 84 full-time employees. None of our employees is party to a collective bargaining agreement. We consider our relationship with our employees to be excellent and have not experienced interruptions of operations due to labor disagreements.

Our success depends on our ability to attract, develop and retain qualified professionals. We offer competitive compensation and benefits designed to attract and retain top talent. We offer a short-term cash incentive compensation plan (the “Incentive Compensation Plan”) for which all employees of the Bank are eligible. The Incentive Compensation Plan focuses on both financial results and risk management and is designed to incentivize prudent and profitable growth by rewarding participants based on the performance of the Company as a whole, rather than individual achievement, in order to promote teamwork and collaboration among employees. We also administer a long-term cash incentive plan (the “Cash LTIP”) to incentivize and retain key employees of the Bank and encourage participants to contribute to the long-term increase of the Company’s retained earnings. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Short-Term Cash Incentive Compensation” and “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Long-Term Cash Incentive Compensation” for more information about the Incentive Compensation Plan and the Cash LTIP.

Properties

Chain Bridge Bank, N.A. owns all its banking and other offices, located in McLean, Virginia. Our principal executive office is located at 1445-A Laughlin Avenue, McLean, Virginia, which includes our banking office, commercial division and administrative offices. We also own property located at 1440 Emerson Avenue, McLean, Virginia for our future office for our Trust & Wealth Department and administrative use and at 6718 Whittier Avenue, McLean Virginia for our commercial banking, accounting and administration, and operations departments. We also own property located at 1445 Laughlin Avenue, McLean, Virginia, which includes our mortgage division and part of the space we lease to a commercial tenant.

Legal and Regulatory Proceedings

We are not presently party to any legal or regulatory proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels. See Note 1, “Organization and Summary of Significant Accounting Policies — Loss Contingencies” to our consolidated financial statements and the notes thereto included elsewhere in this prospectus for further information regarding our legal and regulatory proceedings.

The Reclassification

Prior to the completion of this offering, we will file our Charter, which will authorize the establishment of our Class A common stock and Class B common stock and effect the reclassification of each outstanding share of our old common stock into 170 shares of Class B common stock. Prior to the completion of this offering, we will also adopt our amended and restated Bylaws. Our Charter and Bylaws will become effective prior to the completion of this offering. See “Description of Capital Stock.”

SUPERVISION AND REGULATION

The Company and the Bank are subject to extensive regulation under federal and state law. The following information describes certain aspects of that regulation applicable to the Company and the Bank and does not purport to be complete. The costs of compliance with the regulatory regime and supervisory framework applicable to the Company and the Bank are significant. The level of regulation and oversight over financial services activities also continues to increase, including the regulatory enforcement environment applicable to banks and bank holding companies. The laws, regulations and supervisory guidance applicable to the Company and the Bank are subject to frequent and ongoing change. A change in applicable laws, regulations or policies, or a change in the way such laws, regulations, or policies are interpreted or enforced by regulatory agencies or courts, may have a material impact on the business, operations, and earnings of the Company and the Bank. The likelihood and timing of any future changes, and the effect of such changes on the Company and the Bank, are not determinable at this time with any degree of certainty.

Chain Bridge Bancorp, Inc.

The Company is a bank holding company organized under the laws of Delaware within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is registered as such with the Federal Reserve. As a bank holding company, the Company is subject to supervision, regulation, and examination by the Federal Reserve and is required to file various reports with the Federal Reserve, including FR Y-9SP (Parent Company Only Financial Statements for Small Holding Companies).

Under the BHC Act, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. The Company has not elected to become a financial holding company and has no immediate plans to become a financial holding company.

Chain Bridge Bank, National Association

The Bank is a national bank chartered under the laws of the United States and is subject to supervision, regulation, periodic examination, enforcement authority and oversight by the OCC and is required to file Call Reports on a quarterly basis with the FFIEC and various other reports and additional information with the OCC. The OCC has primary supervisory and regulatory authority over the operations of the Bank. The OCC has broad enforcement powers over national banks, such as the Bank, including the power to impose fines and other civil and criminal penalties and to appoint a conservator or receiver if any of a number of conditions are met. In addition to its supervisory and regulatory oversight over banking operations, the OCC also undertakes examinations and supervision of the fiduciary activities of the Bank, as described further under “— Permitted Activities” below.

As the Bank is a member of the FDIC and accepts FDIC-insured deposits from the public, it is subject to additional regulatory oversight by the FDIC. As a result, the Bank is subject to the FDIC’s deposit insurance requirements. The Bank’s FDIC membership is confirmed under Certificate Number 58595.

Depository institutions, including the Bank, are subject to extensive federal regulations that significantly affect their businesses and activities. Regulatory bodies have broad authority to implement standards and initiate proceedings designed to prohibit depository institutions from engaging in unsafe and unsound banking practices. The standards relate generally to operations and management, asset quality, interest rate exposure, and capital. The bank regulatory agencies are authorized to take action against institutions that fail to meet such standards.

As required for national banks, the Bank is a member of the Federal Reserve and has subscribed for stock in the Federal Reserve in an amount equal to 6% of its capital and surplus, of which 3% was paid upon becoming a member of the Federal Reserve and 3% is held in reserve and callable by the Federal Reserve.

The Dodd-Frank Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), signed into law in July 2010, significantly restructured the financial regulatory regime in the United States and has had a broad impact on the financial services industry as a result of the significant regulatory and compliance changes required under the act.

The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (the “EGRRCPA”), which became effective May 24, 2018, amended the Dodd-Frank Act to provide regulatory relief for certain smaller and regional financial institutions, such as the Company and the Bank. The EGRRCPA, among other things, provides financial institutions with less than $10 billion in total consolidated assets with relief from certain capital requirements. The EGRRCPA also expanded the category of bank holding companies that may rely on the Federal Reserve’s Small Bank Holding Company Policy Statement (the “SBHC Policy Statement”) by raising the maximum amount of consolidated assets a qualifying bank holding company may have from $1 billion to $3 billion. In addition to meeting the asset threshold, a bank holding company must not engage in significant nonbanking activities, not conduct significant off-balance sheet activities, and not have a material amount of debt or equity securities outstanding and registered with the SEC (subject to certain exceptions). The Federal Reserve may, in its discretion, exclude any bank holding company from the application of the SBHC Policy Statement if such action is warranted for supervisory purposes.

Deposit Insurance

The Bank accepts deposits that are insured by the FDIC up to the applicable limits. Under the FDIA, the FDIC may terminate the insurance of an institution’s deposits upon a finding that the institution has engaged in unsafe or unsound practices; is in an unsafe or unsound condition to continue operations; or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at the Bank. The FDIC’s DIF is funded by assessments on insured depository institutions, including the Bank, which are subject to adjustment by the FDIC.

On October 18, 2022, the FDIC adopted a final rule to increase base deposit insurance assessment rate schedules uniformly by two basis points beginning in the first quarterly assessment period of 2023. The increase is being instituted to account for extraordinary growth in insured deposits during the first and second quarters of 2020, which caused a substantial decrease in the “designated reserve ratio” of the DIF to total industry deposits. The FDIC has indicated that the new assessment rate schedules will remain in effect until the DIF reserve ratio meets or exceeds 2%. In the years ended December 31, 2023 and December 31, 2022, the Company recorded expense of $585 thousand and $848 thousand, respectively, for FDIC insurance premiums.

Capital Requirements

The Federal Reserve, the OCC, and the FDIC have issued substantially similar capital requirements applicable to all banks and bank holding companies. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth.

As a bank holding company with less than $3 billion in total consolidated assets, the Company is currently treated as a “small bank holding company” under the Federal Reserve’s SBHC Policy Statement and is exempt from the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level. Although the Company expects to continue to be treated as “small bank holding company” under the SBHC Policy Statement, the Federal Reserve has significant discretion to determine whether a publicly traded bank holding company (or any bank holding company) may continue to rely on the SBHC Policy Statement. If the Company continues to be treated as a “small bank holding company,” the Company’s capital adequacy will be evaluated at the bank level and on a parent-only basis, and it would not be subject to consolidated capital standards for regulatory purposes. If the Company in the future is advised by the Federal Reserve that it may no longer rely on the SBHC Policy Statement, the Company will become subject to the Federal Reserve’s consolidated capital standards applicable to bank holding companies. The Company believes that it would be able to satisfy the Federal Reserve’s consolidated capital rules.

The Bank is subject to the rules implementing the Basel III capital framework and certain related provisions of the Dodd-Frank Act (the “Basel III Capital Rules”). Under the Basel III Capital Rules, banks must hold a capital conservation buffer above the adequately capitalized risk-based capital ratio of 2.50% for all ratios except the Tier 1 leverage ratio. The Basel III Capital Rules, effective January 1, 2015, require the Bank to comply with the following minimum capital ratios: (i) a ratio of common equity Tier 1 capital to risk-weighted assets of at least 4.50%, plus a 2.50% “capital conservation buffer” (effectively resulting in a minimum ratio of common equity Tier 1 capital to risk-weighted assets of 7.00%); (ii) a ratio of Tier 1 capital to risk-weighted assets of at least 6.00%, plus the 2.50% capital conservation buffer (effectively resulting in a minimum Tier 1 capital ratio of 8.50%); (iii) a ratio of total capital to risk-weighted assets of at least 8.00%, plus the 2.50% capital conservation buffer (effectively resulting in a minimum total capital ratio of 10.50%); and (iv) a leverage ratio of 4.00%, calculated as the ratio of Tier 1 capital to average assets (the “Tier 1 Leverage ratio”). The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer face constraints on dividends, equity repurchases, and compensation, based on the amount of the shortfall.

With respect to banks, the “prompt corrective action” regulations pursuant to Section 38 of the FDIA require, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. To be well capitalized under these regulations, a bank must have the following minimum capital ratios: (i) a common equity Tier 1 capital ratio of at least 6.50%; (ii) a Tier 1 capital to risk-weighted assets ratio of at least 8.00%; (iii) a total capital to risk-weighted assets ratio of at least 10.00%; and (iv) a Tier 1 Leverage ratio of at least 5.00%.

As of June 30, 2024, the Bank’s common equity Tier 1 capital ratio was 28.76%; its Tier 1 capital to risk-weighted asset ratio was 28.76%; its total capital to risk-weighted asset ratio was 29.91%; and its Tier 1 Leverage ratio was 9.09%. The Bank exceeded the thresholds to be considered well capitalized as of June 30, 2024.

In September 2019, the federal banking agencies jointly issued a final rule required by the EGRRCPA that permits qualifying banks and bank holding companies that have less than $10 billion in consolidated assets to elect to be subject to a 9% leverage ratio that would be applied using less complex leverage calculations (commonly referred to as the community bank leverage ratio or “CBLR”). Under the rule, which became effective on January 1, 2020, banks and bank holding companies that opt into the CBLR framework and maintain a CBLR of greater than 9% are not subject to other risk-based and leverage capital requirements under the Basel III Capital Rules and would be deemed to have met the well-capitalized ratio requirements under the “prompt corrective action” framework. The Bank has not opted into the CBLR framework.

Enforcement Actions and Receivership

In addition to measures taken under the “prompt corrective action” regulations, insured banks may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the requirement to make restitution payments to clients who have experienced an economic loss due to bank actions, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal, and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

If the FDIC is appointed the conservator or receiver of the Bank, the FDIC has the power: (1) to transfer any of the Bank’s assets and liabilities to a new obligor without the approval of the Bank’s creditors; (2) to enforce the terms of the Bank’s contracts pursuant to their terms; or (3) to repudiate or disaffirm any contract or lease to which the Bank is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmation or repudiation of which is determined by the FDIC to promote the orderly administration of the Bank. In addition, the claims of holders of U.S. deposit liabilities and certain claims for administrative expenses of the FDIC against the Bank would be afforded priority over other general unsecured claims against the Bank, including claims of debt holders and depositors in non-U.S. offices, in the liquidation or other resolution of the Bank. As a result, whether or not the FDIC ever sought to repudiate any debt obligations of the Bank, the debt holders and depositors in non-U.S. offices would be treated differently from, and could receive substantially less, if anything, than the depositors in the U.S. offices of the Bank.

Dividends

The Company’s ability to pay dividends or repurchase shares of its common stock is subject to restrictions set forth in the DGCL. The DGCL provides that a Delaware corporation may pay dividends or repurchase its shares either (i) out of the corporation’s surplus (as defined by Delaware law) or (ii) if there is no surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. It is the Federal Reserve’s policy, however, that bank holding companies should generally pay dividends on common stock only out of income available over the previous four quarters, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. Federal Reserve policy requires that a bank holding company must notify the Federal Reserve if its dividends or repurchase or redemption of shares would cause a net reduction in the amount of such capital instrument outstanding at the beginning of the quarter in which the redemption or repurchase occurs. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels or repurchase shares in amounts that would undermine their ability to be a source of strength to their banking subsidiaries. The Federal Reserve also discourages dividend payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. In addition, if the Company does not maintain an adequate capital conservation buffer under the Basel III Capital Rules, its ability to pay dividends to or repurchase shares from stockholders may be restricted.

The Bank is a legal entity that is separate and distinct from the Company. The Company’s principal source of cash flow is dividends it receives from the Bank. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company. As a general rule, the amount of a dividend may not exceed, without prior regulatory approval, the sum of net income in the calendar year to date and the retained net earnings of the immediately preceding two calendar years. A depository institution may not pay any dividend if payment would cause the institution to become “undercapitalized” or if it already is “undercapitalized.” The OCC may prevent the payment of a dividend if it determines that the payment would be an unsafe and unsound banking practice. The OCC also has advised that a national bank should generally pay dividends only out of current operating earnings.

Permitted Activities

As a bank holding company, the Company is limited generally to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Other than its ownership and management of the Bank, the Company does not engage in any other material business.

The Bank is authorized to engage in activities permissible for national banks under federal law. On March 5, 2020, the OCC granted the Bank separate authorization to perform fiduciary activities. The Bank initiated these activities on September 18, 2020 with the opening of its Trust & Wealth Department. The Bank is authorized to perform a range of fiduciary services, including serving as trustee, investment manager with sole or joint discretion, executor, administrator, registrar of stocks and bonds, and guardian of estates. Some states have physical presence requirements for trust services, and the interplay between federal and state regulations in this area continues to evolve. The Bank’s fiduciary activities are subject to the supervision, examination and regulation of the OCC, which, among other things, requires adherence to conflict of interest rules, rigorous record-keeping requirements, and regular audits and internal controls to maintain the integrity of fiduciary activities.

Banking Acquisitions; Changes in Control

The BHC Act requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed bank acquisition, the Federal Reserve will consider, among other factors, the effect of the acquisition on competition, the effect of the transaction on the convenience and needs of the community to be served, and the projected capital ratios and levels on a post-acquisition basis, as well as the acquiring institution’s performance under the CRA and its compliance with fair housing and other consumer protection laws.

In addition, Section 18(c) of the FDIA, commonly known as the “Bank Merger Act,” requires the prior written approval of the OCC before any national bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of or (iii) assume the deposit liabilities of another bank if the resulting institution is to be a national bank. In determining whether to approve a proposed merger transaction, the OCC must consider the effect on competition, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities.

In acting on any application by a banking organization to make an investment or acquisition subject to its approval, federal banking regulators have substantial discretion in whether or not to grant any approval or non-objection. If the Company or the Bank were to fail to meet certain regulatory criteria or expectations, it could have a material negative effect on the Company’s or the Bank’s ability to obtain the approvals and non-objections necessary to engage in investments or acquisitions.

Subject to certain exceptions, the BHC Act and the CIBC Act, together with their applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly (including, in the case of the Bank, through Chain Bridge), to direct the management or policies of an insured depository institution or to vote twenty-five percent (25%) or more of any class of voting securities (including, in the case of Chain Bridge, the Class A common stock) of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires ten percent (10%) or more but less than twenty-five percent (25%) of any class of voting securities (including, in the case of Chain Bridge, the Class A common stock) of an insured depository institution and either the institution has registered its securities with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or no other person will own a greater percentage of that class of voting securities immediately after the acquisition.

Source of Strength

Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement, the Company is expected to commit resources to support the Bank, including at times when the Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

The Federal Deposit Insurance Corporation Improvement Act

Under FDICIA, the federal bank regulatory agencies possess broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” as defined by FDICIA.

As required by FDICIA, the federal bank regulatory agencies also have adopted Interagency Guidelines Prescribing Safety and Soundness Standards relating to, among other things, internal controls and information systems, internal audit activities, loan documentation, credit underwriting, and interest rate exposure. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. In addition, the agencies adopted regulations that authorize, but do not require, an institution that has been notified that it is not in compliance with safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions described above.

Transactions with Affiliates

Sections 23A and 23B of the Federal Reserve Act and Regulation W establish certain quantitative limits and other requirements for loans, purchases of assets, and certain other transactions between the Bank and its “affiliates,” including the Company. Among other requirements, loans or extensions of credit to, or other covered transactions with, an affiliate, to the extent permitted, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliated transactions.

Loans to executive officers, directors, or any person who, directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank and their related interests, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulation (Regulation O). Among other things, these loans must be made on terms (including interest rates charged and collateral required) substantially the same as those offered to unaffiliated individuals or be made as part of a benefit or compensation program and on terms widely available to employees, and must not involve a greater than normal risk of repayment. In addition, the amount of loans a bank may make to these persons is subject to both quantitative limits and procedural requirements.

Consumer Financial Protection

The Company is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its clients. These laws include the ECOA, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act,

the Home Mortgage Disclosure Act, the FHA, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits, making loans, collecting loans, and providing other services. For example, mortgage lenders are required to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms, either by considering underwriting factors prescribed by Regulation Z or by originating loans that meet the definition of a “qualified mortgage.” If the Company fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for merger or acquisition transactions or in being prohibited from engaging in such transactions even if approval is not required.

The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the CFPB, and giving it responsibility for implementing, examining, and enforcing compliance with federal consumer protection laws for financial institutions, as well as their affiliates, with more than $10 billion of assets and, to a lesser extent, smaller institutions. The CFPB focuses on (i) risks to consumers and compliance with the federal consumer financial laws, (ii) the markets in which firms operate and risks to consumers posed by activities in those markets, (iii) depository institutions that offer a wide variety of consumer financial products and services, and (iv) non-depository companies that offer one or more consumer financial products or services. The CFPB has broad rule-making authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or that take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction.

Because the Company and the Bank have less than $10 billion in assets, most consumer protection aspects of the Dodd-Frank Act will continue to be applied to the Company by the Federal Reserve and to the Bank by the OCC. However, the CFPB may include its own examiners in regulatory examinations by a smaller institution’s principal regulators and may require smaller institutions to comply with certain CFPB reporting requirements. In addition, regulatory positions taken by the CFPB and administrative and legal precedents established by CFPB enforcement activities, including in connection with supervision of larger bank holding companies and banks, could influence how the Federal Reserve and OCC apply consumer protection laws and regulations to financial institutions that are not directly supervised by the CFPB. The precise effect of the CFPB’s consumer protection activities on the Company and the Bank cannot be determined with certainty.

Community Reinvestment Act

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting the credit needs of the communities served by the bank, including low- and moderate-income neighborhoods. Furthermore, such assessment is also required of banks that have applied, among other things, to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch. In the case of a bank holding company applying for approval to acquire a bank or bank holding company, the record of each subsidiary bank of the applicant bank holding company is subject to assessment in considering the application. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The Bank was rated “outstanding” in its most recent CRA evaluation received on December 6, 2021.

On October 24, 2023, the federal bank regulatory agencies issued a final rule to modernize their respective CRA regulations. The revised rules substantially alter the methodology for assessing compliance with the CRA, with material aspects taking effect January 1, 2026 and revised data-reporting requirements taking effect January 1, 2027. Among other things, the revised rules evaluate lending outside traditional assessment areas generated by the growth of non-branch delivery systems, such as online and mobile banking, apply a metrics-based benchmarking approach to assessment, and clarify eligible CRA activities. The final rules are likely to make it more challenging or costly for the Bank to maintain its current rating of “outstanding” or receive a rating of at least “satisfactory” on its CRA evaluation. See “Risk Factors — Legal, Regulatory and Compliance Risks — The Bank is subject to numerous ‘fair and responsible banking’ laws and regulations designed to protect consumers, which increase our compliance costs and subject us to potential legal liability or reputational damage.”

Anti-Money Laundering Legislation

The Company is subject to several federal laws that are designed to combat money laundering, terrorist financing, and transactions with persons, companies or foreign governments designated by U.S. authorities (the “AML laws”). This category of laws includes the Bank Secrecy Act of 1970, the Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001, and the Anti-Money Laundering Act of 2020.

The AML laws and their implementing regulations require insured depository institutions, broker-dealers, and certain other financial institutions to have policies, procedures, and controls to detect, prevent, and report potential money laundering and terrorist financing. The AML laws and their regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition and bank merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants.

Office of Foreign Assets Control

The U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) is responsible for administering and enforcing economic and trade sanctions against specified foreign parties, including countries and regimes, foreign individuals, and other foreign organizations and entities. OFAC publishes lists of prohibited parties that are regularly consulted by the Company in the conduct of its business in order to assure its compliance. The Company is responsible for, among other things, blocking the accounts of, and transactions with, prohibited parties identified by OFAC, avoiding unlicensed trade and financial transactions with such parties, and reporting blocked transactions after their occurrence. Failure to comply with OFAC requirements could have serious legal, financial, and reputational consequences for the Company.

Privacy Legislation

Several recent laws, including the Right to Financial Privacy Act of 1978, and related regulations issued by the federal bank regulatory agencies also provide new protections against the transfer and use of customer information by financial institutions. A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information. Each institution must conduct an internal risk assessment of its ability to protect customer information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice to and approval from the customer.

In October 2023, the CFPB proposed a new rule that would require a provider of payment accounts or products, such as the Bank, to make certain data available to consumers upon request regarding the products or services they obtain from the provider. The proposed rule is intended to give consumers control over their financial data, including with whom it is shared, and encourage competition in the provision of consumer financial products and services. For banks with over $850 million and less than $50 billion in total assets, such as the Bank, compliance would be required approximately two and one-half years after adoption of the final rule.

Incentive Compensation

In June 2010, the federal bank regulatory agencies issued final Interagency Guidance on Sound Incentive Compensation Policies intended to ensure that the incentive compensation policies of financial institutions do not undermine the safety and soundness of such institutions by encouraging excessive risk-taking. The Interagency Guidance on Sound Incentive Compensation Policies is based upon the key principles that a financial institution’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the financial institution’s board of directors.

The Dodd-Frank Act requires the federal banking agencies and the SEC to adopt rules on incentive-based payment arrangements at specified regulated entities, including banks, having at least $1 billion in total assets. The federal banking agencies issued such proposed rules in March 2011 and issued a revised proposed rule in June 2016. The rule was re-proposed in May 2024 and has not been finalized.

The Federal Reserve reviews, as part of the regular risk-focused examination process, the incentive compensation arrangements of financial institutions, such as the Company, that are not “large complex banking organizations.” These reviews are tailored to each financial institution based on the scope and complexity of the institution’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives are included in reports of examination. Deficiencies are incorporated into the institution’s supervisory ratings, which can affect the institution’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a financial institution if its incentive compensation arrangements, or related risk management control or governance processes, pose a risk to the institution’s safety and soundness and the financial institution is not taking prompt and effective measures to correct the deficiencies.

In accordance with an SEC rule, securities exchanges have adopted rules mandating, in the case of a restatement, the recovery or “clawback” of excess incentive-based compensation paid to current or former executive officers and requiring listed issuers to disclose any recovery analysis where recovery is triggered by a restatement.

Ability-to-Repay and Qualified Mortgage Rule

Pursuant to the Dodd-Frank Act, the CFPB issued a final rule, effective in January 2014, amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider eight specified underwriting factors when making the credit decision. Alternatively, the mortgage lender can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfies the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or a term exceeding 30 years and must meet certain price-based thresholds, and the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Qualified mortgages that are “higher priced” (e.g., subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher priced” (e.g., prime loans) are given a safe harbor of compliance. The Bank is predominantly an originator of compliant qualified mortgages.

Cybersecurity

In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing the internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business-continuity-planning processes to ensure the rapid recovery, resumption, and maintenance of the institution’s operations after a cyberattack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and to address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyberattack. If the Company fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties.

Effective April 1, 2022, the OCC, the Federal Reserve, and the FDIC issued a joint rule imposing upon banking organizations and their service providers notification requirements for significant cybersecurity incidents. Specifically, the rule requires banking organizations to notify their primary federal regulator as soon as possible and no later than 36 hours after the discovery of a “computer-security incident” that rises to the level of a “notification incident” as those terms are defined in the rule. Banks’ service providers are required under that rule to notify any affected bank to or on behalf of which the service provider provides services “as soon as possible” after determining that it has experienced an incident that materially disrupts or degrades, or is reasonably likely to materially disrupt or degrade, covered services provided to such bank for as much as four hours.

Additionally, effective December 9, 2022, amendments to the Gramm-Leach-Bliley Act of 1999 Safeguards Rule went into effect. That rule requires financial institutions to: (i) appoint a qualified individual to oversee and implement their information security programs; (ii) implement additional criteria for information security risk assessments; (iii) implement safeguards identified by assessments, including access controls, data inventory, data disposal, change management, and monitoring, among other things; (iv) implement information system monitoring in the form of either “continuous monitoring” or “periodic penetration testing”; and (v) implement additional controls, including training for security personnel, periodic assessment of service providers, written incident response plans, and periodic reports from the qualified individual to the board of directors. Additionally, multiple states and Congress are considering laws or regulations which could create new individual privacy rights and impose increased obligations on companies handling personal data.

The Company’s systems and those of its clients and third-party service providers are under constant threat. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of internet banking, mobile banking, and other technology-based products and services by the Company and its clients.

Future Legislation and Regulation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although the enactment of proposed legislation could impact the regulatory structure under which the Company and the Bank operate and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to business strategy, and limit the ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to the Company or the Bank could have a material adverse effect on the business, financial condition, and results of operations of the Company and the Bank.

MANAGEMENT

Directors and Executive Officers

The following table sets forth biographical information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position with the Company
Executive Officers:
Peter G. Fitzgerald	63	Chairman of the Board
John J. Brough	60	Chief Executive Officer and Director
David M. Evinger	52	President, Chief Risk Officer and Director
Joanna R. Williamson	40	Executive Vice President and Chief Financial Officer
Rachel G. Miller	30	Senior Vice President, Counsel and Corporate Secretary
James R. Pollock	37	Senior Vice President, Corporate Development Officer
Non-employee Directors:
Mark Martinelli	64	Director
Yonesy F. Núñez	46	Director
Michael J. Conover	66	Director
Leigh-Alexandra Basha	64	Director
Thomas G. Fitzgerald, Jr.	39	Director
Andrew J. Fitzgerald	43	Director
Joseph M. Fitzgerald	71	Director
Michelle L. Korsmo	53	Director
Benita Thomspon-Byas	56	Director
Paul Leavitt	74	Director

Executive Officers

Peter G. Fitzgerald, J.D., Chairman of the Board

Mr. Peter G. Fitzgerald has served as the Chairman of the Company’s Board since incorporating the Company in May 2006. He has also served as the Chairman of the Bank’s board of directors since the Bank commenced operations in August 2007. Mr. Fitzgerald has been continuously active in his roles as Chairman since assuming these positions, and his service constitutes his principal occupation. Mr. Fitzgerald’s professional background is in banking, law, and public service. He began his legal career as an associate at Isham, Lincoln & Beale in Chicago and later practiced banking law at Riordan, Larson, Bruckert & Moore. From January 1993 to October 1, 1994, he served as General Counsel for Suburban Bancorp, Inc., overseeing legal affairs for 13 banks and various nonbank subsidiaries. On October 1, 1994, Suburban Bancorp, Inc. merged into Bank of Montreal (BMO) and became Harris Bankmont, Inc. Following the merger, Mr. Fitzgerald continued to serve in a legal capacity at Harris Bankmont, Inc. until the end of 1996, when he resigned to run for the U.S. Senate. Between 1988 and 1998, he held board positions at three nationally chartered commercial banks and one state-chartered commercial bank. In 1998, Mr. Fitzgerald was elected to the U.S. Senate, where he served as a Senator representing Illinois from 1999 to 2005. Prior to his tenure in the U.S. Senate, he was elected to the Illinois State Senate, serving from 1993 to 1998. Mr. Fitzgerald completed his secondary education at Portsmouth Abbey School. He earned his A.B. degree, cum laude, with highest distinction in Latin and Greek, from Dartmouth College, and was a co-recipient of the Perkins Literature Prize. As a Rotary scholar, he spent one year studying Modern Greek at the Aristotelian University of Thessaloniki in Greece. Mr. Fitzgerald earned his J.D. degree from the University of Michigan School of Law.

Mr. Fitzgerald’s experience in banking, law, and public service, as well as his commitment to the Company and the Bank since their establishment, provide him with the qualifications, attributes, and skills necessary to serve as Chairman of the Board.

John J. Brough, II, M.B.A., Chief Executive Officer and Director

Mr. John J. Brough joined the Company as an Organizer, Chief Executive Officer and director in July 2006. He became a director and the founding Chief Executive Officer of the Bank on August 6, 2007, the day the Bank commenced operations and received its charter from the OCC. Mr. Brough earned his B.S. degree and M.B.A. from Georgetown University. He also participated in the Georgetown International Management Graduate Business Program at Oxford University, England. He maintained his CPA license from 1999 to 2017. Mr. Brough is actively involved in the Virginia Bankers Association (“VBA”), where he serves on the Board of Directors and the Audit Committee. Additionally, he is a member of the board of VBA Management Services, Inc. and a Trustee of the Virginia Bankers School of Bank Management. From 2015 to 2018, he chaired the Board of Governors of Bishop Denis J. O’Connell High School, a Roman Catholic college preparatory school located in Arlington, Virginia.

Mr. Brough’s institutional knowledge and banking and accounting experience, as well as his experience as a director of the Company and the Bank, qualify him to serve on our Board of Directors.

David M. Evinger, M.B.A., President, Chief Risk Officer and Director

Mr. David M. Evinger serves as director, President, Chief Credit Officer and Chief Risk Officer of the Bank, as well as director, President and Chief Risk Officer of the Company. Mr. Evinger joined the Company in July 2006 as an Organizer and became Executive Vice President and Chief Credit Officer of the Bank on August 6, 2007, the day the Bank commenced operations and received its charter from the OCC. In 2018, the Bank’s board of directors promoted him to President of Risk Management, and in 2020, to President of the Bank. The Company’s Board promoted him to President of the Company in 2013, and he was elected to the Company’s Board in 2016 and the Bank’s board of directors in 2018. Mr. Evinger holds a B.A. and an M.B.A. from Marymount University and is a graduate of the Virginia Bankers School of Bank Management. He serves as the Chairman of the VBA Lending Executives Committee and on the Advisory Board of the College of Business, Innovation, Leadership, and Technology and President’s Advisory Council at Marymount University. Since 2015, Mr. Evinger has been a faculty member at the Carolinas-Virginia Commercial Lending School of the Risk Management Association.

Mr. Evinger’s banking and credit risk management experience, as well as his experience as a director of the Company and the Bank, qualify him to serve on our Board of Directors.

Joanna R. Williamson, CPA, Executive Vice President and Chief Financial Officer

Ms. Joanna R. Williamson, CPA, is the Executive Vice President and Chief Financial Officer of both the Company and the Bank. Ms. Williamson joined the Bank in August 2015 as Vice President and Controller. In January 2018, she was appointed Treasurer of the Company and later assumed the role of Senior Vice President and Chief Financial Officer of the Bank. In January 2023, she was promoted to Executive Vice President of the Bank. As of January 2024, she holds the position of Executive Vice President and Chief Financial Officer of the Company and has been reappointed as Executive Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank, Ms. Williamson held managerial positions at Fannie Mae and Dixon Hughes Goodman LLP. She also worked as a Senior Auditor with Ernst & Young. Ms. Williamson is a licensed Certified Public Accountant (“CPA”) and holds an M.S. and a B.S. in Accounting, magna cum laude, from Virginia Tech.

Rachel G. Miller, Esq., Senior Vice President, Counsel and Corporate Secretary

Ms. Rachel G. Miller, Esq., joined the Company and the Bank as Senior Vice President, Counsel, and Corporate Secretary on April 1, 2024. As Corporate Secretary for both the Company and the Bank, Ms. Miller manages board and committee meetings, advises on corporate governance matters, and provides legal counsel. Prior to joining the Company and the Bank, Ms. Miller worked at the law firm Jones Day in the firm’s Government Regulation Practice from 2021 to 2024. In this capacity, she advised clients on campaign finance, election laws, corporate governance, entity formation, and compliance matters. Ms. Miller also served as a Law Clerk to the Honorable Chad A. Readler of the United States Court of Appeals for the Sixth Circuit for the 2020 judicial term. Ms. Miller earned her Juris Doctor, summa cum laude, from the University of Notre Dame Law School and received her Bachelor of Arts degree double-majoring in Economics & Government from The University of Texas at Austin. During her time at Notre Dame Law School, Ms. Miller served as an Articles Editor for the Notre Dame Law Review. Ms. Miller is admitted to practice law in the State of New York, the District of Columbia, and before the United States Court of Appeals for the Sixth Circuit. She is also admitted as a Corporate Counsel Registrant in the Commonwealth of Virginia.

James R. Pollock, M.B.A., Senior Vice President, Corporate Development Officer

Mr. James R. Pollock joined the Company on August 12, 2024 as Senior Vice President, Corporate Development Officer of the Company and Chief Commercial Lending Officer of the Bank. Previously, Mr. Pollock worked at Wilmington Trust, a provider of wealth and institutional services and a subsidiary of M&T Bank Corporation, from 2015 until August 2024. Mr. Pollock most recently served as Senior Vice President and Head of Relationship Management where he led consolidated relationship management teams in corporate fiduciary services. Mr. Pollock also served as Senior Vice President and Head of Sub-Agency, where he led a component of the loan markets business and managed large-scale projects such as the LIBOR transition to replacement benchmarks. His earlier roles at the firm included Vice President of Product Development and Business Lead for a multi-year international expansion initiative. He began his financial services career at PNC Bank as a business banker.

Mr. Pollock earned his Master of Business Administration from Georgetown University’s McDonough School of Business, where he graduated as Salutatorian and was recognized as a McDonough Scholar. He received his Bachelor of Arts degree, summa cum laude, in Philosophy from Gettysburg College. Mr. Pollock is actively involved in his community, and has served as a Deacon of the Georgetown Presbyterian Church.

Non-employee Directors

Mark Martinelli, CPA, CGMA, CAMS, Chair of the Audit Committee & Director

Mr. Mark Martinelli has served as a director of both the Company and the Bank since January 2024. His professional background is in bank auditing and accounting. Throughout his career, Mr. Martinelli has held numerous leadership positions, including chief executive officer, chief financial officer, and chief audit executive. From 2014, following its spinoff from General Electric Company and initial public offering, until his retirement in 2022, Mr. Martinelli served as the Executive Vice President and Chief Audit Executive at Synchrony Financial, the largest issuer of private label credit cards in the United States. Prior to that, he was a senior audit executive at HSBC North America Holdings and its predecessor, Republic New York Corporation, where he was Senior Executive Vice President and Chief Auditor from 2010 to 2014. Mr. Martinelli began his career at KPMG, LLP, where he was a member of their financial services practice for nine years. In addition to his professional achievements, Mr. Martinelli actively participates in academia and industry discussions. He is a member of the Stan Ross Accountancy Board at Zicklin School of Business, Baruch College, and serves on the Department of Accounting & Taxation Executive Advisory Board at St. John’s University. Mr. Martinelli serves as the Vice Chair of the Baruch College Fund Audit Committee. He holds a Bachelor of Science in Accounting from St. John’s University and contributes to The CPA Journal as a member of the Editorial Review Board.

Mr. Martinelli is a CPA, Chartered Global Management Accountant (CGMA), and Certified Anti-Money Laundering Specialist (CAMS). He chairs the Audit Committee of the Board of the Company. Mr. Martinelli’s expertise in financial services, auditing and accounting qualify him to serve on our Board of Directors.

Dr. Yonesy F. Núñez, CISSP, CISM, CISA, CGEIT, Director

Dr. Yonesy F. Núñez has served as a director of both the Company and the Bank since January 2024. He possesses an extensive background in information security and technology and has been serving as the Managing Director and Chief Information Security Officer at The Depository Trust & Clearing Corporation (“DTCC”), a Systematically Important Financial Market Utility, since July 2023. Prior to joining DTCC, Dr. Núñez served as Chief Information Security Officer at Jack Henry & Associates, a leading provider of core processing software and services to U.S. banks, from November 2020 to July 2023. Between 2012 and 2020, Dr. Núñez held various senior information security positions at Wells Fargo and Citi. He serves on the advisory boards of Forgepoint Capital and Glilot Capital Partners. His academic credentials include a Doctor of Professional Studies in Computing Information Assurance and Security from Pace University, a Master of Science in Information Systems Engineering from New York University Tandon School of Engineering, and a Bachelor of Science in Finance and Computer Information Systems, with a minor in Economics, from Manhattan College. He is bilingual in English and Spanish, and has limited working proficiency in Italian and Japanese.

Dr. Núñez is a Certified Information Systems Security Professional (CISSP), Certified Information Security Manager (CISM), Certified Information Systems Auditor (CISA), and Certified in the Governance of Enterprise IT (CGEIT). Dr. Núñez chairs the Information Technology Committee of the Bank’s board of directors. Dr. Núñez’s background in information security and technology qualify him to serve on our Board of Directors.

Michael J. Conover, Chair of the Risk Committee and Director

Mr. Michael J. Conover has served as a director of both the Company and the Bank since January 2024. Mr. Conover has been a Managing Director at Soundview Partners Limited Liability Company (“Soundview Partners”), a management consulting firm, since June 2021. Prior to joining Soundview Partners, he served as a financial services industry Partner at accounting firm KPMG LLP (U.S.) for over 20 years until his retirement in 2020, but continues working on a specific assignment with KPMG LLP (Canada) as a Senior Advisor. During his tenure at KPMG, Mr. Conover established the Financial Risk Management practice in the United States, led the Global Capital Markets sector for Audit, Tax and Advisory, and engaged in numerous financial advisory and risk management assignments around the world. He served as KPMG’s Global Lead Partner for several of the world’s largest banks and financial services companies. Before joining KPMG, Mr. Conover was a Managing Director at The Secura Group, focusing on financial consulting and risk management. He also held positions at Ryan, Beck & Co., and Drexel Burnham Lambert, where he was involved in bank mergers, acquisitions, and capital-raising assignments. Mr. Conover is a member of the Ithaca College Board of Trustees.

Mr. Conover holds a Bachelor of Science in Finance from Ithaca College and participated in the IMD Global Lead Partner Leadership Program in Lausanne, Switzerland. He chairs the Risk Committee of the Board of the Company. Mr. Conover’s experience in the financial services industry, and his expertise in bank risk management, qualify him to serve on our Board of Directors.

Leigh-Alexandra Basha, J.D., L.L.M., Director

Ms. Leigh-Alexandra Basha has served as a director of both the Company and the Bank since February 2024. Ms. Basha is a partner at the law firm McDermott Will & Emery LLP, where she leads the firm’s Private Client Practice Group in Washington, D.C. Her practice focuses on international estate and tax planning, including estate and trust administration, family wealth preservation, tax compliance, business succession planning, and pre-immigration planning. Prior to her current position at McDermott Will & Emery LLP, which she assumed in 2015, Ms. Basha was a partner at Holland & Knight, LLP for a decade, during which time she chaired its International Private Wealth Services practice. Ms. Basha has served as an adjunct professor at American University Washington College of Law, teaching wills, trusts, and estates. She has authored or edited various publications on international tax and estate planning, including “A Guide to International Estate Planning: Drafting, Compliance, and Administration Strategies,” Second Edition. She received her A.B. degree from Georgetown University, her J.D. from American University Washington College of Law and her Master of Laws from Georgetown University Law Center. She chairs the Trust Oversight Committee of the Bank’s board of directors.

In her capacity as a director of the Company and the Bank, Ms. Basha’s contributions are independent of her professional obligations at McDermott Will & Emery LLP. Ms. Basha’s experience in trusts and estate law qualifies her to serve on our Board of Directors.

Thomas G. Fitzgerald, Jr., CFA, Director

Mr. Thomas G. Fitzgerald, Jr. serves as a director of both the Company and the Bank. He has been a member of the Company’s Board since April 2020 and joined the Bank’s board of directors in January 2024. His professional experience is in investment management and banking, with expertise in fixed-income analysis, financial statement analysis, and corporate finance. Since September 2018, Mr. Fitzgerald has served as the chief executive officer of Fitzgerald Investment Management Company LLC, where he oversees a single-family office that prioritizes asset allocation and cost-effective investment strategies for individuals and limited partnerships. In addition to his chief executive officer position, Mr. Fitzgerald has been a Manager of TF Management LLC, the General Partner of TGF Investments, L.P., since 2018. In this capacity, he manages private investments, including the partnership’s investments in the Company. Prior to his current roles, Mr. Fitzgerald held various leadership positions at First Bancorp of Durango, Inc. between 2012 and 2018. He served as a director and later as President from September 2017 to September 2018. During his tenure, he managed the company’s merger with Triumph Bancorp, Inc. and served as a director at the First National Bank of Durango and Bank of New Mexico. From 2008 to 2017, Mr. Fitzgerald worked as a Managing Director at Perry Capital, a New York City-based investment management firm specializing in cross-asset and event-driven strategies. He managed the firm’s largest investments in financial institutions in the United States and globally and focused on distressed debt across various industries. Mr. Fitzgerald began his professional career as an Analyst in the Financial Institutions Group at Lehman Brothers, where he served on teams advising regional banks during the Global Financial Crisis.

He is a Chartered Financial Analyst (CFA) and holds a B.A. in Economics from Stanford University, with minors in Classics and Management Science & Engineering. He chairs the Asset-Liability Committee of the Bank’s board of directors and serves on the Governance and Nominating Committee of the Board of the Company. Mr. Fitzgerald’s expertise in investment management and banking qualify him to serve on our Board of Directors.

Andrew J. Fitzgerald, J.D., M.B.A., Director

Mr. Andrew J. Fitzgerald serves as a director of both the Company and the Bank. He has been a member of the Company’s Board since April 2020 and joined the Bank’s board of directors in January 2024. Since January 2018, Mr. Fitzgerald has served as the Chief Investment Officer and, since January 2022, the Managing General Partner of Otis Road Investments, L.P. This single-family office focuses on family wealth preservation, capital appreciation, and diversification, actively investing in the banking and financial services sectors and a variety of other industries, including the partnership’s investments in the Company. From 2011 to 2017, Mr. Fitzgerald was a Managing Director at Hovde Group, an investment bank specializing in financial institutions. Throughout his career, Mr. Fitzgerald has served as a director of multiple bank holding companies and banks, including Southern Colorado Corporation from 2014 to 2018, Citizens Bank of Pagosa Springs from 2017 to 2018, and First Bancorp of Durango, Inc. from 2012 to 2014. He has been a director of Southern Wisconsin Bancshares Corporation and Farmers Savings Bank since 2013. In addition to his banking and investment management work, Mr. Fitzgerald is co-founder of Trippers & Askers, a winery based in Santa Barbara, California. He also serves as the Chair of the Board of Trustees of Calm, a not-for-profit specializing in the prevention and treatment of childhood trauma throughout Santa Barbara County.

Mr. Fitzgerald earned his B.A., M.B.A., and J.D. degrees from Northwestern University. He serves on the Governance and Nominating Committee of the Board of the Company. Mr. Fitzgerald’s legal and financial services industry expertise qualify him to serve on our Board of Directors.

Joseph M. Fitzgerald, Director

Mr. Joseph M. Fitzgerald (no relation to the Fitzgerald Family) serves as a director of both the Company and the Bank. He has been a member of the Bank’s board of directors since its founding in 2007 and joined the Company’s Board in October 2022. His professional expertise is in risk management for financial institutions. Since January 2005, Mr. Fitzgerald has been the president of Fitzgerald Financial LLC, providing risk management and regulatory consulting services to financial institutions worldwide. He previously spent over 18 years at the Secura Group, where he was the Managing Director of its global credit services practice. His career commenced as a National Bank Examiner at the OCC, the regulator of nationally chartered banks, where he represented the OCC on the Basel International Supervisors Committee Subgroups for off-balance-sheet risk and interest rate risk. Mr. Fitzgerald also served as a regular instructor to both OCC and FFIEC schools for credit, foreign exchange, and nontraditional banking activities.

Mr. Fitzgerald graduated from the University of Notre Dame and completed further studies at the Darden School of International Banking at the University of Virginia and obtained a Certificate of Accountancy from the University of Pittsburgh. Mr. Fitzgerald chairs the Loan Committee of the Bank’s board of directors. Mr. Fitzgerald’s expertise in financial risk management and bank supervision and regulation, coupled with his experience as a director of the Bank, qualify him to serve on our Board of Directors.

Michelle L. Korsmo, Chair of the Governance and Nominating Committee and Director

Ms. Michelle L. Korsmo serves as a director of both the Company and the Bank. She has been a member of the Bank’s board of directors since November 2019 and joined the Company’s Board in October 2022. Her professional experience is in leading trade associations, government affairs, and corporate governance. Since May 2022, Ms. Korsmo has been President and Chief Executive Officer of the National Restaurant Association, the leading business association for the restaurant industry, which comprises approximately one million restaurant and food service outlets and a workforce of 15.5 million employees. She is also the Chief Executive Officer of the National Restaurant Association Educational Foundation. From September 2018 to May 2022, Ms. Korsmo was President and Chief Executive Officer of the Wine & Spirits Wholesalers of America, the national trade association representing the wholesale tier of the wine and spirits industry. She also served seven years as head of the American Land Title Association (“ALTA”), the national trade association for real estate settlement services and the land title industry. Prior to ALTA, Ms. Korsmo served as Executive Vice President of the Americans for Prosperity Foundation and previously served as the Deputy Chief of Staff at the U.S. Department of Labor.

Ms. Korsmo has served as a Trustee at Sterling Multifamily Trust since 2017 and currently serves as Chair of the Governance and Nominating Committee. Ms. Korsmo is also a member of the Bryce Harlow Foundation board of directors. She chairs the Governance and Nominating Committee of the Board of the Company. Ms. Korsmo’s management and governance expertise qualify her to serve on our Board of Directors.

Benita Thompson-Byas, Chair of the Compensation Committee and Director

Ms. Benita Thompson-Byas serves as a director of both the Company and the Bank. She has been a member of the Bank’s board of directors since its founding in 2007 and joined the Company’s Board in October 2022. Her areas of expertise include marketing, communications, business operations, and human resources. Ms. Thompson-Byas has served as Senior Vice President and Vice Chair of Thompson Hospitality Corporation (“Thompson Hospitality”) since January 2008, and has been instrumental in steering the company to its status as the largest minority-owned food service, and one of the largest retail food and facilities management companies, in the country. Additionally, Ms. Thompson-Byas serves as the Director of Community Relations at Thompson Hospitality, orchestrating the company’s philanthropic efforts. She is also responsible for overseeing the partnership between Thompson Hospitality and Compass Group, which involves operations at over 600 dining centers in 46 states and six countries. The partnership focuses on supporting diverse suppliers and fostering educational and career opportunities, notably through collaborations with Historically Black Colleges and Universities.

Ms. Thompson-Byas earned her Bachelor of Arts in English from the University of Virginia’s College of Arts and Sciences. She chairs the Compensation Committee of the Board of the Company. Ms. Thompson-Byas’s business and management experience, as well as her experience as a director of the Bank, qualify her to serve on our Board of Directors.

Paul W. Leavitt, Director

Mr. Paul W. Leavitt serves as a director of both the Company and the Bank. He has been a member of the Company’s Board since December 2016 and joined the Bank’s board of directors in January 2018. His professional background is in journalism and communications. Prior to his retirement in 2008, Mr. Leavitt had a 21-year career with USA Today in various editorial capacities, including serving as the Washington News Editor. Since September 2001, Mr. Leavitt has served as a Trustee of Drake University and currently serves as Chair of the Endowment Investment Committee. He is also a Director and Vice President of Mill Reef Properties, Ltd. He received his undergraduate degree in journalism from Drake University and then studied Russian at Moscow State University.

Mr. Leavitt serves on the Audit and Compensation Committees of the Board of the Company. Mr. Leavitt’s communications and investment expertise and his experience as a director of the Company and of the Bank qualify him to serve on our Board of Directors.

Director Independence

Our Board has affirmatively determined that each of Mark Martinelli, Yonesy F. Núñez, Michael J. Conover, Leigh-Alexandra Basha, Thomas G. Fitzgerald, Jr., Andrew J. Fitzgerald, Joseph M. Fitzgerald, Michelle L. Korsmo, Benita Thompson-Byas, and Paul Leavitt qualify as independent directors under NYSE listing standards.

Our Charter will require that so long as our Class A common stock is listed for trading on a national securities exchange, a majority of our directors will be independent in accordance with NYSE listing standards.

Family Relationships

Mr. Peter G. Fitzgerald, the Chairman of the Board of the Company, is the uncle of Mr. Thomas G. Fitzgerald, Jr., a director of the Company, and Mr. Andrew J. Fitzgerald, a director of the Company. Mr. Thomas G. Fitzgerald, Jr. and Mr. Andrew J. Fitzgerald are first cousins. Other than discussed above, there are no family relationships between or among any of our directors and executive officers.

Board Structure and Committees

Board Composition. The Board of Directors is composed of 13 members and is currently chaired by Peter G. Fitzgerald. Directors are elected by the stockholders at our annual meeting to serve one-year terms, and the Chairman of the Board is elected annually by the Board. The Board’s core duties involve overseeing our operations and offering strategic guidance, counseling, and direction to management. The Board’s practice is to meet quarterly, with additional sessions convened as necessary. Directors also convene monthly for meetings of the Board of Directors of the Bank.

The Board does not have a policy requiring the roles of the Chairman and Chief Executive Officer to be separate. Instead, it opts for the flexibility to decide the best structure based on our needs at any given time. This approach enables the Board to adapt and provide effective leadership under varying circumstances. Currently, the roles of Chairman of the Board and Chief Executive Officer are distinct, with Peter G. Fitzgerald serving as

Chairman of the Board and John J. Brough serving as Chief Executive Officer for both the Company and the Bank. Under our Bylaws, the Chairman will be an officer of the Company acting in a general executive capacity and, subject to the direction of the Board, will have general responsibility for the supervision of the policies and affairs of the Company and the effective administration of the Company’s business. The Board does not have a lead independent director. To help ensure the independence of the Board, the independent directors of the Board occasionally meet without members of management at various times during the year. The Board does not have any immediate intention to modify this structure, valuing the stability and clarity it provides.

Committees. The Board of Directors established four standing committees to assist the Board in its responsibilities. These are the Audit Committee, the Compensation Committee, the Risk Committee and the Governance and Nominating Committee.

Additionally, the Board retains the authority to establish other committees as deemed necessary, in compliance with applicable laws, regulations, and our Bylaws and corporate governance guidelines. Each committee’s current composition and specific responsibilities are detailed below. Committee members will continue to serve for the duration of their tenure on the Board, subject to resignation or reassignment as determined by the Board. The Board has adopted written charters detailing the scope and responsibilities of the Audit Committee, Compensation Committee, Risk Committee and Governance and Nominating Committee. These charters are accessible on our website. See “Where You Can Find More Information.”

Audit Committee. The Audit Committee is composed of Mr. Conover, Mr. Joseph Fitzgerald, Mr. Leavitt, and Mr. Martinelli, with Mr. Martinelli serving as the Chair. Our Board has determined that all members of the Audit Committee (i) are “independent” under the listing standards of the NYSE and meet the requirements of Rule 10A-3 of the Exchange Act and (ii) are financially literate. Additionally, our Board has determined that Mr. Martinelli qualifies as an “audit committee financial expert” under SEC rules and has accounting or related financial management expertise. The Audit Committee is required to meet periodically as deemed necessary to carry out its responsibilities, and at least four times per year.

The role of the Audit Committee is to assist the Board in its oversight responsibilities relating to:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	our system of internal controls over financial reporting;
•	the independence and qualifications of our independent auditors; and
•	the performance of our independent auditors and the internal audit activities of the Company and its subsidiaries.

The role of the Audit Committee is one of oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management and the internal audit activities of the Company and its subsidiaries (including, in the event the internal audit activities are outsourced to an independent third-party service provider, the Company personnel primarily responsible for the design and implementation of the internal audit activities) are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of our annual financial statements and of our internal control over financial reporting at such time as we become subject to such requirement and other procedures.

Compensation Committee. The Compensation Committee is composed of Ms. Basha, Ms. Korsmo, Mr. Leavitt, and Ms. Thompson-Byas, with Ms. Thompson-Byas serving as the Chair. Our Board has determined that all members of the Compensation Committee are “independent” under the applicable rules of each of the SEC and the NYSE. The Compensation Committee is scheduled to meet at least twice a year, or more frequently if necessary, to fulfill its duties.

The role of the Compensation Committee is to assist the Board in its responsibilities relating to:

•	the compensation and retention strategies for our CEO, the Chairman of the Board (if the Chairman of the Board is also an employee of the Company) and other executive officers; and
•

its oversight of the development, implementation and effectiveness of our policies and strategies relating to its human capital management function, including: (i) recruiting, retention, career development and progression; (ii) management succession (other than that within the purview of the Governance and Nominating Committee); and (iii) employee benefits and employment practices.

Risk Committee. The Risk Committee is composed of Mr. Conover, Mr. Joseph Fitzgerald, Dr. Núñez, and Mr. Martinelli, with Mr. Conover serving as the Chair. The Risk Committee convenes at least quarterly, or more frequently if necessary, to fulfill its duties.

The role of the Risk Committee is to assist the Board in its oversight responsibilities relating to:

•	our risk management policies relating to our operations;
•

financial and operational risks, including, without limitation, capital adequacy, compliance, credit, liquidity, market, operational, strategic, and asset risks and the control processes with respect to such risks;

•

our risk appetite and tolerance (i.e., the level and type of risk the Company is able and willing to assume in its exposures and business activities, given its business objectives and obligations to stakeholders); and

•	the performance of any other related tasks that the Board shall, from time to time, assign.

Risk assessment and risk management are the responsibility of the Company’s management. The Risk Committee’s responsibility is one of oversight and review.

Governance and Nominating Committee. The Governance and Nominating Committee is composed of Mr. Andrew J. Fitzgerald, Mr. Thomas G. Fitzgerald, Jr., and Ms. Korsmo, with Ms. Korsmo serving as the Chair. Our Board has determined that all members of our Governance and Nominating Committee are “independent” under the listing standards of the NYSE. The Governance and Nominating Committee schedules meetings at least twice a year, or more frequently if required, to fulfill its duties.

The role of the Governance and Nominating Committee is to assist the Board in its responsibilities relating to:

•

corporate governance matters, including, among other things, the review, development and establishment of our policies and practices, such as our Code of Conduct for our directors, officers and employees and the procedures for the oversight and evaluation of the Board and management;

•

the Board of the Company and its committees, including: (i) in consultation with the Chairman of the Board, identifying, selecting and recommending nominees to stand for election as directors at annual or special meetings of stockholders, and to serve as members of the Board’s committees; (ii) recommending the establishment of new Board committees; and (iii) the review and evaluation of our non-employee director compensation; and

•	succession planning for the CEO, the Chairman of the Board, and other senior management of the Company.

Board Oversight of Risk Management

The Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. The Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees assuming a different and important role in overseeing the management of the risks the Company faces.

The Risk Committee oversees our enterprise-wide risk management activities, our financial and operational risks (including, without limitation, capital adequacy, compliance, credit, liquidity, market, operational, strategic, and asset risks and the control processes with respect to such risks), and our risk appetite and tolerance. The Audit Committee is responsible for overseeing risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, our system of internal controls over financial reporting. The Audit Committee also reviews, with our management, guidelines and policies governing the process by which our management and the relevant departments of the Company assess and manage our exposure to risk, and our major financial risk exposures and the steps our management has taken to monitor and control such exposures. The Compensation Committee oversees risks and exposures associated with our compensation policies, plans, and practices regarding both executive compensation and the compensation structure generally. The Governance and Nominating Committee oversees risks associated with the independence of our Board and potential conflicts of interest.

The role of the Board in our risk oversight is consistent with our leadership structure, with our management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Code of Conduct and Ethics

Prior to the completion of this offering, we will amend our current Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Conduct provides that our directors, officers, and employees are expected to uphold the highest level of personal and professional integrity in all activities and must comply with all applicable laws, regulations and Chain Bridge policies, including our Code of Conduct, and, when amended, will be intended to comply with the NYSE’s requirements for a code of conduct and qualify as a “code of ethics” as defined by the rules of the SEC. If we amend or grant any waiver from any provision of our Code of Conduct that applies to our directors or executive officers, we will publicly disclose such amendment or waiver as required by applicable law, including by filing a Current Report on Form 8-K, and we intend to disclose such amendment or waiver on our website. Following the completion of this offering, our code of conduct and ethics will be available on our website. See “Where You Can Find More Information.”

EXECUTIVE AND DIRECTOR COMPENSATION

Director Compensation

Non-employee directors of the Company are compensated through a combination of an annual stipend and per-meeting fees. No equity-based compensation is provided to any of the Directors. Directors who are also employees of the Company or the Bank do not receive compensation for their Board service.

In 2023, the annual stipend for serving as a director of the Company was set at $5,000 and, for a director of the Bank, $10,000. Directors serving on both Boards receive only the Bank’s stipend, foregoing the stipend for serving on the Company Board. For each Company or Bank Board meeting attended in 2023 (whether in person or virtually), Directors were paid a fee of $1,200. Additionally, for committee meetings, Directors were paid a fee of $600 per meeting. To recognize their additional responsibilities, chairs of any Company or Bank Board committee were paid an extra annual stipend of $1,200, and non-employee secretaries of committees received $1,000 annually. Directors who served as members of the Loan Committee received an additional $50 for each request to approve a loan outside a scheduled meeting.

2023 Non-Employee Director Compensation Table

The following table provides the compensation paid to individuals serving as our non-employee Directors for the fiscal year ended December 31, 2023.

Name	Company Board Fees Earned or Paid in Cash ($)	Bank Board Fees Earned or Paid in Cash ($)	Non-equity Incentive Plan Compensation ($)		Total ($)
Andrew J. Fitzgerald	$14,600	$0	$0		$14,600
Joseph M. Fitzgerald	11,400	32,100	0		43,500
Thomas G. Fitzgerald, Jr.	16,400	0	0		16,400
Phillip F. Herrick(a)	4,800	29,500	0		34,300
Thomas E. Jacobi(a)(b)	0	217,775	42,244	(c)	260,019
Michelle L. Korsmo	10,200	20,800	0		31,000
Paul W. Leavitt	6,000	29,700	0		35,700
Christopher Lippman(a)	3,600	19,600	0		23,200
Jonathan E. Missner(a)	9,000	22,000	0		31,000
Philip A. Odeen(a)	11,000	0	0		11,000
Elizabeth M. O’Shea(a)	8,200	24,750	0		32,950
Paul Shiffman(a)	4,800	30,900	0		35,700
Benita Thompson-Byas	5,400	26,800	0		32,200
W. Michael Wheat(d)	5,400	20,100	0		25,500

Totals	$110,800	$474,025	$42,244		$627,069

(a)

On December 31, 2023, each of Philip F. Herrick, Christopher Lippman, Thomas E. Jacobi, Jonathan E. Missner, Philip A. Odeen, Elizabeth M. O’Shea, and Paul Shiffman retired as a director of the Company and the Bank.

(b)	The amounts paid to Mr. Jacobi reflect the compensation paid to him as an employee of the Bank. Mr. Jacobi received no additional compensation for his service as a director of the Company or the Bank.
(c)

The amount reported reflects (1) an actual bonus of $24,765 earned by Mr. Jacobi as an employee of the Bank for fiscal year 2023 under the Incentive Compensation Plan, as discussed below in “— Narrative Disclosure to Summary Compensation Table,” and which was paid in February 2024, reflecting the Company’s performance throughout calendar year 2023, and (2) $17,479 earned in 2023 by Mr. Jacobi as an employee of the Bank under the Cash LTIP, as discussed further below. Payouts under the Incentive Compensation Plan for Mr. Jacobi are determined by multiplying Mr. Jacobi’s annual base salary by a fraction, the numerator of which is the number of points achieved based on the performance measurements for the applicable year multiplied by .75, and the denominator of which is 100.
(d)	On October 3, 2023, W. Michael Wheat retired as a director of the Company and the Bank.

Executive Compensation

As an emerging growth company, the Company has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to our Named Executive Officers for the year ended December 31, 2023 is detailed in the 2023 Summary Compensation Table and accompanying footnotes and narrative that follow. “Named Executive Officers” refers to those executive officers of the Company determined and identified in accordance with applicable SEC requirements. For fiscal year 2023, our Named Executive Officers are:

Peter G. Fitzgerald, Chairman of the Board

John J. Brough, II, Chief Executive Officer

David M. Evinger, President

2023 Summary Compensation Table

Name	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)(2)	Total ($)
Peter G. Fitzgerald Chairman of the Board	2023	$294,008	$44,579	$15,040	$353,627
John J. Brough, II Chief Executive Officer	2023	$355,876	$96,864	$19,010	$471,750
David M. Evinger President	2023	$341,663	$88,352	$16,500	$446,515

(1)

The amounts reported reflect (1) actual bonuses earned for fiscal year 2023 under the Incentive Compensation Plan, as discussed further below in “— Narrative Disclosure to Summary Compensation Table,” that were paid in February 2024, reflecting the Company’s performance throughout the calendar year of 2023 ($44,579 for Mr. Fitzgerald, $53,960 for Mr. Brough and $51,805 for Mr. Evinger) and (2) amounts earned in 2023 under the Cash LTIP, as discussed further below ($42,904 for Mr. Brough and $36,547 for Mr. Evinger).

(2)

The amounts reported reflect (1) for Mr. Fitzgerald, $15,040 paid by the Bank in the form of matching contributions under its 401(k) plan, as discussed further below in “— Narrative Disclosure to Summary Compensation Table”; (2) for Mr. Brough, (i) $16,500 paid by the Bank in the form of matching contributions under its 401(k) plan, (ii) $2,310 paid by the Bank for Mr. Brough’s life insurance policy premium and (iii) $200 paid by the Bank as an automobile allowance; and (3) for Mr. Evinger, $16,500 paid by the Bank in the form of matching contributions under its 401(k) plan in 2023.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2023

None of our Named Executive Officers held any equity awards as of December 31, 2023.

Narrative Disclosure to Summary Compensation Table

General. The Compensation Committee holds the view that the annual total compensation package for Named Executive Officers — which encompasses base salary, short-term incentives, and long-term incentives — should be closely aligned with the Company’s financial and risk management performance and the value delivered to stockholders. Additionally, compensation levels are intended to be generally competitive and consistent when benchmarked against the performance of the Company’s industry peers. The Company currently does not have employment agreements or other individual contracts in place with any of the Named Executive Officers.

Salary. Annual base salaries for Named Executive Officers are determined with consideration of each executive’s level of experience, individual performance over the preceding year, and the financial and risk management outcomes of the Company during that same period. The Compensation Committee further evaluates salary data from comparable positions within the banking and finance industry to ensure that the base salary levels are competitive. This approach is designed to attract and retain top talent capable of contributing significantly towards achieving the Company’s strategic goals. As of December 31, 2023, the base salaries for Mr. Fitzgerald, Mr. Brough and Mr. Evinger were $294,008, $355,876, and $341,663, respectively.

Short-Term Cash Incentive Compensation. The Company maintains a short-term cash incentive compensation plan (the “Incentive Compensation Plan”) for eligible employees of the Bank, including the Named Executive Officers. The Incentive Compensation Plan rewards participants based on the performance of the Company as a whole, focusing on both financial results and risk management.

Bonuses are earned under the Incentive Compensation Plan based on, for fiscal year 2023, a total of up to 24 points awarded for the achievement of two performance components: financial performance and risk management. The 2023 financial performance component (up to 14 available points) is based upon the Company’s annual return on average equity and growth in average assets. The 2023 risk management performance component (up to 10 points) is based upon a number of compliance, safety and soundness, internal audits, and similar factors. In the event of certain risk failures, no amounts are earned under the Incentive Compensation Plan regardless of the number of points earned. The Board has the final authority to approve incentive payments under the Incentive Compensation Plan.

Payouts under the Incentive Compensation Plan for each Named Executive Officer are determined by multiplying the Named Executive Officer’s annual base salary by a fraction, the numerator of which is the number of points achieved based on the performance measurements for the applicable year and the denominator of which is 100.

In 2023, a total 15.16 points were achieved under the Incentive Compensation Plan, comprising 8.15 points earned under the financial performance component and 7.01 points earned under the risk management component, resulting in the following annual cash bonuses becoming payable to Named Executive Officers: Mr. Fitzgerald, $44,579; Mr. Brough, $53,960; and Mr. Evinger, $51,805; these amounts were paid in February 2024.

The Incentive Compensation Plan includes a clawback provision allowing the Company to recoup incentive payments from senior executives under circumstances that negatively affect the Company’s financial health, such as financial statement restatements or risk management failures. This provision is in place to promote responsible growth, prudent risk-taking, and a culture of compliance.

Long-Term Cash Incentive Compensation. The Company administers a long-term cash incentive plan (the “Cash LTIP”) to incentivize and retain key employees of the Bank and encourage participants to contribute to the long-term increase of the Company’s retained earnings. Mr. Brough and Mr. Evinger participate in the Cash LTIP. Mr. Fitzgerald does not hold any awards under the Cash LTIP.

Under the Cash LTIP, awards are calculated based on the growth of the Company’s retained earnings per share over a seven-year vesting period. Following the end of the vesting period, the payouts of each award under the Cash LTIP is equal to (i) the retained earnings of the Company on the seventh anniversary of the last day of the plan year with respect to which the award was granted, plus (ii) all cash dividends declared and paid by the

Company on or after the last day of the year for which the award was granted, up to and including such seventh anniversary date, minus (iii) the Company’s retained earnings as of the last day of the year with respect to which the award was granted, divided by the number of shares of common stock of the Company outstanding on such seventh anniversary date. The seven-year period is designed to promote the long-term retention of participants and to deter engagement in short-term, high-risk activities that may harm the Company’s long-term interests.

Under the Cash LTIP, in the event of any increase or decrease in retained earnings of the Company or the number of shares of Company common stock outstanding that occurs by reason of a corporate event (including, but not limited to, a stock issuance, stock dividend, stock split, reverse stock split, recapitalization, repurchase of treasury shares, merger, consolidation, combination, exchange of shares, infusion of capital, or other similar corporate change), the Compensation Committee will equitably adjust the number and value of Cash LTIP awards then outstanding.

The Compensation Committee maintains the authority and discretion to determine eligibility for participation in the Cash LTIP and to allocate awards thereunder. The Board holds the final authority to approve any awards.

For fiscal year 2023, the amounts earned by the Named Executive Officers under the Cash LTIP were as follows, which represent the vesting and distribution of awards granted in 2016: Mr. Brough, $42,904; and Mr. Evinger, $36,547.

For fiscal year 2023, the Named Executive Officers were granted the following awards under the Cash LTIP: Mr. Brough, 46 awards; and Mr. Evinger, 46 awards.

Stock Awards; Option Awards. The Company currently does not grant any type of equity compensation to Named Executive Officers or its other employees.

Nonqualified Deferred Compensation Plan. The Company does not provide a nonqualified deferred compensation plan for the Named Executive Officers or other employees.

401(k) Plan. The Bank offers a 401(k) tax-qualified defined contribution plan aimed at providing retirement benefits to all eligible full-time employees, including the Named Executive Officers, facilitating tax-deferred savings for their retirement years. As a safe harbor 401(k) Plan, the Bank matches 100% of employee contributions up to 4% of an employee’s pay, and 50% on contributions between 4% and 6% of an employee’s pay. The Bank’s current matching contribution rate is 5%. Employees must make contributions of at least 6% to qualify for matching contributions and vest in such contributions after two years of service.

Other Benefits. Our Named Executive Officers are eligible to participate in the Bank’s health and welfare programs, including health, dental, group term life and long-term disability insurance, in each case to the same extent and on the same basis as our other employees.

Potential Payments upon Termination or a Change of Control

Cash Severance. As stated above, the Company is not party to any employment agreements with the Named Executive Officers, nor are there any severance plans, programs or policies in place.

Annual Bonuses under the Incentive Compensation Plan

Under the Incentive Compensation Plan, upon a termination of employment due to retirement after attainment of age 65, death, or total disability, a Named Executive Officer will earn a pro rata annual bonus for the year of termination, based on their actual level of performance. On any other termination of employment, no bonus will be earned.

Under the Incentive Compensation Plan, if the Company or the Bank is party to a merger or consolidation in which it is not the surviving corporation, the Incentive Compensation Plan will be frozen and bonuses will be determined thereunder as of the date of such merger or consolidation based on results through that date.

Awards under the Cash LTIP

Under the Cash LTIP, upon a termination of employment due to retirement, after attainment of age 65 and having three years of employment with the Bank, death, or total disability, a Named Executive Officer will vest in any outstanding, unvested awards under the Cash LTIP, which will be paid within 74 days following termination of employment (for death or total disability) or following the end of the regular vesting period (for retirement).

Under the Cash LTIP, a Named Executive Officer will become fully vested in all awards under the Plan if on or prior to the 74 days following a change of control, (1) the employment of the Named Executive Officer is terminated without cause or (2) the Named Executive Officer’s base salary is reduced from the level in effect immediately prior to the change of control.

Post-IPO Compensation

Amended and Restated Long-Term Cash Incentive Plan

On September 10, 2024, the Company Board adopted an Amended and Restated Cash LTIP (the “A&R Cash LTIP”). The A&R Cash LTIP became effective immediately upon adoption and shall apply to all awards granted thereunder following adoption. Previously granted awards will remain subject to and governed by the terms of the Cash LTIP.

The A&R Cash LTIP, among other things, (i) provides for a five year vesting period following grant, (ii) provides that a participant will become fully vested in all awards under the A&R Cash LTIP if, on or within 24 months of a change of control, (a) the participant’s employment is terminated by the Company or its affiliates other than for cause or (b) subject to certain procedural requirements, the participant resigns following a material reduction of the participant’s annual base salary or wage rate from the annual base salary or wage rate in effect immediately prior to the change of control or immediately prior to the reduction (whichever is greater) and (iii) limits the vesting of awards upon retirement (in accordance with the terms of the A&R Cash LTIP) to awards granted at least three years prior to the date of retirement.

Clawback Policy

We have adopted an incentive compensation clawback policy that will become effective upon and subject to the completion of this offering that complies with the listing standards of the NYSE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This section sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock by our principal stockholders, including members of the Fitzgerald Family, executive officers, and directors.

A person is deemed to be a beneficial owner of a share of common stock if such person has or shares voting power, which includes the power to vote or to direct the voting of such share, or investment power, which includes the power to dispose of or to direct the disposition of such share. A person is also deemed to be a beneficial owner of any shares of which that person has a right to acquire beneficial ownership within 60 days. Under this definition, more than one person may be deemed to be a beneficial owner of the same shares.

The percentage ownership set forth below immediately prior to the completion of this offering is based on 4,568,920 shares of common stock outstanding as of June 30, 2024 (giving effect to the reclassification of each outstanding share of our old common stock into 170 shares of Class B common stock prior to the completion of this offering) and held by approximately 275 stockholders of record. Applicable percentage ownership after the offering assumes (1) no conversions of shares of our Class B common stock into shares of our Class A common stock and (2) the issuance of      shares of Class A common stock in this offering (or      shares if the underwriters elect to exercise in full their option to purchase additional shares from us). In addition, at our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, executive officers and employees. The table below does not reflect any purchases by these potential purchasers. If any shares are purchased by our existing principal stockholders, executive officers, directors, or their affiliated entities, the number and percentage of shares of our Class A common stock beneficially owned by such persons after this offering will be higher than those set forth in the table below.

Except as otherwise indicated, the address for each stockholder listed below is c/o Chain Bridge Bancorp, Inc., 1445-A Laughlin Avenue, McLean, Virginia 22101.

Beneficial Ownership of Principal Stockholders, Executive Officers and Directors

The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock immediately prior to the completion of this offering by:

•	any person known by us to own beneficially more than 5% of any class of our outstanding common stock, including members of the Fitzgerald Family;
•	each of our executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

		Prior to This Offering			After This Offering Assuming Underwriters’ Option Is Not Exercised			After This Offering Assuming Underwriters’ Option Is Exercised in Full
Name	Title of Stock Class	Beneficial Ownership	Percentage	Percent of Voting Power**	Beneficial Ownership	Percentage	Percent of Total Voting Power**	Beneficial Ownership	Percentage	Percent of Total Voting Power**
Greater than 5% Stockholders
Peter G. Fitzgerald(1)	Class A common stock	—	—	22.50%	—	—
	Class B common stock	1,027,820	22.50%
Gerald F. Fitzgerald(2)	Class A common stock	—	—	11.72%	—	—		—	—
	Class B common stock	535,670	11.72%
James G. Fitzgerald(3)	Class A common stock	—	—	10.14%	—	—		—	—
	Class B common stock	463,080	10.14%
Julie Fitzgerald Schauer(4)	Class A common stock	—	—	9.55%	—	—		—	—
	Class B common stock	436,220	9.55%
Thomas G. Fitzgerald(5)	Class A common stock	—	—	8.13%	—	—		—	—
	Class B common stock	371,620	8.13%
Directors and Executive Officers
Peter G. Fitzgerald(1)	Class A common stock	—	—	22.50%	—	—
	Class B common stock	1,027,820	22.50%
Thomas G. Fitzgerald, Jr.(6)	Class A common stock	—	—	4.67%	—	—
	Class B common stock	213,350	4.67%
Andrew J. Fitzgerald(7)	Class A common stock	—	—	3.83%	—	—
	Class B common stock	175,100	3.83%
Paul W. Leavitt(8)	Class A common stock	—	—	1.73%	—	—
	Class B common stock	79,050	1.73%
John J. Brough, II(9)	Class A common stock	—	—	1.54%	—	—
	Class B common stock	70,380	1.54%
David M. Evinger(10)	Class A common stock	—	—	1.18%
	Class B common stock	53,720	1.18%
Joseph M. Fitzgerald(11)	Class A common stock	—	—	* **
	Class B common stock	27,880	* **
Benita Thompson-Byas	Class A common stock	—	—	* **
	Class B common stock	18,020	* **
Joanna R. Williamson	Class A common stock	—	—	* **
	Class B common stock	5,950	* **

		Prior to This Offering					After This Offering Assuming Underwriters’ Option Is Not Exercised			After This Offering Assuming Underwriters’ Option Is Exercised in Full
Name	Title of Stock Class	Beneficial Ownership	Percentage		Percent of Voting Power**		Beneficial Ownership	Percentage	Percent of Total Voting Power**	Beneficial Ownership	Percentage	Percent of Total Voting Power**
Michelle L. Korsmo	Class A common stock	—	—		*	**
	Class B common stock	3,400	*	**
Leigh-Alexandra Basha	Class A common stock	—	—		*	**
	Class B common stock	170	*	**
Michael J. Conover	Class A common stock	—	—		*	**
	Class B common stock	170	*	**
Mark Martinelli	Class A common stock	—	—		*	**
	Class B common stock	170	*	**
Yonesy F. Núñez	Class A common stock	—	—		*	**
	Class B common stock	170	*	**
Rachel G. Miller	Class A common stock	—	—		—
	Class B common stock	—	—
James R. Pollock	Class A common stock	—	—		—
	Class B common stock	—	—
All Directors and Executive Officers as a group (16 persons)	Class A common stock	—	—		36.67%		—	—
	Class B common stock	1,675,350	36.67%

*	Shares of Class B common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
**

Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share and the holders of our Class A common stock are entitled to one vote per share. See “Description of Capital Stock — Voting Rights” for more information about the voting rights of our Class A common stock and Class B common stock.

***	Represents less than 1%.
1)

Includes 229,500 shares of Class B common stock held directly by Peter G. Fitzgerald and 68,000 shares held by his spouse. Also includes 730,320 shares held within trusts for which he serves as trustee, co-trustee, or adviser, and for which he may be deemed to have voting or investment power. These shares consist of 444,550 shares held by the Everglades Trust (adviser), 103,190 shares held by the JBF 2013 Trust (trustee), 103,020 shares held by the Fitzgerald 2002 Special Trust (co-trustee), and 79,560 shares held by the GFF Family Trust (co-trustee). Peter G. Fitzgerald disclaims beneficial ownership of the shares held within the foregoing trusts except to the extent of his pecuniary interest therein, if any.

2)

One West Northwest Highway, Palatine, Illinois 60067. Includes 211,140 shares of Class B common stock held by JEM Management, L.P., a family limited partnership of which Gerald F. Fitzgerald is the managing general partner and for which he may be deemed to have voting or investment power, and 141,950 shares held by SC Investments II, L.P., a family limited partnership of which he is the general partner and for which he may be deemed to have voting or investment power. Also includes 103,020 and 79,560 shares for which he may be deemed to have voting or investment power held, respectively, by the Fitzgerald 2002

Special Trust and the GFF Family Trust for which he serves as a co-trustee and for which he may be deemed to have voting or investment power. Gerald F. Fitzgerald disclaims beneficial ownership of the shares held within the foregoing trusts and limited partnerships except to the extent of his pecuniary interest therein, if any.
3)

1629 W. Colonial Parkway, Inverness, IL 60067. Includes 59,500 shares of Class B common stock held directly by James G. Fitzgerald. Also includes 17,000 shares of Class B common stock held by Otis Road Investments, L.P., a family limited partnership for which James G. Fitzgerald is a co-manager of the limited liability company managing general partner and for which he may be deemed to have voting or investment power. Also includes 51,000 shares of Class B common stock held by Anhinga Trust for which he serves as a trustee and for which he may be deemed to have voting or investment power. Also includes 103,020 and 79,560 shares of Class B common stock held, respectively, by the Fitzgerald 2002 Special Trust and the GFF Family Trust for which James G. Fitzgerald serves as a co-trustee and for which he may be deemed to have voting or investment power. James G. Fitzgerald disclaims beneficial ownership of the shares held within the foregoing trusts and limited partnership except to the extent of his pecuniary interest therein, if any.

4)

One West Northwest Highway, Palatine, Illinois 60067. Includes 436,220 shares of Class B common stock held within the Julie Fitzgerald Schauer 1994 Trust for which Julie Fitzgerald Schauer serves as the trustee and is the sole beneficiary.

5)

1629 W. Colonial Parkway, Inverness, IL 60067. Includes 189,040 shares of Class B common stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald is a co-manager of the limited liability company managing general partner and for which he may be deemed to have voting or investment power. Also includes 103,020 and 79,560 shares of Class B common stock held, respectively, within the Fitzgerald 2002 Special Trust and the GFF Family Trust for which he serves as a co-trustee and for which he may be deemed to have voting or investment power. Thomas G. Fitzgerald disclaims beneficial ownership of the shares held within the foregoing trusts and limited partnership except to the extent of his pecuniary interest therein, if any.

6)

Includes 7,310 shares of Class B common stock held directly by Thomas G. Fitzgerald, Jr. and 17,000 shares of Class B common stock jointly owned by Thomas G. Fitzgerald Jr. and his spouse. Also includes 189,040 shares of Class B common stock held by TGF Investments, L.P., a family limited partnership for which Thomas G. Fitzgerald, Jr. is a co-manager of the limited liability company managing general partner and for which he may be deemed to have voting or investment power. Thomas G. Fitzgerald, Jr. disclaims beneficial ownership of the shares held within the foregoing limited partnership except to the extent of his pecuniary interest therein, if any.

7)

Includes 5,100 shares of Class B common stock held within the Andrew J. Fitzgerald 2011 Trust, for which Andrew J. Fitzgerald serves as the trustee and is the sole beneficiary. Also includes 170,000 shares of Class B common stock held by Otis Road Investments, L.P., a family limited partnership for which Andrew J. Fitzgerald is a managing general partner and a co-manager of the limited liability company managing general partner and for which he may be deemed to have voting or investment power. Andrew J. Fitzgerald disclaims beneficial ownership of the shares held within the foregoing limited partnership except to the extent of his pecuniary interest therein, if any.

8)	Includes 70,550 shares of Class B common stock held directly by Paul W. Leavitt and 8,500 shares of Class B common stock held by his spouse.
9)	Includes 14,280 shares of Class B common stock held directly by John J. Brough, II and 56,100 shares of Class B common stock co-owned with his spouse.
10)

Includes 15,130 shares of Class B common stock held directly by David M. Evinger, 29,750 shares of Class B common stock held jointly with his spouse, 8,160 shares of Class B common stock held by his spouse, and 680 shares of Class B common stock co-owned with his adult children.

11)	Joseph M. Fitzgerald is not a member of the Fitzgerald Family.

CERTAIN RELATIONSHIPS AND OTHER RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive and Director Compensation” above, this section describes each transaction since January 1, 2021, and each proposed transaction, in which:

•	we have been or are to be a participant;
•	the amount involved exceeds or will exceed $120,000; and
•

any of our directors, executive officers or principal stockholders, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees) (collectively, “principal stockholders”), had or will have a direct or indirect material interest.

Relationship with the Fitzgerald Family

Our Chairman, Peter G. Fitzgerald, is the uncle of our directors Thomas G. Fitzgerald, Jr. and Andrew J. Fitzgerald. In addition, Peter G. Fitzgerald’s siblings, Gerald F. Fitzgerald, James G. Fitzgerald, Thomas G. Fitzgerald and Julie Fitzgerald Schauer, are greater than 5% beneficial owners of our common stock. Although the members of the Fitzgerald Family, in the aggregate, beneficially own a majority of our outstanding common stock and are expected to own a majority of the combined voting power of our common stock following the completion of this offering, no member is currently party to any voting agreement or other arrangement or understanding regarding the voting of our shares. Certain family members may share beneficial ownership with respect to certain family trusts and other vehicles as set forth under “Security Ownership of Certain Beneficial Owners and Management.”

Ordinary Banking Relationships

Certain of our directors, executive officers, and principal stockholders, along with their immediate family members and affiliates, are clients of, or have had transactions with, the Company or the Bank in the ordinary course of business. These transactions include deposits, loans, and other financial services-related transactions. These transactions are made in the ordinary course of business, are made available on terms, including interest rates and collateral, consistent with those available to the general public under similar conditions at the time of the transactions, and do not present more than the normal risk of collectability or any unfavorable features. As of the date of this prospectus, none of these loans were categorized as nonaccrual, past due, restructured or potential problem loans.

Our directors, executive officers, and principal stockholders, along with their immediate family members and their affiliated organizations, and affiliates, had credit outstanding with the Company and the Bank of $6.8 million and $12.1 million as of June 30, 2024 and June 30, 2023, respectively. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our directors and executive officers, as well as with their immediate family members and affiliates.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, executive officers and employees. See “Underwriting — Directed Share Program.”

Statement of Policy Regarding Transactions with Related Persons

Transactions among the Company and the Bank are subject to a formal written policy and certain regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions between banks and their affiliates) and the Federal Reserve’s

Regulation O (which governs certain loans by banks to their executive officers, directors, and principal stockholders). Under our Code of Conduct, all individuals associated with the Company and the Bank, including directors, officers, and employees, must promptly notify the Chief Executive Officer of the Company or the Bank, the Governance and Nominating Committee of the Company or the Governance Committee of the Bank, as applicable, of any business relationship or proposed transaction the Company or the Bank may have with any entity in which the individual or a related party has a direct or indirect interest or may derive a benefit. This requirement generally excludes any interest that exists solely as a result of ownership of less than 1% of any class of the outstanding equity securities of a publicly traded bank or bank holding company. The Bank’s Loan & Credit Policy governs loans to the Bank’s officers and employees.

In addition, our Board will adopt a written policy governing the review, approval or ratification of transactions between the Company or the Bank and any related party in which the amount involved since the beginning of the last completed fiscal year will or may be expected to exceed $120,000 and in which one of our executive officers, directors, director nominees or stockholders beneficially owning more than 5% of any class of our outstanding common stock (or their immediate family members) has a direct or indirect material interest. The policy will call for the related person transactions to be reviewed and, if deemed appropriate, approved or ratified by the Audit Committee. In determining whether or not to approve or ratify a related person transaction, the Audit Committee will take into account, among other relevant factors, whether the related person transaction is in our best interests, whether it involves a conflict of interest, and the commercial reasonableness of the transaction. In the event a member of the Audit Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.

Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers; (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) not presenting more than the normal risk of collectability or other unfavorable features.

Indemnification of Directors and Officers

Our Bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL; provided, however, that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless we have given our prior consent to such settlement or other disposition. In addition, our Charter will provide that our directors and officers will not be liable for any breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our Charter and Bylaws, which will become effective immediately prior to the completion of this offering, and of the DGCL. Because the following is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Charter and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

Upon the filing and effectiveness of our Charter and the completion of this offering, our authorized capital stock will consist of:

•	20,000,000 shares of Class A common stock, $0.01 par value per share;
•	10,000,000 shares of Class B common stock, $0.01 par value per share; and
•	10,000,000 shares of undesignated preferred stock, no par value per share.

Common Stock

We will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock will be identical, other than as set forth below.

Voting Rights

Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to 10 votes per share. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by our Charter or Delaware law.

Our Charter will require a separate class vote in the following circumstances:

•

the affirmative vote of the holders of a majority of the then-outstanding shares of Class A common stock will be required to approve any merger (including any merger effected pursuant to Section 253 of the DGCL or Section 251(h) of the DGCL), consolidation or business combination of the Company with or into another entity, whether or not the Company is the surviving entity, in which any Founder (as defined in our Charter), or an affiliate thereof, is part of the purchaser group or is otherwise a counterparty to such merger, consolidation or business combination;

•

the affirmative vote of the holders of a majority of the adversely affected class will be required to approve any amendment to our Charter that would adversely affect the rights or preferences of the Class A common stock or the Class B common stock; and

•

the affirmative vote of the holders of a majority of voting power of the outstanding shares held by stockholders other than the Founders will be required to approve any amendment to our Charter that would disproportionately benefit the Founders relative to stockholders other than the Founders.

In addition, Delaware law could require holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our Charter to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our Charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Charter will not provide for cumulative voting for the election of directors.

Conversion Rights

Each outstanding share of Class B common stock will be convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain exempt transfers described in our Charter. Once converted into Class A common stock, the Class B common stock will be retired and will not be reissued.

All of the outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the first date on which the aggregate number of outstanding shares of Class B common stock ceases to represent at least 10% of the aggregate number of then-outstanding shares of our common stock. Once converted into Class A common stock, the Class B common stock will be retired and will not be reissued.

Economic Rights

Dividends or Property Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, the holders of our Class A common stock and Class B common stock will be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the company, when and as may be declared thereon by our Board from time to time out of assets or funds of the Company legally available therefor, and will be treated equally, identically and ratably on a per-share basis in all such dividends and other distributions; except that, in the event a distribution is paid in the form of shares of Class A common stock or Class B common stock (or rights to acquire such shares), then holders of Class A common stock will receive shares of Class A common stock (or rights to acquire such shares, as the case may be), and holders of Class B common stock will receive shares of Class B common stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A common stock and Class B common stock receiving, on a per-share basis, an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such shares, as the case may be).

Liquidation, Dissolution or Winding-Up. In the event of our liquidation, dissolution or winding-up (whether voluntary or involuntary), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per-share basis, with respect to amounts paid upon such liquidation, dissolution or winding-up.

Mergers, Consolidations, Conversions or Business Combinations. In any merger, consolidation, conversion or business combination of the Company with or into another entity, whether or not the Company is the surviving entity, the shares of the Class A common stock and the Class B common stock will be treated equally, identically and ratably, on a per-share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company except that, in any such merger, consolidation, conversion or business combination in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A common stock and Class B common stock differ as provided in the Charter.

Subdivisions, Combinations or Reclassifications. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of the other class will be subdivided, combined, reclassified or otherwise changed in a manner that maintains the same proportionate equity ownership and voting power between the holders of the outstanding shares of Class A common stock and Class B common stock on the record date for such subdivision, combination, reclassification or similar change.

Future Issuances

Except as otherwise provided in or contemplated by our Charter, we cannot issue additional shares of Class B common stock after the Reclassification unless such issuance is approved by a duly authorized committee of the Board consisting solely of independent and disinterested directors.

No Preemptive or Similar Rights

Holders of shares of our common stock will not have preemptive, subscription, or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of our outstanding shares of Class A common stock and Class B common stock will be fully paid and non-assessable.

Preferred Stock

Under the terms of our Charter that will become effective prior to the completion of this offering, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, unless otherwise required by our Charter, by law or by any stock exchange. Our Board has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock, except that the approval by a duly authorized committee of our Board consisting solely of independent and disinterested directors will be required for the issuance of any shares of preferred stock convertible into, or exchangeable for, shares of Class B common stock (or any other securities convertible into, or exchangeable for, Class B common stock).

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company that may otherwise benefit holders of our Class A common stock and Class B common stock and may adversely affect the market price of the Class A common stock and the voting and other rights of the holders of Class A common stock and Class B common stock. We have no current plans to issue any shares of preferred stock.

Director Independence

Under the terms of our Charter that will become effective prior to the completion of this offering, so long as our Class A common stock is listed for trading on a national securities exchange, such as the NYSE, a majority of directors must be independent in accordance with and as defined by the rules and regulations of such exchange.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Charter and our Bylaws, which will become effective prior to the completion of this offering and which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.

Federal Banking Law

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than five percent (5%) of the voting power of our outstanding common stock. Any “company” (as defined in the BHC Act) other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring “control” of us. “Control” generally means (1) the ownership or control of twenty-five percent (25%) or more of a class of voting securities, (2) the ability to elect a majority of the directors or (3) the ability otherwise to exercise a controlling influence over management and policies. The interpretation of these control attributes is subject to interpretation by the Federal Reserve through regulation and practice. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the OCC’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice (or rebut control) to the OCC prior to acquiring, directly or indirectly, 10% or more of the voting power of our outstanding common stock (or any other class of our voting securities).

Charter and Bylaws

As described below, our Charter and our Bylaws, which will become effective prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management team.

Dual-Class Stock

As described above in “— Common Stock — Voting Rights,” the dual-class structure of our common stock has the effect of limiting your ability to influence corporate matters, including the election of our board of directors. See “Prospectus Summary — Dual-Class Structure and Implications for Voting Rights.”

Board of Directors Vacancies

Our Charter and Bylaws will authorize only our Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board will be permitted to be set only by a resolution adopted by a majority vote of our entire Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board and will promote the continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our Charter will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Charter will further provide that, subject to compliance with the procedures set forth in our Bylaws, special meetings may be called by the Company’s Secretary upon the written request of the record holders of at least fifteen percent (15%) or more of the total voting power of the then-outstanding shares of common stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter will not provide for cumulative voting.

Amendment of Charter Provisions

As described above in “— Common Stock — Voting Rights,” certain amendments to our Charter will require approval other than a vote of the holders of our Class A common stock and Class B common stock voting together as a single class, including amendments to our Charter that would adversely affect the rights or preferences of the holders of the Class A common stock or the Class B common stock and amendments that would disproportionately benefit the Founders relative to stockholders other than the Founders.

Issuance of Undesignated Preferred Stock

Our Board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum

Our Charter and Bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL, our Charter or our Bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, such action or proceeding may be brought in another state or federal court sitting in the State of Delaware. Our Charter and Bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, or our employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Nothing in our Charter and Bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (any such action, a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our Charter and Bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our Charter and Bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification Matters

Our Charter will limit the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws will provide that we will indemnify them to the fullest extent permitted by such law. Pursuant to our directors’ and officers’ liability insurance, our directors and executive officers will be insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Charter will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock will be Transfer Online, Inc.

Securities Exchange

We have applied to list our Class A common stock on the NYSE under the symbol “CBNA.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have      shares of Class A common stock outstanding (or      shares if the underwriters elect to exercise in full their option to purchase additional shares from us), all of which will be sold in this offering. These shares of Class A common stock will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased or held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Upon completion of this offering, we will have      shares of Class B common stock outstanding. All of these shares will be “restricted securities” as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Of these shares,      shares of Class B common stock will be subject to a contractual 180-day lock-up period described below and will be available for sale in the public market only after 180 days from the date of this prospectus (subject to registration or an exemption from registration). The remaining shares of Class B common stock that are not subject to the contractual lock-up, upon conversion to shares of Class A common stock, may be sold in the public market if they qualify for an exemption from registration under Rule 144. Our Charter will provide that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Shares of our Class A common stock issuable to our stockholders upon conversion of shares of Class B common stock would be considered “restricted securities,” as that term is defined under Rule 144.

Members of the Fitzgerald Family may divest their ownership interest in us over time, subject to market conditions and other considerations. Shares held by members of the Fitzgerald Family will be subject to the 180-day lock-up period.

Rule 144

In general, a person who has beneficially owned restricted shares of our Class A common stock for at least six months would be entitled to sell such securities; provided that, (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during, the 90 days preceding the sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. A person who is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and has beneficially owned restricted shares of our Class A common stock for at least one year would be entitled to sell such securities without regard to the current public information requirements of Rule 144.

We believe that all holders who receive Class B common stock in the Reclassification will be permitted to “tack” the holding period of their old common stock to their own holding periods with respect to their Class A common stock for purposes of establishing the requisite six-month or one-year holding period. As a result, following the Reclassification, a person who was not one of our affiliates at any time during the three months preceding a sale and not subject to the contractual lock-up will be entitled to sell any and all of the shares of Class A common stock they receive upon conversion of the Class B common stock they receive as a result of the Reclassification under Rule 144, without restriction.

Persons who have beneficially owned restricted shares of our Class A common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale would be subject to additional restrictions by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•

one percent (1%) of the number of shares of our Class A common stock then outstanding, which will equal approximately      shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up Agreements

We, the members of the Fitzgerald Family, our directors and executive officers and holders of more than  % of our common stock have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for Class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Piper Sandler & Co. on behalf of the underwriters. See “Underwriting.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

MATERIAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF

COMMON STOCK

This section summarizes certain United States federal income tax consequences of the ownership and disposition of Class A common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	tax-qualified retirement plans;
•

qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund) or any other person that is subject to special rules or exemptions under the Foreign Investment in Real Property Tax Act;

•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	certain former citizens or long-term residents of the United States; and
•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Class A common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Class A common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Class A common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our Class A common stock (and will reduce your basis in such Class A common stock), and, to the extent such portion exceeds your tax basis in our Class A common stock, the excess will be treated as gain from the taxable disposition of the Class A common stock, the tax treatment of which is discussed below under “Gain on Disposition of Class A Common Stock.”

Except as described below, distributions treated as dividends paid to you on Class A common stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:

•

a valid Internal Revenue Service (“IRS”) Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, withholding agents are generally not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person; and
•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Class A Common Stock

You generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Class A common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•

you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

we are or have been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (1) our Class A common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (2) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than five percent (5%) of our Class A common stock.

If the gain from the taxable disposition of shares of our Class A common stock is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

With respect to the third bullet point above, we will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation. Even if we were to become a United States real property holding corporation, gain arising from your sale or other taxable disposition of shares of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and you owned, actually and constructively, five percent (5%) or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or your holding period.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information-reporting requirements. Payments of dividends that you receive in respect of Class A common stock could be affected by this withholding if you are subject to the FATCA information-reporting requirements and fail to comply with them or if you hold Class A common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

We and other payors are required to report payments of dividends on Class A common stock on IRS Form 1042-S even if the payments are exempt from withholding. Dividends paid by us (or our paying agents) to you may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply if you provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establish an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that you are a U.S. person who is not an exempt recipient.

Payment of the proceeds from the sale of Class A common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (1) the broker has certain connections to the United States, (2) the proceeds or confirmation are sent to the United States or (3) the sale has certain other specified connections with the United States.

UNDERWRITING

We are offering the shares of our Class A common stock described in this prospectus in which we and Piper Sandler & Co., Raymond James & Associates, Inc. and Hovde Group, LLC, as the representatives of the underwriters named below, will enter into an underwriting agreement with respect to the shares of Class A common stock offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter named below will agree, severally and not jointly, to purchase from us, and we will agree to sell to each underwriter, the number of shares of our Class A common stock as set forth opposite each underwriter’s name in the following table:

Underwriter	Number of Shares of Class A Common Stock
Piper Sandler & Co.
Raymond James & Associates, Inc.
Hovde Group, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters will be committed to purchase and pay for all such shares of our Class A common stock if any are purchased. However, the underwriters will not be obligated to take or pay for the shares of our Class A common stock covered by the underwriters’ option to purchase additional shares described below, unless and until such option is exercised. The underwriting agreement will provide that, if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The shares of our Class A common stock will be offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters will reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement will provide that the obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement will provide that the underwriters are obligated to purchase all the shares of Class A common stock in this offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below.

Purchase Option

We will grant to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to    additional shares of our Class A common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. We will be obligated to sell these shares of Class A common stock to the underwriters to the extent the purchase option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our Class A common stock offered by this prospectus.

Discounts and Expenses

The underwriters will propose to offer the shares of Class A common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $   per share. After the public offering of the Class A common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per-share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without Option	Total With Option
Price to public
Underwriting discount

Proceeds to us, before expenses

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $   million. We will agree to reimburse the underwriters for certain reasonable and documented out-of-pocket expenses incurred by the underwriters on our behalf and in connection with this offering, including any applicable state securities filings, up to a maximum of $  . We will also agree to reimburse the underwriters for certain expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, not to exceed $  .

Lock-Up Agreements

We, members of the Fitzgerald Family, our directors and executive officers, and holders of more than  % of our common stock have agreed, subject to certain exceptions for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our Class A common stock or securities convertible into, or exchangeable or exercisable for, any shares of our common stock or warrants or other rights to purchase shares of our Class A common stock or other similar securities without, in each case, the prior written consent of Piper Sandler & Co., as representative of the underwriters. These restrictions are expressly agreed to preclude us, and our executive officers and directors and certain other current stockholders, from engaging in any hedging or other transaction or arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our Class A common stock, whether such transaction would be settled by delivery of Class A common stock or other securities, in cash or otherwise.

Pricing of the Offering

Prior to this offering, there has been no established public market for our Class A common stock. The initial public offering price was determined by negotiations among us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our Class A common stock were our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our Class A common stock may not develop. It is also possible that the shares of our Class A common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

We expect our Class A common stock to be approved for listing on the NYSE under the symbol “CBNA.”

Indemnification and Contribution

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that has not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock and, together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our Class A common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Affiliations

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and those investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Andrew J. Fitzgerald, a director of the Company, is married to the daughter of the Chairman and Chief Executive Officer of Hovde Group, LLC, an underwriter in this offering. In addition, Mr. Fitzgerald was a Managing Director at Hovde Group from 2011 to 2017.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, executive officers and employees. Our directed share program will be administered by Piper Sandler & Co. or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Holland & Knight LLP.

EXPERTS

The consolidated financial statements of Chain Bridge Bancorp, Inc., as of and for the years ended December 31, 2023 and 2022, included in this prospectus have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy or form of such contract, agreement or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We maintain an internet website at http://www.chainbridgebank.com. The information on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect copies of these materials without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2024	December 31, 2023
	(unaudited)	*
Assets
Cash and due from banks	$13,503	$6,035
Interest-bearing deposits in other banks	474,522	310,732

Total cash and cash equivalents	488,025	316,767
Securities available for sale, at fair value	292,770	258,114
Securities held to maturity, at carrying value, net of allowance for credit losses of $248 and $348, respectively (fair value of $282,208 and $283,916, respectively)	307,969	308,058
Equity securities, at fair value	505	505
Restricted securities, at cost	2,736	2,613
Loans held for sale	590	—
Loans, net of allowance for credit losses of $4,337 and $4,319, respectively	300,378	299,825
Premises and equipment, net of accumulated depreciation of $7,042 and $6,791, respectively	9,706	9,858
Accrued interest receivable	4,438	4,354
Other assets	4,900	5,108

Total assets	$1,412,017	$1,205,202

Liabilities and stockholders’ equity
Liabilities
Deposits:
Noninterest-bearing	$1,078,145	$766,933
Savings, interest-bearing checking and money market accounts	213,124	328,350
Time, $250 and over	6,559	9,385
Other time	5,512	7,357

Total deposits	1,303,340	1,112,025
Short-term borrowings	10,000	5,000
Accrued interest payable	91	61
Accrued expenses and other liabilities	4,593	4,679

Total liabilities	1,318,024	1,121,765

Commitments and contingencies

Stockholders’ equity
Preferred stock:
No par value, 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock:
$1.00 par value, 200,000 shares authorized, 26,876 and 26,872 shares issued and outstanding, respectively	27	27
Additional paid-in capital	38,295	38,283
Retained earnings	66,414	56,692
Accumulated other comprehensive loss	(10,743)	(11,565)

Total stockholders’ equity	93,993	83,437

Total liabilities and stockholders’ equity	$1,412,017	$1,205,202

* Derived from audited financial statements.

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

For the Six Months Ended June 30, 2024 and 2023

(Dollars in thousands, except per share data)

(unaudited)

	Six Months Ended June 30,
	2024	2023
Interest and dividend income
Interest and fees on loans	$6,671	$6,707
Interest and dividends on securities, taxable	5,738	5,619
Interest on securities, tax-exempt	579	614
Interest on interest-bearing deposits in banks	8,202	1,999

Total interest and dividend income	21,190	14,939

Interest expense
Interest on deposits	1,623	1,961
Interest on short-term borrowings	201	188

Total interest expense	1,824	2,149

Net interest income	19,366	12,790
(Recapture of) provision for credit losses
Provision for (recapture of) loan credit losses	18	(83)
(Recapture of) provision for securities credit losses	(310)	798

Total (recapture of) provision for credit losses	(292)	715

Net interest income after (recapture of) provision for credit losses	19,658	12,075

Noninterest income
Deposit placement services income	3,153	247
Service charges on accounts	632	425
Trust and wealth management income	426	258
Gain on sale of mortgage loans	12	—
Loss on sale of securities	—	(282)
Other income	55	73

Total noninterest income	4,278	721

Noninterest expenses
Salaries and employee benefits	7,273	6,121
Data processing and communication expenses	1,259	1,114
Professional services	948	416
Occupancy and equipment expenses	512	463
Virginia bank franchise tax	351	376
FDIC and regulatory assessments	348	284
Directors fees	332	186
Marketing and business development costs	122	122
Insurance expenses	120	112
Other operating expenses	481	367

Total noninterest expenses	11,746	9,561

Net income before taxes	12,190	3,235

Income tax expense	2,468	561

Net income	$9,722	$2,674

Earnings per common share, basic and diluted	$361.73	$99.54

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Six Months Ended June 30, 2024 and 2023

(Dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2024	2023
Net income	$9,722	$2,674
Other comprehensive income (loss):
Unrealized holding gain (loss) on securities available for sale	467	1,590
Income tax (expense) benefit related to above unrealized gain (loss) item	(98)	(332)
Amortization of unrealized holding loss on securities available for sale, transferred to held to maturity	573	551
Income tax expense related to above amortization item	(120)	(116)
Reclassification adjustment for losses included in net income	—	282
Income tax expense related to above reclassification item	—	(59)

Other comprehensive income (loss), net of tax	822	1,916

Comprehensive income	$10,544	$4,590

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2024 and 2023

(Dollars in thousands)

(unaudited)

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Net income	$9,722	$2,674
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	251	243
Premium amortization and discount accretion on investment securities, net	327	851
Recapture of impairment loss on securities previously recognized in earnings	(2)	(11)
Fair value adjustment on equity security	7	—
Provision for (recapture of) loan credit losses	18	(83)
(Recapture of) provision for securities credit losses	(310)	798
Loss on sale of securities	—	282
Gain on sale of mortgage loans	(12)	—
Origination of loans held for sale	(2,055)	—
Proceeds from sale of loans	1,477	—
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable and other assets	(94)	9
Decrease in accrued interest payable, accrued expenses and other liabilities	(56)	(777)

Net cash provided by operating activities	9,273	3,986

Cash flows from investing activities
Securities available for sale:
Purchases of securities	(61,120)	(3,474)
Proceeds from calls, maturities, paydowns and sales	27,565	18,134
Securities held to maturity:
Proceeds from calls, maturities and paydowns	13	237
(Purchase) redemption of restricted securities, net	(123)	94
Reinvestment of dividends on equity security	(7)	(6)
Net (increase) decrease in loans	(571)	5,944
Purchases of premises and equipment	(99)	(117)

Net cash (used in) provided by investing activities	(34,342)	20,812

Cash flows from financing activities
Net increase in noninterest-bearing, savings, interest-bearing checking and money market deposits	195,986	55,874
Net (decrease) increase in time deposits	(4,671)	4,696
Net increase in short-term borrowings	5,000	—
Proceeds from stock issuance	12	—

Net cash provided by financing activities	196,327	60,570

Net increase in cash and cash equivalents	171,258	85,368
Cash and cash equivalents, beginning of period	316,767	98,663

Cash and cash equivalents, end of period	$488,025	$184,031

Supplemental disclosures of cash flow information
Cash payments for interest	$1,794	$2,123
Cash payments for taxes	543	797
Supplemental disclosures of noncash investing activities
Fair value adjustment for available for sale securities	$467	$1,872

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Six Months Ended June 30, 2024 and 2023

(Dollars in thousands)

(unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2022	$27	$38,283	$48,121	$(17,648)	$68,783
Adjustment for adoption of ASC 326	—	—	(329)	—	(329)
Net income	—	—	2,674	—	2,674
Other comprehensive income	—	—	—	1,916	1,916

Balance at June 30, 2023	$27	$38,283	$50,466	$(15,732)	$73,044

Balance at December 31, 2023	$27	$38,283	$56,692	$(11,565)	$83,437
Net income	—	—	9,722	—	9,722
Other comprehensive income	—	—	—	822	822
Issuance of common stock	—	12	—	—	12

Balance at June 30, 2024	$27	$38,295	$66,414	$(10,743)	$93,993

See Notes to Consolidated Financial Statements.

Notes to Unaudited Consolidated Financial Statements

Chain Bridge Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(unaudited)

Note 1. Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations

Chain Bridge Bancorp, Inc. (the “Company”) is a Delaware corporation and is the registered bank holding company for Chain Bridge Bank, National Association (the “Bank”). Both the Company and Bank have their headquarters and sole executive office in McLean, Virginia.

The Bank operates a model that combines electronic banking channels with its physical banking headquarters in McLean, Virginia, allowing it to serve clients nationally.

The Bank provides a wide range of commercial and personal banking services, including deposit accounts, mortgage financing, various loan products, trust administration, wealth management, and asset custody. The core deposit products offered by the Bank include noninterest-bearing and interest-bearing checking accounts, along with savings accounts. The Bank’s lending portfolio is comprised primarily of mortgage-related loans, with consumer residential mortgages within the Washington, D.C. metropolitan area forming the majority of these.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements, have been included. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023 and the notes thereto.

The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of Chain Bridge Bancorp, Inc. and its wholly-owned subsidiary, Chain Bridge Bank, National Association. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassification

Certain amounts reported in prior years may be reclassified to conform to the current year’s presentation. There were no reclassifications for the periods reported.

Significant Accounting Policies

The accounting and reporting policies of the Company are in accordance with GAAP and conform to general practices within the banking industry. The Company’s significant accounting policies are described in the Note 1 of the “Notes to the Consolidated Financial Statements” included in the audited consolidated financial statements for the fiscal year ended December 31, 2023. There have been no significant changes to the application of significant accounting policies since December 31, 2023.

Notes to Unaudited Consolidated Financial Statements

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Estimates are evaluated on an ongoing basis. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses (“ACL”) on loans and held to maturity debt securities.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

Other accounting standards that have been issued by the FASB or other standard setting bodies are not currently expected to have material effect on the Company’s financial position, results of operations or cash flows.

Note 2. Securities & Allowance for Securities Credit Losses

The Company invests in a variety of debt securities, principally obligations of the U.S. government and federal agencies, mortgage backed securities, state and municipal agencies, and corporations. As of June 30, 2024 and December 31, 2023, all debt securities were classified as held to maturity (“HTM”) or available for sale (“AFS”).

Management considers the appropriateness of the accounting treatment applied to the Company’s debt securities portfolio on an ongoing basis. During a prior year, certain available for sale bonds were transferred to the held to maturity portfolio. Bonds selected for transfer included U.S. government and federal agencies, corporate bonds, and state and municipal bonds. The unrealized loss at the time of transfer is being amortized monthly over the remaining lives of the debt securities with an increase to the carrying value of the debt securities and a decrease to the related accumulated other comprehensive loss, which is included in the stockholders’ equity section of the consolidated balance sheets.

Notes to Unaudited Consolidated Financial Statements

The following tables summarize the amortized cost, gross unrealized gains and losses, fair value and allowance for credit losses of debt securities available for sale and debt securities held to maturity at June 30, 2024 and December 31, 2023 (dollars in thousands):

	June 30, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value	Allowance for Credit Losses
Securities available for sale:
U.S. government and federal agencies	$141,115	$—	$(2,402)	$138,713	$—
Mortgage backed securities	8,843	—	(690)	8,153	—
Corporate bonds	50,019	—	(1,382)	48,637	—
State and municipal securities	102,364	1	(5,098)	97,267	—

Total securities available for sale	$302,341	$1	$(9,572)	$292,770	$—

Securities held to maturity:
U.S. government and federal agencies	$123,944	$—	$(11,047)	$112,897	$—
Mortgage backed securities	1,178	—	(48)	1,130	—
Corporate bonds	59,494	25	(2,979)	56,540	(215)
State and municipal securities	123,601	—	(11,960)	111,641	(33)

Total securities held to maturity	$308,217	$25	$(26,034)	$282,208	$(248)

Total securities	$610,558	$26	$(35,606)	$574,978	$(248)

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value	Allowance for Credit Losses
Securities available for sale:
U.S. government and federal agencies	$95,129	$32	$(2,864)	$92,297	$—
Mortgage backed securities	9,247	11	(609)	8,649	—
Corporate bonds	57,304	5	(1,837)	55,472	—
State and municipal securities	106,472	34	(4,810)	101,696	—

Total securities available for sale	$268,152	$82	$(10,120)	$258,114	$—

Securities held to maturity:
U.S. government and federal agencies	$123,938	$—	$(10,069)	$113,869	$—
Mortgage backed securities	1,190	—	(17)	1,173	—
Corporate bonds	59,629	59	(3,027)	56,661	(322)
State and municipal securities	123,649	6	(11,442)	112,213	(26)

Total securities held to maturity	$308,406	$65	$(24,555)	$283,916	$(348)

Total securities	$576,558	$147	$(34,675)	$542,030	$(348)

There were no holdings of municipal or corporate debt that equaled or exceeded 10.0% of stockholders’ equity at June 30, 2024 and December 31, 2023.

There were no securities pledged to secure a line of credit with the Federal Reserve Bank of Richmond, Virginia at June 30, 2024 and December 31, 2023.

Proceeds from calls, maturities, paydowns and sales of debt securities available for sale totaled $27.6 million for the six months ended June 30, 2024 and $18.1 million for the six months ended June 30, 2023. Proceeds from calls, maturities, and paydowns of debt securities held to maturity totaled $13 thousand and $237 thousand for the six month periods ended June 30, 2024 and 2023, respectively.

Notes to Unaudited Consolidated Financial Statements

During the six months ended June 30, 2024, the Bank sold an AFS bond that was charged off during a prior year for $210 thousand. The proceeds were recorded as a recapture of credit loss. There were no other sales of debt securities within the AFS or HTM portfolios during the six months ended June 30, 2024.

The proceeds, gross realized gains and losses from sales of debt securities during the six months ended June 30, 2023 were as follows (dollars in thousands):

	Six Months Ended June 30, 2023
	Available for Sale	Held to Maturity
Proceeds from sales of securities	$952	$—
Gross gains	$—	$—
Gross losses	(282)	—

Net losses on sale of a securities	$(282)	$—

Income tax benefit attributable to realized net losses on sale of securities	$59	$—

The amortized cost and fair value of debt securities by contractual maturity at June 30, 2024 is as follows (dollars in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$164,296	$163,182	$14,551	$14,272
After one year through five years	98,654	94,119	188,893	176,583
After five years through ten years	33,891	30,529	100,440	87,760
Over ten years	5,500	4,940	4,333	3,593

Total	$302,341	$292,770	$308,217	$282,208

Expected maturities may differ from contractual maturities if borrowers have the right to call or repay obligations with or without prepayment penalties.

The following table shows the gross unrealized losses and fair value of the Company’s AFS debt securities with unrealized losses aggregated by investment category and length of time that individual debt securities have been in a continuous unrealized loss position at June 30, 2024 and December 31, 2023 (dollars in thousands):

	June 30, 2024
	Less Than Twelve Months		Over Twelve Months		Total
	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value
Securities available for sale:
U.S. government and federal agencies	$(31)	$71,772	$(2,371)	$66,941	$(2,402)	$138,713
Mortgage backed securities	—	—	(690)	8,120	(690)	8,120
Corporate bonds	(17)	2,958	(1,365)	45,079	(1,382)	48,037
State and municipal securities	(43)	9,375	(5,055)	86,094	(5,098)	95,469

Total securities available for sale	$(91)	$84,105	$(9,481)	$206,234	$(9,572)	$290,339

Notes to Unaudited Consolidated Financial Statements

	December 31, 2023
	Less Than Twelve Months		Over Twelve Months		Total
	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value
Securities available for sale:
U.S. government and federal agencies	$(16)	$5,860	$(2,848)	$70,906	$(2,864)	$76,766
Mortgage backed securities	—	—	(609)	8,604	(609)	8,604
Corporate bonds	(3)	2,482	(1,834)	51,987	(1,837)	54,469
State and municipal securities	(31)	3,675	(4,779)	89,828	(4,810)	93,503

Total securities available for sale	$(50)	$12,017	$(10,070)	$221,325	$(10,120)	$233,342

In the AFS portfolio, at June 30, 2024, 78 out of 78 debt securities of the U.S. government and federal agencies, 16 out of 20 mortgage backed securities, 100 out of 102 corporate bonds, and 290 out of 294 state and municipal securities were in an unrealized loss position. All of the Company’s investment portfolio was evaluated under the monitoring process described in Note 1 of the audited consolidated financial statements for the year ended December 31, 2023, and all investments were deemed investment grade. All of the unrealized losses are attributed to changes in market interest rates, and are not a result of deterioration of creditworthiness among any of the issuers.

Of the total AFS and HTM portfolio, at June 30, 2024 and December 31, 2023, 877 and 880 debt securities had unrealized losses with aggregate impairment of 5.8% and 6.0%, respectively, of the Company’s amortized cost basis. These unrealized losses related principally to interest rate movements and not the creditworthiness of the issuer. In analyzing an issuer’s financial condition, management considers whether the debt securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Credit loss allowances for the AFS and HTM portfolios are described in the following sections.

Allowance for Credit Losses—AFS Securities

Management evaluates debt securities to determine whether the unrealized loss is due to credit-related factors or non-credit-related factors. This analysis occurs on a quarterly basis. Consideration is given to the extent to which fair value is less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for full recovery of its amortized cost. If the assessment reveals that a credit loss exists, the present value of the expected cash flows of the security is compared to the amortized cost basis of the security. If the present value of future cash flows expected to be collected is less than the amortized cost, an allowance for the credit loss is recorded. The loss is limited by the amount that the amortized cost exceeds fair value.

As of the reporting date, the Company did not intend to sell any of the AFS debt securities, did not expect to be required to sell these debt securities, and expected to recover the entire amortized cost basis of all of the debt securities.

The Company did not record an ACL on the AFS debt securities at June 30, 2024 and December 31, 2023. The Company has evaluated these debt securities for credit-related impairment at the reporting date and concluded that no impairment existed. In analyzing an issuer’s financial condition, management considers whether the debt securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports, and correlations between fair value changes and interest rate changes among instruments that are not credit sensitive. All AFS debt securities were current with no debt securities past due or

Notes to Unaudited Consolidated Financial Statements

on non-accrual as of June 30, 2024 and December 31, 2023. The Company considers the unrealized losses on the debt securities as of June 30, 2024 and December 31, 2023 to be related to fluctuations in market conditions, primarily interest rates, and is not reflective of deterioration in credit.

The table below presents a rollforward by major security type of the allowance for credit losses on AFS debt securities for the six months ended June, 2024 and 2023 (dollars in thousands):

	June 30, 2024
For the Six Months Ended	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total AFS securities
Allowance for credit losses:
Beginning balance, December 31, 2023	$—	$—	$—	$—	$—
Provision for (recapture of) credit losses	—	—	(210)	—	(210)
Write offs charged against the allowance	—	—	—	—	—
Recoveries of amounts previously written off	—	—	210	—	210

Ending balance, June 30, 2024	$—	$—	$—	$—	$—

At June 30, 2024, there was no allowance for credit losses on AFS debt securities recorded. During the six months ended June 30, 2024, the Bank received proceeds totaling $210 thousand for a bond that was fully charged off during 2023, and recorded a recovery of credit loss.

June 30, 2023
For the Six Months Ended	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total AFS securities
Allowance for credit losses:
Beginning balance, December 31, 2022	$—	$—	$—	$—	$—
Impact of adopting ASC 326	—	—	—	—	—
Provision for credit losses	—	—	785	—	785
Write offs charged against the allowance	—	—	(785)	—	(785)
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, June 30, 2023	$—	$—	$—	$—	$—

At June 30 and December 31, 2023, there was no allowance for credit losses on AFS debt securities recorded. The entire ACL provision recorded for the AFS portfolio during 2023 was recorded in the first quarter and pertained to a holding from a single corporate issuer whose business was ultimately closed by a regulatory authority. The bond, initially classified as HTM, was transferred to the AFS portfolio based on the unlikely collectability of the unsecured bond and significant documented credit deterioration. A portion of the bond was subsequently sold at a loss, and the remaining unsold portion was written off entirely.

Credit Quality Indicators and Allowance for Credit Losses - HTM Securities

The Company evaluates the credit risk of its HTM debt securities on a quarterly basis. The Company estimates expected credit losses on HTM debt securities using an instrument -level process described in Note 1 of the audited consolidated financial statements for the year ended December 31, 2023. The primary indicators of credit quality for the Company’s HTM portfolio are security type, time remaining to maturity, and credit rating. Credit

Notes to Unaudited Consolidated Financial Statements

ratings may be influenced by a number of factors including obligor cash flows, geography, seniority and others. The HTM portfolio includes debt securities issued by the U.S. Treasury and agencies of the federal government, and mortgage-backed securities issued by government agencies. These types of investments carry implicit or explicit backing of the U.S. Treasury, and therefore are deemed to carry no credit risk for purposes of the ACL evaluation.

The following table presents the amortized cost of HTM debt securities as of June 30, 2024 and December 31, 2023 by security type and credit rating (dollars in thousands):

	June 30, 2024
	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
AAA / AA / A	$123,944	$1,178	$19,511	$123,601	$268,234
BBB / BB / B	—	—	39,983	—	39,983

Total	$123,944	$1,178	$59,494	$123,601	$308,217

	December 31, 2023
	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
AAA / AA / A	$123,938	$1,190	$20,091	$123,168	$268,387
BBB / BB / B	—	—	39,538	481	40,019

Total	$123,938	$1,190	$59,629	$123,649	$308,406

The following tables summarize the change in the allowance for credit losses on HTM debt securities for the six months ended June 30, 2024 and 2023 and the twelve months ended December 31, 2023 (dollars in thousands):

	June 30, 2024
For the Six Months Ended	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
Allowance for credit losses:
Beginning balance, December 31, 2023	$—	$—	$322	$26	$348
Recapture of credit losses	—	—	(107)	7	(100)
Write offs charged against the allowance	—	—	—	—	—
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, June 30, 2024	$—	$—	$215	$33	$248

	June 30, 2023
For the Six Months Ended	U.S. government and federal agencies	Mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
Allowance for credit losses:
Beginning balance, December 31, 2022	$—	$—	$—	$—	$—
Impact of adopting ASC 326	—	—	303	26	329
Provision for credit losses	—	—	13	—	13
Write offs charged against the allowance	—	—	—	—	—
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, June 30, 2023	$—	$—	$316	$26	$342

Notes to Unaudited Consolidated Financial Statements

	December 31, 2023
For the Twelve Months Ended	U.S. government and federal agency	Mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
Allowance for credit losses:
Beginning balance, December 31, 2022	$—	$—	$—	$—	$—
Impact of adopting ASC 326	—	—	303	26	329
Provision for credit losses	—	—	19	—	19
Write offs charged against the allowance	—	—	—	—	—
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, December 31, 2023	$—	$—	$322	$26	$348

At June 30, 2024, the Company had no HTM debt securities that were 30 days or more past due as to principal and interest payments. The Company had no debt securities held to maturity classified as non-accrual as of June 30, 2024.

Equity Securities

The Company reported a fair value loss of $7 thousand in its equity security holding during the six month period ended June 30, 2024 and no gain or loss for the six month period ended June 30, 2023. The gain and loss were reflected in the “other income” component of noninterest income on the consolidated statements of income.

Note 3. Loans and Allowance for Loan Credit Losses

A summary of the composition of the loan portfolio at June 30, 2024 and December 31, 2023 (dollars in thousands):

	June 30, 2024	December 31, 2023
Commercial real estate	$52,134	$60,138
Commercial	10,070	12,438
Residential real estate closed-end	220,039	210,358
Other consumer loans	22,472	21,210

	304,715	304,144
Less allowance for credit losses	(4,337)	(4,319)

Loans, net	$300,378	$299,825

Overdrafts totaling $14 thousand and $10 thousand at June 30, 2024 and December 31, 2023, respectively, were reclassified from deposits to loans.

The totals above include deferred costs (net of deferred fees) of $397 thousand at June 30, 2024 and $466 thousand at December 31, 2023.

The following tables present the activity in the allowance for credit losses by portfolio segment for the six months ended June 30, 2024 and 2023 and the twelve months ended December 31, 2023 (dollars in thousands):

	Commercial Real Estate	Commercial	Residential Real Estate Closed-End	Other Consumer Loans	Total
For the six months ended
Allowance for credit losses:
Beginning balance, December 31, 2023	$1,233	$189	$2,668	$229	$4,319
Provision for (recapture of) credit losses	(97)	(22)	88	49	18
Loans charged-off	—	—	—	—	—
Recoveries collected	—	—	—	—	—

Ending balance, June 30, 2024	$1,136	$167	$2,756	$278	$4,337

Notes to Unaudited Consolidated Financial Statements

	Commercial Real Estate	Commercial	Residential Real Estate Closed-End	Other Consumer Loans	Total
For the six months ended
Allowance for credit losses:
Beginning balance, December 31, 2022	$905	$573	$2,650	$354	4,482
Impact of adopting ASC 326	130	19	(16)	(133)	—
Provision for (recapture of) credit losses	107	(353)	159	4	(83)
Loans charged-off	—	—	—	—	—
Recoveries collected	—	—	—	—	—

Ending balance, June 30, 2023	$1,142	$239	$2,793	$225	$4,399

For the twelve months ended
Allowance for credit losses:
Beginning balance, December 31, 2022	$905	$573	$2,650	$354	4,482
Impact of adopting ASC 326	130	19	(16)	(133)	—
Provision for (recapture of) credit losses	198	(403)	34	8	(16)
Loans charged-off	—	—	—	—	—
Recoveries collected	—	—	—	—	—

Ending balance, December 31, 2023	$1,233	$189	$2,668	$229	$4,319

There were no nonaccrual loans, loans 90 days past due and still accruing, or past due for 30 or more days as of June 30, 2024 and December 31, 2023.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company’s loan risk grading system and ongoing monitoring process is discussed in Note 1 of the audited consolidated financial statements for the year ended December 31, 2023. The following table presents the outstanding balance of the loan portfolio, by year of origination, loan classification, and credit quality, as of June 30, 2024 and December 31, 2023 (dollars in thousands):

June 30, 2024	Term Loans by Year of Origination						Revolving Loans	Revolving to Term Loans	Total
	2024	2023	2022	2021	2020	Prior
Commercial real estate
Pass	$—	$1,344	$5,479	$9,087	$3,574	$27,178	$—	$3,579	$50,241
Special Mention	—	—	—	—	—	1,541	—	—	1,541
Substandard	—	—	—	—	—	352	—	—	352
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$1,344	$5,479	$9,087	$3,574	$29,071	$—	$3,579	$52,134

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$100	$—	$563	$12	$16	$1,456	$7,923	$—	$10,070
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$100	$—	$563	$12	$16	$1,456	$7,923	$—	$10,070

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Unaudited Consolidated Financial Statements

June 30, 2024	Term Loans by Year of Origination						Revolving Loans	Revolving to Term Loans	Total
	2024	2023	2022	2021	2020	Prior
Residential real estate closed-end
Pass	$15,973	$18,950	$48,032	$44,534	$23,850	$68,461	$—	$—	$219,800
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	239	—	—	239
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$15,973	$18,950	$48,032	$44,534	$23,850	$68,700	$—	$—	$220,039

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Other consumer loans
Pass	$—	$—	$—	$23	$—	$—	$20,946	$1,503	$22,472
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$23	$—	$—	$20,946	$1,503	$22,472

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

December 31, 2023	Term Loans by Year of Origination						Revolving Loans	Revolving to Term Loans	Total
	2023	2022	2021	2020	2019	Prior
Commercial real estate
Pass	$849	$5,521	$9,327	$3,713	$8,015	$21,875	$—	$8,895	$58,195
Special Mention	—	—	—	—	—	1,570	—	—	1,570
Substandard	—	—	—	—	—	373	—	—	373
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$849	$5,521	$9,327	$3,713	$8,015	$23,818	$—	$8,895	$60,138

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$—	$573	$14	$42	$1,352	$309	$10,148	$—	$12,438
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$573	$14	$42	$1,352	$309	$10,148	$—	$12,438

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential real estate closed end
Pass	$20,230	$45,920	$45,528	$25,150	$18,035	$55,253	$—	$—	$210,116
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	242	—	—	242
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$20,230	$45,920	$45,528	$25,150	$18,035	$55,495	$—	$—	$210,358

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Unaudited Consolidated Financial Statements

December 31, 2023	Term Loans by Year of Origination						Revolving Loans	Revolving to Term Loans	Total
	2023	2022	2021	2020	2019	Prior
Other consumer loans
Pass	$—	$—	$32	$—	$—	$—	$17,703	$3,475	$21,210
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$—	$32	$—	$—	$—	$17,703	$3,475	$21,210

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Collateral Dependent Loans

FASB ASC Topic 326 describes a collateral-dependent asset as a financial asset for which the repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower, based on management’s assessment, is experiencing financial difficulty as of the reporting date. Whether the underlying collateral is expected to be a substantial source of repayment for an asset depends on the availability, reliability, and capacity of sources other than the collateral to repay the debt. Collateral-dependent loans are individually evaluated for expected credit losses as of the reporting date, and they are removed from their respective pools of collectively evaluated assets. Expected credit losses for these types of assets are based on the fair value of the collateral at the measurement date, adjusted for estimated selling costs. There were no collateral-dependent loans that were individually evaluated for purposes of determining the allowance for credit loss under FASB ASC Topic 326 as of June 30, 2024 and December 31, 2023.

Modifications to Borrowers Experiencing Financial Difficulty

The Company may modify loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. There were no loan modifications provided to borrowers exhibiting financial distress during the six months ended June 30, 2024 and 2023, and there were no such prior modifications in existence during the periods reported. During the reported periods, there were no payment defaults from any such loans during the twelve months preceding the modification because no such modifications were in existence during the periods.

Related Party Loan Transactions

Officers, directors and their affiliates had loans outstanding with the Company of $6.8 million and $6.9 million as of June 30, 2024 and December 31, 2023, respectively. The decrease in loans outstanding relates to principal payments received. These transactions occurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

Note 4. Deposits

The Bank held no deposits classified as brokered as of June 30, 2024 and December 31, 2023. To achieve full FDIC insurance, some of the Bank’s depositors have enrolled in the Intrafi Cash Service® (“ICS®”) program offered by the Bank through the Intrafi® network. When accounts are enrolled in this service, the Bank must elect, for each account, whether it will receive a reciprocal deposit balance or sell the deposit balance. At June 30, 2024 and December 31, 2023, the Bank held $300 thousand and $177.3 million, respectively, of

Notes to Unaudited Consolidated Financial Statements

reciprocal deposits through ICS® on its consolidated balance sheets. Total One-Way Sell® ICS® deposits of $499.2 million and $130.1 million as of June 30, 2024, and December 31, 2023, respectively, were excluded from these totals. Accounts that are sold to the network are excluded from the Company’s consolidated balance sheets. The Company receives fee income for sold accounts, which is included in deposit placement services income on the consolidated statements of income.

FDIC deposit insurance covers $250 thousand per depositor, per FDIC-insured bank, for each account ownership category. The Company estimates uninsured deposits held at the Bank as of June 30, 2024 are $1.0 billion, which is 78.3% of total deposits. The Company estimates uninsured deposits as of December 31, 2023 are $648.0 million, which is 58.3% of total deposits.

There were two clients with an individual deposit balance exceeding 5.0% of total deposits as of June 30, 2024. The total deposit balance related to these clients as of June 30, 2024 was $224.7 million or 17.2% of total deposits. There were no clients whose individual deposit balances exceeded 5.0% of total deposits as of December 31, 2023.

Note 5. Borrowings

Federal Home Loan Bank Advance

The Bank has a secured line of credit with the Federal Home Loan Bank, which is renewed annually in December. The Bank has historically pledged 1-4 family residential real estate loans within the Bank’s loan portfolio to establish credit availability. At June 30, 2024 and December 31, 2023, the secured line of credit had no collateral pledged and therefore no available or outstanding balance.

Short-Term Borrowings

At June 30, 2024 and December 31, 2023, the Company had an unsecured line of credit from a correspondent bank totaling $10.0 million with an outstanding balance of $10.0 million as of June 30, 2024 and $5.0 million as of December 31, 2023. The line matures December 5, 2024 and contains certain covenants regarding the Company’s return on average assets, risk-based capital, and level of non-performing assets. The Company is in compliance with all financial covenants as of June 30, 2024. The interest rate on the line of credit was 7.93% and 7.95% at June 30, 2024 and December 31, 2023, respectively. As of December 6, 2023, the agreement was amended to require payment of a quarterly unused commitment fee at the rate of 1.00% per annum on the undisbursed and uncanceled daily balance during the preceding quarter.

The Bank has unsecured federal fund purchase lines of credit with Community Bankers’ Bank totaling $8.0 million maturing March 12, 2025, First National Bankers’ Bank totaling $10.0 million maturing on June 30, 2025, and Pacific Coast Bankers’ Bank totaling $50.0 million maturing June 30, 2025. The federal funds lines renew annually and may remain outstanding for period of up to 10 to 90 consecutive days. The use of the facilities is subject to certain terms and conditions, including those related to the Bank’s financial condition. There were no outstanding federal funds purchased balances as of June 30, 2024 and December 31, 2023.

Note 6. Fair Value Measurements

Determination of Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value measurements and disclosure topic specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Notes to Unaudited Consolidated Financial Statements

Fair Value Hierarchy

U.S. GAAP establishes a fair value hierarchy which categorizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

Level 1 - Valuation is based on quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities Available for Sale & Equity Securities

Debt securities available for sale and equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity then the security would fall to the lowest level of the hierarchy (Level 3).

The Company’s investment portfolio is valued using fair value measurements that are considered to be Level 1 or Level 2 but may also use Level 3 measurements if required by the composition of the portfolio. The Bank has contracted with a securities portfolio accounting service provider for valuation of its securities portfolio. Most security types are priced using the securities accounting provider’s internally developed pricing software which appraises securities from an online real-time database. Subscription pricing services such as ICE Data Services and Bloomberg Valuation Services may be used to supplement the internal pricing system for security types where the underlying collateral, cash flow projections or trade data is not readily available. If Level 1 or Level 2 inputs are not available, the software may rely upon a discounted cash flow analysis based on the net present value of a security’s projected cash flow to arrive at fair market value. Valuations for direct obligations of the U.S. Treasury, exchange listed stock and preferred stock are obtained from on-line real-time databases.

The securities accounting service provider utilizes proprietary valuation matrices for valuing all municipal securities. The initial curves for determining the price, movement, and yield relationships within the municipal

Notes to Unaudited Consolidated Financial Statements

matrices are derived from industry benchmark curves or sourced from a municipal trading desk. The securities are further broken down according to issuer, credit support, state of issuance and rating to incorporate additional spreads to the industry benchmark curves.

The following table presents the balances of financial assets measured at fair value on a recurring basis (dollars in thousands):

		Fair Value Measurements Using
Financial Assets	Balances	Level 1	Level 2	Level 3
As of June 30, 2024:
Available for sale securities:
U.S. government and federal agencies	$138,713	$127,711	$11,002	$—
Mortgage backed securities	8,153	—	8,153	—
Corporate bonds	48,637	488	48,149	—
State and municipal securities	97,267	—	97,267	—

Total available for sale securities	$292,770	$128,199	$164,571	$—
Mutual and exchange-traded funds	505	505	—	—

Total	$293,275	$128,704	$164,571	$—

As of December 31, 2023:
Available for sale securities:
U.S. government and federal agencies	$92,297	$78,817	$13,480	$—
Mortgage backed securities	8,649	—	8,649	—
Corporate bonds	55,472	475	54,997	—
State and municipal securities	101,696	—	101,696	—

Total available for sale securities	$258,114	$79,292	$178,822	$—
Mutual and exchange-traded funds	505	505	—	—

Total	$258,619	$79,797	$178,822	$—

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Collateral Dependent Loans

Individually evaluated loans are analyzed to determine whether they are collateral dependent. Any individually evaluated loans, which are deemed to be collateral dependent, with an allocation to the ACL are measured at fair value on a non-recurring basis. Any fair value adjustments are recorded in the period incurred as provision for credit losses on the consolidated statements of income.

The measurement of loss associated with collateral dependent loans can be based on either the observable market price of the loan or fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property using an income approach or

Notes to Unaudited Consolidated Financial Statements

is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Any fair value adjustments are recorded in the period incurred as a provision for loan credit losses on the consolidated statements of income. There were no collateral dependent loans with a recorded reserve as of June 30, 2024 and December 31, 2023.

Other Real Estate Owned

Other real estate owned (“OREO”) is measured at fair value less costs to sell. Valuation of OREO is determined using current appraisals from independent parties, a Level 2 input. If current appraisals cannot be obtained, or if declines in value are identified after a recent appraisal is received, appraisal values may be discounted, resulting in a Level 3 estimate. If the Company markets the property with a realtor, estimated selling costs reduce the fair value, resulting in a valuation based on Level 3 inputs. Fair value adjustments are recorded in the period incurred and expensed against current earnings. The Bank held no OREO at June 30, 2024 and December 31, 2023.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. These loans currently consist of 1-4 family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Company records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale at June 30, 2024 or December 31, 2023.

There were no assets measured at fair value on a nonrecurring basis at June 30, 2024 and December 31, 2023.

Fair Value of Financial Instruments

The following tables present the carrying value and estimated fair value including the level within the fair value hierarchy of the Company’s financial instruments as of June 30, 2024 and December 31, 2023 (dollars in thousands):

	Carrying	Fair Value Measurements Using			Total
	Amount	Level 1	Level 2	Level 3	Fair Value
As of June 30, 2024:
Financial assets:
Cash and due from banks	$488,025	$488,025	$—	$—	$488,025
Securities available for sale	292,770	128,199	164,571	—	292,770
Securities held to maturity, net	307,969	105,853	176,355	—	282,208
Equity securities	505	505	—	—	505
Restricted securities	2,736	—	2,736	—	2,736
Loans held for sale	590	—	590	—	590
Loans, net	300,378	—	—	289,393	289,393
Accrued interest receivable	4,438	—	4,438	—	4,438
Financial liabilities:
Demand and savings deposits	$1,291,269	$—	$1,078,145	$196,936	$1,275,081
Time deposits	12,071	—	—	11,973	11,973
Short-term borrowings	10,000	—	10,000	—	10,000
Accrued interest payable	91	—	91	—	91

Notes to Unaudited Consolidated Financial Statements

	Carrying	Fair Value Measurements Using			Total
	Amount	Level 1	Level 2	Level 3	Fair Value
As of December 31, 2023:
Financial assets:
Cash and due from banks	$316,767	$316,767	$—	$—	$316,767
Securities available for sale	258,114	79,292	178,822	—	258,114
Securities held to maturity, net	308,058	106,837	177,079	—	283,916
Equity securities	505	505	—	—	505
Restricted securities	2,613	—	2,613	—	2,613
Loans, net	299,825	—	—	280,352	280,352
Accrued interest receivable	4,354	—	4,354	—	4,354
Financial liabilities:
Demand and savings deposits	$1,095,283	$—	$766,933	$299,765	$1,066,698
Time deposits	16,742	—	—	16,600	16,600
Short-term borrowings	5,000	—	5,000	—	5,000
Accrued interest payable	61	—	61	—	61

Note 7. Accumulated Other Comprehensive Loss

The following table presents the changes in each component in accumulated other comprehensive income (loss), net of tax for the six months ended June 30, 2024 and 2023 (dollars in thousands):

	Unrealized Gain (Loss) on Available for Sale Securities	Unrealized Gain (Loss) on Securities Transferred from Available for Sale to Held to Maturity	Accumulated Other Comprehensive Loss
Balance at December 31, 2022	$(13,135)	$(4,513)	$(17,648)
Unrealized holding gains, net of tax of $332	1,258	—	1,258
Amortization of unrealized holding losses, net of tax of $116	—	435	435
Reclassification adjustment, net of tax of $59	223	—	223

Balance at June 30, 2023	$(11,654)	$(4,078)	$(15,732)

Balance at December 31, 2023	$(7,931)	$(3,634)	$(11,565)
Unrealized holding gains, net of tax of $98	369	—	369
Amortization of unrealized holding losses, net of tax of $120	—	453	453

Balance at June 30, 2024	$(7,562)	$(3,181)	$(10,743)

No amounts were reclassified out of accumulated other comprehensive loss for the six-month period ending June 30, 2024.

The following table presents the amounts reclassified out of accumulated other comprehensive loss, net of tax for the period ending June 30, 2023 (dollars in thousands):

	June 30, 2023	Line Item in the Consolidated Statements of Income
Securities available for sale
Net securities loss reclassified into earnings	$(282)	Loss on sale of securities
Related income tax benefit (expense)	59	Income tax expense

Total reclassifications into net income	$(223)	Net of tax

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Chain Bridge Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chain Bridge Bancorp, Inc. and its subsidiary (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Notes 1, 2 and 3 to the financial statements, the Company changed its method of accounting for credit losses in 2023 due to the adoption of Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, including all related amendments.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Yount, Hyde & Barbour, P.C.

We have served as the Company’s auditor since 2007.

Winchester, Virginia

March 22, 2024

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Cash and due from banks	$6,035	$6,773
Interest-bearing deposits in other banks	310,732	91,890

Total cash and cash equivalents	316,767	98,663
Securities available for sale, at fair value	258,114	279,596
Securities held to maturity, at carrying value, net of allowance for credit losses of $348 in 2023 and $0 in 2022 (fair value of $283,916 in 2023 and $278,884 in 2022)	308,058	312,567
Equity securities, at fair value	505	486
Restricted securities, at cost	2,613	2,501
Loans, net of allowance for credit losses of $4,319 in 2023 and $4,482 in 2022	299,825	315,711
Premises and equipment, net of accumulated depreciation of $6,791 in 2023 and $6,300 in 2022	9,858	10,080
Accrued interest receivable	4,354	4,313
Other assets	5,108	6,767

Total assets	$1,205,202	$1,030,684

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$766,933	$666,493
Savings, interest-bearing checking and money market accounts	328,350	273,888
Time, $250 and over	9,385	5,374
Other time	7,357	7,199

Total deposits	1,112,025	952,954
Short-term borrowings	5,000	5,000
Accrued interest payable	61	20
Accrued expenses and other liabilities	4,679	3,927

Total liabilities	1,121,765	961,901

Stockholders’ Equity
Preferred stock No par value, 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock $1.00 par value, 200,000 shares authorized, 26,872 shares issued and outstanding	27	27
Additional paid-in capital	38,283	38,283
Retained earnings	56,692	48,121
Accumulated other comprehensive loss	(11,565)	(17,648)

Total stockholders’ equity	83,437	68,783

Total liabilities and stockholders’ equity	$1,205,202	$1,030,684

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands, except per share data)

	2023	2022
Interest and Dividend Income
Interest and fees on loans	$13,402	$11,311
Interest and dividends on securities, taxable	11,112	9,190
Interest on securities, tax-exempt	1,219	1,294
Interest on interest-bearing deposits in banks	6,056	5,589

Total interest and dividend income	31,789	27,384

Interest Expense
Interest on deposits	3,664	1,082
Interest on short-term borrowings	382	201

Total interest expense	4,046	1,283

Net Interest Income	27,743	26,101
(Recapture of) Provision for Credit Losses
(Recapture of) provision for loan credit losses	(163)	822
Provision for securities credit losses	804	—

Total provision for credit losses	641	822

Net interest income after provision for credit losses	27,102	25,279

Noninterest Income
Deposit placement services income	1,974	1,543
Service charges on accounts	918	1,154
Trust and wealth management income	565	335
Gain on sale of mortgage loans	12	18
Loss on sale of securities	(389)	—
Other income	201	60

Total noninterest income	3,281	3,110

Noninterest Expenses
Salaries and employee benefits	12,359	11,173
Data processing and communication expenses	2,276	1,965
Occupancy and equipment expenses	936	932
Professional services	909	1,367
Virginia bank franchise tax	739	627
FDIC and regulatory assessments	585	848
Directors fees	367	371
Marketing and business development costs	239	189
Insurance expenses	225	126
Other operating expenses	842	628

Total noninterest expenses	19,477	18,226

Net income before taxes	10,906	10,163

Income Tax Expense	2,075	1,882

Net Income	$8,831	$8,281

Earnings per common share, basic and diluted	$328.64	$324.26

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands)

	2023	2022
Net income	$8,831	$8,281
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale, net of tax of $1,302 in 2023 and ($3,983) in 2022	4,897	(14,985)
Unrealized holding losses on securities available for sale transferred to held to maturity, net of tax of ($1,398) in 2022	—	(5,257)
Amortization of unrealized holding losses on securities available for sale transferred to held to maturity, net of tax of $234 in 2023 and $198 in 2022	879	744
Reclassification adjustment for losses included in net income, net of taxes of $82 in 2023	307	—

Other comprehensive income (loss), net of tax	6,083	(19,498)

Comprehensive income (loss)	$14,914	$(11,217)

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands)

	2023	2022
Cash Flows from Operating Activities
Net income	$8,831	$8,281
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	491	501
Premium amortization and discount accretion on investment securities, net	1,616	2,708
Recapture of impairment loss on securities previously recognized in earnings	(13)	(7)
Fair value adjustment on equity security	(7)	63
(Recapture of) provision for loan credit losses	(163)	822
Provision for securities credit losses	804	—
Loss on sale of securities	389	—
Gain on sale of mortgage loans	(12)	(18)
Origination of loans held for sale	(1,305)	(1,577)
Proceeds from sale of loans	1,317	1,595
Deferred income tax benefit	(99)	(169)
Changes in assets and liabilities:
Decrease in accrued interest receivable and other asset	170	3,977
Increase in accrued interest payable, accrued expenses and other liabilities	793	1,166

Net cash provided by operating activities	12,812	17,342

Cash Flows from Investing Activities
Securities available for sale:
Purchases of securities	(23,138)	(471,544)
Proceeds from calls, maturities, paydowns and sales	50,750	674,773
Securities held to maturity:
Purchases of securities	(263)	(32,033)
Proceeds from calls, maturities, paydowns and sales	3,216	504
Purchase of restricted securities, net	(112)	(468)
Reinvestment of dividends on equity security	(12)	(8)
Net decrease (increase) in loans	16,049	(36,273)
Purchases of premises and equipment	(269)	(88)

Net cash provided by investing activities	46,221	134,863

Cash Flows from Financing Activities
Net increase (decrease) in non-interest bearing, savings, interest-bearing checking and money market deposits	154,902	(187,623)
Net increase (decrease) in time deposits	4,169	(296)
Proceeds from stock issuance	—	10,500

Net cash provided by (used in) financing activities	159,071	(177,419)

Net increase (decrease) in cash and cash equivalents	218,104	(25,214)
Cash and cash equivalents, beginning of period	98,663	123,877

Cash and cash equivalents, end of period	$316,767	$98,663

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$4,005	$1,269
Cash payments for taxes	2,047	1,670
Supplemental Disclosures of Noncash Investing Activities
Fair value adjustment for available for sale securities	$6,587	$(18,967)
Fair value adjustment for available for sale securities transferred to held to maturity	—	(6,655)
Transfer of available for sale securities to held to maturity, at fair value	—	281,502

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2021	$23	$27,787	$39,840	$1,850	$69,500
Net income	—	—	8,281	—	8,281
Other comprehensive loss	—	—	—	(19,498)	(19,498)
Issuance of common stock	4	10,496	—	—	10,500

Balance at December 31, 2022	$27	$38,283	$48,121	$(17,648)	$68,783

Cumulative change in accounting principle (Note 1)	—	—	(260)	—	(260)
Net income	—	—	8,831	—	8,831
Other comprehensive income	—	—	—	6,083	6,083

Balance at December 31, 2023	$27	$38,283	$56,692	$(11,565)	$83,437

See Notes to Consolidated Financial Statements.

Chain Bridge Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations

Chain Bridge Bancorp, Inc. (the “Company”) was incorporated on May 26, 2006, in the Commonwealth of Virginia. On September 30, 2022, the Company underwent a statutory conversion to a Delaware corporation, pursuant to Section 265 of the Delaware General Corporation Law. This conversion effected a change in the Company’s state of incorporation while maintaining its continuous existence as a legal entity. The Company is the registered bank holding company for Chain Bridge Bank, National Association (the “Bank”). The Company falls under the comprehensive supervision and regulatory oversight of the Board of Governors of the Federal Reserve System (the “FRB”), as mandated by the Bank Holding Company Act of 1956 (12 U.S.C. § 1841 et seq.). Both the Company and Bank have their headquarters and sole executive office in McLean, Virginia

The Bank, a national banking association, was chartered under the National Bank Act (12 U.S.C. §§ 21-216d) and commenced its operations on August 6, 2007, after receiving its charter from the Office of the Comptroller of the Currency (the “OCC”). The Bank is authorized to engage in the full range of traditional banking activities permissible for national banks under federal law. On March 5, 2020, the OCC granted the Bank separate authorization to perform fiduciary activities, pursuant to 12 U.S.C. § 92a and 12 CFR Part 9, under Charter No. 24755 and OCC Control No. 2020-NE-Fiduciary-313106. The Bank initiated these activities on September 18, 2020. These fiduciary activities include, but are not limited to, acting as trustee, executor, administrator, registrar of stocks and bonds, and guardian of estates.

The primary regulator of the Bank is the OCC, which oversees the Bank’s operational, risk management, and compliance functions, as well as its fiduciary activities. This oversight includes evaluating the Bank’s adherence to capital adequacy standards, asset quality, liquidity management, internal controls, and compliance with federal banking statutes and consumer protection laws. The OCC also evaluates the Bank’s governance practices against the Comptroller’s Handbook and relevant laws and regulations.

Additionally, the Federal Deposit Insurance Corporation (the “FDIC”) provides secondary regulatory oversight of the Bank, an FDIC-insured institution under 12 U.S.C. § 1811 et seq., focusing on insurance standards, risk management practices, and regulatory compliance.

The Bank operates a model that combines electronic banking channels with its physical banking headquarters in McLean, Virginia, allowing it to serve clients nationally.

The Bank provides a wide range of commercial and personal banking services, including deposit accounts, mortgage financing, various loan products, trust administration, wealth management, and asset custody. The core deposit products offered by the Bank include non-interest-bearing and interest-bearing checking accounts, along with savings accounts. The Bank’s deposit base is largely comprised of funds from commercial entities, specifically federal political organizations, trade associations, non-profit organizations, and business enterprises. Notably, deposits received from federal political committees exhibit significant seasonality, aligning with the cycle of federal election campaigns. The Bank’s lending portfolio is comprised primarily of mortgage-related loans, with consumer residential mortgages within the Washington, D.C. metropolitan area forming the majority of these.

As of December 31, 2023, the Company has authorized capital stock consisting of 100,000 preferred shares with no par value, none of which have been issued, and 200,000 common shares with a par value of $1.00 per share, of which 26,872 shares have been issued. The Company’s common stock remains privately held, with 269 stockholders of record as of the same date.

Adoption of New Accounting Standards

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”), as amended, which replaced the incurred loss allowance methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The CECL methodology requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts. CECL generally applies to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities, as well as some off-balance sheet credit exposures, such as unfunded commitments to extend credit. Financial assets measured at amortized cost are presented as the net amount expected to be collected.

In addition, CECL made changes to the accounting for available for sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available for sale debt securities if management does not intend to sell, and does not believe that it is more likely than not they will be required to sell, the debt securities.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The adoption of the CECL standard did not require a material cumulative-effect adjustment to the existing allowance for credit losses for loans or unfunded commitments, and no initial retained earnings adjustment was recorded. As a result of the adoption, the Company recorded an allowance for credit losses for held to maturity securities of $329 thousand, which is presented as a reduction to held to maturity securities outstanding. The adjustment, net of deferred taxes, decreased retained earnings in the amount of $260 thousand. Results for reporting periods beginning after January 1, 2023, are presented under ASU 2016-13, while prior period amounts continue to be reported in accordance with the incurred loss model under the previously applicable Generally Accepted Accounting Principles (“GAAP”).

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any other-than-temporarily impaired investment securities. The Company did not record an allowance for credit loss for available for sale securities upon adoption.

The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on non-accrual status, which generally occurs when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.

On January 1, 2023, the Company adopted ASU 2022-02, Financial Instruments—Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures. ASU 2022-02 addresses areas identified by the Financial Accounting Standards Board (“FASB”) as part of its post-implementation review of the ASU 2016-13. The amendments eliminate the accounting guidance for troubled debt restructurings (“TDRs”) by creditors that have adopted the CECL model and enhance the disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. In addition, the amendments require that the Company disclose current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The Company adopted the standard prospectively, and it did not have a material impact on the financial statements.

Significant Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of Chain Bridge Bancorp, Inc. and its wholly-owned subsidiary, Chain Bridge Bank, N.A. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses on loans and held to maturity securities.

Reclassification

Certain amounts reported in prior years may be reclassified to conform to the current year’s presentation. Certain expense items, previously included in the “other operating expenses” component of noninterest expense on the consolidated statements of income, have been reclassified to the “marketing and business development costs” and “insurance expenses” components of noninterest expense to provide comparability between periods. None of those reclassifications had an impact to stockholders’ equity or net income.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand and amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Cash Concentrations and Restrictions

The Bank maintains cash accounts in several correspondent banks. The total amount by which cash on deposit in those banks and federal funds sold exceeded the federally insured limits at December 31, 2023 and 2022 was $657 thousand and $546 thousand, respectively.

The Bank may be required to maintain average balances with the Federal Reserve Bank. On March 26, 2020, The Federal Reserve reduced the reserve requirement to zero for thousands of depository institutions to support lending to households and businesses. Accordingly, the Bank had no minimum reserve requirement at December 31, 2023 and 2022.

Securities

The Bank invests in debt securities issued by entities across various sectors. Under 12 CFR Part 1, banks are required to invest only in securities that are considered “investment grade.” A security is deemed “investment grade” when the issuer has an adequate capacity to meet its financial commitments under the security for the projected life of the asset or exposure. An issuer is considered to have an adequate capacity to meet financial commitments if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected. The Bank has policies and procedures that are designed to promote compliance with these requirements, which include conducting pre-purchase and ongoing credit monitoring activities for its investments in debt securities.

To determine whether a prospective or currently held obligation meets investment grade criteria, the Bank obtains financial statements of the issuer, analyzes the issuer’s ability to repay, and, when available, considers current ratings opinions of outside sources. The extent of the assessment of a security’s qualification as “investment grade” will depend on the security itself, and the Bank maintains a structured policy setting forth the requirements for pre-purchase and ongoing assessments by security type and rating status. All new municipal, corporate and non-agency structured bond purchases undergo a customized analysis by the investment department prior to purchase. Thereafter, corporate bonds, non-agency structured assets, and non-rated municipal bonds undergo an annual assessment by the investment department to assess the issuer’s ability to meet current and prospective debt payment obligations. Rated municipal securities are reviewed by external parties on an ongoing basis. The results of such reviews will contain data to enable the Bank to assess the issuer’s credit quality without sole reliance upon third-party credit ratings and may include data related to the issuer’s financial condition, debt obligations, and other factors. Further diligence is performed by the investment department when the external review identifies problematic issuers. By these practices, the Bank incorporates third-party credit ratings within broader security reviews. It utilizes several approaches to its security assessments and avoids sole reliance on third-party credit ratings.

Debt securities that the Company has the intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Debt securities not classified as held to maturity or trading, are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the debt securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.

Transfers of debt securities into the held to maturity classification from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of the transfer is reported in accumulated other comprehensive income (loss) and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities. The net impact to income from the amortization and accretion of the unrealized loss at date of transfer is zero.

Equity securities with readily determinable fair values are carried at fair value, with changes in fair value reported in net income. Any equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments. Restricted equity securities are carried at cost and are periodically evaluated for impairment based on the ultimate recovery of par value. The entirety of any impairment on equity securities is recognized in earnings.

The Bank maintains an investment in the capital stock of two correspondent banks: CBB Financial Corp. of Midlothian, Virginia and Pacific Coast Bankers’ Bancshares of Walnut Creek, California. The Bank maintains a required investment in the capital stock of the Federal Reserve Bank of Richmond, Virginia, and the Federal Home Loan Bank of Atlanta, Georgia. The Bank’s investment in these correspondent stocks is recorded at cost based on the redemption provisions of these entities and is included in restricted securities on the consolidated balance sheets.

Allowance for Credit Losses—Held to Maturity Securities

Management measures expected credit losses on held to maturity (“HTM”) debt securities on a collective basis by major security type. Accrued interest receivable on HTM debt securities totaled $1.6 million at December 31, 2023 and is excluded from the estimate of credit losses.

The estimate of expected credit losses considers the Company’s historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Management classifies the HTM portfolio into the following major security types: U.S. government and federal agencies, agency mortgage backed securities, corporate bonds, and state and municipal securities. Securities issued by the U.S. Treasury or government agencies are not considered to be credit sensitive as they are explicitly or implicitly guaranteed by the U.S. government, and result in expectations of zero credit loss. Accordingly, management’s analysis of credit loss considers only the corporate and municipal segments.

In addition to performing an analysis over the Company’s own historical bond credit losses, the Company utilizes a methodology involving a probability of default and loss given default calculation to establish the expected credit loss for credit sensitive HTM debt securities. This methodology uses historical loss data from the investment rating agencies sourced from the public domain to produce cumulative default and recovery rates over time. The cumulative default rates applied to the municipal and corporate bond portfolios are stratified by time remaining to maturity and credit rating. This quantitative analysis may be adjusted as needed, based on documented qualitative factors and reasonable and supportable forecasts.

Upon initial adoption of ASC 326 on January 1, 2023, the Company recognized the cumulative-effect adjustment for the changes in the allowance for credit losses (“ACL”) relating to the HTM debt securities portfolio in retained earnings. The adjustment, net of tax, decreased retained earnings in the amount of $260 thousand.

Allowance for Credit Losses—Available for Sale Securities

For available for sale (“AFS”) debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized costs basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized costs basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists, and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss).

Changes in the ACL are recorded as credit loss provision (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2023, there was no allowance related to the AFS security portfolio.

Accrued interest receivable on AFS debt securities totaled $1.6 million at December 31, 2023 and is excluded from the estimate of credit losses.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, determined in the aggregate. Fair value considers commitment agreements with investors and prevailing market prices. Loans originated by the Bank’s mortgage banking division and held for sale to outside investors are made on a pre-sold basis with servicing rights released. Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans

The Bank grants mortgage, commercial, and consumer loans to clients. A substantial portion of the loan portfolio is primarily represented by residential and commercial loans throughout the Washington, D.C. metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for credit losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan yield.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured and in process of collection. Management may place loans on non-accrual status prior to 90 days of delinquency if management believes interest is uncollectible. Non-performing or uncollectible loans are placed either in nonaccrual status pending further collection efforts or charged off if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Risk grading and ongoing credit monitoring of the loan portfolio

During management’s review of the adequacy of the allowance for credit losses, particular risk characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

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Commercial and industrial loans that are not secured by real estate or other marketable collateral carry risks associated with the continued and successful operation of a business. The repayment of these loans heavily depends on the profitability and cash flows from the business. Additional risks related to an industry or key person may impact the ability for the business to operate profitably or continue operations.

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Commercial real estate mortgages carry risks associated with the tenancy of the property, and the repayment of these loans depends on the net operating income from the property. Additional risk relates to the value of collateral where depreciation occurs, and the appraisal lacks precision.

•	Residential real estate mortgage loans carry risks associated with the income and continued creditworthiness of the borrower and changes in the value of the collateral.
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Other consumer loans carry risks associated with the continued income and creditworthiness of the borrower and the value of the collateral, which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness, or personal bankruptcy.

All loans, regardless of type, are assigned a loan risk classification grade during the underwriting process. The Company categorizes commercial loans into risk categories based on relevant information about the ability of the borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. Consumer loans are provided a risk rating based on the type of loan. This risk classification grade is an important component that triggers the addition of a loan to the watch list report. The primary tool used in managing and controlling problem loans is a watch list report, which is a listing of all loans or commitments that are considered problem loans. The report is controlled by the Chief Credit Officer and presented to the Board monthly. It is a primary responsibility of each loan officer to manage the credit risk within their loan portfolio. As such, they are expected to be proactive rather than reactive when considering the need to add a loan to the watch list report. Occurrence of any of the following criteria is a basis for adding a loan (other than consumer and residential mortgage loans) to the watch list report:

•	Loans classified as substandard, doubtful or loss by bank examiners, external loan review, the Chief Credit Officer or the Chief Executive Officer based upon financial trends of the business.
•	Loans on nonaccrual status.

•	Loans more than 30 days delinquent.
•	Loans renewed or extended without the capacity to repay the principal.
•	Loans selected by management, in its judgement, due to unexpected changes or events which could have a potentially adverse effect on the borrower’s ability to repay.

The following guidance is generally used by loan officers in detecting problem loans. The existence of one or more of these scenarios might also cause a loan officer to evaluate whether the loan risk classification grade assigned at origination should be modified:

•	Financial Statement Analysis—As client financial statements are received, they are analyzed for any significant changes in the financial position or operating results.
•	Delayed Financial Statements—If the Bank is having problems getting financial statements from a client, a problem may be developing.
•	Delinquent Principal or Interest—Delinquencies are often the first indication of a problem. The Bank’s policy is to carefully review each loan as soon as it becomes past due.
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Delinquent Real Estate Taxes—Delinquent property taxes are often a sign a borrower is experiencing cash flow issues. The Bank monitors real estate property tax payments using third-party services. The Bank’s policy is to carefully review delinquent tax notices as they are made available.

•	Overdrafts—If a borrower’s deposit account is overdrawn on a consistent basis this is an indication of an income or cash flow problem.
•	Lack of Cooperation—It is in the borrower’s best interest to cooperate with the Bank. We suspect a problem if the client becomes uncooperative.
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Other—The following are additional warning signs which could mean a problem loan situation is developing: illness or death of a principal or key employee; family difficulties; unexpected renewals or unanticipated new borrowing; a too high or too low inventory level in comparison to industry standards; irresponsible behavior on the part of a borrower; or trade payables begin to increase abnormally and cancellation of insurance.

In addition to a loan officer identifying the need to re-evaluate a loan’s current risk classification grade based upon the detection of potential issues with the loan or the borrower, the Bank performs both internal and external loan reviews for a large portion of the portfolio. The external loan review function independently evaluates the Bank’s underwriting and ongoing portfolio monitoring, which includes the confirmation of the grade or alternatively the recommendation to change the risk classification grade. The Bank’s internal loan review process monitors the performance of commercial borrowers using a risk-based approach and includes the confirmation of the grade or alternatively the recommendation to change the risk classification grade. Characteristics of the Bank’s risk classification grades are as follows:

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Pass—Pass rated loans are to persons or business entities with an acceptable financial condition, appropriate collateral margins, appropriate cash flow to service the existing loan, and an appropriate leverage ratio. The borrower has paid all obligations as agreed, and it is expected that this type of payment history will continue. Acceptable personal guarantors support the loan as needed.

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Special Mention—Special Mention loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

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Substandard—Substandard assets are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected.

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Doubtful—Doubtful assets have all the weaknesses inherent in assets classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss—Loans in this category are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.

Allowance for Credit Losses—Loans

The allowance for credit losses (“ACL”) represents an amount which, in management’s judgment, is adequate to absorb the lifetime expected credit losses that may be sustained on outstanding loans at the balance sheet date. The estimate for expected credit losses is based on an evaluation of the size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions, and prepayment experience as related to credit contractual term information. The ACL is measured and recorded upon the initial recognition of a financial asset. The ACL is reduced by charge-offs, net of recoveries of previous losses, and is increased (or decreased) by a provision for (or recovery of) credit losses, which is recorded in the consolidated statements of income. Management estimates the allowance balance using information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term, as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications.

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. Under the CECL methodology, management uses the weighted average remaining maturity (“WARM”) method to calculate quantitative allowances for all collectively evaluated loan categories. Management generally segments loans based on their federal call codes in order to aggregate loans with similar risk characteristics.

To adjust the Bank’s loss rates over a reasonable and supportable forecast period of one year, management collects and analyzes one or a combination of loss drivers which may include unemployment rates, home price indices, interest rates, gross domestic product, or other macroeconomic indicators as appropriate. Following the one year reasonable and supportable forecast period, expected losses immediately revert to rates that are based on the historical information baseline, plus or minus qualitative adjustments.

To further adjust the allowance for credit losses for expected losses not already included within the quantitative component of the calculation, the Bank may consider the following qualitative adjustment factors: levels of and trends in delinquencies and individually evaluated loans; level of and trends in charge-off and recovery activity; trends in volume and terms of loans; effect of changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; effect of changes in experience, ability and depth of lending management and other staff; national and local economic trends and conditions; industry conditions and other external factors; effects of changes in credit concentrations; and changes in the quality of the Bank’s loan review system and loan grading.

If a loan does not share risk characteristics with a pool of other loans, expected credit losses are then measured on the individual loan basis. When a loan’s expected credit loss is measured individually, it is excluded from any collective assessment. Management will individually evaluate the expected credit loss for any loans that are collateral dependent, are graded substandard or doubtful, or are otherwise determined to have risk characteristics that are dissimilar to the established loan pools. The individual evaluation will consider collateral value, an observable market price, or the present value of future cash flows. If the measured value of the loan using one of these methods is less than the carrying value of the loan, a specific reserve is applied to the loan in the amount of the difference.

When management determines that foreclosure is probable, or when the borrower is experiencing financial difficulty at the reporting date, and repayment is expected to be provided substantially through the operation or sale of the collateral, the loan is considered collateral-dependent. These loans do not share common risk characteristics with other loans and are not included in any collective evaluation for determining an ACL. Under CECL, the Company has adopted the practical expedient to the ACL for collateral-dependent loans, which allows the Bank to record an ACL based on the fair value of the collateral rather than by estimating expected losses over the life of the loan. Under the practical expedient, the ACL is calculated on an individual loan basis based on the shortfall between the value of the loan’s collateral, which is adjusted for liquidation costs and discounts, and its amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

Allowance for Credit Losses—Off-Balance Sheet Credit

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is included in accrued expenses and other liabilities on the consolidated balance sheets and adjusted through credit loss provision (or recovery). The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated lives. The Company applies the loan segmentation practices and CECL methodology utilized for the loan portfolio to its unfunded commitments.

Modifications to Borrowers Experiencing Financial Difficulty

On January 1, 2023, the Company adopted ASU 2022-02, Financial Instruments—Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures. Prior to the adoption of ASU 2022-02, in situations where a borrower is experiencing financial difficulty, management grants a concession that it would not otherwise consider and the modification results in a more than insignificant change in contractual cash flows, the related loan would be classified as a TDR. With the adoption of ASU 2022-02 on January 1, 2023, the TDR accounting model was eliminated.

Beginning in 2023, in situations where a borrower is experiencing financial difficulty, management grants a concession to the borrower that it would not otherwise consider, and the modification results in a more than insignificant change in contractual cash flows, the related loan is subject to specific disclosure requirements. Management strives to identify borrowers in financial difficulty early and work with them to modify their loans to more affordable terms before their loans reach nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. The Bank did not extend any modifications to borrowers experiencing financial difficulty that had a more than insignificant change in the contractual cash flows of a loan during the period ending December 31, 2023. The Bank had no TDRs as of December 31, 2022.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives range from 3 to 8 years for furniture, fixtures and equipment, 10 years for improvements, and 40 years for buildings.

Foreclosed Properties

Assets acquired through, or in lieu of, loan foreclosure are held for sale. Foreclosed assets are initially recorded at fair market value at the date of foreclosure less estimated selling costs, thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations and valuation changes are included in non-interest expense. The Bank had no foreclosed assets during the years ending December 31, 2023 and 2022.

Rate Lock Commitments

The Bank enters into commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 120 days. The Bank protects itself from changes in interest rates through the use of best-efforts forward delivery commitments, whereby the Bank commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Bank is not exposed to losses and will not realize significant gains related to its rate lock commitments due to changes in interest rates. The correlation between the rate lock commitments and the best-efforts contracts is very high due to their similarity.

The fair value of rate lock commitments and best-efforts contracts is not readily ascertainable with precision because rate lock commitments and best-efforts contracts are not actively traded in stand-alone markets. Management considers any gain or loss associated with rate lock commitments during the years ending December 31, 2023 or 2022 to be immaterial.

Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based upon the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and give current recognition to changes in tax rates and laws. Deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of income. The Company did not record a liability for unrecognized tax benefits at December 31, 2023 or 2022.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over financial assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the rights (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Private Placement

In the first quarter of 2022, the Company’s Board of Directors authorized a private placement offering, under Rule 506(b) of the Securities and Exchange Commission’s Regulation D, to raise additional common equity capital. The Offering included an option to accept subscriptions up to 3,500 shares at a price of $3,000.00 per share. The 3,500 shares sold for a total of $10.5 million by the subscription deadline of April 27, 2022.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. There were no potentially dilutive shares as of December 31, 2023 and 2022. For the years ended December 31, 2023 and 2022, respectively, the weighted average number of shares outstanding for calculating both basic and diluted earnings per share was 26,872 and 25,539, respectively.

Advertising Costs

The Company’s policy is to charge the production costs of advertising to expense as incurred. The Bank expensed $33 thousand and $30 thousand for advertising costs for the years ended December 31, 2023 and 2022, respectively.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss). For the years ended December 31, 2023 and 2022, the Company’s other comprehensive income (loss) relates to changes in unrealized gains and losses on available for sale securities and the unrealized losses on securities transferred from available for sale to held to maturity, net of tax. Items reclassified out of accumulated other comprehensive income (loss) to net income relate to the amortization on securities transferred from available for sale to held to maturity as well the sale of securities in 2023.

Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board’s Accounting Standards Codification, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are not quoted market prices for the Company’s various financial instruments.

In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

If there has been a significant decrease in volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Litigation

On June 12, 2020, Blue Flame Medical LLC (“Blue Flame”) filed a lawsuit against the Bank, its Chief Executive Officer John J. Brough, and its President David M. Evinger in the United States District Court for the Eastern District of Virginia. The lawsuit alleged that the Bank improperly returned a wire transfer in the amount of $456.9 million and remained obligated to pay that sum to Blue Flame. The wire transfer, sent by the State of California on March 26, 2020, was intended as a down payment for the purchase of 100 million N95 masks. The Bank returned the wire transfer in response to a cancellation request received from JPMorgan Chase Bank, N.A. (“JPMorgan”), the bank acting on behalf of the State of California.

On September 23, 2021, after having previously dismissed other claims, the United States District Court for the Eastern District of Virginia entered judgements in favor of the Bank both on the remaining claims asserted by Blue Flame and on the Bank’s third-party indemnification complaint against JPMorgan. Blue Flame and JPMorgan appealed the District Court’s judgements to the United States Court of Appeals for the Fourth Circuit, which subsequently affirmed the District Court’s rulings on March 20, 2023. While JPMorgan elected not to pursue further appeals, Blue Flame filed a petition for a writ of certiorari with the United States Supreme Court. On October 2, 2023, the Supreme Court denied Blue Flame’s petition for a writ of certiorari, leaving undisturbed the decisions of the lower courts in favor of the Bank.

Following the exhaustion of all appellate review, the Bank and JPMorgan executed a settlement agreement dated November 29, 2023, resolving their outstanding indemnification disputes.

Management is not aware of any other litigation, claims or legal actions during 2023, and does not believe there are now any such matters that will have a material effect on the financial statements.

Revenue Recognition

Accounting Standards Codification Topic 606 (“ASC 606”), “Revenue from Contracts with Customers,” creates a single framework for recognizing revenue from contracts with customers that fall within its scope and revises when it is appropriate to recognize gains or losses from the transfer of nonfinancial assets such as other real estate. The majority of the Company’s revenues come from interest income and other sources, including loans and securities that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented in non-interest income in the consolidated statements of income and are recognized as revenue when the Company satisfies its obligation to the customer.

ASC 606 is applicable to noninterest revenue streams such as service charges on deposit accounts, other service charges and fees, and credit and debit card fees. The primary noninterest revenue streams within the scope of ASC 606 are discussed below.

Service Charges on Accounts

Service charges on accounts consist primarily of income from three areas. The Company earns income from account analysis, monthly service charges, and from overdraft, nonsufficient funds, and other deposit account related services as well as income from transaction-based services such as wire transfers and debit card fee income.

The Company’s performance obligation for account analysis and monthly service charges is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Payment for account analysis and service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to clients’ accounts. Nonsufficient funds and other deposit account related service charges are transaction-based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time.

Other account related service charges include transaction-based charges for wire transfers, safety deposit box rentals, lockbox, and other services. Safe deposit box rentals are charged to the client on an annual basis and income is recognized upon receipt of payment. The Company has determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. The Company’s performance obligations for wire transfer and other service charges are largely satisfied, and the related revenue recognized, upon completion of the service. Payment is typically received immediately or in the following month.

Debit card income is primarily comprised of interchange fee income. Interchange fees are earned whenever debit cards issued by the Company are processed through card payment networks. The Company’s performance obligation for interchange fee income is largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is received immediately or in the following month. During the year ending December 31, 2023 and 2022, credit card income arose from the Bank’s agency agreement with the First National Bank of Omaha. The Bank terminated this agreement as of September 30, 2023. Prior to the termination of this agreement, the Bank referred clients to this credit card provider and, in return, received a percentage of the profits earned on the referred accounts. Income was recorded on a quarterly basis as payments were received.

Trust and Wealth Management Income

Trust and wealth management income represents monthly service charges due from clients for managing and administering the clients’ assets. Wealth management and trust services include investment management and advisory services, custody of assets, trust services and similar fiduciary activities, and financial planning services. Revenue is recognized when the performance obligation is completed each month. Income for financial planning services is recorded when payment is received, usually in stages throughout the contract.

Note 2. Securities & Allowance for Securities Credit Losses

The Company invests in a variety of debt securities, principally obligations of the U.S. government and federal agencies, mortgage backed securities, state and municipal agencies, and corporations. As of December 31, 2023 and 2022, all debt securities were classified as held to maturity or available for sale.

Management considers the appropriateness of the accounting treatment applied to the Company’s securities portfolio on an ongoing basis. During 2022, given the rapid increase in interest rates, the resulting effects of unrealized bond losses on stockholders’ equity, and to better reflect management’s intention to hold certain securities until maturity, the Company transferred AFS securities with a book value of $288.2 million and an associated unrealized loss of $6.7 million to the HTM classification at the fair value of $281.5 million. The securities selected for transfer included U.S. government and federal agencies, corporate bonds, and state and municipal bonds. The unrealized loss is being amortized monthly over the remaining lives of the securities with an increase to the carrying value of the securities and a decrease to the related accumulated other comprehensive loss, which is included in the stockholders’ equity section of the consolidated balance sheets.

The following table summarizes the amortized cost, gross unrealized gains and losses, fair value and allowance for credit losses of securities available for sale and securities held to maturity at December 31, 2023 (dollars in thousands):

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value	Allowance for Credit Losses
Securities available for sale:
U.S. government and federal agencies	$95,129	$32	$(2,864)	$92,297	$—
Mortgage backed securities	9,247	11	(609)	8,649	—
Corporate bonds	57,304	5	(1,837)	55,472	—
State and municipal securities	106,472	34	(4,810)	101,696	—

Total securities available for sale	$268,152	$82	$(10,120)	$258,114	$—

Securities held to maturity:
U.S. government and federal agencies	$123,938	$—	$(10,069)	$113,869	$—
Mortgage backed securities	1,190	—	(17)	1,173	—
Corporate bonds	59,629	59	(3,027)	56,661	(322)
State and municipal securities	123,649	6	(11,442)	112,213	(26)

Total securities held to maturity	$308,406	$65	$(24,555)	$283,916	$(348)

Total securities	$576,558	$147	$(34,675)	$542,030	$(348)

The following tables summarizes the amortized cost, gross unrealized gains and losses, and fair value of securities available for sale and securities held to maturity at December 31, 2022 (dollars in thousands):

	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. government and federal agencies	$104,414	$—	$(5,012)	$99,402
Mortgage backed securities	11,489	1	(859)	10,631
Corporate bonds	65,856	2	(3,226)	62,632
State and municipal securities	114,462	52	(7,583)	106,931

Total securities available for sale	$296,221	$55	$(16,680)	$279,596

Securities held to maturity:
U.S. government and federal agencies	$125,427	$—	$(12,696)	$112,731
Mortgage backed securities	1,220	—	(26)	1,194
Corporate bonds	62,440	25	(4,787)	57,678
State and municipal securities	123,480	—	(16,199)	107,281

Total securities held to maturity	$312,567	$25	$(33,708)	$278,884

Total securities	$608,788	$80	$(50,388)	$558,480

There were no holdings of municipal or corporate debt that equaled or exceeded 10.0% of stockholders’ equity at December 31, 2023 and 2022.

The Company reported a fair value gain of $7 thousand and a fair value loss of $63 thousand in its equity security holding during 2023 and 2022, respectively. The gain and loss were reflected in the other income component of noninterest income on the consolidated statements of income.

Securities with a carrying value of $10.9 million were pledged to secure a line of credit with the Federal Reserve Bank of Richmond, Virginia at December 31, 2022. There were no securities pledged at December 31, 2023.

Proceeds from calls, maturities, paydowns and sales of securities available for sale totaled $50.8 million and $674.8 million for 2023 and 2022, respectively. Proceeds from calls, maturities, paydowns and sales of securities held to maturity totaled $3.2 million and $504 thousand for 2023 and 2022, respectively.

The proceeds, gross realized gains and losses from sales of securities during 2023 were as follows (dollars in thousands):

	Available for Sale	Held to Maturity
Proceeds from sales of securities	$3,041	$512
Gross gains	$—	$—
Gross losses	(340)	(49)

Net losses on sale of a securities	$(340)	$(49)

Income tax benefit attributable to realized net losses on sale of securities	$71	$10

Management classifies bonds as HTM only when the Company has the ability and intent to hold the bond to maturity, and certain sales or transfers of HTM bonds could call into question management’s ability or intent to hold the remaining HTM bond portfolio to maturity, thereby “tainting” the entire portfolio. However, there are limited situations, including evidence of deterioration in the issuer’s creditworthiness, in which the Company could sell an HTM bond without tainting the remaining HTM portfolio. During 2023, the Company sold one HTM bond due to significant documented deterioration of the issuer’s creditworthiness evidenced by the downgrading of the issuer’s public credit rating, mass litigation and increased regulatory concerns. Under these circumstances, the sale did not taint the HTM portfolio.

There were no sales of securities in 2022.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2023 is as follows (dollars in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$98,751	$97,304	$3,896	$3,802
After one year through five years	125,038	120,120	182,100	171,691
After five years through ten years	38,668	35,442	118,043	104,677
Over ten years	5,695	5,248	4,367	3,746

Total	$268,152	$258,114	$308,406	$283,916

Expected maturities may differ from contractual maturities if borrowers have the right to call or repay obligations with or without prepayment penalties.

The following table shows the gross unrealized losses and fair value of the Company’s AFS securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 (dollars in thousands):

	December 31, 2023
	Less Than Twelve Months		Over Twelve Months		Total
	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value
Securities available for sale:
U.S. government and federal agencies	$(16)	$5,860	$(2,848)	$70,906	$(2,864)	$76,766
Mortgage backed securities	—	—	(609)	8,604	(609)	8,604
Corporate bonds	(3)	2,482	(1,834)	51,987	(1,837)	54,469
State and municipal securities	(31)	3,675	(4,779)	89,828	(4,810)	93,503

Total securities available for sale	$(50)	$12,017	$(10,070)	$221,325	$(10,120)	$233,342

The following table shows the gross unrealized losses and fair value of the Company’s securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 (dollars in thousands):

	December 31, 2022
	Less Than Twelve Months		Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Loss	Fair Value
Securities available for sale:
U.S. government and federal agencies	$(1,213)	$55,004	$(3,799)	$44,398	$(5,012)	$99,402
Mortgage backed securities	(858)	10,528	(1)	66	(859)	10,594
Corporate bonds	(1,249)	41,303	(1,977)	19,849	(3,226)	61,152
State and municipal securities	(4,280)	83,288	(3,303)	22,127	(7,583)	105,415

Total securities available for sale	$(7,600)	$190,123	$(9,080)	$86,440	$(16,680)	$276,563

Securities held to maturity:
U.S. government and federal agencies	$(2,276)	$27,780	$(10,420)	$84,951	$(12,696)	$112,731
Mortgage backed securities	(26)	1,194	—	—	(26)	1,194
Corporate bonds	(1,142)	15,390	(3,645)	39,876	(4,787)	55,266
State and municipal securities	(4,407)	43,778	(11,792)	63,503	(16,199)	107,281

Total securities held to maturity	$(7,851)	$88,142	$(25,857)	$188,330	$(33,708)	$276,472

Total securities	$(15,451)	$278,265	$(34,937)	$274,770	$(50,388)	$553,035

In the AFS portfolio, at December 31, 2023, 71 out of 79 securities of the U.S. government and federal agencies, 17 out of 21 mortgage backed securities, 119 out of 120 corporate bonds, and 284 out of 304 state and municipal securities were in an unrealized loss position. All of the Company’s investment portfolio was evaluated under the monitoring process described in Note 1, and all investments were deemed investment grade. All of the unrealized losses are attributed to changes in market interest rates, and are not a result of deterioration of creditworthiness among any of the issuers.

Of the total portfolio, at December 31, 2023 and 2022, 880 and 963 debt securities had unrealized losses with aggregate impairment of 6.0% and 8.3%, respectively, of the Bank’s amortized cost basis. These unrealized losses related principally to interest rate movements and not the creditworthiness of the issuer. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Credit loss allowances for the AFS and HTM portfolios are described in the following sections.

Allowance for Credit Losses—AFS Securities

Management evaluates securities to determine whether the unrealized loss is due to credit-related factors or non-credit-related factors. This analysis occurs on at least a quarterly basis, and more frequently when economic or market concerns warrant such an evaluation. Consideration is given to the extent to which fair value is less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for full recovery of its amortized cost. If the assessment reveals that a credit loss exists, the present value of the expected cash flows of the security is compared to the amortized cost basis of the security. If the present value of future cash flows expected to be collected is less than the amortized cost, an allowance for the credit loss is recorded. The loss is limited by the amount that the amortized cost exceeds fair value. Prior to implementation of the CECL standard, unrealized losses caused by a credit event required the direct write-down of the security through the other-than-temporary impairment approach.

As of the reporting date, the Company did not intend to sell any of the AFS securities, did not expect to be required to sell these securities, and expected to recover the entire amortized cost basis of all of the securities.

The Company did not record an ACL on the AFS securities at December 31, 2023. The Company has evaluated these securities for credit-related impairment at the reporting date and concluded that no impairment existed. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports, and correlations between fair value changes and interest rate changes among instruments that are not credit sensitive. The Company considers the unrealized losses on the securities as of December 31, 2023 to be related to fluctuations in market conditions, primarily interest rates, and is not reflective of deterioration in credit.

The table below presents a rollforward by major security type for the year ended December 31, 2023 of the allowance for credit losses on AFS debt securities held at period end (dollars in thousands):

December 31, 2023
	U.S. government and federal agency	Agency mortgage backed securities	Corporate bonds	State and municipal securities	Total AFS securities
Allowance for credit losses:
Beginning balance, December 31, 2022	$—	$—	$—	$—	$—
Impact of adopting ASC 326	—	—	—	—	—
Additions for securities for which no previous expected credit losses were recognized	—	—	785	—	785
Write offs charged against the allowance	—	—	(785)	—	(785)
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, December 31, 2023	$—	$—	$—	$—	$—

The ACL recorded for the AFS portfolio during 2023 pertained to a holding from a single corporate issuer whose business was ultimately closed by a regulatory authority. The bond, initially classified as HTM, was transferred to the AFS portfolio based on the unlikely collectability of the unsecured bond and significant documented credit deterioration. A portion of the bond was subsequently sold at a loss, and the remaining unsold portion was written off entirely.

In years prior to the adoption of the CECL allowance methodology on January 1, 2023, the Bank recognized other than temporary impairment (“OTTI”) from bonds classified as available for sale. The Bank recorded subsequent OTTI recoveries totaling $13 thousand and $7 thousand, in 2023 and 2022, respectively, as other income on the consolidated statements of income.

Credit Quality Indicators and Allowance for Credit Losses—HTM Securities

The Company evaluates the credit risk of its HTM securities on at least a quarterly basis. The Company estimates expected credit losses on HTM debt securities using an instrument-level process described in Note 1. The primary indicators of credit quality for the Company’s HTM portfolio are security type, time remaining to maturity, and credit rating. Credit ratings may be influenced by a number of factors included obligor cash flows, geography, seniority and others. The HTM portfolio includes bonds issued by the U.S. Treasury and agencies of the federal government, and mortgage-backed securities issued by government agencies. These types of investments carry implicit or explicit backing of the U.S. Treasury, and therefore are deemed to carry no credit risk for purposes of the ACL evaluation.

The following table presents the amortized cost of HTM securities as of December 31, 2023 by security type and credit rating (dollars in thousands):

	December 31, 2023
	U.S. government and federal agency	Agency mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
AAA / AA / A	$123,938	$1,190	$20,091	$123,168	$268,387
BBB / BB / B	—	—	39,538	481	40,019
Not rated—Agency	—	—	—	—	—
Not rated—Non-Agency	—	—	—	—	—

Total	$123,938	$1,190	$59,629	$123,649	$308,406

The following table summarizes the change in the allowance for credit losses on held to maturity securities during 2023 (dollars in thousands):

	December 31, 2023
	U.S. government and federal agency	Agency mortgage backed securities	Corporate bonds	State and municipal securities	Total HTM securities
Allowance for credit losses:
Beginning balance, December 31, 2022	$—	$—	$—	$—	$—
Impact of adopting ASC 326	—	—	303	26	329
Credit loss provision	—	—	19	—	19
Securities charged-off	—	—	—	—	—
Recoveries of amounts previously written off	—	—	—	—	—

Ending balance, December 31, 2023	$—	$—	$322	$26	$348

At December 31, 2023, the Company had no HTM securities that were 30 days or more past due as to principal and interest payments. The Company had no securities held to maturity classified as non-accrual as of December 31, 2023.

Note 3. Loans and Allowance for Loan Credit Losses

A summary of the balances of loans are as follows (dollars in thousands):

	December 31,
	2023	2022
Commercial real estate	$60,138	$62,258
Commercial	12,438	31,814
Residential real estate closed-end	210,358	202,972
Other consumer loans	21,210	23,149

	$304,144	$320,193
Less allowance for credit losses	(4,319)	(4,482)

Loans, net	$299,825	$315,711

Overdrafts totaling $10 thousand and $9 thousand at December 31, 2023 and 2022, respectively, were reclassified from deposits to loans.

The totals above include deferred costs (net of deferred fees) of $466 thousand at December 31, 2023 and $334 thousand at December 31, 2022.

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations. The Bank’s remaining PPP loan portfolio closed during 2022 as a result of pay downs or SBA foregiveness granted in the amount of $21.3 million. The Bank recorded the remaining loan origination fee income (net of origination costs) of $457 thousand during 2022. With the payoff of the PPP loan portfolio, the loan loss reserve attributable to the PPP program was no longer recorded at December 31, 2022.

On January 1, 2023, the Company adopted the Current Expected Credit Loss methodology as required under FASB ASC Topic 326. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables. For further discussion about the Company’s accounting policies, refer to Note 1—Organization and Summary of Significant Accounting Policies. All information presented as of December 31, 2023 is in accordance with ASC 326, and prior periods are in accordance with the previously applicable standard.

Under the CECL methodology, management uses the weighted average remaining maturity method to calculate quantitative allowances for all collectively evaluated loan categories. Management generally segments loans based on their federal call codes in order to aggregate loans with similar risk characteristics.

If a loan does not share risk characteristics with a pool of other loans, expected credit losses are then measured on the individual loan basis. When a loan’s expected credit loss is measured individually, it is excluded from any collective assessment. Management will individually evaluate the expected credit loss for any loans that are collateral dependent, are graded substandard or doubtful, or are otherwise determined to have risk characteristics that are dissimilar to the established loan pools. The individual evaluation will consider collateral value, an observable market price, or the present value of future cash flows. If the measured value of the loan using one of these methods is less than the carrying value of the loan, a specific reserve is applied to the loan in the amount of the difference.

Management then considers whether further adjustments to historical loss information are needed to reflect the extent to which current conditions and reasonable and supportable forecasts differ from the conditions that existed during the historical loss period. Adjustments to historical loss information may be quantitative or qualitative in nature and reflect changes to relevant data such as changes in unemployment rates, delinquency, or other factors associated with the financial assets. The qualitative risk factor adjustments applied by management are substantially similar to those contemplated under the legacy framework and are described in Note 1.

The following table presents the activity in the allowance for credit losses, including the adoption of CECL, by portfolio segment for the year ended December 31, 2023 (dollars in thousands):

	December 31, 2023
	Commercial Real Estate	Commercial	Residential Real Estate Closed-End	Other Consumer Loans	Total
Allowance for credit losses:
Beginning balance	$905	$573	$2,650	$354	$4,482
Impact of adopting ASC 326	130	19	(16)	(133)	—
Credit loss provision (recapture)	198	(403)	34	8	(163)
Loans charged-off	—	—	—	—	—
Recoveries collected	—	—	—	—	—

Ending allowance balance	$1,233	$189	$2,668	$229	$4,319

The information in the table below is not required for periods after the adoption of CECL. It summarizes the activity in the allowance for loan losses and the recorded investment in loans and impairment method by portfolio segment as of December 31, 2022 (dollars in thousands):

	December 31, 2022
	Commercial Real Estate	Commercial	Residential Real Estate Closed-End	Other Consumer Loans	Total
Allowance for loan losses:
Beginning of year	$875	$208	$2,284	$293	$3,660
Provision	30	365	366	61	822
Charge-offs	—	—	—	—	—
Recoveries of charge-offs	—	—	—	—	—

End of year	$905	$573	$2,650	$354	$4,482

Reserves:
Specific	$—	$—	$—	$—	$—
General	905	573	2,650	354	4,482

Total reserves	$905	$573	$2,650	$354	$4,482

Loans evaluated for impairment:
Individually	$—	$—	$—	$—	$—
Collectively	62,258	31,814	202,972	23,149	320,193

Total Loans	$62,258	$31,814	$202,972	$23,149	$320,193

Prior to the adoption of CECL, loans were considered impaired when, based on current information and events as of the measurement date, it was probable that the Company would be unable to collect all amounts due in accordance with the contractual terms of the loan agreements. There were no impaired loans as of December 31, 2022.

There were no nonaccrual loans, loans 90 days past due and still accruing, or past due for 30 or more days at December 31, 2023 and 2022.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company’s loan risk grading system and ongoing monitoring process is discussed in Note 1. The following table presents the outstanding balance of the loan portfolio, by year of origination, loan classification, and credit quality, as of December 31, 2023 (dollars in thousands):

	Term Loans by Year of Origination						Revolving Loans	Revolving to Term Loans	Total
	2023	2022	2021	2020	2019	Prior
Commercial real estate
Pass	$849	$5,521	$9,327	$3,713	$8,015	$21,875	$—	$8,895	$58,195
Special Mention	—	—	—	—	—	1,570	—	—	1,570
Substandard	—	—	—	—	—	373	—	—	373
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$849	$5,521	$9,327	$3,713	$8,015	$23,818	$—	$8,895	$60,138

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Commercial
Pass	$—	$573	$14	$42	$1,352	$309	$10,148	$—	$12,438
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$573	$14	$42	$1,352	$309	$10,148	$—	$12,438

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential real estate closed end
Pass	$20,230	$45,920	$45,528	$25,150	$18,035	$55,253	$—	$—	$210,116
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	242	—	—	242
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$20,230	$45,920	$45,528	$25,150	$18,035	$55,495	$—	$—	$210,358

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Other consumer loans
Pass	$—	$—	$32	$—	$—	$—	$17,703	$3,475	$21,210
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total	$—	$—	$32	$—	$—	$—	$17,703	$3,475	$21,210

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

The amortized cost of outstanding loans by credit quality indicators as of December 31, 2022 (dollars in thousands):

	December 31, 2022
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial real estate	$60,221	$1,627	$410	$—	$—	$62,258
Commercial	31,814	—	—	—	—	31,814
Residential real estate closed-end	202,972	—	—	—	—	202,972
Other consumer loans	23,149	—	—	—	—	23,149

Total Loans	$318,156	$1,627	$410	$—	$—	$320,193

Collateral Dependent Loans

FASB ASC Topic 326 describes a collateral-dependent asset as a financial asset for which the repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower, based on management’s assessment, is experiencing financial difficulty as of the reporting date. Whether the underlying collateral is expected to be a substantial source of repayment for an asset depends on the availability, reliability, and capacity of sources other than the collateral to repay the debt. Collateral-dependent loans are individually evaluated for expected credit losses as of the reporting date, and they are removed from their respective pools of collectively evaluated assets. Expected credit losses for these types of assets are based on the fair value of the collateral at the measurement date, adjusted for estimated selling costs. There were no collateral-dependent loans that were individually evaluated for purposes of determining the allowance for credit loss under FASB ASC Topic 326 as of December 31, 2023.

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. During 2023, there were no loan modifications provided to borrowers exhibiting financial distress. During 2023 and 2022, there were no payment defaults from loans which had been modified due to borrower financial difficulty during the twelve months preceding the default.

Note 4. Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows (dollars in thousands):

	December 31,
	2023	2022
Land	$2,258	$2,258
Building	9,231	9,231
Furniture, fixtures and equipment	2,280	2,095
Building improvements	2,416	2,402
Construction in process	464	394

	$16,649	$16,380
Less accumulated depreciation	6,791	6,300

Ending balance	$9,858	$10,080

For 2023 and 2022, depreciation expense was $491 thousand and $501 thousand, respectively.

Note 5. Related Party Transactions

Officers, directors and their affiliates had loans outstanding of $6.9 million and $12.6 million at December 31, 2023 and 2022, respectively, with the Company. During 2023, total principal payments were $185 thousand. The remaining decrease in the credit outstanding of $5.4 million relates to the cumulative effect of changes in the composition of related parties caused by director retirements. These transactions occurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

Deposits from related parties held by the Company at December 31, 2023 and 2022 amounted to $2.0 million and $15.2 million, respectively.

Note 6. Deposits

Remaining maturities on certificates of deposit are as follows (dollars in thousands):

2024	$15,617
2025	1,008
2026	117
2027 and thereafter	—

$16,742

The Bank held no deposits classified as brokered at December 31, 2023 or 2022. To achieve full FDIC insurance, some of the Bank’s depositors have enrolled in the Intrafi Cash Service® (“ICS®”) program offered by the Bank through the Intrafi® network. When accounts are enrolled in this service, the Bank must elect, for each account, whether it will receive a reciprocal deposit balance or sell the deposit balance. At December 31, 2023 and 2022, the Bank held $177.3 million and $78.2 million of reciprocal deposits through ICS® on its consolidated balance sheets. Total One-Way Sell® ICS® deposits of $130.1 million as of December 31, 2023 were excluded from these totals. There were no One-Way Sell® ICS® deposits at December 31, 2022. Accounts that are sold to the network are excluded from the Company’s consolidated balance sheets. The Company receives fee income for sold accounts, which is included in deposit placement services income on the consolidated statements of income.

FDIC deposit insurance covers $250 thousand per depositor, per FDIC-insured bank, for each account ownership category. The Company estimates uninsured deposits held at the Bank as of December 31, 2023 are $648.0 million, which is 58.3% of total deposits.

There were no clients whose individual deposit balances exceeded 5.0% of total deposits as of December 31, 2023. There was one client with an individual deposit balance exceeding 5.0% of total deposits as of December 31, 2022. The total deposit balance related to this client as of December 31, 2022 was $54.1 million or 5.7% of total deposits.

Note 7. Borrowings

Federal Home Loan Bank Advance

The Bank has a secured line of credit with the Federal Home Loan Bank, which is renewed annually in December. The Bank pledges 1-4 family residential real estate loans within the Bank’s loan portfolio to establish credit availability. At December 31, 2023, the secured line of credit had no collateral pledged and therefore no available or outstanding balance. At December 31, 2022, for the same secured line, the Bank had pledged collateral to provide credit availability of $1.5 million with no outstanding balance.

Short-Term Borrowings

At December 31, 2023 and 2022, the Company had an unsecured line of credit from a correspondent bank totaling $10.0 million with an outstanding balance of $5.0 million. The line matures December 5, 2024 and contains certain covenants regarding the Company’s return on average assets, risk-based capital, and level of non-performing assets. The interest rate on the line of credit was 7.95% and 6.44% at December 31, 2023 and 2022, respectively. As of December 6, 2023, the agreement was amended to require payment of a quarterly unused commitment fee at the rate of 1.00% per annum on the undisbursed and uncanceled daily balance during the preceding quarter.

The Bank has unsecured federal fund purchase lines of credit with Community Bankers’ Bank totaling $8.0 million maturing March 20, 2024, First National Bankers’ Bank totaling $10.0 million maturing on June 30, 2024 and Pacific Coast Bankers’ Bank totaling $50.0 million maturing June 30, 2024. There were no outstanding federal funds purchased balances as of December 31, 2023 or 2022.

Note 8. Income Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2023 and 2022 are presented below (dollars in thousands):

	December 31,
	2023	2022
Deferred Tax Assets
Securities available for sale	$3,074	$4,691
Allowance for loan credit losses	907	941
Deferred compensation	331	262
Loss on devalued bond	95	—
Depreciation	83	85
Allowance for securities credit losses	73	—
Other	16	20

	$4,579	$5,999

Deferred Tax Liabilities
Deferred loan costs	$(98)	$(70)

	$(98)	$(70)

Net deferred tax assets	$4,481	$5,929

Deferred tax assets are reported as other assets on the consolidated balance sheets.

The provision for income taxes charged to operations for the years ended December 31, 2023 and 2022, consists of the following (dollars in thousands):

	December 31,
	2023	2022
Current tax expense	$2,174	$2,051
Deferred tax benefit	(99)	(169)

Net provision for income taxes	$2,075	$1,882

The reasons for the difference between the Company’s reported income tax expense and the amount computed by multiplying the statutory rate are as follows (dollars in thousands):

	December 31,
	2023	2022
Computed tax at applicable rate	$2,290	$2,134
Tax-exempt income	(254)	(269)
Other	39	17

Net provision for income taxes	$2,075	$1,882

The Company files an income tax return in the U.S. federal jurisdiction and is subject to the bank franchise tax in the Commonwealth of Virginia. With few exceptions, the Company is no longer subject to federal or state tax examinations for years prior to 2020.

Note 9. Financial Instruments With Off-Balance-Sheet Risk

The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2023 and 2022, the contractual amounts of financial instruments with off-balance commitments are as follows (dollars in thousands):

	December 31,
	2023	2022
Commitments to grant loans	$—	$7,738
Unfunded commitments under lines of credit	22,947	29,159
Standby letters of credit	3,598	3,274

Commitments to grant loans are agreements to extend loans to clients provided the clients are in compliance with terms and conditions outlined in the respective loan documents. These commitments often come with specific expiration dates or other termination conditions, such as maturity dates, and may necessitate the payment of fees. Notably, lines of credit commitments might expire without being utilized, implying that the total commitment amounts do not accurately forecast future cash outflows. For collateral requirements, the Bank determines the necessity and amount based on an analysis of the borrower.

Unfunded commitments under lines of credit represent potential future credit extensions to current clients. Commercial lines of credit typically feature maturity dates within one year and do not automatically renew. Conversely, consumer revolving lines of credit and home equity lines, offer draw periods ranging from three to ten years, respectively, also without automatic renewal. These lines of credit are discretionary, with actual funding potentially falling short of the full commitment amount.

Standby letters of credit are conditional commitments by the Bank, serving as guarantees of a client’s performance to a third party. These instruments are typically utilized to facilitate both public and private borrowing arrangements. Almost all letters of credit issued are set to expire within one year, subject to automatic renewal unless terminated by the Bank in accordance with the terms of the agreement. The credit risk associated with issuing letters of credit mirrors that of extending traditional loan facilities to clients, with collateral being secured as deemed necessary by the Bank.

Note 10. Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The final rules implementing Basel Committee on Banking Supervision’s Capital guidelines for U.S. banks (Basel III rules) became effective on January 1, 2015, with full compliance with all of the new requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was implemented in a phased approach from 0.0% for 2015 to 2.5% by 2019. Although the capital conservation buffer is not part of regulatory minimum risk-based capital requirements, it does determine the minimums that must be met to avoid limitation on paying dividends, engaging in share repurchases, and paying discretionary bonuses if capital levels fall below the buffer amount. The net unrealized gain or loss on securities available for sale is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1, and common equity Tier 1 (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2023, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well capitalized under the OCC’s regulatory framework for prompt corrective action, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, common equity Tier 1 and Tier 1 leverage ratios as set forth in the table. The Bank currently satisfies the requirement under the OCC’s capital regulation to be “well capitalized.”

The following tables set forth the capital position and analysis for the Company and Bank (dollars in thousands). Because total assets on a consolidated basis are less than $3.0 billion, the Company is not subject to the consolidated capital requirements imposed by federal regulations. However, the Company elects to include those ratios for this report. Minimum capital ratios below include phase-in of the capital conservation buffer. The

Company has a borrowing from a correspondent bank which it uses to downstream capital to the Bank. At December 31, 2023 and 2022, the outstanding balance was $5.0 million.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital
Company	$99,669	24.26%	N/A	N/A	N/A	N/A
Bank	$104,523	25.44%	$43,140	10.50%	$41,086	10.00%
Tier 1 Risk-Based Capital
Company	$95,002	23.12%	N/A	N/A	N/A	N/A
Bank	$99,856	24.30%	$34,923	8.50%	$32,869	8.00%
Common Equity Tier 1 Capital
Company	$95,002	23.12%	N/A	N/A	N/A	N/A
Bank	$99,856	24.30%	$28,760	7.00%	$26,706	6.50%
Tier 1 Leverage Ratio
Company	$95,002	8.77%	N/A	N/A	N/A	N/A
Bank	$99,856	9.21%	$43,347	4.00%	$54,183	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital
Company	$90,912	20.36%	N/A	N/A	N/A	N/A
Bank	$95,856	21.46%	$46,894	10.50%	$44,661	10.00%
Tier 1 Risk-Based Capital
Company	$86,430	19.35%	N/A	N/A	N/A	N/A
Bank	$91,374	20.46%	$37,962	8.50%	$35,729	8.00%
Common Equity Tier 1 Capital
Company	$86,430	19.35%	N/A	N/A	N/A	N/A
Bank	$91,374	20.46%	$31,263	7.00%	$29,030	6.50%
Tier 1 Leverage Ratio
Company	$86,430	7.64%	N/A	N/A	N/A	N/A
Bank	$91,374	8.08%	$45,251	4.00%	$56,564	5.00%

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. As of December 31, 2023 approximately $24.6 million of retained earnings was available for dividend declaration without regulatory approval.

Note 11. Employee Benefit Plans

401(k) Plan

The Company has a 401(k) Plan whereby substantially all employees participate in the plan. Employees may contribute portions of their compensation subject to limits based on federal tax laws. The Company may make discretionary matching contributions to the plan. For 2023 and 2022, expense attributable to the plan amounted to $401 thousand and $373 thousand, respectively. The 401(k) expense is reported as salaries and employee benefits on the consolidated statements of income.

Deferred Compensation Plan

The Company has a deferred compensation plan whereby awarded participants are entitled to receive an amount in cash that is equivalent to the increase in retained earnings per share under the provisions of the plan, with a vesting period extending over seven years. At December 31, 2023 and 2022, an accrued liability for the plan obligation was $1.9 million and $1.4 million, respectively. For 2023 and 2022, the expense attributable to the plan amounted to $631 thousand and $545 thousand, respectively. The liability is reflected in accrued expenses and other liabilities on the consolidated balance sheet and the expense is reported as salaries and employee benefits on the consolidated statements of income.

Note 12. Fair Value Measurements

Determination of Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value measurements and disclosure topic specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value Hierarchy

U.S. GAAP establishes a fair value hierarchy which categorizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

Level 1—Valuation is based on quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities Available for Sale & Equity Securities

Debt securities available for sale and equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity then the security would fall to the lowest level of the hierarchy (Level 3).

The Company’s investment portfolio is valued using fair value measurements that are considered to be Level 1 or Level 2, but may also use Level 3 measurements if required by the composition of the portfolio. The Bank has contracted with a securities portfolio accounting service provider for valuation of its securities portfolio. Most security types are priced using the securities accounting provider’s internally developed pricing software which appraises securities from an online real-time database. Subscription pricing services such as ICE Data Services and Bloomberg Valuation Services may be used to supplement the internal pricing system for security types where the underlying collateral, cash flow projections or trade data is not readily available. If Level 1 or Level 2 inputs are not available, the software may rely upon a discounted cash flow analysis based on the net present value of a security’s projected cash flow to arrive at fair market value. Valuations for direct obligations of the U.S. Treasury, exchange listed stock and preferred stock are obtained from on-line real-time databases.

The securities accounting service provider utilizes proprietary valuation matrices for valuing all municipal securities. The initial curves for determining the price, movement, and yield relationships within the municipal matrices are derived from industry benchmark curves or sourced from a municipal trading desk. The securities are further broken down according to issuer, credit support, state of issuance and rating to incorporate additional spreads to the industry benchmark curves.

The following table presents the balances of financial assets measured at fair value on a recurring basis (dollars in thousands):

	Balances	Fair Value Measurements Using
Financial Assets		Level 1	Level 2	Level 3
As of December 31, 2023:
Available for sale securities:
U.S. government and federal agencies	$92,298	$78,817	$13,481	$—
Mortgage backed securities	8,649	—	8,649	—
Corporate bonds	55,471	475	54,996	—
State and municipal securities	101,696	—	101,696	—

Total available for sale securities	$258,114	$79,292	$178,822	$—
Mutual and exchange-traded funds	505	505	—	—

Total	$258,619	$79,797	$178,822	$—

As of December 31, 2022:
Available for sale securities:
U.S. government and federal agencies	$99,402	$83,506	$15,896	$—
Mortgage backed securities	10,631	—	10,631	—
Corporate bonds	62,632	468	62,164	—
State and municipal securities	106,931	—	106,931	—

Total available for sale securities	$279,596	$83,974	$195,622	$—
Mutual and exchange-traded funds	486	486	—	—

Total	$280,082	$84,460	$195,622	$—

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Collateral Dependent Loans

Upon the adoption of CECL, individually evaluated loans are analyzed to determine whether they are collateral dependent. Any individually evaluated loans, which are deemed to be collateral dependent, with an allocation to the ACL are measured at fair value on a non-recurring basis. Any fair value adjustments are recorded in the period incurred as provision for credit losses on the consolidated statements of income. Prior to adoption of CECL and ASU 2022-02, which eliminated the TDR accounting model, loans were designated as impaired when, in the judgment of management and based on current information and events, it was probable that all amounts due, according to the contractual terms of the loan agreement, would not be collected.

The measurement of loss associated with collateral dependent loans can be based on either the observable market price of the loan or fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property using an income approach or is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Any fair value adjustments are recorded in the period incurred as a provision for loan credit losses on the consolidated statements of income. There were no collateral dependent loans with a recorded reserve as of December 31, 2023 and 2022.

Other Real Estate Owned

Other real estate owned (“OREO”) is measured at fair value less costs to sell. Valuation of OREO is determined using current appraisals from independent parties, a Level 2 input. If current appraisals cannot be obtained, or if declines in value are identified after a recent appraisal is received, appraisal values may be discounted, resulting in a Level 3 estimate. If the Company markets the property with a realtor, estimated selling costs reduce the fair value, resulting in a valuation based on Level 3 inputs. Fair value adjustments are recorded in the period incurred and expensed against current earnings. The Bank held no OREO at December 31, 2023 or 2022.

There were no assets measured at fair value on a nonrecurring basis at December 31, 2023 or 2022.

Fair Value of Financial Instruments

The following tables present the carrying value and estimated fair value including the level within the fair value hierarchy of the Company’s financial instruments as of December 31, 2023 and 2022 (dollars in thousands):

	Carrying Amount	Fair Value Measurements Using			Total Fair Value
		Level 1	Level 2	Level 3
As of December 31, 2023:
Financial assets:
Cash and due from banks	$316,767	$316,767	$—	$—	$316,767
Securities available for sale	258,114	79,292	178,822	—	258,114
Securities held to maturity	308,058	106,837	177,079	—	283,916
Equity securities	505	505	—	—	505
Restricted securities	2,613	—	2,613	—	2,613
Loans, net	299,825	—	—	280,352	280,352
Accrued Interest Receivable	4,354	—	4,354	—	4,354
Financial liabilities:
Demand and savings deposits	$1,095,283	$—	$766,933	$299,765	$1,066,698
Time deposits	16,742	—	—	16,600	16,600
Short-term borrowings	5,000	—	5,000	—	5,000
Accrued interest payable	61	—	61	—	61
As of December 31, 2022:
Financial assets:
Cash and due from banks	$98,663	$98,663	$—	$—	$98,663
Securities available for sale	279,596	83,974	195,622	—	279,596
Securities held to maturity	312,567	104,415	174,469	—	278,884
Equity securities	486	486	—	—	486
Restricted securities	2,501	—	2,501	—	2,501
Loans, net	315,711	—	—	295,516	295,516
Accrued Interest Receivable	4,313	—	4,313	—	4,313
Financial liabilities:
Demand and savings deposits	$940,381	$—	$666,493	$240,803	$907,296
Time deposits	12,573	—	—	12,110	12,110
Short-term borrowings	5,000	—	5,000	—	5,000
Accrued interest payable	20	—	20	—	20

Note 13. Accumulated Other Comprehensive Income (Loss)

The following table presents the changes in each component in accumulated other comprehensive income (loss), net of tax for the years ended December 31, 2023 and 2022 (dollars in thousands):

	Unrealized Gain (Loss) on Available for Sale Securities	Unrealized Gain (Loss) on Securities Transferred from Available for Sale to Held to Maturity	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2021	$1,850	$—	$1,850
Unrealized holding losses, net of tax of ($5,381)	(14,985)	(5,257)	(20,242)
Amortization of unrealized holding losses, net of tax of $198	—	744	744

Balance at December 31, 2022	$(13,135)	$(4,513)	$(17,648)

Unrealized holding gains, net of tax of $1,302	4,897	—	4,897
Amortization of unrealized holding losses, net of tax of $234	—	879	879
Reclassification adjustment, net of tax of $82	307	—	307

Balance at December 31, 2023	$(7,931)	$(3,634)	$(11,565)

The following table presents the amounts reclassified out of accumulated other comprehensive income (loss), net of tax for the years ended December 31, 2023 and 2022 (dollars in thousands):

	December 31, 2023	Line Item in the Consolidated Statements of Income
Securities available for sale
Net securities loss reclassified into earnings	$(389)	Net losses on sales of available for sale securities
Related income tax benefit expense	82	Income tax expense

Total reclassifications into net income	$(307)	Net of tax

Note 14. Condensed Financial Statements of Parent Company

Financial information pertaining only to Chain Bridge Bancorp, Inc. is as follows (dollars in thousands):

	December 31,
Balance Sheets	2023	2022
Assets
Cash	$43	$97
Receivable from subsidiary	103	—
Investment in common stock of Chain Bridge Bank, N.A.	88,291	73,727

Total assets	$88,437	$73,824

Liabilities and Shockholders’ Equity
Short-term borrowings	$5,000	$5,000
Accrued expenses	—	41

Total liabilities	5,000	5,041

Stockholders’ equity	83,437	68,783

Total liabilities and stockholders’ equity	$88,437	$73,824

Statements of Income	2023	2022
Dividend from Chain Bridge Bank, N.A.	$480	$115

Operating Expenses
Interest expense and fees on short-term borrowings	423	221
Professional services	30	300
Marketing expenses	40	40
Other expenses	1	—

Total operating expenses	494	561

Loss before allocated tax expense and undistributed net income of Chain Bridge Bank, N.A.	(14)	(446)
Income tax benefit	(104)	—
Undistributed net income of Chain Bridge Bank, N.A.	8,741	8,727

Net income	$8,831	$8,281

Statements of Cash Flows	2023	2022
Cash Flows from Operating Activities
Net income	$8,831	$8,281
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed net income of Chain Bridge Bank, N.A.	(8,741)	(8,727)
Increase in receivable from subsidiary	(103)	—
(Decrease) Increase in accrued expenses	(41)	41

Net cash used in operating activities	(54)	(405)

Cash Flows from Investing Activities
Investment in Chain Bridge Bank, N.A.	—	(10,000)

Net cash used in investing activities	—	(10,000)

Cash Flows from Financing Activities
Net proceeds from common stock issued	—	10,500

Net cash provided by financing activities	—	10,500

Net (decrease) increase in cash and cash equivalents	(54)	95
Cash and cash equivalents at beginning of period	97	2

Cash and cash equivalents at end of period	$43	$97

Note 15. Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. The Company evaluated subsequent events through March 22, 2024.

The Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements.

    Shares

Chain Bridge Bancorp, Inc.

Class A Common Stock

PROSPECTUS

Piper Sandler

Raymond James

Hovde Group

    , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc., the NYSE listing fee and     .

Filing Fee—Securities and Exchange Commission	$	*
Fee—Financial Industry Regulatory Authority, Inc.		*
Listing Fee—NYSE		*
Fees of Transfer Agent		*
Fees and Expenses of Counsel		*
Fees and Expenses of Accountants		*
Printing Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our Charter will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is, or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit; provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests; provided, further, that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our Bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL; provided, however, that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless we have given our prior consent to such settlement or other disposition.

Our Bylaws will also provide that we may promptly advance or reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by us that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Charter, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold or granted by us since June 2021 that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rules of the Securities and Exchange Commission, under which exemption from registration was claimed for such sales and grants.

From March to May 2022, we sold an aggregate of 3,500 shares of old common stock at a purchase price of $3,000.00 per share to 97 investors, of which 91 were accredited investors and 6 were non-accredited investors, for an aggregate purchase price of $10.5 million. The sale of old common stock was deemed to be exempt from registration under the Securities Act in reliance upon Rule 506(b) of Regulation D.

In February 2024, we sold an aggregate of four shares of old common stock at a purchase price of $3,104.98 per share to four of our newly appointed directors for an aggregate purchase price of $12.42 thousand. The sale of old common stock was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

The foregoing sale of old common stock did not involve any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes such sale was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings.

(1)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	The undersigned registrant hereby undertakes that:

(A)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of this offering.

3.2	Form of Amended and Restated Bylaws, to be in effect upon the completion of this offering.*

5.1	Form of Opinion of Sullivan & Cromwell LLP.

10.1	Short-Term Cash Incentive Compensation Plan.†

10.2	Long-Term Cash Incentive Plan.†

10.3	Amended and Restated Long-Term Cash Incentive Plan.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Yount, Hyde & Barbour, P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to the Registration Statement).

107.1	Filing Fee Table.

*	To be filed by amendment.
†

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Virginia, on the 13th day of September, 2024.

CHAIN BRIDGE BANCORP, INC.

By:	/s/ John J. Brough
Name:	John J. Brough
Title:	Chief Executive Officer and Director

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John J. Brough and David M. Evinger, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 13th day of September, 2024.

Signature	Title

/s/ John J. Brough John J. Brough	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Joanna R. Williamson Joanna R. Williamson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter G. Fitzgerald Peter G. Fitzgerald	Director

/s/ Mark Martinelli Mark Martinelli	Director

/s/ Yonesy F. Núñez Yonesy F. Núñez	Director

/s/ Michael J. Conover Michael J. Conover	Director

Signature	Title

/s/ Leigh-Alexandra Basha Leigh-Alexandra Basha	Director

/s/ David M. Evinger David M. Evinger	Director

/s/ Thomas G. Fitzgerald, Jr. Thomas G. Fitzgerald, Jr.	Director

/s/ Andrew J. Fitzgerald Andrew J. Fitzgerald	Director

/s/ Joseph M. Fitzgerald Joseph M. Fitzgerald	Director

/s/ Michelle L. Korsmo Michelle L. Korsmo	Director

/s/ Benita Thompson-Byas Benita Thompson-Byas	Director

/s/ Paul W. Leavitt Paul W. Leavitt	Director